UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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FSB BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

March 11, 2020

Dear Stockholders of FSB Bancorp, Inc.:

On December 19, 2019, FSB Bancorp, Inc., which we refer to as FSB, entered into an Agreement and Plan of Reorganization, as amended on March 5, 2020, which we refer to as the merger agreement, with Evans Bancorp, Inc., which we refer to as Evans, and MMS Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of Evans, which we refer to as Merger Sub. Under the terms of the merger agreement, (i) Merger Sub will merge with and into FSB, which we refer to as the merger, with FSB continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of Evans, (ii) immediately following the completion of the merger, FSB will merge with and into Evans, which we refer to as the second merger and, together with the merger, the holdco mergers, with Evans continuing as the surviving corporation in the second merger, and (iii) immediately following the completion of the second merger, Fairport Savings Bank, a New York-chartered savings bank and wholly owned subsidiary of FSB, which we refer to as FSB Bank, will merge with and into Evans Bank, N.A., a national banking association and a wholly owned subsidiary of Evans, which we refer to as Evans Bank, with Evans Bank being the surviving bank, which we refer to as the bank merger and, together with the holdco mergers, the mergers.

Under the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding share of common stock, par value $0.01 per share, of FSB, which we refer to as FSB common stock, issued and outstanding immediately prior to the effective time of the merger, except for specified shares of FSB common stock owned by FSB or Evans (which will be cancelled), will be converted into the right to receive, at the election of such holder, either (i) 0.4394 shares, with such number being referred to as the exchange ratio and such shares being referred to as stock consideration, of common stock, par value $0.50 per share, of Evans, or Evans common stock, or (ii) $17.80 in cash, which we refer to as the cash consideration and together with the stock consideration we refer to as the merger consideration, together with cash in lieu of fractional shares, if any. All such elections are subject to adjustment on a pro rata basis, so that approximately 50% of the aggregate merger consideration paid to FSB stockholders will be the cash consideration and approximately 50% will be the stock consideration.

Although the number of shares of Evans common stock that holders of FSB common stock who receive the stock consideration is fixed, the market value of such shares (and, therefore, the value of the stock consideration) will fluctuate with the market price of Evans common stock and will not be known at the time FSB stockholders vote on the merger.

Shares of Evans common stock are listed on the New York Stock Exchange American, which we refer to as NYSE, under the symbol “EVBN.” Shares of FSB common stock are listed on the Nasdaq Capital Market, which we refer to as Nasdaq, under the symbol “FSBC.” Based on the closing price of Evans common stock on NYSE on December 19, 2019, the last trading day before public announcement of the signing of the merger agreement, the value of the stock consideration was equal to $17.79. Based on the closing price of Evans common stock on NYSE on March 5, 2020, the last practicable trading date before the date of the printing of the attached proxy statement/prospectus, the value of the stock consideration was equal to $15.96. You should obtain current market quotations for both Evans common stock and FSB common stock. Based on the number of shares of FSB common stock outstanding (which includes the shares of FSB common stock underlying FSB restricted stock awards and excludes the number of shares of FSB common stock issuable pursuant to outstanding FSB stock options) less the unallocated shares of FSB common stock held in the suspense account of the ESOP that will be delivered to FSB to repay the outstanding ESOP indebtedness and subsequently canceled pursuant to the merger agreement, in each case, as of March 5, 2020, the last practicable date prior to the printing of the attached proxy statement/prospectus, and based on adjustment on a pro rata basis such that approximately 50% of the merger consideration will be the stock consideration, the total number of shares of Evans common stock expected to be issued in connection with the merger is approximately 422,417, and therefore holders of shares of FSB common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 7.87% of the issued and outstanding shares of Evans common stock immediately following the closing of the merger (without giving effect to any Evans common stock held by FSB stockholders prior to the merger). However, an increase or decrease in the number of outstanding shares of FSB common stock prior to completion of the merger could cause the actual number of shares issued in connection with the merger to change.

FSB will hold a special meeting of its stockholders, which we refer to as the FSB special meeting, in connection with the mergers. At the FSB special meeting, FSB stockholders will be asked to vote to approve the merger agreement, and the transactions contemplated thereby, which we refer to as the merger proposal, and related matters as described in the accompanying proxy statement/prospectus. The mergers cannot be completed unless, among other things, the holders of a majority of the outstanding shares of FSB common stock vote to approve the merger agreement. At the FSB special meeting, FSB stockholders will also be asked to vote on a proposal to approve the adjournment of the FSB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal. The FSB special meeting will be held at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450 on April 20, 2020 at 2:00 p.m., local time. The FSB board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

The attached proxy statement/prospectus, which serves as the proxy statement for the FSB special meeting and the prospectus for the shares of Evans common stock to be issued in the merger, includes detailed information about the FSB special meeting, the mergers and the documents related to the mergers. We urge you to read the entire proxy statement/prospectus carefully, including the discussion of the risks related to the mergers, the business of the combined company after the merger and the business of Evans and FSB in the section titled “Risk Factors” beginning on page 36.

Your vote is very important. To ensure your representation at the FSB special meeting, please promptly complete, sign, date and return the enclosed proxy card to FSB in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

Sincerely,

Kevin D. Maroney

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of Evans common stock to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated March 11, 2020, and is first being mailed to FSB stockholders on or about March 16, 2020.

FSB Bancorp, Inc.

45 South Main Street

Fairport, NY 14450

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

March 11, 2020

To the Stockholders of FSB Bancorp, Inc.:

Notice is hereby given that a special meeting of stockholders, which we refer to as the FSB special meeting, of FSB Bancorp, Inc., a Maryland corporation, which we refer to as FSB, will be held at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450 on April 20, 2020 at 2:00 p.m., local time, for the purpose of considering and voting upon the following matters:

1.

A proposal to approve the Agreement and Plan of Reorganization, dated as of December 19, 2019, as amended on March 5, 2020, by and among Evans Bancorp, Inc., which we refer to as Evans, MMS Merger Sub, Inc. and FSB, and the transactions contemplated by that agreement, pursuant to which, among other things, MMS Merger Sub, Inc. will merge with and into FSB, as more fully described in the accompanying proxy statement/prospectus, we refer to such proposal as the merger proposal; and

2.

the approval of one or more adjournments of the FSB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, we refer to such proposal as the adjournment proposal.

FSB will transact no other business at the FSB special meeting except for business properly brought before the FSB special meeting or any adjournment or postponement thereof.

The FSB board of directors has fixed the close of business on March 5, 2020 as the FSB record date for determination of stockholders entitled to notice of and to vote at the FSB special meeting, and only stockholders of record on said date will be entitled to receive notice of and to vote at said meeting.

The affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of FSB, which we refer to as FSB common stock, is required to approve the merger proposal. Assuming a quorum is present, a majority of the votes present in person or by proxy is required to approve the adjournment proposal.

The FSB board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Your vote is very important. Whether or not you plan to attend the FSB special meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to FSB in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares of FSB common stock are represented at the FSB special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal and “FOR” the adjournment proposal. The failure to vote by not submitting your proxy or not attending the FSB special meeting and voting in person will have the same effect as a vote against the merger proposal. Submitting a proxy now will NOT prevent you from being able to vote in person at the FSB special meeting. If you hold your shares of FSB common stock in “street name,” you should instruct your broker, bank, or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank, or other nominee.

By Order of the Board of Directors,

Roberta Ryan

Corporate Secretary

ADDITIONAL INFORMATION

Evans and FSB file reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, this proxy statement/prospectus incorporates important business and financial information about Evans from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Evans or FSB at no cost from the SEC’s website at www.sec.gov. You will also be able to obtain these documents, free of charge, from Evans at www.evansbank.com or from FSB at www.fairportsavingsbank.com. The information provided on Evans’ and FSB’s websites are not a part of the accompanying proxy statement/prospectus and therefore are not incorporated by reference into the accompanying proxy statement/prospectus. These documents are also available without charge upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

Evans Bancorp, Inc. One Grimsby Drive Hamburg, NY 14076 Attention: Jessica L. Brosius Telephone: (716) 926-2000	FSB Bancorp, Inc. 45 South Main Street Fairport, NY 14450 Attention: Kevin Maroney Telephone: (585) 223-9080

These documents are available without charge upon written or oral request. To obtain timely delivery of these documents, you must request them no later than April 13, 2020 in order to receive them before the FSB special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated March 11, 2020 and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus to FSB stockholders nor the issuance by Evans of shares of Evans common stock in connection with the merger will create any implication to the contrary. See the section entitled “Where You Can Find More Information” for more details.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Evans has been provided by Evans and information contained in this proxy statement/prospectus regarding FSB has been provided by FSB.

Annex Index

Annex A:	Agreement and Plan of Reorganization, dated December 19, 2019, as amended on March 5, 2020, by and among Evans Bancorp, Inc., MMS Merger Sub, Inc. and FSB Bancorp, Inc.

Annex B:	Form of Voting Agreement, dated December 19, 2019, by and among Evans Bancorp, Inc., FSB Bancorp, Inc. and certain stockholders of FSB Bancorp, Inc.

Annex C:	Opinion of Sandler O’Neill & Partners, L.P.

Annex D:	Financial and Other Additional Information About FSB

Annex E:	Consolidated Financial Statements of FSB Bancorp, Inc.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGERS AND THE FSB SPECIAL MEETING

The following are some questions that you may have regarding the mergers and the FSB special meeting of stockholders, which we refer to as the FSB special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers and the FSB special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” Unless the context otherwise requires, references in this proxy statement/prospectus to Evans refer to Evans Bancorp, Inc. and its consolidated subsidiaries and references to FSB refer to FSB Bancorp, Inc. and its consolidated subsidiaries, and references to “we,” “our” and “us” refer to Evans and FSB together.

As described below, it is important to note that the aggregate amount of merger consideration may increase or decrease if the number of fully diluted shares of FSB common stock outstanding changes after the date hereof. As a result, the aggregate amount of the merger consideration shown throughout this proxy statement/prospectus is for illustrative purposes only based on the assumptions described herein.

Q:	What are the mergers?

A:

Evans, MMS Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Evans, which we refer to as Merger Sub, and FSB have entered into an Agreement and Plan of Reorganization, dated as of December 19, 2019, as amended on March 5, 2020, which we refer to as the merger agreement, pursuant to which, among other things, (i) Merger Sub will merge with and into FSB, with FSB continuing as the surviving corporation, which we refer to as the merger, (ii) immediately following the merger, FSB will merge with and into Evans, with Evans continuing as the surviving corporation, which we refer to as the second merger and together with the merger, the holdco mergers, and (iii) immediately following the second merger, Fairport Savings Bank, which we refer to as FSB Bank, will merge with and into Evans Bank N.A, which we refer to as Evans Bank, with Evans Bank continuing as the surviving bank, which we refer to as the bank merger, and together with the holdco mergers, as the mergers. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. Following the merger, the shares of FSB common stock, par value $0.01 per share, which we refer to as FSB common stock, will be delisted from the Nasdaq Capital Market, or Nasdaq, and thereafter will be deregistered under the Exchange Act.

Q:	Why am I receiving this proxy statement/prospectus?

A:	FSB is sending these materials to the holders of FSB common stock, to help FSB stockholders, decide how to vote their shares with respect to the matters to be considered at the FSB special meeting.

The mergers cannot be completed unless the FSB stockholders approve the merger agreement and the transactions contemplated thereby, including the mergers. The proposal to approve the merger agreement and the transactions contemplated thereby, including the mergers, which we refer to as the merger proposal, requires the affirmative vote of holders of a majority of the outstanding shares of FSB common stock entitled to vote on the merger proposal, which we refer to as the FSB stockholder approval. FSB is holding the FSB special meeting to vote on the proposals necessary to complete the mergers as well as other related matters. Information about the FSB special meeting, the mergers and the other business to be considered by FSB stockholders at the FSB special meeting is contained in this proxy statement/prospectus.

This document constitutes both a proxy statement of FSB and a prospectus of Evans. It is a proxy statement because the board of directors of FSB, or the FSB board of directors, is using this document to solicit proxies from the FSB stockholders. This document is also a prospectus because Evans, in connection with the merger, is offering shares of common stock, par value $0.50 per share, of Evans, which we refer to as Evans common stock, in exchange for outstanding shares of FSB common stock.

Q:	What will FSB stockholders receive in the merger?

A:

Under the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding share of FSB common stock, held immediately prior to the effective time of the merger, except for specified shares of FSB common stock owned by FSB or Evans (which will be cancelled), will be converted into the right to receive, at the election of such holder, either (i) 0.4394 shares, with such number being referred to as the exchange ratio and such shares being referred to as stock consideration, of Evans common stock, or (ii) $17.80 in cash, which we refer to as the cash consideration and together with the stock consideration we refer to as the merger consideration, together with cash in lieu of fractional shares, if any. All such elections are subject to adjustment on a pro rata basis, so that approximately 50% of the aggregate merger consideration paid to FSB stockholders will be the cash consideration and approximately 50% will be the stock consideration.

Evans will not issue any fractional shares of Evans common stock in the merger. Instead, a stockholder of FSB who otherwise would have received a fraction of a share of FSB common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of Evans common stock for the ten full trading days ending on the fifth day prior to the closing date of the merger, which we refer to as the average closing price, by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Evans common stock which such stockholder of FSB would otherwise be entitled to receive.

Q:	How might the merger consideration I elect to receive be adjusted on a pro rata basis?

A:

Each holder of FSB common stock is entitled to elect the form of consideration that he or she would like to receive for his or her shares of FSB common stock in the merger, including electing to receive the cash consideration for a portion of his or her shares of FSB common stock and receive the stock consideration for the remainder of his or her shares of FSB common stock. We refer to a share for which an election to receive the cash consideration is made as a cash election share, a share for which an election to receive the stock consideration is made as a stock election share and a share of FSB common stock for which no election is made as a non-election share. All such elections are subject to adjustment on a pro rata basis.

The merger agreement provides that the aggregate amount of the cash consideration that holders of FSB common stock are entitled to receive is equal to the product of (i) $17.80, which we refer to as the per share cash amount, multiplied by (ii) 50% of FSB shares outstanding, which product we refer to as the cash value.

As a result, all elections may be subject to proration depending on the elections made by other holders of FSB common stock if the cash value is undersubscribed or oversubscribed. Proration will be applied so that ultimately approximately 50% of the shares of FSB common stock are treated as cash election shares and approximately 50% of the shares of FSB common stock are treated as stock election shares.

Q:	Is the value of the per share merger consideration that I receive for my shares of FSB common stock expected to be substantially equivalent regardless of which election I make?

A:

There will be no adjustment to the fixed number of shares of Evans common stock that will be issued to FSB stockholders who receive the stock consideration based upon changes in the market price of Evans common stock or FSB common stock prior to the effective time of the merger. The value of the cash consideration will not change. As result, the value of the merger consideration received by holders of FSB common stock who receive the cash consideration may differ from the value of the merger consideration received by holders of FSB common stock who receive the stock consideration.

The market price of Evans common stock at the time the merger is completed may vary from the price of Evans common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus, on the date of the FSB special meeting, and at the effective time of the merger as a result of various factors that are beyond the control of Evans and FSB, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the adoption and approval of the merger agreement by FSB stockholders, consummation of the mergers is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the FSB special meeting. Therefore, at the time of the FSB special meeting you will not know the precise value of the stock consideration, if any, that you will receive at the effective time. You should obtain current market quotations for shares of Evans common stock.

There will be no adjustment to the merger consideration based upon changes in the market price of Evans common stock prior to the time the merger is completed. The merger agreement cannot be terminated due to a change in the price of Evans common stock.

Q:	How do I make an election for the type of the merger consideration that I prefer to receive and when can I expect to receive the merger consideration?

A:

Each holder of record of FSB common stock will be mailed a form of election not more than 40 business days and not less than 20 business days prior to the anticipated closing date or on such other date as Evans and FSB may mutually agree. The deadline for holders of FSB common stock to elect the form of the merger consideration they want to receive is 5:00 p.m. Eastern time on the date that is five business days prior to the anticipated closing date, which we refer to as the election deadline. Each holder of FSB common stock should specify in the election form (1) the number of shares of FSB common stock which such stockholder elects to have exchanged for the stock consideration, and (2) the number of shares of FSB common stock such stockholder elects to have exchanged for the cash consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. Holders of FSB common stock will receive their merger consideration as promptly as practicable following the effective time of the merger, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials. Election choices and election procedures are described under the section entitled “The Mergers—Election Procedures.”

Q:	May a FSB stockholder change his or her election once it has been submitted?

A: Yes. An election may be changed so long as the new form of election is received by the exchange agent prior to the election deadline. To change or revoke an election, a FSB stockholder must send the exchange agent a written notice revoking any election previously submitted, accompanied by a properly completed and signed revised form of election or by withdrawal prior to the election deadline. In the event a form of election is revoked prior to the election deadline, unless a subsequent properly completed form of election together with the revoking holder’s shares and related transmittal materials is submitted and actually received by the exchange agent by the election deadline, the shares of FSB common stock represented by such revoked form of election will become non-electing shares.

Q:	How will a FSB stockholder know when the election deadline is?

A:

The actual election deadline is not currently known. Evans and FSB will issue a press release announcing the date of the election deadline not more than 15 business days before and at least five business days before that deadline. See the section entitled “The Mergers—Election Procedures.”

Q:	What happens if an election is not made prior to the election deadline?

A:

If a FSB stockholder fails to submit a form of election to the exchange agent prior to the election deadline, then that holder’s shares of FSB common stock will be deemed to be non-election shares and such holder will receive stock consideration or cash consideration as determined by the proration procedures described elsewhere in this proxy statement/prospectus.

Q:	What will happen to FSB equity awards in the merger?

A:

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each option to purchase shares of FSB common stock issued pursuant to the FSB 2017 Equity Incentive Plan, which we refer to as the FSB Equity Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time, which we refer to as a FSB stock option, will be cancelled and converted automatically into the right to receive a cash payment equal to the difference, if positive, between $17.80 and the exercise price per share of the FSB common stock subject to such FSB stock option. Any FSB stock option with an exercise price that equals or exceeds $17.80 will be cancelled without consideration. The consideration payable in respect of FSB stock options will be issued net of applicable tax withholdings.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each restricted stock award issued pursuant to the FSB Equity Plan, which we refer to as an FSB restricted stock award, that is outstanding immediately prior to the effective time (whether vested or unvested), will be cancelled and converted automatically into the right to receive the merger consideration.

Q:	What will happen to the shares of FSB common stock held by each of the FSB Bank Employee Stock Ownership Plan and Trust, or the ESOP, and FSB 401(k) Savings Plan, or the FSB Savings Plan?

A:

The ESOP, and any related agreement will be terminated prior to, and contingent upon, the closing date of the merger, subject to the preparation of a termination amendment setting forth the terms of termination and allocation and distribution of the ESOP assets. All shares held by the ESOP will be converted into the right to receive the merger consideration. Any outstanding ESOP indebtedness will be repaid from unallocated FSB common stock held in the ESOP’s suspense account, with any remaining shares to be allocated to the active participants on a pro rata basis. All remaining shares of FSB common stock will be converted into the right to receive the merger consideration.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each share of FSB common stock held in the FSB Savings Plan that is outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration.

Q:	When do you expect to complete the mergers?

A:

We expect to complete the mergers in the second quarter of 2020. However, we cannot assure you of when or if the mergers will be completed. We must first obtain the approval of the FSB stockholders, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions. For further information, please see the section entitled “The Merger Agreement—Conditions to Consummation of the Mergers.”

Q:	What am I being asked to vote on?

A:	FSB stockholders are being asked to vote on the following:

•

a proposal to approve the merger agreement, pursuant to which Merger Sub will merge with and into FSB, as more fully described in this proxy statement/prospectus, which we refer to as the merger proposal; and

•

the approval of one or more adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Stockholder approval of the merger proposal is required to complete the mergers. FSB will transact no other business at the FSB special meeting, except for the business properly brought before the FSB special meeting or any adjournment or postponement thereof.

Q:	How does the FSB board of directors recommend that FSB stockholders vote at the FSB special meeting?

A: The FSB board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and recommends that FSB stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	When and where is the FSB special meeting?

A:	The FSB special meeting is scheduled to take place at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450 on April 20, 2020 at 2:00 p.m., local time.

Q:	What constitutes a quorum for the FSB special meeting?

A:

FSB stockholders representing a majority of the shares entitled to vote at the FSB special meeting must be present at the special meeting, either in person or by proxy, for there to be a quorum at the special meeting. Abstentions will be included in determining the number of shares present at the FSB special meeting for the purpose of determining the presence of a quorum.

Q:	Who is entitled to vote?

A:

All holders of FSB common stock who held shares at the close of business on March 5, 2020, which is the date that the FSB board of directors has fixed as the FSB record date, are entitled to receive notice of and to vote at the FSB special meeting provided that such shares remain outstanding on the date of the FSB special meeting.

Q:	What is the vote required to approve each proposal at the FSB special meeting?

A:	Merger Proposal

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FSB common stock entitled to vote on the merger proposal.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to either submit a proxy or vote at the FSB special meeting, or are a “street name” holder and fail to instruct your broker, bank, or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Adjournment Proposal

•

Standard: Assuming a quorum is present, approval of the adjournment proposal, if necessary or required, requires the affirmative vote of the holders of a majority of the votes present in person or by proxy at the FSB special meeting and entitled to vote thereon. If a quorum is not present, the adjournment proposal may nevertheless be approved by the affirmative vote of the holders of a majority in voting power of the FSB common stock held by the FSB stockholders present in person or by proxy at the FSB special meeting and entitled to vote thereon.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to either submit a proxy or vote at the FSB special meeting, or are a “street name” holder and fail to instruct your broker, bank or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

Q:	Are there any voting agreements with existing FSB stockholders?

A:

Yes. In connection with entering into the merger agreement, each of the directors of FSB and certain FSB executive officers, in their capacities as individuals, have separate voting agreements, which we refer to as the FSB voting agreements, pursuant to which they agreed to vote their beneficially owned shares of FSB common stock in favor of the merger proposal and certain related matters and against alternative transactions. As of the close of business on March 5, 2020, which we refer to as the FSB record date, shares constituting approximately 6.38% of the FSB common stock entitled to vote at the FSB special meeting are subject to FSB voting agreements. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for FSB to obtain the necessary quorum to hold the FSB special meeting. Additionally, each proposal must be approved by the voting requirements described above. The FSB board of directors unanimously recommends that FSB stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	How many votes do I have?

A:

Each FSB stockholder of record on the FSB record date will be entitled to one vote for each share held of record. As of the FSB record date, there were 1,940,661 shares of FSB common stock entitled to vote at the FSB special meeting. As of the FSB record date, the directors and executive officers of FSB and their affiliates beneficially owned and were entitled to vote approximately 132,686 shares of FSB common stock, representing approximately 6.84% of the shares of FSB common stock outstanding on that date.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in or incorporated by reference into this proxy statement/prospectus, including its annexes, please complete, sign, date and return the enclosed proxy card to FSB in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described in the attached instructions as soon as possible so that your shares will be represented at the FSB special meeting.

Q:	How do I vote?

A:	If you are a FSB stockholder of record as of the FSB record date, you can ensure that your shares of FSB common stock are voted at the FSB special meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it to FSB using the enclosed postage-paid envelope;

•	telephone, by calling toll free 1-800-652-8683 and following the recorded instructions; or

•	the Internet, by accessing the website www.investorvote.com/FSBM and following the instructions on the website.

If you intend to submit your proxy through the Internet or by telephone, you must do so by 1:00 a.m. Eastern Time on April 20, 2020, the day of the FSB special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the FSB special meeting.

If you hold your shares of FSB common stock in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee how to vote in accordance with the instructions you have received from your broker, bank or other nominee.

Q:	If my shares of FSB common stock are held in “street name” by my broker, bank, or other nominee, will my broker, bank, or other nominee automatically vote my shares for me?

A:

No. If your shares of FSB common stock are held in “street name” through a broker, bank or other nominee, meaning in the name of a broker, bank or other nominee who is the record holder, you must provide such record holder of your shares of FSB common stock with instructions on how to vote your shares of FSB common stock. Please follow the voting instructions provided by the broker, bank or other nominee. You may not vote your shares of FSB common stock held in street name by returning a proxy card directly to FSB or by voting in person at the FSB special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of FSB common stock on behalf of their customers may not give a proxy to FSB to vote those shares of FSB common stock with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, failure to instruct your broker, bank or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the merger proposal.

Q:	I am a participant in the ESOP. How do I vote shares held in the ESOP?

A:

Participants in the ESOP will each receive a voting instruction form that reflects all of the shares that the participant may direct the trustee to vote on his or her behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of FSB common stock allocated to his or her account. The ESOP trustee will vote all unallocated shares of FSB common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

Q:	I participate in the FSB Savings Plan. Do I get to vote or direct the voting of shares of FSB allocated to my account?

A:

Participants in the FSB Savings Plan with an interest in the FSB Bancorp, Inc. Stock Fund, which we refer to as the FSB Stock Fund, will receive a voting instruction form that allows them to direct the FSB Savings Plan trustee to vote their interest in the FSB Stock Fund. If a participant does not direct FSB Savings Plan trustee how to vote his or her interests in the FSB Stock Fund, the trustee will vote such interest in the same proportion as it has received timely voting instructions from other FSB Savings Plan participants.

Q:	What will happen if I return my proxy without indicating how to vote?

A:

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the FSB common stock represented by your proxy will be voted as recommended by the FSB board of directors with respect to each FSB proposal.

Q:	May I change my vote after I have delivered my proxy?

A:

Yes. If you are a holder of record of FSB common stock and you have previously submitted your proxy, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the FSB special meeting:

•

delivering a written notice bearing a date later than the date of your proxy card to the corporate secretary of FSB, stating that you revoke your proxy, which notice must be received by FSB prior to the beginning of the FSB special meeting;

•

completing, signing, dating and returning to the corporate secretary of FSB a new proxy card relating to the same shares of FSB common stock and bearing a later date, which new proxy card must be received by FSB prior to the beginning of the FSB special meeting;

•	casting a new vote through the Internet or by telephone at any time before 1:00 a.m. Eastern Time on April 20, 2020, the day of the FSB special meeting; or

•	attending the FSB special meeting and voting in person, although attendance at the FSB special meeting will not, by itself, revoke a proxy.

You should send any written notice of revocation or any duly executed new proxy, as the case may be, to FSB at the following address:

FSB Bancorp, Inc.

45 South Main Street

Fairport, New York 14450

Attn: Roberta Ryan, Corporate Secretary

If you hold your shares of FSB common stock in “street name” through a broker, bank or other nominee, you must contact your record holder to change your vote.

Q:	Are FSB stockholders entitled to appraisal and dissenters’ rights?

A:

Under Maryland law and the articles of incorporation of FSB, as amended, which we refer to as the FSB charter, FSB stockholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the mergers.

Q:	What are the material U.S. federal income tax consequences of the mergers to FSB stockholders?

A:

As a condition to the respective obligations of Evans and FSB to each complete the mergers, Evans will receive a legal opinion from Covington & Burling LLP, or Covington, and FSB will receive a legal opinion from Luse Gorman PC, or Luse Gorman, each dated as of the closing date, and each to the effect that the merger and second merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, which we refer to as the Code.

If the merger and second merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•

a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Mergers”) of FSB common stock receiving solely Evans common stock (except for cash received in lieu of fractional shares of Evans common stock) in exchange for such FSB common stock generally will not recognize any gain or loss upon receiving Evans common stock;

•

a U.S. holder of FSB common stock receiving solely cash in exchange for such FSB common stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis in the shares of FSB common stock surrendered; and

•

a U.S. holder of FSB common stock receiving a combination of Evans common stock and cash in exchange for such FSB common stock generally will (1) not recognize any loss upon surrendering its FSB common stock and (2) recognize gain upon surrendering its FSB common stock equal to the excess, if any, of (a) the sum of the amount of cash consideration received plus the fair market value (determined as of the effective time) of the Evans common stock received over (b) such U.S. holder’s aggregate tax basis in the shares of FSB common stock surrendered, but only to the extent of the amount of cash consideration received.

U.S. holders of FSB common stock receiving cash in lieu of fractional shares of Evans common stock will generally recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of Evans common stock.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Mergers.”

The U.S. federal income tax consequences described above may not apply to all FSB stockholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the mergers to you.

Q:	If I am a FSB stockholder, should I send in my stock certificates now?

A: No. FSB stockholders SHOULD NOT send in any FSB common stock certificates now. If the merger proposal is approved by FSB stockholders, transmittal materials with instructions for their completion will be provided to FSB stockholders under separate cover and the stock certificates should be sent at the time provided in the transmittal materials.

Q:	What should I do if I have my shares of FSB common stock in book-entry form?

A:

If you hold your shares of FSB common stock in uncertificated book-entry form, you are not required to take any specific actions to exchange your shares of FSB common stock, and after the completion of the merger, such shares will be automatically exchanged for the applicable merger consideration, subject to the previously described election procedures and possible adjustment.

Q:	Whom may I contact if I cannot locate my FSB stock certificate(s)?

A:	If you are unable to locate your original FSB stock certificate(s), you should contact FSB’s transfer agent, Computershare Trust Company, N.A., at (800) 368-5948.

Q:	What should I do if I receive more than one set of voting materials?

A:

FSB stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of FSB common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of FSB common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of FSB common stock that you own.

Q:	What happens if I sell my shares of FSB common stock after the FSB record date but before the FSB special meeting?

A:

The FSB record date is earlier than the date of the FSB special meeting and the date that the mergers are expected to be completed. If you transfer your shares of FSB common stock after the FSB record date but before the date of the FSB special meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but you will not have the right to receive any merger consideration for the transferred shares of FSB common stock. You will only be entitled to receive the merger consideration in respect of shares of FSB common stock that you hold at the effective time.

Q:	Are there risks involved in undertaking the mergers?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 36.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, FSB stockholders will not receive the merger consideration. Instead, each of FSB and Evans will remain an independent company and shares of common stock of each will continue to be listed and traded on the Nasdaq and New York Stock Exchange American, or NYSE, respectively.

Q:	Whom should I contact if I have questions?

A:

You may contact Evans or FSB at the telephone numbers listed in the section entitled “Where You Can Find More Information.” In each case, please ask to speak with a representative in the departments identified in that section. You may also contact EQ Proxy Services, FSB’s proxy solicitor. Banks and brokers can call (516) 220-8356, and all others can call, toll-free, (833) 503-4127.

Q:	Where can I find more information about Evans and FSB?

A:	You can find more information about Evans and FSB from the various sources described under the section entitled “Where You Can Find More Information.”

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you. You should read carefully this entire proxy statement/prospectus, including any document incorporated by reference in this proxy statement/prospectus, and its annexes, because this section may not contain all of the information that may be important to you in determining how to vote. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (page 57)

Evans Bancorp, Inc.

One Grimsby Drive

Hamburg, New York 14075

Telephone: (716) 926-2000

Evans is a financial holding company and the parent company of Evans Bank, a commercial bank with $1.5 billion in assets and $1.3 billion in deposits at September 30, 2019. Evans Bank is a full-service community bank, with 15 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans’ wholly owned insurance subsidiary, The Evans Agency, LLC, provides life insurance, employee benefits and property and casualty insurance through ten insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds. Evans common stock is traded on the NYSE under the symbol “EVBN.”

Additional information about Evans and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

FSB Bancorp, Inc.

45 South Main Street

Fairport, New York 14450

Telephone:(585) 223-9080

FSB is a bank holding company that has elected “financial holding company” status, and the parent company of Fairport Savings Bank, a New York stock savings bank with $324.8 million in consolidated assets and $232.9 million in deposits at September 30, 2019.

FSB Bank was established in 1888 and is headquartered in Fairport, New York. FSB Bank conducts business from its main office in Fairport and through four branch offices located in Penfield, Irondequoit, Webster and Perinton, New York, all of which are located in the greater Rochester metropolitan area. FSB Bank also operates loan origination offices in Pittsford and Greece, New York, in the Rochester metropolitan area, as well as in Buffalo and Watertown, New York. FSB common stock is listed on the Nasdaq under the symbol “FSBC.”

The Mergers (page 58)

The terms and conditions of the mergers are contained in the merger agreement, which is attached to this proxy statement/prospectus as Annex A. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the mergers are subject to, and qualified in their entirety by reference to, the merger agreement.

The merger agreement provides for, among other things, (i) the merger of Merger Sub with and into FSB, with FSB continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of Evans, (ii) immediately following the completion of the merger, the merger of FSB with and into Evans, with Evans continuing as the surviving corporation in the second merger and (iii) immediately following the completion of the holdco mergers, the merger of FSB Bank with and into Evans Bank with Evans Bank continuing as the surviving bank in the bank merger.

Subject to the terms and conditions of the merger agreement, upon the consummation of the merger, FSB stockholders will have the right to receive, for each share of FSB common stock, at the election of such holder, either (i) 0.4394 shares of Evans common stock, or (ii) $17.80 in cash. All such elections are subject to adjustment on a pro rata basis, so that approximately 50% of the aggregate consideration paid to FSB stockholders will be cash and approximately 50% will be Evans common stock. See the section entitled “The Merger Agreement—Adjustment and Allocation Procedures” for further information on the allocation procedures.

Treatment of the FSB Equity Awards (page 91)

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each FSB stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time, will be cancelled and converted automatically into the right to receive a cash payment equal to the difference, if positive, between $17.80 and the exercise price per share of the FSB common stock subject to such FSB stock option. Any FSB stock option with an exercise price that equals or exceeds $17.80 will be cancelled without consideration. The consideration payable in respect of FSB stock options will be issued net of applicable tax withholdings.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each FSB restricted stock award that is outstanding immediately prior to the effective time (whether vested or unvested), will be cancelled and converted automatically into the right to receive the merger consideration.

Treatment of the ESOP and FSB Savings Plan (page 92)

The ESOP, and any related agreement will be terminated prior to, and contingent upon, the closing date of the merger, subject to the preparation of a termination amendment setting forth the terms of termination and allocation and distribution of the ESOP assets. All shares held by the ESOP will be converted into the right to receive the merger consideration. Any outstanding ESOP indebtedness will be repaid from unallocated FSB common stock held in the ESOP’s suspense account. All remaining shares of FSB common stock will be converted into the right to receive the merger consideration.

At the effective time of the merger, each share of FSB common stock held in the FSB Savings Plan that is outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration.

FSB’s Reasons for the Mergers and Recommendation of the FSB Board of Directors (page 65)

The FSB board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that FSB stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Mergers—FSB’s Reasons for the Mergers and Recommendation of the FSB Board of Directors” for a more detailed discussion of the factors considered by the FSB board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Opinion of FSB’s Financial Advisor (page 68)

Sandler O’Neill & Partners, L.P., or Sandler O’Neill, acted as financial advisor to the FSB board of directors in connection with the proposed mergers and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 19, 2019 meeting at which the FSB board of directors considered the mergers and the merger agreement, Sandler O’Neill delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on December 19, 2019, to the effect that, as of such date, the merger consideration was fair to the holders of FSB common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. FSB stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed mergers.

Sandler O’ Neill’s opinion was directed to the FSB board of directors in connection with its consideration of the mergers and the merger agreement and does not constitute a recommendation to any stockholder of FSB as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the mergers and the merger agreement. Sandler O’ Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of FSB common stock and did not address the underlying business decision of FSB to engage in the mergers, the form or structure of the mergers or any other transactions contemplated in the merger agreement, the relative merits of the mergers as compared to any other alternative transactions or business strategies that might exist for FSB or the effect of any other transaction in which FSB might engage.

For a description of Sandler O’ Neill’s opinion, please refer to the section entitled “The Mergers—Opinion of FSB’s Financial Advisor.”

Evans’ Reasons for the Mergers (page 82)

The Evans board of directors approved and adopted the merger agreement. Please see the section entitled “The Mergers—Evans’ Reasons for the Mergers” for a more detailed discussion of the factors considered by the Evans board of directors in reaching its decision to approve the merger agreement and the transactions contemplated therein.

The FSB Special Meeting (page 50)

FSB will be held at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450 on April 20, 2020 at 2:00 p.m., local time. At the FSB special meeting you will be asked to vote upon the following matters (each as described in the section entitled “The Proposals”):

•	the merger proposal; and

•	the adjournment proposal.

You can vote at the FSB special meeting of stockholders if you owned FSB common stock at the FSB record date. As of that date, there were approximately 1,940,661 shares of FSB common stock outstanding and entitled to vote, approximately 132,686 of which, or 6.84%, were owned beneficially or of record by directors and executive officers of FSB. You can cast one vote for each share of FSB common stock that you owned on that date.

Stockholders representing a majority of the shares entitled to vote at the FSB special meeting must be present at the special meeting, either in person or by proxy, for there to be a quorum at the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of FSB common stock is required to approve the merger proposal. Assuming a quorum is present, a majority of the votes present in person or by proxy is required to approve the adjournment proposal.

The FSB stockholders must approve the merger proposal in order for the mergers to occur. The FSB stockholders are not, however, required to approve the adjournment proposal in order for the mergers to occur. If the FSB stockholders fail to approve the adjournment proposal, but approve the merger proposal, the mergers may nonetheless occur.

Interests of FSB’s Directors and Executive Officers in the Mergers (page 83)

In considering the recommendation of the FSB board of directors with respect to the merger, FSB stockholders should be aware that the executive officers and directors of FSB and FSB Bank have certain interests in the merger that may be different from, or in addition to, the interests of FSB stockholders generally. The FSB board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that FSB stockholders vote “FOR” the merger proposal.

These interests are described in more detail under the section entitled “The Mergers—Interests of FSB’s Directors and Executive Officers in the Mergers.”

Management and Board of Directors of Evans after the Mergers (page 83)

Pursuant to the merger agreement, at the effective time, Kevin Maroney will join the boards of directors of Evans and Evans Bank, and as a result such boards will consist of 14 members. Kevin Maroney is the current President and Chief Executive Officer of FSB and a member of the current FSB board of directors.

Surviving Corporation Governing Documents (page 92)

At the effective time, the certificate of incorporation of Evans, as amended, which we refer to as the Evans charter, and the amended and restated bylaws of Evans, which we refer to as the Evans bylaws, in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving corporation, until the same are duly amended or repealed.

Regulatory Approvals Required for the Mergers (page 89)

The merger of Merger Sub with and into FSB requires the approval or waiver of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, under the Bank Holding Company Act, which we refer to as the BHC Act, and the New York State Department of Financial Services, which we refer to as the NYDFS, under the New York Banking Law, which we refer to as the NYBL. The merger of FSB with and into Evans requires the approval of the NYDFS under the NYBL. The merger of FSB Bank with and into Evans Bank requires the approval of the Office of the Comptroller of the Currency, which we refer to as the OCC, under the Bank Merger Act. Although neither Evans nor FSB knows of any reason why the parties cannot obtain regulatory approvals required to consummate the mergers in a timely manner, Evans and FSB cannot be certain of when or if such approvals will be obtained.

Accounting Treatment (page 90)

The mergers will be accounted for as an acquisition by Evans using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” The result of this is that (1) the recorded assets and liabilities of Evans will be carried forward at their recorded amounts, (2) Evans historical operating results will be unchanged for the prior periods being reported on, and (3) the assets and liabilities of FSB will be adjusted to fair value at the date Evans assumes control of the combined entity, or the effective date. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of the cash and the shares of Evans common stock to be issued to former FSB stockholders, exceeds the fair value of the net assets including identifiable intangibles of FSB at the effective date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of FSB being included in the operating results of Evans from the closing date going forward.

Public Trading Market (page 90)

Evans common stock is listed on NYSE under the symbol “EVBN.” FSB common stock is listed on the Nasdaq under the symbol “FSBC.” Upon completion of the merger, FSB common stock will be delisted from the Nasdaq and thereafter will be deregistered under the Exchange Act. The Evans common stock issuable in the merger will be listed on NYSE.

Appraisal and Dissenters’ Rights (page 90)

Under	Maryland law and the FSB Charter, FSB stockholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the mergers.

Agreement Not to Solicit Other Offers (page 104)

FSB has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•

solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal (as defined in the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers”);

•

engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal (except to notify a person that has made an acquisition proposal of the existence of the acquisition proposal provisions of the merger agreement);

•	adopt, approve, agree to, accept, endorse or recommend any acquisition proposal; or

•

approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement (as defined in the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers”) contemplating or otherwise relating to any acquisition transaction.

FSB Special Meeting and Recommendation of the FSB Board of Directors (page 105)

FSB has agreed to hold a meeting of its stockholders as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC for the purpose of obtaining the FSB stockholder approval.

The FSB board of directors has agreed to recommend to the FSB stockholders the approval of the merger proposal, to include such recommendation in this proxy statement/prospectus and to use its reasonable best efforts to obtain the FSB stockholder approval. FSB has agreed that neither the FSB board of directors nor any committee thereof will (a) withhold, withdraw, qualify or modify such recommendation in any manner adverse to Evans, (b) fail to make such recommendation or otherwise submit the merger proposal to the FSB stockholders without such recommendation, (c) adopt, approve, agree to, accept, recommend or endorse an acquisition proposal, (d) fail to publicly and without qualification (i) recommend against any acquisition proposal or (ii) reaffirm the recommendation of the merger proposal within ten business days (or such fewer number of days remaining prior to the FSB special meeting) after an acquisition proposal is made public or any request by Evans to do so, (e) take any action or make any public statement, filing or release inconsistent with such recommendation, or (f) publicly propose to do any of the foregoing, which, collectively and individually, we refer to as a change in recommendation.

However, at any time prior to the FSB special meeting, the FSB board of directors may submit the merger agreement without recommendation or may change its recommendation, if FSB has received a superior proposal (as defined in the section entitled “The Merger Agreement—FSB Special Meeting and Recommendation of the FSB Board of Directors”) (after giving effect to any revised offer from Evans), and the FSB board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable law to make or continue to make the recommendation to approve the merger proposal, in which event, the board of directors of FSB may communicate the basis for its lack of such recommendation; provided, that the FSB board of directors may not take such actions unless:

•	FSB has complied in all material respects with its non-solicit obligations described above;

•

FSB gives Evans at least three business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;

•

during such three business day period, FSB has, and has caused its financial advisors and outside legal counsel to, consider and negotiate with Evans in good faith (to the extent Evans desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by Evans; and

•

the FSB board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by Evans that such superior proposal remains a superior proposal and that it would nevertheless be a violation of the directors’ fiduciary duties under applicable law to make or continue to make the recommendation to approve the merger proposal.

Any material amendment to any acquisition proposal will require a new determination and notice period.

Conditions to Consummation of the Mergers (page 107)

The respective obligations of each party to consummate the mergers and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the approval of the merger proposal by the FSB stockholders;

•

the receipt of all required regulatory permits or consents from the Federal Reserve, the OCC, NYDFS, the FDIC and any other regulatory authority, and any other regulatory permits or consents contemplated by the merger agreement the failure of which to obtain would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Evans and FSB (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement;

•

the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the mergers);

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act, and there being no stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement initiated and continuing; and

•	the approval of the listing on NYSE of the Evans common stock to be issued pursuant to the merger, subject to official notice of issuance.

Each party’s obligation to consummate the mergers is also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•

the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the closing date, subject to the materiality standards provided in the merger agreement;

•	the performance by the other party in all material respects of all obligations of such party required to be performed by it under the merger agreement at or prior to the effective time;

•	the receipt of a certificate from the other party to the effect that the two conditions described above have been satisfied;

•

the receipt by each party of a written opinion of its counsel to the effect that the merger and the second merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

•	in the case of Evans, the receipt of requisite regulatory approvals without the imposition of a burdensome condition.

The parties cannot be certain of when, or if, the conditions to the mergers will be satisfied or waived, or that the merger will be completed in the second quarter of 2020 or at all. As of the date of this proxy statement/prospectus, the parties have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement (page 107)

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time (notwithstanding the approval of the merger agreement by FSB stockholders) by mutual written agreement, or by either party in the following circumstances:

•

any regulatory authority denies a requisite regulatory approval, or any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement becomes final and nonappealable, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and remove such law or order;

•	the FSB stockholders fail to vote their approval of the merger proposal, which we refer to as a no-vote termination;

•

the merger has not been consummated by October 31, 2020, which we refer to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement on or before such date is not caused by the terminating party’s breach of the merger agreement, which we refer to as an outside date termination;

•

if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of FSB, in the case of a termination by Evans, or Evans, in the case of a termination by FSB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a Evans or FSB condition to closing, respectively, and is not cured within 45 days following written notice or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the outside date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which we refer to as a breach termination; or

•

if any regulatory authority requests that Evans, Evans Bank, FSB, FSB Bank or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a requisite regulatory approval.

In addition, Evans may terminate the merger agreement if:

•

the FSB board of directors fails to recommend that the FSB stockholders approve the merger proposal, effects a change in recommendation, breaches its non-solicitation obligations with respect to acquisition proposals in any respect adverse to Evans or fails to call, give notice of, convene and/or hold the FSB special meeting in accordance with the merger agreement, which, collectively, we refer to as an FSB board breach termination; or

•

if any regulatory authority grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition.

Termination Fee (page 108)

FSB will pay Evans a $1,400,000 termination fee if:

•

(1) either FSB or Evans effects (i) a no-vote termination or (ii) effects an outside date termination and the FSB stockholder approval has not been obtained, or (2) Evans effects a breach termination and, in each case, and prior to such termination, any person has made an acquisition proposal or has publicly announced an intention (whether or not conditional) to make an acquisition proposal, and within 12 months of such termination, FSB consummates an acquisition transaction or enters into an acquisition agreement with respect to an acquisition transaction, whether or not such acquisition transaction is subsequently consummated, whether or not relating to the same acquisition proposal that had been made or publicly announced prior to such termination; or

•	Evans effects an FSB board breach termination.

If FSB fails to pay any termination fee payable when due, then FSB must pay to Evans its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of such fee at the prime rate of Citibank, N.A. from the date such payment was due under the merger agreement until the date of payment.

Voting Agreements (page 109)

In connection with entering into the merger agreement, each of the directors of FSB and certain FSB executive officers, in their capacities as individuals, have separately entered into a FSB voting agreement, pursuant to which they agreed to vote their beneficially owned shares of FSB common stock in favor of the merger proposal and certain related matters and against alternative transactions. As of the FSB record date, shares constituting approximately 6.38% of the FSB common stock entitled to vote at the FSB special meeting are subject to voting agreements.

Material U.S. Federal Income Tax Consequences Relating to the Mergers (page 111)

As a condition to the respective obligations of Evans and FSB to each complete the mergers, Evans will receive a legal opinion from Covington and FSB will receive a legal opinion from Luse Gorman, each dated as of the closing date, and each to the effect that the merger and second merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

If the merger and second merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•

a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Mergers”) of FSB common stock receiving solely Evans common stock (except for cash received in lieu of fractional shares of Evans common stock) in exchange for such FSB common stock generally will not recognize any gain or loss upon receiving Evans common stock;

•

a U.S. holder of FSB common stock receiving solely cash in exchange for such FSB common stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis in the shares of FSB common stock surrendered; and

•

a U.S. holder of FSB common stock receiving a combination of Evans common stock and cash in exchange for such FSB common stock generally will (1) not recognize any loss upon surrendering its FSB common stock and (2) recognize gain upon surrendering its FSB common stock equal to the excess, if any, of (a) the sum of the amount of cash consideration received plus the fair market value (determined as of the effective time) of the Evans common stock received over (b) such U.S. holder’s aggregate tax basis in the shares of FSB common stock surrendered, but only to the extent of the amount of cash consideration received.

U.S. holders of FSB common stock receiving cash in lieu of fractional shares of Evans common stock will generally recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of Evans common stock.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Mergers.”

The U.S. federal income tax consequences described above may not apply to all FSB stockholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the mergers to you.

Comparison of Stockholders’ Rights (page 114)

Upon completion of the merger, the rights of former FSB stockholders will be governed by the Evans charter and the Evans bylaws. Evans is organized under New York law, while FSB is organized under Maryland law. The rights associated with FSB common stock are different from the rights associated with Evans common stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with Evans common stock.

Risk Factors (page 36)

Before voting at the FSB special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” and described in Evans’ Annual Report on Form 10-K for the year ended on December 31, 2018, Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and other reports filed by Evans with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EVANS

The following table sets forth highlights from Evans’ consolidated financial data as of and for the nine months ended September 30, 2019 and 2018 and as of and for each of the five years ended December 31, 2018. Results from past periods are not necessarily indicative of results that may be expected for any future period. The results of operations for the nine months ended September 30, 2019 and 2018 are not necessarily indicative of the results of operations for the full year or any other interim period. Evans’ management prepared the unaudited information on the same basis as it prepared Evans’ audited consolidated financial statements. In the opinion of Evans’ management, this information reflects all adjustments necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Evans’ consolidated financial statements and related notes included in Evans’ Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which is incorporated by reference in this proxy statement/prospectus and from which this information is derived. See the section entitled “Where You Can Find More Information.”

	Nine Months Ended September 30,		Years Ended December 31,
(in thousands, except for per share data)	2019	2018	2018	2017	2016	2015	2014
Balance Sheet Data
Assets	$1,455,732	$1,380,923	$1,388,207	$1,295,633	$1,100,709	$939,107	$846,809
Interest-earning assets	1,359,682	1,297,166	1,304,256	1,214,806	1,030,113	873,450	785,302
Investment securities	136,977	137,909	133,789	149,152	97,205	98,758	97,132
Loans and leases, net	1,204,410	1,139,070	1,141,146	1,051,296	928,596	761,101	683,131
Deposits	1,258,806	1,215,623	1,215,058	1,051,229	939,974	802,982	707,635
Borrowings	28,748	24,309	24,472	108,869	49,689	32,151	38,808
Stockholders’ equity	144,869	125,660	131,646	118,342	96,748	91,256	85,788

Income Statement Data
Net interest income	$39,263	$35,734	$48,107	$42,017	$35,248	$31,804	$31,099
Non-interest income	14,089	12,189	15,227	13,003	11,252	13,720	10,273
Non-interest expense	35,649	31,861	43,293	38,594	35,096	32,698	31,252
Net income	13,266	11,905	16,356	10,479	8,272	7,843	8,187

Per Share Data
Earnings per share - basic	$2.71	$2.48	$3.40	$2.21	$1.93	$1.85	$1.96
Earnings per share - diluted	2.68	2.41	3.32	2.16	1.90	1.82	1.92
Cash dividends	1.04	0.92	0.92	0.80	0.76	0.72	0.65
Book value	29.44	26.03	27.13	24.74	22.50	21.44	20.41

Performance Ratios
Return on average assets	0.92%	0.89%	1.20%	0.89%	0.80%	0.87%	0.98%
Return on average equity	9.58%	9.73%	13.20%	9.11%	8.74%	8.82%	9.84%
Net interest margin	3.87%	3.80%	3.77%	3.80%	3.67%	3.80%	4.01%
Efficiency ratio*	66.20%	66.00%	66.87%	68.50%	74.03%	71.83%	70.83%
Dividend payout ratio	38.38%	37.10%	27.06%	36.20%	39.38%	38.92%	33.16%

Capital Ratios
Tier 1 capital to average assets	10.11%	9.60%	9.73%	10.11%	9.49%	10.45%	10.84%
Equity to assets	9.95%	9.10%	9.48%	9.13%	8.79%	9.72%	10.13%

	Nine Months Ended September 30,		Years Ended December 31,
(in thousands, except for per share data)	2019	2018	2018	2017	2016	2015	2014

Asset Quality Ratios
Total non-performing assets to total assets	0.95%	1.67%	1.37%	1.06%	1.09%	1.71%	1.25%
Total non-performing loans and leases to total loans and leases	1.13%	2.00%	1.64%	1.29%	1.28%	2.07%	1.52%
Net charge-offs (recoveries) to average loans and leases	(0.19)%	0.10%	0.06%	0.07%	0.02%	0.12%	0.03%
Allowance for loan and lease losses to total loans and leases	1.26%	1.32%	1.28%	1.32%	1.48%	1.66%	1.80%

*	The calculation of the efficiency ratio excludes amortization of intangibles and gains and losses on tax credit investments.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FSB

The following selected consolidated financial information for the fiscal years ended December 31, 2014 through December 31, 2018 is derived from audited financial statements of FSB. The financial information as of and for the nine months ended September 30, 2019 and 2018 are derived from unaudited financial statements, which financial statements include, in the opinion of FSB’s management, all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of those results. The results of operations for the nine months ended September 30, 2019 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2019, and you should not assume the results of operations for any past periods indicate results for any future period. The following information is only a summary and you should read it in conjunction with FSB’s consolidated financial statements and notes, which are included in Annex E hereto, and in conjunction with FSB’s “FSB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Annex D hereto.

	At September 30, 2019	At December 31,
		2018	2017	2016	2015	2014
	(In thousands)
Selected Financial Condition Data:
Total assets	$324,810	$328,269	$314,382	$273,593	$255,807	$246,194
Cash and cash equivalents	5,216	6,291	10,397	7,407	6,147	4,335
Securities available for sale	18,000	18,331	18,313	17,747	19,968	21,982
Securities held to maturity	6,011	6,052	6,575	7,420	12,979	17,402
Loans, net	276,711	281,741	262,711	226,192	201,830	188,830
Loans held for sale	3,690	2,133	2,770	2,059	3,880	2,961
Deposits	232,883	222,615	216,691	182,934	185,561	175,307
Borrowings	56,262	71,826	64,447	56,813	46,092	47,925
Stockholders’ equity	31,917	31,513	31,056	31,775	21,760	21,204

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(In thousands)
Selected Operating Data:
Interest and dividend income	$9,863	$9,248	$12,540	$10,732	$9,317	$8,920	$8,653
Interest expense	3,703	2,823	3,979	2,778	2,156	1,995	1,845

Net interest income	6,160	6,425	8,561	7,954	7,161	6,925	6,808
Provision for loan losses	175	225	300	271	180	158	127

Net interest income after provision for loan losses	5,985	6,200	8,261	7,683	6,981	6,767	6,681
Other income	1,352	2,099	2,717	3,576	3,655	2,835	2,581
Other expense	7,377	8,183	10,811	10,641	9,497	8,953	8,299

Income (loss) before income taxes	(40)	116	167	618	1,139	649	963
Provision (benefit) for income taxes	(3)	24	32	407	285	136	303

Net income (loss)	$(37)	$92	$135	$211	$854	$513	$660

Earnings (loss) per share
(basic and diluted)	$(0.02)	$0.05	$0.07	$0.11	$0.45	$0.29	$0.38

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Selected Financial Ratios and Other Data:

Performance Ratios:
Return (loss) on average assets	(0.02)%	0.04%	0.04%	0.07%	0.33%	0.21%	0.27%
Return (loss) on average equity	(0.16)%	0.39%	0.43%	0.66%	3.30%	2.36%	3.15%
Interest rate spread (1)	2.42%	2.67%	2.63%	2.71%	2.76%	2.83%	2.88%
Net interest margin (2)	2.62%	2.82%	2.79%	2.85%	2.87%	2.91%	2.95%
Efficiency ratio (3)	100.55%	98.60%	98.48%	94.51%	89.30%	93.24%	89.61%
Other expense to average total assets	3.01%	3.45%	3.40%	3.61%	3.64%	3.59%	3.44%
Average interest-earning assets to average interest-bearing liabilities	112.58%	111.79%	112%	113%	113%	109%	109%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.32%	0.03%	0.03%	0.05%	0.00%	0.03%	0.03%
Non-performing loans as a percent of total loans	0.38%	0.04%	0.03%	0.06%	0.00%	0.04%	0.04%
Allowance for loan losses as a percent of non-performing loans	166.16%	1,468.37%	1,564.55%	825.59%	0.00%	994.92%	882.00%
Allowance for loan losses as a percent of total loans	0.62%	0.53%	0.55%	0.48%	0.44%	0.40%	0.34%
Net charge-offs to average outstanding loans during the year	—%	—%	—%	—%	—%	—%	—%

Capital Ratios: (4)
Common equity tier 1 capital (to risk weighted assets)	15.62%	14.86%	14.91%	15.44%	17.79%	14.53%	N/A
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.13%	9.14%	9.07%	9.47%	10.67%	7.85%	7.24%
Tier 1 risk-based capital (to risk weighted assets)	15.62%	14.86%	14.91%	15.44%	17.79%	14.53%	14.65%
Total risk-based capital (to risk weighted assets)	16.53%	15.62%	15.70%	16.11%	18.41%	15.12%	15.19%
Average equity to average total assets	9.71%	9.92%	9.87%	10.92%	9.92%	8.73%	8.69%

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Capital ratios are for FSB Bank. FSB was not subject to capital requirements for any time period in the table.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements are based on the separate historical financial statements of Evans and FSB and give effect to the potential merger of Evans and FSB, including pro forma assumptions and adjustments related to the mergers, as described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed balance sheet as of September 30, 2019 is presented as if the mergers occurred on September 30, 2019. The unaudited pro forma combined condensed statements of income for the year ended December 31, 2018 and the nine months ended September 30, 2019 are presented as if the mergers occurred on January 1, 2018. The historical consolidated financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the mergers and, with respect to the statements of earnings only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma combined condensed financial statements have been prepared using the acquisition method of accounting for business combinations under U.S. Generally Accepted Accounting Principles, or GAAP. Evans is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of FSB to conform to the presentation in Evans’ financial statements.

A final determination of the fair values of FSB’s assets and liabilities, which cannot be made prior to the completion of the mergers, will be based on the actual net tangible and intangible assets of FSB that exist as of the closing date. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final merger consideration will be based on the closing price of Evans common stock on the closing date. The closing price of Evans common stock on December 18, 2019 was used for purposes of presenting the pro forma combined condensed financial information.

In connection with the plan to integrate the operations of Evans and FSB following the completion of the mergers, Evans anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, accelerated vesting of equity awards and other costs related to exit or disposal activities, will be incurred. Evans is not able to determine the timing, nature and amount of these charges as of the date of this proxy statement/prospectus. However, these charges will affect the results of operations of Evans and FSB, as well as those of the combined company following the completion of the mergers, in the period in which they are recorded. The unaudited pro forma combined condensed statements of income do not include the effects of the costs associated with any restructuring or integration activities resulting from the mergers, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The actual amounts recorded as of the completion of the mergers may differ materially from the information presented in these unaudited pro forma combined condensed financial statements as a result of:

•	changes in the trading price for the Evans common stock;

•	net cash used or generated in Evans’ or FSB’s operations between the signing of the merger agreement and completion of the mergers;

•	changes in the fair values of Evans’ or FSB’s assets and liabilities;

•	other changes in Evans’ or FSB’s net assets that occur prior to the completion of the mergers, which could cause material changes in the information presented below; and

•	the actual financial results of the combined company.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined condensed financial statements;

•

Evans separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2018, included in Evans’ Annual Report on Form 10-K for the year ended December 31, 2018, incorporated by reference herein;

•

Evans separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and nine months ended September 30, 2019, included in Evans’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, incorporated by reference herein;

•

FSB’s consolidated financial statements and related notes as of and for the years ended December 31, 2018 and 2017, as of and for the three and nine months ended September 30, 2019, included in Annex E hereto, and FSB’s “FSB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Annex D hereto; and

•

other information pertaining to Evans and FSB contained in or incorporated by reference into this document. Please see the sections entitled “Selected Historical Consolidated Financial Data of Evans” and “Selected Historical Consolidated Financial Data of FSB.”

EVANS BANCORP, INC./FSB BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF SEPTEMBER 30, 2019

(Dollars in thousands, except per share amounts)

	Evans 9/30/2019 (as reported)	FSB 9/30/2019 (as reported)	Pro Forma Adj	Notes		Pro Forma 9/30/2019 Combined
ASSETS
Cash and cash equivalents	$34,344	$5,216	($22,389)	(a	)	$17,171
Investment securities	140,515	26,972	(89)	(b	)	167,398
Loans, net of allowance for loan losses	1,204,410	280,401	1,109	(c	)	1,485,920
Premises and equipment, net	13,946	2,506	—			16,452
Goodwill	10,774	—	1,857	(d	)	12,631
Intangible assets	1,882	—	1,494	(e	)	3,376
Other assets	49,861	9,715	—			59,576

Total Assets	$1,455,732	$324,810	($18,018)			$1,762,524

LIABILITIES
Deposits
Noninterest-bearing	271,633	11,401	—			283,034
Interest-bearing	987,173	221,482	1,047	(f	)	1,209,702

Total deposits	1,258,806	232,883	1,047			1,492,736

Other Liabilities
Borrowed funds	17,417	56,262	549	(g	)	74,228
Other liabilities	34,640	3,748	—			38,388

Total other liabilities	52,057	60,010	549			112,616

Total liabilities	1,310,863	292,893	1,596			1,605,352

STOCKHOLDERS EQUITY
Preferred stock	—	—	—			—
Common Stock	2,462	19	(19)	(h	)	2,462
Capital surplus	62,736	15,998	1,503	(i	)	80,237
Accumulated other comprehensive income	(1,854)	(20)	20	(j	)	(1,854)
Retained earnings	81,525	16,175	(21,475)	(k	)	76,225
Treasury stock	—	—	—			—
Unearned ESOP shares, at cost	—	(255)	357	(l	)	102

Total stockholders equity	144,869	31,917	(19,614)			157,172

Total liabilities and stockholders equity	1,455,732	324,810	(18,018)			1,762,524

Balance Sheet Pro Forma Accounting Adjustments Notes as of September 30, 2019

(a)	Adjustments to cash and cash equivalents:
	To reflect the total anticipated after tax merger related costs borne by both Evans and FSB	$(5,300)
	To reflect estimated cash consideration	(17,446)
	To reflect the liquidation of the remaining unallocated shares in the ESOP	357

		$(22,389)
(b)	Adjustment to investment securities:
	To reflect estimated fair value of FSB’s held to maturity investment securities	$(89)
(c)	Adjustments to loans, net:
	To eliminate FSB’s allowance for loan and lease losses	$1,736
	To reflect estimated fair value of loan portfolio comprised of a credit mark of $3.6 million and an interest rate mark of $2.4 million	(1,219)
	To eliminate FSB’s deferred loan and lease fees	592

		$1,109
(d)	Adjustment to goodwill:
	To reflect goodwill for amount of consideration paid in excess of fair value of assets received and liabilities assumed	$1,857
(e)	Adjustment to intangible assets, net:
	To record fair value estimate of intangible assets specifically identified Core Deposit Intangibles	$1,494
(f)	Adjustment to interest-bearing deposits:
	To reflect estimated fair value of FSB’s deposits	$1,047
(g)	Adjustment to borrowed funds:
	To reflect estimated fair value of FSB’s borrowed funds	$549
(h)	Adjustment to common stock:
	To eliminate FSB common stock	$(19)
(i)	Adjustments to additional paid in capital:
	To eliminate FSB’s additional paid in capital	$(15,998)
	To reflect issuance of shares of Evans common stock in the merger	17,327
	To reflect payment of the stock option awards that fully vest upon closing of the merger	174

		$1,503
(j)	Adjustment to accumulated other comprehensive income:
	To eliminate FSB’s accumulated other comprehensive income	$20
(k)	Adjustments to retained earnings:
	To eliminate FSB’s retained earnings	$(16,175)
	To reflect the total anticipated after tax merger related costs borne by both Evans and FSB	(5,300)

		$(21,475)
(l)	Adjustments to unearned ESOP shares:
	To reflect the liquidation of the remaining unallocated shares in the ESOP	$357

Preliminary purchase price allocation (in thousands, except per share data)

Pro forma stock consideration:
Shares of FSB common stock outstanding of 1,940,661 as of September 30, 2019 at exchange ratio of 0.4394	426
Price per share, based upon Evans’ closing price as of December 18, 2019	$40.64

Total pro forma stock consideration	17,327
Cash consideration:	17,272

Total consideration to holders of FSB common stock	34,600
Economic value of FSB options (172,080 at weighted average exercise price of $16.79)	174

Total pro forma purchase price	$34,774

	9/30/2019 (as reported)	Pro Forma Adj	9/30/2019 (as adjusted)
ASSETS OF ACQUIRED COMPANY (FSB)
Cash and cash equivalents	$5,216	—	$5,216
Investment securities	26,972	(89)	26,883
Loans, net of allowance for loan losses	280,401	1,109	281,510
Premises and equipment	2,506	—	2,506
Goodwill	—	—	—
Intangible assets	—	1,494	1,494
Other assets	9,715	—	9,715

Total Assets	$324,810	$2,514	$327,324

LIABILITIES OF ACQUIRED COMPANY (FSB)
Deposits	232,883	1,047	233,930
Other borrowed funds	56,262	549	56,811
Other liabilities	3,748	—	3,748

Total liabilities assumed	292,893	1,596	294,489

Net assets acquired			32,835
Preliminary pro forma goodwill			1,857

EVANS BANCORP, INC./FSB BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

(Dollars in thousands, except per share amounts)

	Evans 9/30/2019 (as reported)	FSB 9/30/2019 (as reported)	Pro Forma Adj	Notes		Pro Forma 9/30/2019 Combined
INTEREST INCOME
Interest and fees on loans	$45,149	$9,252	610	(a	)	$55,011
Interest on investment securities	2,999	527	(10)	(b	)	3,516
Other interest income	564	84	—			648

Total interest income	$48,712	$9,863	$600			$59,175

INTEREST EXPENSE
Interest on deposits	8,883	2,568	157	(c	)	11,608
Interest on borrowed funds	566	1,135	206	(d	)	1,907

Total interest expense	9,449	3,703	363			13,515

Net interest income	39,263	6,160	237			45,660
Provision for loan losses	197	175	—			372

Net interest income after provision for loan losses	39,066	5,985	237			45,288
NONINTEREST INCOME
Service fees	1,822	104	—			1,926
Fee income	8,568	14	—			8,582
Bank owned life insurance	492	45	—			537
Realized gain on sale of loans	105	620	—			725
Mortgage fee income	—	443	—			443
Other	3,102	126	—			3,228

Total noninterest income	14,089	1,352	—			15,441

NONINTEREST EXPENSE
Salaries, benefits and other compensation	22,273	4,559	—			26,832
Occupancy expense	2,561	797	—			3,358
Other operating expense	10,815	2,021	112	(e	)	12,948

Total noninterest expense	35,649	7,377	112			43,138

Income before taxes	17,506	(40)	125			17,591
Income tax provision	4,240	(3)	32	(f	)	4,269

Net income	13,266	(37)	92			13,321
Basic earnings per share	2.71					2.51

Diluted earnings per share	2.68					2.47

Weighted average shares outstanding for basic EPS	4,889,029		426,363	(g	)	5,315,392
Adjusted weighted average shares outstanding for diluted EPS	4,957,689		426,363	(g	)	5,384,052

Income Statement Pro Forma Accounting Adjustments Notes for the Nine Months Ended September 30, 2019

(a)	Adjustments to interest and fees on loans:
	To reflect the interest income for accretion on purchased performing acquired loans based on estimated fair market value adjustment	$610
(b)	Adjustment to interest on investment securities:
	To reflect the interest income for accretion on purchased performing acquired investments based on estimated fair market value adjustment	$(10)
(c)	Adjustment to interest on deposit accounts:
	To reflect amortization of the discount based on estimated fair market value adjustment	$157
(d)	Adjustment to interest on borrowed funds:
	To reflect amortization of the discount based on estimated fair market value adjustment	$206
(e)	Adjustment to amortization of intangible assets:
	To reflect estimated amortization of core deposit intangibles based on 10 year useful life	$112
(f)	Adjustment to income taxes:
	To reflect the tax adjustment related to pro forma adjustments calculated at a 26% rate	$32
(g)	Adjustment to weighted average shares:
	To reflect the increase in the weighted average shares in connection with the issuance of shares of Evans common stock in the merger (comprised of 1.94 million shares of FSB at a conversion rate of 0.4394)	426,363

EVANS BANCORP, INC./FSB BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2018

(Dollars in thousands, except per share amounts)

	Evans 12/31/2018 (as reported)	FSB 12/31/2018 (as reported)	Pro Forma Adj	Notes		Pro Forma 12/31/2018 Combined
INTEREST INCOME
Interest and fees on loans	$53,282	$11,827	813	(a	)	$65,922
Interest on investment securities	3,903	662	(13)	(b	)	4,552
Other interest income	427	51	—			478

Total interest income	$57,612	$12,540	$800			$70,952

INTEREST EXPENSE
Interest on deposits	8,416	2,591	209	(c	)	11,216
Interest on borrowed funds	1,089	1,388	275	(d	)	2,752

Total interest expense	9,505	3,979	484			13,968

Net interest income	48,107	8,561	316			56,984
Provision for loan losses	1,402	300	—			1,702

Net interest income after provision for loan losses	46,705	8,261	316			55,282
NONINTEREST INCOME
Service fees	2,176	149	—			2,325
Fee income	9,365	131	—			9,496
Bank owned life insurance	680	61	—			741
Realized gain on sale of loans	38	1,437	—			1,475
Mortgage fee income	—	743	—			743
Other	2,968	196	—			3,164

Total noninterest income	15,227	2,717	—			17,944

NONINTEREST EXPENSE
Salaries, benefits and other compensation	27,412	6,497	—			33,909
Occupancy expense	3,135	1,088	—			4,223
Other operating expense	12,746	3,226	149	(e	)	16,121

Total noninterest expense	43,293	10,811	149			54,253

Income before taxes	18,639	167	167			18,973
Income tax provision	2,283	32	43	(f	)	2,358

Net income	16,356	135	123			16,614
Basic earnings per share	3.40					3.17

Diluted earnings per share	3.32					3.10

Weighted average shares outstanding for basic EPS	4,814,882		426,363	(g	)	5,241,245
Adjusted weighted average shares outstanding for diluted EPS	4,933,743		426,363	(g	)	5,360,106

Income Statement Pro Forma Accounting Adjustments Notes for the Twleve Months Ended December 31, 2018

(a)	Adjustments to interest and fees on loans:
	To reflect the interest income for accretion on purchased performing acquired loans based on estimated fair market value adjustment	$813
(b)	Adjustment to interest on investment securities:
	To reflect the interest income for accretion on purchased performing acquired investments based on estimated fair market value adjustment	$(13)
(c)	Adjustment to interest on deposit accounts:
	To reflect amortization of the discount based on estimated fair market value adjustment	$209
(d)	Adjustment to interest on borrowed funds:
	To reflect amortization of the discount based on estimated fair market value adjustment	$275
(e)	Adjustment to amortization of intangible assets:
	To reflect estimated amortization of core deposit intangibles based on 10 year useful life	$149
(f)	Adjustment to income taxes:
	To reflect the tax adjustment related to pro forma adjustments calculated at a 26% rate	$43
(g)	Adjustment to weighted average shares:
	To reflect the increase in the weighted average shares in connection with the issuance of shares of Evans common stock in the merger (comprised of 1.94 million shares of FSB at a conversion rate of 0.4394)	426,363

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (a) Evans on a historical basis, (b) FSB on a historical basis, (c) Evans and FSB on a pro forma combined basis and (d) FSB on a pro forma equivalent basis.

The following pro forma information has been derived from and should be read in conjunction with Evans’ and FSB’s respective audited consolidated financial statements for the year ended December 31, 2018 and unaudited consolidated financial statements as of and for the nine months ended September 30, 2019, which is incorporated herein by reference, and, with respect to FSB, are included in Annex E hereto. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs (except merger-related costs that are reflected in the unaudited pro forma combined condensed balance sheet included elsewhere herein), or other factors that may result as a consequence of the mergers and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Condensed Financial Information.”

	Evans	FSB	Pro Forma	Pro Forma

	Historical	Historical	Combined	Per Equivalent FSB Share (1)
Basic earnings (loss) per share
For the years ended December 31, 2018	$3.40	$0.07	$3.17	$1.39
For the nine months ended September 30, 2019	$2.71	$(0.02)	$2.51	$1.10

Diluted earnings (loss) per share

For the years ended December 31, 2018	$3.32	$0.07	$3.10	$1.36
For the nine months ended September 30, 2019	$2.68	$(0.02)	$2.47	$1.09

Cash dividends per share (2)

For the years ended December 31, 2018	$0.92	$0.00	$0.92	$0.40
For the nine months ended September 30, 2019	$1.04	$0.00	$1.04	$0.46

Book value per share

As of December 31, 2018	$27.13	$17.07	$29.77	$13.08
As of September 30, 2019	$29.44	$17.17	$29.40	$12.92

(1)	Calculated by multiplying the amounts under “Pro Forma Combined” column by the exchange ratio of 0.4394.
(2)	Pro forma combined cash dividends are based only upon Evans’ historical amounts.

MARKET PRICE AND DIVIDENDS

Evans common stock trades on the NYSE under the symbol “EVBN.” FSB common stock trades on Nasdaq under the symbol “FSBC.” As of March 5, 2020, there were approximately 1,149 registered Evans common shareholders of record and approximately 164 registered FSB common shareholders of record.

Evans currently pays a semi-annual cash dividend of $0.52 per share, which is expected to continue, although the Evans board may change this dividend policy at any time. Evans shareholders will be entitled to receive dividends when and if declared by the Evans board out of funds legally available for dividends. The Evans board will consider Evans’ financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

FSB does not currently pay a cash dividend and FSB does not intend to pay a cash dividend in the foreseeable future.

The following table sets forth the closing sale prices per Evans common stock and FSB common stock on December 19, 2019, the last trading day completed before the public announcement of the signing of the merger agreement, and on March 5, 2020 the latest practicable date before the date of this proxy statement/prospectus.

	Evans Common Stock	FSB Common Stock
December 19, 2019	$40.48	$16.82
March 5, 2020	$36.33	$16.53

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus and the documents incorporated into it by reference that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. When used in this proxy statement/prospectus, or in the documents incorporated by reference herein, the words “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” “look to,” “goal,” “target” and similar expressions identify such forward-looking statements. These forward-looking statements include, without limitation, statements relating to the impact Evans and FSB expect the mergers to have on the combined entities operations, financial condition, and financial results, and Evans’ and FSB’s expectations about their ability to successfully integrate their respective businesses and the amount of cost savings and other benefits Evans and FSB expect to realize as a result of the mergers. These forward-looking statements are based largely on the expectations of Evans’ and FSB’s respective management and are subject to a number of risks and uncertainties, including, but not limited to:

•

the possibility that the mergers do not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;

•	the failure to close for any other reason;

•	changes in Evans’ or FSB’s share price before closing;

•	the risk that the businesses of Evans and FSB will not be integrated successfully;

•	the possibility that the cost savings and any synergies or other anticipated benefits from the mergers may not be fully realized or may take longer to realize than expected;

•	disruption from the mergers making it more difficult to maintain relationships with employees, customers or other parties with whom Evans or FSB have business relationships;

•	diversion of management time on merger-related issues;

•	risks relating to the potential dilutive effect of the shares of Evans common stock to be issued in the mergers;

•	the reaction to the mergers of the companies’ customers, employees and counterparties; and

•	other factors, many of which are beyond the control of Evans and FSB.

We refer you to the additional risk factors that could cause results to differ materially from those described above contained in the Annual Report on Form 10-K filed by Evans for the year ended December 31, 2018, and any updates to those risk factors set forth in Evans’ Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed by Evans with the SEC and are available on the SEC’s website at www.sec.gov. We also refer you to the section entitled “Risk Factors” in this proxy statement/prospectus. Because of these and other uncertainties, actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. All forward-looking statements, expressed or implied, included herein are expressly qualified in their entirety by the cautionary statements contained or referred to herein. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made. Neither Evans nor FSB undertakes any obligation, and specifically declines any obligation, to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise, except to the extent required by law.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Evans’ Annual Report on Form 10-K for the year ended December 31, 2018 and any updates to those risk factors set forth in Evans’ Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC, FSB stockholders should carefully consider the following factors in deciding whether to vote for the proposals presented in this proxy statement/prospectus. Please also see the section entitled “Where You Can Find More Information.”

Risks Relating to the Mergers

Because the market price of Evans common stock will fluctuate, the value of the stock consideration to be received by FSB stockholders who elect stock consideration is uncertain.

The market price of Evans common stock at the effective time may vary from the price of Evans common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus, and on the date of the FSB special meeting and at the effective time of the merger. Any change in the market price of Evans common stock prior to the completion of the mergers will affect the market value of the stock consideration that FSB stockholders will receive at the effective time. At the time of the FSB special meeting, FSB stockholders will not know or be able to calculate the value of the stock consideration they will receive at the effective time. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Evans and FSB. FSB stockholders should obtain current market quotations for both shares of Evans common stock and FSB common stock before voting their shares at the FSB special meeting.

There will be no adjustment to the merger consideration based upon changes in the market price of Evans common stock or FSB common stock prior to the time the mergers are completed. The merger agreement cannot be terminated due to a change in the price of Evans common stock or FSB common stock. As a result, the value of the cash consideration may differ from the value of the stock consideration.

The elections made by holders of FSB common stock with respect to the types of merger consideration they would like to receive are subject to proration, and there can be no assurance that a stockholder will receive the type of merger consideration he or she elects.

Each holder of FSB common stock will be able to elect the type of merger consideration that he or she would like to receive for each of his or her shares of FSB common stock, including electing to receive the cash consideration for a portion of his or her shares of FSB common stock and receive the stock consideration for the remainder of his or her shares of FSB common stock. All such elections are subject to adjustment on a pro rata basis. The merger agreement provides that the aggregate amount of the cash consideration that holders of FSB common stock are entitled to receive is equal to the cash value. As a result, all elections may be subject to proration depending on the elections made by other holders of FSB common stock if the cash value is undersubscribed or oversubscribed. Proration will be applied so that ultimately approximately 50% of the shares of FSB common stock are treated as cash election shares and approximately 50% of the shares of FSB common stock are treated as stock election shares.

Accordingly, depending on the elections made by other FSB stockholders, if a holder of FSB common stock elects to receive all cash consideration pursuant to the merger, such holder may receive a portion of the merger consideration due to such holder in the form of stock consideration. If a holder of FSB common stock elects to receive all stock consideration pursuant to the merger, such holder may receive a portion of the merger consideration due to such holder in the form of cash consideration. Holders of FSB common stock who make an election to receive the stock consideration for some of their shares and the cash consideration for the remainder of their shares may receive different amounts or proportions of the stock consideration and the cash consideration than they elected.

If you are a FSB stockholder and you tender shares of FSB common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are a FSB stockholder and want to make a valid cash election or stock election, you will have to deliver your stock certificates or book entry shares (or follow the procedures for guaranteed delivery), and a properly completed and signed form of election to the exchange agent prior to the election deadline. You will not be able to sell any shares of FSB common stock that you have delivered as part of your election unless you revoke your election before the election deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in FSB common stock for any reason until you receive the merger consideration. In the time between the election deadline and the effective time of the merger, the trading price of FSB common stock or Evans common stock may decrease, and you might otherwise want to sell your shares of FSB common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the effective time, which is uncertain. The effective time might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the mergers, may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals, the applicable regulatory authorities consider a variety of factors, including the competitive impact of the proposal in the relevant geographic markets; financial, managerial and other supervisory considerations, including the future prospects, of each party; potential effects of the mergers on the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, or the Community Reinvestment Act, including the subsidiaries’ overall compliance records and recent fair lending examinations; effectiveness of the parties in combatting money laundering activities; the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system; and whether Evans controls or would after consummation of the mergers control deposits in excess of certain limits. These regulatory authorities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the mergers or of imposing additional costs or limitations on the combined company following the mergers. The regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of the mergers that are not anticipated or cannot be met. Furthermore, such conditions or changes may constitute a burdensome condition that may allow Evans to terminate the merger agreement and Evans may exercise its right to terminate the merger agreement. If the consummation of the mergers is delayed, including by a delay in receipt of necessary regulatory approvals, the business, financial condition and results of operations of each party may also be materially and adversely affected. See the section entitled “The Mergers—Regulatory Approvals Required for the Mergers.”

Failure of the mergers to be completed, the termination of the merger agreement or a significant delay in the consummation of the mergers could negatively impact Evans and FSB.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the mergers. Please see the section entitled “The Merger Agreement—Conditions to Consummation of the Mergers.”

These conditions to the consummation of the mergers may not be fulfilled and, accordingly, the mergers may not be completed. In addition, if the mergers are not completed by October 31, 2020, either Evans or FSB may choose to terminate the merger agreement at any time after such date if the failure to consummate the transactions contemplated by the merger agreement is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement, before or after FSB stockholders approval of the merger.

If the mergers are not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market prices of Evans common stock and FSB common stock may decline significantly, particularly to the extent that the current market prices reflects a market assumption that the mergers will be consummated. If the consummation of the mergers is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each party may be materially adversely affected.

In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory agencies in connection with the mergers. If the mergers are not completed, the parties would have to recognize these expenses without realizing the expected benefits of the mergers. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the mergers, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on the ability to make significant changes to each party’s ongoing business during the pendency of the mergers, could have a material adverse effect on each party’s business, financial condition and results of operations.

Additionally, Evans’ or FSB’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the mergers, without realizing any of the anticipated benefits of completing the mergers, and the market price of Evans common stock might decline to the extent that the current market price reflects a market assumption that the mergers will be completed. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Some of the conditions to the mergers may be waived by Evans or FSB without resoliciting FSB stockholder approval of the merger agreement.

Some of the conditions to the mergers set forth in the merger agreement may be waived by FSB or Evans, subject to the agreement of the other party in specific cases. See the section entitled “The Merger Agreement—Conditions to Consummation of the Mergers.” If any such conditions are waived, FSB and Evans will evaluate whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the FSB board of directors determines that resolicitation of FSB stockholder is not warranted, Evans and FSB will have the discretion to complete the mergers without seeking further FSB stockholder approval.

Evans and FSB will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees, customers (including depositors and borrowers), suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of each party. These uncertainties may impair Evans’ or FSB’s ability to attract, retain and motivate key personnel and customers (including depositors and borrowers) pending the consummation of the mergers, as such personnel and customers may experience uncertainty about their future roles and relationships following the consummation of the mergers. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Evans and/or FSB to seek to change existing business relationships with Evans and/or FSB or fail to extend an existing relationship with Evans and/or FSB. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the mergers.

The pursuit of the mergers and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each party’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the mergers are pending. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to the Effective Time” for a description of the restrictive covenants applicable to Evans and FSB.

FSB’s directors and executive officers have interests in the mergers that may be different from the interests of the FSB stockholders.

FSB’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the FSB stockholders generally. The FSB board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and recommending the FSB stockholders that they vote to approve the merger proposal. These interests are described in more detail under the section entitled “The Mergers—Interests of FSB’s Directors and Executive Officers in the Mergers.”

The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to FSB that might result in greater value to FSB stockholders.

The merger agreement contains provisions that may discourage a third party from pursuing, announcing or submitting a business combination proposal to FSB that might result in greater value to the FSB stockholders than the mergers. These provisions include a general prohibition on FSB from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, as described under the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers.” Furthermore, if the merger agreement is terminated, under certain circumstances, FSB may be required to pay Evans a termination fee equal to $1,400,000, as described under the section entitled “The Merger Agreement—Termination Fee.” FSB also has an unqualified obligation to submit its merger-related proposals to a vote by its stockholders, including if FSB receives an unsolicited proposal that the FSB board of directors has determined in good faith is superior to the mergers. See the section entitled “The Merger Agreement—FSB Special Meeting and Recommendation of the FSB Board of Directors.”

Each of the directors of FSB and certain executive officers of FSB, in their capacities as individuals, have separately entered into a FSB voting agreement pursuant to which they agreed to vote their beneficially owned shares of FSB common stock in favor of the merger proposal and certain related matters and against alternative transactions. As of the FSB record date, shares constituting approximately 6.38% of the FSB common stock entitled to vote at the FSB special meeting are subject to FSB voting agreements. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

The shares of Evans common stock to be received by holders of FSB common stock who receive the stock consideration as a result of the mergers will have different rights from the shares of FSB common stock.

The rights of FSB stockholders are currently governed by the FSB charter, and the bylaws of FSB, as amended, which we refer to as the FSB bylaws. Upon completion of the mergers, the rights of former holders of FSB common stock will be governed by the Evans charter and the Evans bylaws. Evans is organized under New York law, while FSB is organized under Maryland law. The rights associated with FSB common stock are different from the rights associated with Evans common stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with Evans common stock.

The merger and second merger, taken together, are expected to, but may not, qualify as a reorganization under Section 368(a) of the Code.

The parties expect the merger and the second merger, taken together, to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the respective obligations of Evans and FSB to each complete the mergers is conditioned upon the receipt of U.S. federal income tax opinions to that effect from their respective tax counsel. These tax opinions represents the legal judgment of the counsel rendering the opinion and is not binding on the United States Internal Revenue Service, or the IRS, or the courts. These opinions will be based upon, among other things, certain representations and assumptions as to factual matters made by Evans and FSB. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the opinions. Furthermore, such expectation constitutes a forward-looking statement. For information on forward-looking statements, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” If the merger and the second merger, taken together, does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. holder (as defined below) of FSB common stock may be required to recognize any gain or loss equal to the difference between (1) the sum of the fair market value of Evans common stock received by the FSB stockholder in the mergers and the amount of cash, if any, received by the FSB stockholders in the mergers, and (2) the FSB stockholder’s adjusted tax basis in the shares of FSB common stock exchanged therefor. For further information, please refer to the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Mergers.” You should consult your tax advisor to determine the particular tax consequences to you.

For further information, please refer to the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Mergers.” You should consult your tax advisor to determine the particular tax consequences to you.

The opinion of Sandler O’Neill delivered to the FSB board of directors prior to the signing of the merger agreement will not reflect changes in circumstances after the date of the opinion.

Sandler O’Neill, FSB’s financial advisor in connection with the proposed mergers, orally delivered to the FSB board of directors its opinion, which was subsequently confirmed in writing, dated as of December 19, 2019, to the effect that, as of such date and based upon and subject to the factors, qualifications and assumptions set forth therein, the merger consideration set forth in the merger agreement was fair to the holders of FSB common stock from a financial point of view. Because FSB does not currently anticipate asking Sandler O’Neill to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the mergers are completed. Accordingly, the opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Evans or FSB, changes in general market and economic conditions or regulatory or other factors which may be beyond the control of Evans and FSB. Any such changes, or changes in other factors on which the opinion was based, may materially alter or affect the relative values of Evans or FSB. For a description of the other factors considered by the FSB board of directors in determining to approve the merger agreement and the transactions contemplated thereby, see the section entitled “The Mergers—FSB’s Reasons for the Mergers and Recommendation of the FSB Board of Directors.”

Litigation against FSB or Evans, or the members of the FSB or Evans board of directors, could prevent or delay the completion of the mergers.

While Evans and FSB believe that any claims that may be asserted by purported stockholder plaintiffs related to the mergers would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the mergers from being competed in a timely manner. The existence of litigation related to the mergers could affect the likelihood of obtaining the required approval from FSB stockholders. Moreover, any litigation could be time consuming and expensive, could divert Evans and FSB management’s attention away from their regular business and, any lawsuit adversely resolved against FSB, Evans or members of the FSB or Evans board of directors, could have a material adverse effect on each party’s business, financial condition and results of operations.

One of the conditions to the consummation of the mergers is the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement (including the mergers). Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a regulatory authority issues an order or other directive prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement (including the mergers), then such injunctive or other relief may prevent the mergers from becoming effective in a timely manner or at all.

Risks Relating to the Combined Company’s Business Following the Mergers

The market price of the common stock of the combined company after the mergers may be affected by factors different from those currently affecting the shares of Evans or FSB common stock.

Upon the completion of the mergers, Evans shareholders and FSB stockholders who receive the stock consideration will become shareholders of the combined company. Evans’ business differs from that of FSB, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Evans and FSB. For a further discussion of the businesses of Evans and FSB, please see the section entitled “Information About the Companies.” For a discussion of the businesses of FSB and Evans and of certain factors to consider in connection with such businesses, please see Annex D and Annex E hereto, with respect to FSB, and the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information,” with respect to Evans.

Sales of substantial amounts of Evans common stock in the open market by former FSB stockholders could depress Evans common stock price.

Shares of Evans common stock that are issued to FSB stockholders in the mergers will be freely tradable without restrictions or further registration under the Securities Act. Based on the number of shares of FSB common stock outstanding (which includes the shares of FSB common stock underlying FSB restricted stock awards and excludes the number of shares of FSB common stock issuable pursuant to outstanding FSB stock options) less the unallocated shares of FSB common stock held in the suspense account of the ESOP that will be delivered to FSB to repay the outstanding ESOP indebtedness and subsequently cancelled pursuant to the merger agreement, in each case, as of March 5, 2020, the last practicable date prior to the printing of the attached proxy statement/prospectus, and based on adjustment on a pro rata basis such that approximately 50% of the merger consideration will be the stock consideration, Evans currently expects to issue 422,417 shares of Evans common stock in connection with the mergers. If the mergers are completed and if FSB’s former stockholders who receive the stock consideration sell substantial amounts of Evans common stock in the public market following completion of the mergers, the market price of Evans common stock may decrease. These sales might also make it more difficult for Evans to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the mergers may not be realized.

The success of the mergers will depend on, among other things, the combined company’s ability to combine the businesses of Evans and FSB. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.

Evans and FSB have operated and, until the completion of the mergers, will continue to operate, independently. The success of the mergers, including anticipated benefits and cost savings, will depend, in part, on the successful combination of the businesses of Evans and FSB. To realize these anticipated benefits and cost savings, after the completion of the mergers, Evans expects to integrate FSB’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers. The loss of key employees could have an adverse effect on the companies’ financial results and the value of their common stock. If Evans experiences difficulties with the integration process, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Evans or FSB to lose current customers or cause current customers to remove their accounts from Evans or FSB and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Evans or FSB during this transition period and for an undetermined period after consummation of the mergers.

The combined company expects to incur substantial expenses related to the mergers.

The combined company expects to incur substantial expenses in connection with consummation of the mergers and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Evans and FSB have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the mergers. As a result of these expenses, both Evans and FSB expect to take charges against their earnings before and after the completion of the mergers. The charges taken in connection with the mergers are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Holders of Evans and FSB common stock will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

Holders of Evans and FSB common stock currently have the right to vote for the election of the directors and on other matters affecting Evans and FSB, respectively. Upon the completion of the mergers, each FSB stockholder who receives shares of Evans common stock will become a shareholder of Evans with a percentage ownership of Evans common stock that is smaller than such stockholder’s percentage ownership of FSB common stock. Following completion of the mergers, it is currently expected that former holders of FSB common stock as a group will own approximately 7.87% of the combined company’s common stock and existing Evans shareholders as a group will own approximately 92.13% of the combined company’s common stock. As a result, FSB stockholders who receive shares of Evans common stock will have less influence on the management and policies of the combined company than they now have on the management and policies of FSB, and existing Evans shareholders may have less influence than they now have on the management and policies of Evans.

The unaudited pro forma combined condensed financial information included in this proxy statement/prospectus is illustrative only and the actual financial condition and results of operations after the mergers may differ materially.

The unaudited pro forma combined condensed financial statements in this proxy statement/prospectus are presented for illustrative purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. A final determination of the fair values of FSB’s assets and liabilities, which cannot be made prior to the completion of the mergers, will be based on the actual net tangible and intangible assets of FSB that exist as of the closing date. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final merger consideration will be, in part, based on the closing price of Evans common stock on the closing date. For more information, please see the section entitled “Unaudited Pro Forma Combined Condensed Financial Information.”

Risks Related to Evans’ Business

Evans is, and will continue to be, subject to the risks described in Evans’ Annual Report on Form 10-K for the year ended December 31, 2018, and any updates to those risk factors set forth in Evans’ Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, all of which are or will be filed with the SEC and are incorporated by reference into this proxy statement/prospectus. See the sections entitled “Additional Information” and “Where You Can Find More Information.”

Risks Related to FSB’s Business

Due to the high concentration of one- to four-family residential mortgage loans in FSB Bank’s loan portfolio and the prolonged low interest rate environment, the average yield on FSB Bank’s loan portfolio is low.

Historically, the vast majority of FSB’s loan portfolio has consisted of longer-term (up to 30 years) fixed-rate one- to four-family residential mortgage loans. In recent years, FSB has sold newly originated fixed-rate one- to four-family residential mortgage loans with terms of 15 years or longer, but such loans will likely continue to comprise a large percentage of FSB’s interest-earning assets. At September 30, 2019, FSB’s one- to four-family residential mortgage loan portfolio totaled $215.4 million, or 77.3% of total loans. Traditionally one- to four-family residential mortgage loans have lower yields than commercial real estate or commercial and industrial loans because one- to four-family residential mortgage loans have less credit risk. During the prolonged low interest rate environment, the average yield on FSB’s one- to four-family residential mortgage loans has decreased. As a result, the average yield on FSB’s one- to four-family residential mortgage loan portfolio decreased 119 basis points to 4.08% for the nine months ended September 30, 2019 from 5.27% for the year ended December 31, 2011.

Income from secondary mortgage market operations is volatile, and FSB may incur losses with respect to its secondary mortgage market operations that could negatively affect its earnings.

A key component of FSB’s strategy is to continue to sell in the secondary market the longer term, conforming fixed-rate residential mortgage loans that it originates, earning other income in the form of gains on sale. For the nine months ended September 30, 2019, loan sales made up approximately 45.9% of FSB’s other income. When interest rates rise, the demand for mortgage loans tends to fall and may reduce the number of loans FSB can originate for sale. Weak or deteriorating economic conditions also tend to reduce loan demand. If the loan demand for conforming fixed-rate residential mortgage loans decreases or FSB is unable to sell such loans for an adequate profit, then FSB’s other income will likely decline which would adversely affect its earnings.

FSB’s business strategy includes growth, and FSB’s financial condition and results of operations could be negatively affected if it fails to grow or fails to manage its growth effectively.

FSB’s business strategy includes growth in assets, deposits and the scale of its operations. Achieving FSB’s growth targets will require it to attract customers who currently bank at other financial institutions in FSB’s market area. FSB’s ability to successfully grow will depend on a variety of factors, including its ability to attract and retain experienced employees, the continued availability of desirable business and consumer opportunities in its market area, the competitive responses from other financial institutions in its market area and its ability to manage its growth. Growth opportunities may not be available or FSB may not be able to manage its growth successfully. If FSB does not grow or does not manage its growth effectively, its financial condition and operating results could be negatively affected.

Because FSB intends to increase its commercial and multi-family real estate, commercial and construction loan originations, FSB’s lending risk will increase and downturns in the real estate market or local economy could adversely affect its earnings.

Commercial real estate, multi-family and commercial loans generally have more risk than residential mortgage loans. Because the repayment of commercial real estate, multi-family and commercial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the real estate market or the local economy. Commercial real estate, multi-family and commercial loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business thereby increasing the risk of non-performing loans. Also, many of FSB’s multi-family and commercial real estate and commercial business borrowers have more than one loan outstanding with FSB. Consequently, an adverse development with respect to one loan or one credit relationship can expose FSB to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan. Further, unlike residential mortgages or multi-family and commercial real estate loans, commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may be more difficult to appraise and may be more susceptible to fluctuation in value at default. As FSB commercial real estate, multi-family and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

Construction loans involve risks attributable to the fact that loan funds are secured by a project under construction, and the project is of uncertain value prior to its completion. It can be difficult to accurately evaluate the total funds required to complete a project, and construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If FSB is forced to foreclose on a project prior to completion, FSB may be unable to recover the entire unpaid portion of the loan. In addition, FSB may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time, any of which could adversely affect FSB’s business, financial condition and results of operations.

FSB’s cost of operations is high relative to its revenues.

FSB’s non-interest expense was $7.4 million for the nine months ended September 30, 2019. FSB continues to analyze its expenses and achieve efficiencies where available. Although FSB strives to generate increases in both net interest income and non-interest income, its efficiency ratio remains high as a result of operating expenses. FSB’s efficiency ratio totaled 100.6% and 98.6% for the nine months ended September 30, 2019 and 2018, respectively.

A worsening of economic conditions in FSB’s market area could reduce demand for its products and services and/or result in increases in its level of non-performing loans, which could adversely affect its operations, financial condition and earnings.

Unlike larger financial institutions that are more geographically diversified, FSB’s profitability depends primarily on the general economic conditions in Western New York and more specifically the New York communities in and surrounding Monroe, Livingston, Ontario, Orleans, Wayne, Jefferson and Erie Counties, New York. These counties have generally experienced limited or no population growth since 2010. Local economic conditions have a significant impact on the ability of FSB’s borrowers to repay loans and the value of the collateral securing loans. Almost all of FSB’s loans in its portfolio are to borrowers located in, or are secured by collateral located in, the New York communities in and surrounding Monroe County, New York.

A deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on FSB’s business, financial condition, liquidity and results of operations:

•	demand for FSB’s products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to FSB.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond FSB’s control could further impact these local economic conditions and could further negatively affect the financial results of FSB’s banking operations. In addition, deflationary pressures, while possibly lowering FSB’s operating costs, could have a significant negative effect on FSB’s borrowers, especially its business borrowers, and the values of underlying collateral securing loans, which could negatively affect FSB’s financial performance.

If FSB’s allowance for loan losses is not sufficient to cover actual loan losses, FSB’s earnings and capital could decrease.

Lending is inherently risky and FSB is exposed to the risk that its borrowers may default on their obligations. A borrower’s default on its obligations may result in lost principal and interest income and increased operating expenses as a result of the allocation of management’s time and resources to the collection and work-out of the loan. In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, FSB may have to charge-off the loan in whole or in part. In such situations, FSB may acquire real estate or other assets, if any, that secure the loan through foreclosure or other similar available remedies, and the amount owed under the defaulted loan may exceed the value of the assets acquired.

FSB makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of FSB’s borrowers and the value of the real estate and other assets serving as collateral for many of its loans. In determining the amount of the allowance for loan losses, FSB reviews its loans and its loss and delinquency experience, and it evaluates other factors including, among other things, current economic conditions. If FSB’s assumptions are incorrect, or if delinquencies or non-performing loans increase, FSB’s allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio, which would require additions to FSB’s allowance, which could materially decrease FSB’s net income. FSB’s allowance for loan losses was $1.7 million, or 0.62% of total loans at September 30, 2019.

In addition, bank regulators periodically review FSB’s allowance for loan losses and, based on their judgments and information available to them at the time of their review, may require FSB to increase its allowance for loan losses or recognize further loan charge-offs. An increase in FSB’s allowance for loan losses or loan charge-offs as required by these regulatory authorities may reduce FSB’s net income and its capital, which may have a material adverse effect on FSB’s financial condition and results of operations.

Future changes in interest rates may reduce FSB’s profits.

FSB’s profitability, like that of most financial institutions, depends to a large extent upon its net interest income, which is the difference between FSB’s interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, FSB’s results of operations depend largely on movements in market interest rates and its ability to manage its interest-rate-sensitive assets and liabilities in response to these movements. Factors such as inflation, recession and instability in financial markets, among other factors beyond its control, may affect interest rates.

If interest rates rise, and if rates on FSB’s deposits reprice upwards faster than the rates on its long-term loans and investments, FSB would experience compression of its interest rate spread, which would have a negative effect on FSB’s profitability. Furthermore, increases in interest rates may adversely affect the ability of FSB borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase. Conversely, decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, FSB is subject to reinvestment risk as it may have to redeploy such loan or securities proceeds into lower-yielding assets, which would also negatively impact FSB’s interest income.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on FSB’s financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect FSB’s ability to originate loans, the value of its assets and its ability to realize gains from the sale of its assets, all of which ultimately affect FSB’s earnings.

At September 30, 2019, FSB’s “rate shock” analysis indicates that its economic value of equity would decrease by $14.0 million, or 39.9%, if there was an instantaneous 200 basis point increase in market interest rates. However, FSB’s interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on its balance sheet or projected operating results.

If FSB’s nonperforming assets increase, FSB’s earnings will be adversely affected.

At September 30, 2019, FSB’s nonperforming assets, which consist solely of non-performing loans, totaled $1.0 million, or 0.3% of total assets. FSB’s nonperforming assets adversely affect its net income in various ways:

•	FSB records interest income only on the cash basis or cost-recovery method for non-accrual loans and its does not record interest income for other real estate owned;

•	FSB must provide for probable loan losses through a current period charge to the provision for loan losses;

•	non-interest expense increases when FSB writes down the value of properties in its other real estate owned portfolio to reflect changing market values;

•	there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees; and

•	the resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and FSB is unable to successfully manage its nonperforming assets, FSB’s losses and troubled assets could increase significantly, which could have a material adverse effect on FSB’s financial condition and results of operations.

FSB’s small size makes it more difficult for FSB to compete.

FSB’s small asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because FSB’s principal source of income is the net interest income it earns on its loans and investments after deducting interest paid on deposits and other sources of funds, FSB’s ability to generate the revenues needed to cover its expenses and finance such investments is limited by the size of its loan and investment portfolios. Accordingly, FSB is not always able to offer new products and services as quickly as its competitors. FSB’s ability to originate larger loans is limited by its lower loans to one borrower limit, which reduces its ability to compete for certain types of loans, in particular higher yielding commercial loans, and can reduce FSB’s interest income. FSB’s lower earnings also make it more difficult to offer competitive salaries and benefits. In addition, FSB’s smaller customer base makes it difficult to generate meaningful non-interest income. Finally, as a smaller institution, FSB is disproportionately affected by the ongoing increased costs of compliance with banking and other regulations.

Strong competition within FSB’s market area may limit its growth and profitability.

Competition in the banking and financial services industry is intense. In FSB’s market area, FSB competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of FSB’s competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that FSB does not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than FSB does, which could affect its ability to grow and remain profitable on a long-term basis. FSB’s profitability depends upon its continued ability to successfully compete in its market area. If FSB must raise interest rates paid on deposits or lower interest rates charged on its loans, FSB’s net interest margin and profitability could be adversely affected.

Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of FSB’s competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services than FSB can as well as better pricing for those products and services.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect FSB’s operations and/or increase FSB’s costs of operations.

FSB is subject to extensive regulation, supervision and examination by the NYDFS, the Federal Deposit Insurance Corporation, which we refer to as FDIC, and the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of federal deposit insurance funds and the depositors and borrowers of FSB Bank, rather than for FSB stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on FSB’s operations, the classification of FSB’s assets and determination of the level of FSB’s allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on FSB’s operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by FSB and its independent accounting firms. These changes could materially impact, potentially even retroactively, how FSB reports its financial condition and results of operations.

Non-compliance with the USA PATRIOT Act of 2001, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT Act of 2001 and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. The policies and procedures FSB has adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

FSB faces significant operational risks because the nature of the financial services business involves a high volume of transactions.

FSB operates in diverse markets and relies on the ability of its employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from FSB’s operations, including but not limited to, the risk of fraud by employees or persons outside FSB, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of FSB’s internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards, adverse business decisions or their implementation, or customer attrition due to potential negative publicity. In the event of a breakdown in FSB’s internal control systems, improper operation of systems or improper employee actions, FSB could suffer financial loss, face regulatory action, and/or suffer damage to FSB’s reputation.

Cyber-attacks or other security breaches could adversely affect FSB’s operations, net income or reputation.

FSB regularly collects, processes, transmits and stores significant amounts of confidential information regarding its customers, employees and others and concerning FSB’s business, operations, plans and strategies. In some cases, this confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on FSB’s behalf.

Information security risks have generally increased in recent years because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial and other transactions and the increased sophistication and activities of perpetrators of cyber-attacks and mobile phishing. Mobile phishing, a means thieves use to obtain sensitive personal information through fraudulent e-mail, text or voice mail, is an emerging threat targeting the customers of popular financial entities. A failure in or breach of FSB’s operational or information security systems, or those of FSB’s third-party service providers, as a result of cyber-attacks or information security breaches or due to employee error, malfeasance or other disruptions, could adversely affect FSB’s business, result in the disclosure or misuse of confidential or proprietary information, damage FSB’s reputation, increase FSB’s costs or cause losses.

If this confidential or proprietary information were to be mishandled, misused or lost, FSB could be exposed to significant regulatory consequences, reputational damage, civil litigation and financial loss.

Physical, procedural and technological safeguards designed to protect confidential and proprietary information from mishandling, misuse or loss, do not provide absolute assurance that mishandling, misuse or loss of information will not occur, and if mishandling, misuse or loss of information does occur, that those events will be promptly detected and addressed. Similarly, when confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on FSB’s behalf, FSB’s policies and procedures require that the third party agree to maintain the confidentiality of the information, establish and maintain policies and procedures designed to preserve the confidentiality of the information, and permit FSB to confirm the third party’s compliance with the terms of the agreement. As information security risks and cyber threats continue to evolve, FSB may be required to expend additional resources to continue to enhance its information security measures and/or to investigate and remediate any information security vulnerabilities.

Risks associated with system failures, interruptions, or breaches of security could negatively affect FSB’s earnings.

Information technology systems are critical to FSB’s business. FSB uses various technology systems to manage its customer relationships, general ledger, securities, deposits, and loans. However, FSB’s policies and procedures are designed to prevent or limit the impact of system failures, interruptions, and security breaches but may not be adequate. In addition, any compromise of FSB’s systems could deter customers from using FSB’s products and services. Although FSB relies on security systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect FSB’s systems from compromises or breaches of security.

In addition, FSB outsources a majority of its data processing to third-party providers. If these third-party providers encounter difficulties, or if FSB has difficulty communicating with them, FSB’s ability to adequately process and account for transactions could be affected, and FSB’s business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruptions, or breaches of security could damage FSB’s reputation and result in a loss of customers and business, subject FSB to additional regulatory scrutiny or expose FSB to litigation and possible financial liability. Any of these events could have a material adverse effect on FSB’s financial condition and results of operations.

FSB depends on its management team to implement its business strategy and execute successful operations and FSB could be harmed by the loss of their services.

FSB depends upon the services of the members of FSB’s senior management team to implement FSB’s business strategy and execute its operations. Members of FSB’s senior management team and lending personnel who have expertise and key business relationships in FSB’s markets could be difficult to replace. The loss of these persons or FSB’s inability to hire additional qualified personnel, could impact FSB’s ability to implement its business strategy and could have a material adverse effect on FSB’s results of operations and its ability to compete.

FSB Bank is a community bank and its ability to maintain its reputation is critical to the success of FSB’s business, and the failure to do so may materially adversely affect FSB’s performance.

FSB Bank is a community bank and FSB Bank’s reputation is one of FSB’s most valuable assets. A key component of FSB’s business strategy is to take advantage of FSB Bank’s reputation for customer service and knowledge of local markets to expand FSB Bank’s presence by pursuing new business opportunities with existing and prospective customers in FSB Bank’s market area and contiguous areas. This is done, in part, by recruiting, hiring and retaining employees who share FSB’s core values of being an integral part of the communities FSB serves, delivering superior service to FSB’s customers and caring about FSB’s customers. If FSB’s reputation is negatively affected by the actions of its employees, or by its inability to conduct its operations in a manner that is appealing to current or prospective customers, FSB’s business and operating results may be materially adversely affected.

FSB is subject to environmental liability risk associated with lending activities.

A significant portion of FSB’s loan portfolio is secured by real estate, and FSB could become subject to environmental liabilities with respect to one or more of these properties. During the ordinary course of business, FSB may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, FSB may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties, regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require FSB to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit FSB’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase FSB’s exposure to environmental liability. FSB’s loan foreclosure policy, which requires it to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on FSB.

THE FSB SPECIAL MEETING

This section contains information for FSB stockholders about the FSB special meeting. On or about March 16, 2020, this proxy statement/prospectus was mailed to holders of FSB common stock entitled to vote at the FSB special meeting. This proxy statement/prospectus is accompanied by a notice of the FSB special meeting and a form of proxy card that the FSB board of directors is soliciting for use at the FSB special meeting and at any adjournments or postponements thereof.

Date, Time and Place of the FSB Special Meeting

The FSB special meeting will be held at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450 on April 20, 2020 at 2:00 p.m., local time

Purpose of the FSB Special Meeting

At the FSB special meeting, FSB stockholders as of the FSB record date will be asked to consider and vote on the following proposals:

•	the merger proposal; and

•	the adjournment proposal.

Recommendation of the FSB Board of Directors

The FSB board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Record Date, Outstanding Shares, Shares Entitled to Vote and Quorum

The FSB board of directors has fixed the close of business on March 5, 2020 as the FSB record date for determining the holders of FSB common stock entitled to receive notice of and to vote at the FSB special meeting.

As of the FSB record date, there were 1,940,661 shares of FSB common stock outstanding and entitled to vote at the FSB special meeting, held by 164 holders of record. Each FSB stockholder of record on that date is entitled to one vote for each share held on each proposal to be considered at the FSB special meeting.

The presence (in person or by proxy) of holders of a majority of the shares of FSB common stock outstanding and entitled to vote at the FSB special meeting constitutes a quorum for transacting business at the FSB special meeting. All shares of FSB common stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum for all matters voted on at the FSB special meeting.

Vote Required, Treatment of Abstentions and Failure to Vote

Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FSB common stock entitled to vote on the merger proposal.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to either submit a proxy or vote at the FSB special meeting, or are a “street name” holder and fail to instruct your broker, bank, or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Adjournment proposal:

•

Standard: Assuming a quorum is present, approval of the adjournment proposal, if necessary or required, requires the affirmative vote of the holders of a majority of the votes present in person or by proxy at the FSB special meeting and entitled to vote thereon. If a quorum is not present, the adjournment proposal may nevertheless be approved by the affirmative vote of the holders of a majority in voting power of the FSB common stock held by the FSB stockholders present in person or by proxy at the FSB special meeting and entitled to vote thereon.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to either submit a proxy or vote at the FSB special meeting, or are a “street name” holder and fail to instruct your broker, bank or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

FSB stockholders must approve the merger proposal in order for the mergers to occur. FSB stockholders are not, however, required to approve the adjournment proposal in order for the mergers to occur. If FSB stockholders fail to approve the adjournment proposal, but approve the merger proposal, the mergers may nonetheless occur.

Shares Held by FSB’s Executive Officers and Directors

As of the FSB record date, the directors and executive officers of FSB and their affiliates collectively owned, and were entitled to vote, 132,686 shares of FSB common stock, representing approximately 6.84% of the shares of FSB common stock outstanding on that date. Each of the directors and executive officers of FSB, solely in their individual capacity as a FSB stockholder, have entered into a separate voting agreement with Evans and FSB, pursuant to which each such FSB director or executive officer has agreed to vote in favor of the merger proposal.

When considering the recommendation of the FSB board of directors that you vote in favor of the merger proposal, FSB stockholders should be aware that certain of the directors and executive officers of FSB have certain interests in the merger that may be different from, or in addition to, the interests of FSB stockholders generally. The FSB board of directors was aware of these interests and considered them, among other matters, in making its recommendation that FSB stockholders vote to approve the merger proposal. For more information, see the section entitled “The Mergers—Interests of FSB’s Directors and Executive Officers in the Mergers.”

Voting of Proxies and Incomplete Proxies

A FSB stockholder may vote by proxy or in person at the FSB special meeting. If you hold your shares of FSB common stock in your name as a FSB stockholder of record, you may authorize the persons named in the enclosed proxy card to vote your shares of FSB common stock at the FSB special meeting in the manner you direct by using one of the following methods:

•

By telephone: by calling toll free 1-800-652-8683 (which can also be found on your proxy card) and following the recorded instructions. Please have your proxy card or voting instruction form and your social security number or tax identification number available when you call. Voting by telephone is available 24 hours a day, 7 days a week until 1:00 a.m. Eastern Time on April 20, 2020, the day of the FSB special meeting.

•

Through the Internet: by accessing the website www.investorvote.com/FSBM (which can also be found on your proxy card) and following the instructions on the website. Please have your proxy card or voting instruction form and your social security number or tax identification number available when you access this voting site. Voting through the Internet is available 24 hours a day, 7 days a week until 1:00 a.m. Eastern Time on April 20, 2020, the day of the FSB special meeting.

•	By mail: by completing, signing and dating the enclosed proxy card and returning it to FSB using the enclosed envelope, which requires no additional postage if mailed in the United States.

The FSB board of directors requests that you vote by completing, signing, dating and returning the enclosed proxy card to FSB in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible. If you intend to submit your proxy through the Internet or by telephone, you must do so by 1:00 a.m. Eastern Time on April 20, 2020, the day of the FSB special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the FSB special meeting.

All properly signed proxies received prior to the FSB special meeting and not revoked before the vote at the FSB special meeting will be voted at the FSB special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares of FSB common stock will be voted “FOR” the merger proposal, and “FOR” the adjournment proposal; however, for those shares of FSB common stock held in the ESOP and the FSB Savings Plan, if no instructions are given, such shares of FSB common stock will be voted in the same proportion as votes received from other participants in the ESOP or the FSB Savings Plan, respectively.

Your vote is very important. Whether or not you plan to attend the FSB special meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to FSB in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares of FSB common stock are represented at the FSB special meeting. Submitting a proxy now will NOT prevent you from being able to attend and vote in person at the FSB special meeting. Please vote, using one of the available methods described above, as soon as possible.

If you hold shares of FSB common stock in “street name” through a broker, bank or other nominee, you should check the voting form provided to you by such broker, bank or other nominee to determine whether you may vote through the Internet or by telephone.

Shares Held in Street Name and Broker Non-Votes

If your shares of FSB common stock are held in “street name” through a broker, bank or other nominee, meaning in the name of a broker, bank or other nominee who is the record holder, you must provide such record holder of your shares of FSB common stock with instructions on how to vote your shares of FSB common stock. Please follow the voting instructions provided by the broker, bank or other nominee. You may not vote your shares of FSB common stock held in street name by returning a proxy card directly to FSB or by voting in person at the FSB special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of FSB common stock on behalf of their customers may not give a proxy to FSB to vote those shares of FSB common stock with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, failure to instruct your broker, bank or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the merger proposal.

How to Revoke Your Proxy

If you are a holder of record of FSB common stock and have previously submitted your proxy, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the FSB special meeting:

•

delivering a written notice bearing a date later than the date of your proxy card to the corporate secretary of FSB, stating that you revoke your proxy, which notice must be received by FSB prior to the beginning of the FSB special meeting;

•

completing, signing, dating and returning to the corporate secretary of FSB a new proxy card relating to the same shares of FSB common stock and bearing a later date, which new proxy card must be received by FSB prior to the beginning of the FSB special meeting;

•

casting a new vote through the Internet or by telephone at any time before the closure of the Internet and telephone voting facilities at 1:00 a.m. Eastern Time on April 20, 2020, the day of the FSB special meeting; or

•	attending the FSB special meeting and voting in person, although attendance at the FSB special meeting will not, by itself, revoke a proxy.

You should send any written notice of revocation or duly executed new proxy card, as the case may be, to FSB at the following address:

FSB Bancorp, Inc.

45 South Main Street

Fairport, New York 14450

Telephone:(585) 223-9080

Attn: Roberta Ryan, Corporate Secretary

If you hold your shares of FSB common stock in “street name” through a broker, bank or other nominee, you must contact your record holder to change your vote.

Voting in Person

If you are a FSB stockholder of record on March 5, 2020, the FSB record date, you may attend the FSB special meeting and vote in person. Please note, however, that if your shares of FSB common stock are held of record by a broker, bank or other nominee and you wish to vote at the FSB special meeting, you must obtain a “legal proxy,” executed in your favor from such broker, bank or other nominee who is the holder of record of your shares of FSB common stock in order to vote your shares of FSB common stock in person at the FSB special meeting.

If you plan to attend the FSB special meeting, you must hold your shares of FSB common stock in your own name or have a letter from the record holder of your shares of FSB common stock confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. FSB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the FSB special meeting, you are urged to complete, sign, date and return the enclosed proxy card to FSB in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible. This will not prevent you from voting in person at the FSB special meeting, but will assure that your vote is counted if you are unable to attend. If you are then present at the FSB special meeting and wish to vote your shares of FSB common stock in person, your original proxy may be revoked by voting at the FSB special meeting.

Participants in the ESOP and the FSB Savings Plan

Participants in the ESOP will each receive a voting instruction form that reflects all of the shares that the participant may direct the trustee to vote on his or her behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of FSB common stock allocated to his or her account. The ESOP trustee will vote all unallocated shares of FSB common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

In addition, participants in the FSB Savings Plan with an interest in the FSB Stock Fund will receive a voting instruction form that allows them to direct the FSB Savings Plan trustee to vote their interest in the FSB Stock Fund. If a participant does not direct the FSB Savings Plan trustee how to vote his or her interests in the FSB Stock Fund, the trustee will vote such interest in the same proportion as interests for which it has received timely voting instructions from other FSB Savings Plan participants. The deadline for returning a voting instruction form to each plan’s trustee is April 13, 2020.

Proxy Solicitation

The enclosed proxy is solicited by and on behalf of the FSB board of directors. FSB will pay the expenses of soliciting proxies to be voted at the FSB special meeting, except that FSB and Evans have each agreed to share equally the costs of printing of this proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, FSB and its officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person. No additional compensation will be paid to directors, officers or other employees of FSB for making these solicitations.

FSB has retained a proxy solicitation firm, EQ Proxy Services, to aid it in the solicitation process. FSB estimates it will pay EQ Proxy Services a fee of approximately $6,000.00 plus certain expenses and has agreed to indemnify EQ Proxy Services against certain losses. FSB intends to reimburse persons who hold FSB common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares of FSB common stock.

Assistance

If you need assistance in completing your proxy card, have questions regarding the FSB special meeting or would like additional copies of this proxy statement/prospectus, please contact Kevin Maroney at (585) 223-9080 or FSB’s proxy solicitor, EQ Proxy Services, at (516) 220-8356, for banks and brokers, and all others can call, toll-free, (833) 503-4127.

THE FSB PROPOSALS

PROPOSAL NO. 1: THE MERGER PROPOSAL

As discussed elsewhere in this proxy statement/prospectus, the holders of FSB common stock will consider and vote on the merger proposal. The holders of FSB common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Required Vote

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FSB common stock entitled to vote on the merger proposal.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to either submit a proxy or vote at the FSB special meeting, or are a “street name” holder and fail to instruct your broker, bank, or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Vote Recommendation

The FSB board of directors unanimously recommends a vote “FOR” the merger proposal. The mergers cannot be completed unless FSB stockholders approve the merger proposal. For a more detailed discussion of the FSB board of directors’ recommendation, see the section entitled “The Merger Agreement—FSB Special Meeting and Recommendation of the FSB Board of Directors.”

PROPOSAL NO. 2: THE ADJOURNMENT PROPOSAL

The FSB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the FSB special meeting, the number of shares of FSB common stock present or represented and voting in favor of the merger proposal is insufficient to approve such merger proposal, FSB may move to adjourn the FSB special meeting in order to enable the FSB board of directors to solicit additional proxies in favor of the merger proposal. In this proposal, FSB is asking its stockholders to authorize the holder of any proxy solicited by the FSB board of directors on a discretionary basis to vote in favor of adjourning the FSB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from FSB stockholders who have previously voted. FSB does not intend to call a vote on adjournment of the FSB special meeting to solicit additional proxies if the merger proposal is approved at the FSB special meeting. Pursuant to the merger agreement, FSB is required to adjourn or postpone the FSB special meeting to solicit additional proxies if it has not received proxies representing a sufficient number of votes for the FSB stockholder approvals needed to complete the mergers.

Required Vote

•

Standard: Assuming a quorum is present, approval of the adjournment proposal, if necessary or required, requires the affirmative vote of the holders of a majority of the votes present in person or by proxy at the FSB special meeting and entitled to vote thereon. If a quorum is not present, the adjournment proposal may nevertheless be approved by the affirmative vote of the holders of a majority in voting power of the FSB common stock held by the FSB stockholders present in person or by proxy at the FSB special meeting and entitled to vote thereon.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to either submit a proxy or vote at the FSB special meeting, or are a “street name” holder and fail to instruct your broker, bank or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

Vote Recommendation

The FSB board of directors unanimously recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT THE COMPANIES

Evans Bancorp, Inc.

One Grimsby Drive

Hamburg, New York 14075

Telephone: (716) 925-2000

Evans is financial holding company and the parent company of Evans Bank, a commercial bank with $1.5 billion in assets and $1.3 billion in deposits at September 30, 2019. Evans Bank is a full-service community bank, with 15 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans’ wholly owned insurance subsidiary, The Evans Agency, LLC, provides life insurance, employee benefits and property and casualty insurance through ten insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds. Evans common stock is traded on the NYSE, under the symbol “EVBN.”

Additional information about Evans and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

FSB Bancorp, Inc.

45 South Main Street

Fairport, New York 14450

Telephone:(585) 223-9080

FSB is a bank holding company that has elected “financial holding company” status, and the parent company of Fairport Savings Bank, a New York stock savings bank with $324.8 million in consolidated assets and $232.9 million in deposits at September 30, 2019.

FSB Bank was established in 1888 and is headquartered in Fairport, New York. FSB Bank conducts business from its main office in Fairport and through four branch offices located in Penfield, Irondequoit, Webster and Perinton, New York, all of which are located in the greater Rochester metropolitan area. FSB Bank also operates loan origination offices in Pittsford and Greece, New York, in the Rochester metropolitan area, as well as in Buffalo and Watertown, New York.

FSB Bank’s principal business consists of originating one- to four-family residential real estate mortgage loans and home equity lines of credit, and to a lesser but increasing extent, commercial real estate, multi-family and construction loans. FSB Bank also offers commercial and industrial loans and other consumer loans. FSB Bank’s principal source of funds are the retail deposit products it offers to the general public in the areas surrounding its branch offices. FSB Bank also utilizes borrowings as a source of funds. FSB Bank’s revenues are derived primarily from interest on loans and, to a lesser extent, interest on investment and municipal securities and mortgage-backed securities. FSB Bank also generates revenues from other income, including realized gains on sales of loans associated with loan production generated from its loan origination offices, deposit fees and service charges, realized gains on sales of securities, earnings on bank owned life insurance and loan fees. Additionally, FSB Bank derives a portion of its other income through Fairport Wealth Management, its subsidiary that offers non-deposit investments such as annuities, insurance products and mutual funds, as well as asset management. FSB common stock is traded on the Nasdaq, under the symbol “FSBC.”

THE MERGERS

The following discussion contains material information regarding the mergers. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion does not purport to be complete and may not contain all of the information about the mergers that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the mergers.

Terms of the Mergers

Each of the Evans board of directors and the FSB board of directors approved and adopted the merger agreement. The merger agreement provides that, among other things, (i) Merger Sub will merge with and into FSB, with FSB continuing as the surviving corporation in the merger, (ii) immediately thereafter, FSB will merge with and into Evans, with Evans continuing as the surviving corporation in the second merger, and (iii) immediately thereafter, FSB Bank will merge with and into Evans Bank, with Evans Bank continuing as the surviving bank in the bank merger.

At the effective time, each share of FSB common stock issued and outstanding immediately prior to the effective time, except certain specified shares, will be converted, at the election of the FSB stockholder, into the right to receive, either (i) $17.80 in cash or (ii) 0.4394 shares of Evans common stock.

Each holder of FSB common stock is entitled to elect the form of the merger consideration that he or she would like to receive for his or her shares of FSB common stock. All such elections are subject to adjustment on a pro rata basis so that ultimately approximately 50% of the shares of FSB common stock will be treated as cash election shares and approximately 50% of the shares of FSB common stock will be treated as stock election shares.

Evans will not issue any fractional shares of Evans common stock in the merger. Instead, a FSB stockholder who would otherwise be entitled to receive a fraction of a share of Evans common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of Evans common stock that such FSB stockholder would otherwise be entitled to receive by (ii) the average closing price.

FSB stockholders are being asked to approve the merger agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to consummation of the mergers and the provisions for terminating or amending the merger agreement.

Background of the Mergers

Since its conversion from the mutual holding company form of organization to a stock holding company and raising $10.3 million of gross proceeds in July 2016, FSB has managed its capital through stock repurchases and controlled organic growth, primarily in its residential mortgage and commercial loan portfolios. In addition to implementing its business plan, the FSB board of directors has considered various strategic alternatives to enhance stockholder value, including potential acquisitions of financial services companies or other financial institutions and strategic partnerships. Pursuant to federal banking regulations, FSB was generally prohibited from entering into a sale of control transaction for three years following its conversion to stock form. That prohibition ended in July 2019.

As FSB entered 2019, management began discussions with the FSB board of directors regarding the challenges it faced in improving FSB’s profitability and maintaining FSB Bank’s loan and deposit growth, which included the increasingly competitive landscape for loans and deposits in Upstate New York, higher costs of regulatory compliance, the historically low interest rate environment and flattening yield curve which has narrowed FSB Bank’s net interest margin and interest rate spread, and the need to grow in order to increase scale and better manage expenses. As part of these discussions, management emphasized the need to consider strategic opportunities that could further enhance stockholder value and provide improved delivery channels and product offerings to customers, including seeking a larger financial institution as a strategic partner.

In March 2019, the FSB board of directors held a strategic planning meeting. The FSB board of directors invited a representative of Sandler O’Neill, an investment banking firm that specializes in representing financial institutions, to update the FSB board of directors on the banking industry and the merger and acquisitions market. Sandler O’Neill also acted as FSB’s financial advisor in connection with its conversion to a stock holding company in 2016. In addition, a representative of FSB’s legal counsel, Luse Gorman, attended the meeting.

The representative of Luse Gorman began the meeting by giving a presentation and discussing the FSB board of directors’ fiduciary duties, specifically in the context of a change-in-control transaction. The representative of Sandler O’Neill then discussed FSB’s business, market and stock performance, both historically and in comparison to peer institutions. Sandler O’Neill provided the FSB board of directors with a range of potential valuations for FSB on a stand-alone basis, using various valuation methodologies, as well as a range of potential valuations on a change-in-control basis, using data from recent bank holding company merger transactions. The FSB board of directors then discussed the merits of different opportunities available to FSB, including continued organic growth or combining with a larger financial institution. Management and the FSB board of directors also discussed current issues related to banking generally and FSB particularly, including the challenge of hiring seasoned mortgage originators. As a result of the meeting, the FSB board of directors agreed to continue discussions regarding strategic alternatives while continuing to develop strategies to further implement FSB Bank’s business plan.

Following the March 2019 board meeting, Kevin Maroney, President and Chief Executive Officer of FSB, had informal discussions with several financial institutions who expressed an interest in potentially pursuing a strategic partnership with FSB. On June 26, 2019, the FSB board of directors established a Mergers and Acquisitions Committee, consisting of Dana Gavenda, Lowell Patric, and Kevin Maroney, to oversee the strategic alternatives process and make recommendations to the FSB board of directors.

On July 17, 2019, the members of the Mergers and Acquisitions Committee, or the committee, attended an informal meeting at the invitation of representatives of Company A, a New York community banking institution, to discuss their respective franchises and opportunities for a combined institution. The committee agreed to discuss the meeting with the FSB board of directors at its regularly scheduled July meeting and agreed that further discussions in the future could be warranted.

At the FSB board of directors’ regularly scheduled meeting on July 24, 2019, Mr. Maroney updated the FSB board of directors on the meeting with Company A. Mr. Maroney also discussed the recent performance of FSB and the challenges that it continued to face. The FSB board of directors agreed that the committee should continue to explore strategic alternatives for FSB, including a potential strategic transaction with Company A. The FSB board of directors also directed Mr. Maroney to request proposals from investment bankers, including Sandler O’Neill, to represent FSB in a potential strategic transaction.

On July 25, 2019, Mr. Maroney called the Chief Executive Officer of Company A to advise Company A that FSB was still evaluating all of its strategic options. The Chief Executive Officer of Company A expressed his continued interest in acquiring FSB and stated to Mr. Maroney that he would likely be sending FSB a non-binding letter of interest the following week.

On August 8, 2019, Mr. Maroney met again with the Chief Executive Officer of Company A who proposed that FSB and Company A enter into a nondisclosure agreement and presented a draft to Mr. Maroney. Mr. Maroney advised the Chief Executive Officer of Company A that he would ask his counsel to review the nondisclosure agreement. Mr. Maroney and the Chief Executive Officer of Company A agreed to continue discussions.

On August 16, 2019, FSB and Company A executed a nondisclosure agreement for the purpose of facilitating further discussions.

On August 16, 2019, Mr. Maroney and several members of the FSB board of directors met with the Chief Executive Officer and two other executives of Company A to discuss the potential benefits of a combination of the two companies. At the meeting, the Chief Executive Officer of Company A delivered a non-binding letter of interest to the representatives of FSB. The letter discussed the merits of a combined institution, including the creation of a larger local, community-focused banking institution, the structure of a potential transaction, and the management of the resulting institution, including a proposal to appoint at least one FSB director to the board of directors of the combined institution. Company A indicated that the proposed merger consideration would consist of a combination of cash and stock, with an initial price range of $18.75 to $20.15 per share to stockholders of FSB. The letter of interest was subject to the completion of a satisfactory due diligence examination of FSB. Company A also requested that FSB enter into an approximately 60-day exclusivity agreement with Company A to allow for the completion of due diligence and the potential negotiation of a definitive merger agreement. On August 16, 2019, Mr. Maroney also received a call from David J. Nasca, the President and Chief Executive Officer of Evans, expressing Evans’ interest in potentially pursuing a strategic partnership with FSB and submitting a non-binding letter of interest. Mr. Maroney indicated that FSB would soon be engaging an investment banker to advise the FSB board of directors and organize a process for considering strategic alternatives, and that further discussions were warranted.

On August 20, 2019, FSB held a telephonic special meeting of the FSB board of directors. Mr. Maroney updated the FSB board of directors on the progress of his discussions with Company A. Mr. Maroney also advised the FSB board of directors of his discussion with Mr. Nasca and Evans’ interest in potentially acquiring FSB. Mr. Maroney then reviewed Company A’s non-binding written letter of interest with the FSB board of directors. Following a discussion of Company A’s letter of interest, the FSB board of directors discussed engaging an investment banker, and approved engaging Sandler O’Neill as FSB’s financial advisor for a potential transaction. A formal engagement letter was executed by Sandler O’Neill and FSB on August 27, 2019.

On August 27, 2019, the FSB board of directors convened a special meeting. A representative of Sandler O’Neill also participated in the meeting. The Sandler O’Neill representative gave a presentation with an overview of the process involved in selling or merging a bank. The presentation included a list of potential strategic partners in addition to Company A and financial/market information affecting their ability to acquire FSB. During and following the presentation, the Sandler O’Neill representative responded to various questions from the FSB board of directors. The FSB board of directors concluded that a sale process would more likely result in the best value for FSB stockholders. The FSB board of directors then directed representatives of Sandler O’Neill and FSB’s senior management team to advance the sale process preparations, including finalizing a list of potential interested acquirers and completing customary marketing materials (including a confidential information memorandum and proposed form of nondisclosure agreement). This process also involved establishing a virtual data room and “populating” the virtual data room with customary due diligence materials regarding FSB that prospective acquirers would typically request. The FSB board of directors also decided that it would invite Company A to participate in the process and would therefore not enter into an exclusivity agreement with Company A at that time.

On August 13, 2019, Mr. Nasca, met with Mr. Maroney to discuss potential interest in a transaction.

Between August 28, 2019 and October 2, 2019, the virtual data room was populated with due diligence information and the confidential information memorandum was finalized. At the direction of FSB, representatives of Sandler O’Neill proceeded to make contact with the potential acquirers identified on the targeted list, which consisted of 11 financial institutions, including Evans and Company A. The group included public and private banks located in the State of New York or adjacent states. As a result of this process, in September and October 2019, FSB entered into nondisclosure agreements with three prospective acquirers, including Evans, each of which received a confidential information memorandum. Company A previously executed a non-disclosure agreement, but did not accept receipt of the confidential information memorandum.

At the FSB board of directors’ regularly scheduled meeting on September 25, 2019, Mr. Maroney updated the FSB board of directors on the status of the sale process. Representatives of Sandler O’Neill and Luse Gorman also participated in the meeting. Following this discussion, the FSB board of directors directed Sandler O’Neill to provide prospective buyers a deadline for submitting indications of interest of October 16, 2019. At the meeting, the FSB board of directors also added Tom Weldgen to the committee.

In early October 2019, Company A informed representatives of Sandler O’Neill that it would not participate in the FSB sale process and that it was withdrawing its non-binding written letter of interest.

On October 15, 2019, FSB held a telephonic special meeting of the FSB board of directors. Representatives of Sandler O’Neill and Luse Gorman also participated in the meeting. A Sandler O’Neill representative updated the FSB board of directors on Company A’s decision not to move forward in the sale process and that it had rescinded its non-binding written letter of interest.

On October 15, 2019, Evans held a telephonic special session of the executive committee of the Evans board of directors. Representatives of Keefe, Bruyette & Woods, Inc., or KBW, Evans’ financial advisor, also participated in the meeting. Evans management and KBW went through a preliminary overview of FSB and its market and reviewed a financial model prepared by Evans based on preliminary financial information of FSB. During and following the presentation, Evans management and the KBW representatives responded to various questions from the executive committee of the Evans board of directors. At the conclusion of the meeting, the executive committee of the Evans board of directors authorized delivery to FSB of a non-binding letter of interest.

On October 18, 2019, FSB held a telephonic special meeting of the FSB board of directors. Representatives of Sandler O’Neill and Luse Gorman also participated in the meeting. The Sandler O’Neill representative stated that two potential acquirers, including Evans and Company B, a New York community banking institution, submitted non-binding letters of interest to acquire FSB. Pursuant to Evans’ non-binding letter of interest dated October 16, 2019, each FSB stockholder, subject to a stockholder election, would receive either cash or Evans common stock for each share of FSB common stock they owned with a price range between $18.00 and $20.00 per share. Evans proposed that its total consideration would consist of 50% cash and 50% Evans common stock. Evans also proposed to appoint one FSB director to the board of directors of Evans and Evans Bank. Pursuant to Company B’s non-binding letter of interest, each FSB stockholder, subject to a stockholder election, would receive 50% cash and 50% Company B common stock for each share of FSB common stock they owned for a purchase price of $17.50 per share. Company B indicated they would consider appointing one FSB director to the board of directors of Company B and its subsidiary bank. Both proposals were subject to the completion of a satisfactory due diligence examination of FSB. Following a discussion of both proposals, the FSB board of directors directed the representative of Sandler O’Neill to speak to representatives of Company A in order to reengage them in the FSB sale process.

On October 24, 2019, the FSB board of directors held its regularly scheduled meeting. Representatives of Sandler O’Neill and Luse Gorman also participated in the meeting. A representative from Sandler O’Neill began by giving a presentation summarizing the transaction process to date, a copy of which was distributed to the FSB board of directors. The Sandler O’Neill representative gave a market update for financial institutions and presented a summary of financial and pricing information for merger and acquisition transactions of a size comparable to that which could be anticipated of FSB. The Sandler O’Neill representative summarized the results of the process of contacting other financial institutions to gauge their interest in acquiring FSB and to solicit competitive proposals. The Sandler O’Neill representative also summarized his conversations with each of the entities and the general reasons that certain entities declined to submit a proposal. Sandler O’Neill had further discussions with Company A, but Company A refused to re-enter the sale process. Although Company A had withdrawn its proposal, the Sandler O’Neill representative described the financial aspects of Company A’s proposal and then compared it in detail to a description of the financial aspects of the proposals made by each of Company B and Evans. The FSB board of directors first discussed Evans’ proposal, noting that the proposed purchase price range of $18.00 to $20.00 per share (50% cash and 50% stock) and transaction multiples were significantly higher than the proposed purchase price of Company B’s proposal. The FSB board of directors then discussed Company B’s proposal and Company A’s previously withdrawn proposal.

The Sandler O’Neill representative then presented pro forma models reflecting a transaction between FSB and each of Evans, Company A, and Company B, and compared the implied metrics of each potential transaction, highlighting various pricing metrics and the capital levels of the resulting institution. The Sandler O’Neill representative noted the assumptions used to prepare the analyses and pricing metrics of each potential transaction and the financial information about the pro forma company. The Sandler O’Neill representative also outlined the typical timeline for a merger transaction. Following the discussion, the FSB board of directors authorized representatives of Sandler O’Neill to invite Evans to conduct further due diligence and to finalize its proposal by providing a final non-binding letter of interest with final pricing information. The FSB board of directors also instructed representatives of Sandler O’Neill to contact Company B to determine whether Company B would increase its proposed price into the price range proposed by Evans.

On October 25, 2019, representatives of Sandler O’Neill discussed with representatives of Company B the possibility of increasing Company B’s proposed offer price. Company B declined to increase the price in its proposal.

On November 11, 2019, senior management of Evans met for due diligence discussions with senior management of FSB in Rochester, New York. The parties discussed FSB’s business operations, including financial performance and future expectations, employee matters and regulatory issues. Following the meeting, Evans continued to conduct due diligence.

Between November 11, 2019 and November 25, 2019, Evans management conducted further due diligence on FSB and, with the assistance of representatives of KBW, considered the potential financial aspects of a transaction with FSB.

On November 25, 2019 and November 26, 2019, Evans held telephonic special meetings of the Evans board of directors. Members of the Evans management team, as well as representatives of Covington and KBW, were also in attendance at the meetings. The Evans board of directors discussed with Evans management, KBW and Covington the potential per share purchase price in the context of the other transaction terms in the letter of interest, the results of Evans’ due diligence investigation of FSB to date, a review of the potential financial impact of an acquisition of FSB on Evans and the strategic rationale for the acquisition of FSB. During the meetings, the Evans board of directors approved a per share purchase price of $17.80 and the delivery to FSB of a revised non-binding letter of interest.

On November 26, 2019, Evans submitted an updated written non-binding letter of interest, pursuant to which it proposed to pay a price of $17.80 per share for FSB common stock (50% cash and 50% stock with a stockholder election). The updated letter of interest also assumed the resolution of one FSB loan, which we refer to as the credit. In addition, the updated written non-binding letter of interest included that severance payments would be made to any terminated FSB employees pursuant to FSB’s previous severance practices. Other than the assumed resolution of the credit, the proposed price per share and the proposed severance for terminated FSB employees, the material terms of the proposal were unchanged from the initial letter dated October 16, 2019.

At the November 27, 2019 special meeting of the FSB board of directors, the FSB board of directors reviewed and discussed Evans’ revised proposal. Representatives of Sandler O’Neill and Luse Gorman also attended the meeting. A Sandler O’Neill representative then reviewed an updated presentation, a copy of which had been previously distributed to the FSB board of directors. The Sandler O’Neill representative summarized the history of the sale process to date. The Sandler O’Neill representative then reviewed Evans’ proposal, including pricing metrics in comparison to recent comparable regional bank and thrift transactions, and provided information about the pro forma branch network and composition of the loan and deposit portfolios of FSB and Evans on a combined basis. The Sandler O’Neill representative noted that Evans’ revised proposal significantly lowered the potential severance for FSB employees from a maximum severance equal to two weeks’ salary per year of employment up to 26 weeks to a maximum severance equal to two weeks’ salary per year of employment up to eight weeks. The representative of Sandler O’Neill also indicated that Evans would consider establishing a retention bonus pool for key FSB employees. During the meeting, the Sandler O’Neill representative responded to various questions from the FSB board of directors and counsel about the presentation and the value of FSB’s franchise.

The FSB board of directors then excused representatives of Sandler O’Neill and Luse Gorman from the meeting and discussed Evans’ proposal at length. Following the discussion, the FSB board of directors directed Sandler O’Neill to communicate to Evans that FSB would accept its proposal if Evans agreed to amend the employee severance provisions in the letter of interest consistent with those proposed in Evans’ original letter of interest. Subject to changing the severance provisions, the FSB board of directors unanimously voted to authorize Mr. Maroney to execute the non-binding letter of interest with Evans.

Based on feedback from Sandler O’Neill that the Evans severance policy provided better severance benefits than FSB’s historical severance practices, and after consideration of the matter with certain members of the Evans board of directors, Evans revised its updated written non-binding letter of interest to provide that FSB employees who are terminated following the transaction would be paid severance benefits based on the Evans severance policy.

Later that evening, the Sandler O’Neill representative notified Mr. Maroney that Evans agreed to change the severance provisions as requested by the FSB board of directors. Subsequently, Mr. Maroney executed the letter of interest with Evans.

On December 9, 2019, Evans’ legal counsel, Covington, provided Luse Gorman with an initial draft of the merger agreement.

On December 12, 2019, the committee held a telephonic meeting to review and discuss the draft merger agreement. Representatives of Sandler O’Neill and Luse Gorman also attended the meeting.

On December 12, 2019, Covington provided Luse Gorman drafts of ancillary documents, including the director and executive officer voting agreement.

On December 13, 2019, Luse Gorman sent FSB’s proposed revisions to the merger agreement to Covington and on December 14, 2019, Luse Gorman sent FSB’s proposed revisions to the voting agreement to Covington.

On December 15, 2019, Covington circulated a revised draft of the merger agreement to Luse Gorman.

On December 16, 2019, Luse Gorman had a call with Covington to negotiate the terms of the merger agreement.

On December 16, 2019, FSB’s management, together with representatives of Sandler O’Neill, conducted due diligence interviews of senior management of Evans.

On December 17, 2019, representatives of Luse Gorman updated the committee on the status of negotiations relating to the merger agreement.

On December 17, 2019, Luse Gorman circulated a revised draft of the merger agreement to Covington and revised drafts of certain ancillary documents.

On December 17, 2019, Covington circulated a revised draft of the merger agreement to Luse Gorman, following which Luse Gorman had another call with Covington to negotiate unresolved and other terms of the merger agreement, including a proposed price adjustment and closing condition related to the resolution of the credit. Following the call, Covington circulated a revised draft of the merger agreement to Luse Gorman.

On December 18, 2019, Covington circulated a revised draft of the merger agreement to Luse Gorman reflecting the proposed closing condition relating to the credit and the price adjustment discussed the previous day.

On December 18, 2019, the committee held a telephonic meeting to receive a status update on the negotiations relating to the merger and to review and discuss the revised merger agreement, including the price adjustment and closing condition related to the resolution of the credit.

On December 18 and 19, 2019, management of FSB, representatives of Luse Gorman, management of Evans and representatives of Covington had telephone calls regarding changes to the merger agreement and exchanged drafts of the merger agreement. Among another things, the revised draft of the merger agreement removed the closing condition related to the resolution of the credit. It also provided for a revision to the price adjustment such that the maximum proposed downward price adjustment of the per share consideration would be $0.17 per share for FSB common stock and would be based on the resolution of the credit.

On December 19, 2019, the committee voted unanimously to recommend approval of the revised merger agreement to the full FSB board of directors.

On December 19, 2019, FSB convened a special meeting of the FSB board of directors to review the merger agreement and the proposed merger with Evans. Representatives of Sandler O’Neill and Luse Gorman attended the meeting telephonically. The FSB board of directors had been provided with various information and documents in advance of the meeting, including the merger agreement, the voting agreement, a summary of the material terms of the merger agreement and a financial presentation provided by Sandler O’Neill.

Representatives of Luse Gorman reviewed in detail the terms of each major section of the merger agreement and the voting agreement and answered questions relating to the merger agreement and related ancillary documents and disclosure schedules. Representatives of Luse Gorman also reviewed with the FSB board of directors its fiduciary duties.

A representative of Sandler O’Neill summarized the historical financial performance of Evans and provided a financial overview of the proposed merger. The Sandler O’Neill representative discussed the pro forma branch footprint and the pro forma capital position of the combined company. The Sandler O’Neill representative also highlighted pricing measures for the proposed transaction and compared them to merger transactions involving comparably sized financial institutions in the Mid-Atlantic and Northeast regions that had been completed since January 1, 2016. The Sandler O’Neill representative also discussed merger-related costs and answered questions from the FSB board of directors.

The Sandler O’Neill representative then delivered Sandler O’Neill’s oral opinion that, as of December 19, 2019, and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken, as set forth in the opinion, the merger consideration to be paid to FSB common stockholders was fair from a financial point of view. Sandler O’Neill’s written opinion, dated December 19, 2019, was delivered to the FSB board of directors following the meeting.

Following the presentations of and discussions with its financial and legal advisors, the FSB board of directors reviewed and discussed the proposed merger agreement and merger.

Following consideration of this information, including those factors described under “—FSB’s Reasons for the Mergers and Recommendation of the FSB Board of Directors,” the FSB board of directors determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interest of FSB and its stockholders. The FSB board of directors then unanimously voted to approve and adopt the merger agreement and the transactions contemplated thereby and recommend that FSB stockholders vote to approve the merger agreement and the transactions contemplated thereby.

On December 19, 2019, the Evans board of directors held a special meeting to consider the terms of the mergers and merger agreement. Representatives of KBW and Covington attended the meeting. The Evans board of directors had been provided with various information and documents in advance of the meeting, including the merger agreement, the voting agreement and a summary of the material terms of the merger agreement. At the meeting, members of Evans’ management reported on the status of due diligence and negotiations with FSB. Also at the meeting, representatives of KBW reviewed with the Evans board of directors financial aspects of the proposed merger. At the meeting, Covington reviewed with the Evans board of directors its fiduciary duties and reviewed the key terms of the merger agreement and related agreements (including the voting agreements), and answered questions relating to the merger agreement and related ancillary documents and disclosure schedules.

The Evans board of directors discussed with members of the Evans executive management team, KBW and Covington the potential strategic benefits of acquiring FSB, including FSB’s position and operations in the market of Western New York, the financial aspects of the transaction and the proposed plan for integrating the two organizations. After considering the proposed terms of the merger agreement, the terms of the voting agreements, and taking into consideration the matters discussed during that meeting and prior meetings of the Evans board of directors, including the factors described under “—Evans’ Reasons for the Mergers,” the Evans board of directors determined that the merger was consistent with Evans’ business strategies and in the best interests of Evans and Evans shareholders and the Evans board of directors voted to approve and adopt the merger agreement and the other transactions contemplated by the merger agreement.

Following the completion of the FSB and Evans board meetings, the merger agreement was executed and delivered. Following the close of the market on December 19, 2019, Evans and FSB issued a joint press release announcing the execution of the merger agreement.

On January 15, 2020, FSB sold the credit that was the subject of a potential price adjustment in the merger agreement such that no price adjustment would be applicable pursuant to the terms of the merger agreement.

On March 5, 2020, FSB and Evans amended the merger agreement to remove the price adjustment provisions.

FSB’s Reasons for the Mergers and Recommendation of the FSB Board of Directors

The FSB board of directors unanimously determined that the merger with Evans is in the best interests of FSB and its stockholders and approved and declared advisable the merger agreement and the transactions contemplated therein, including the mergers, and recommends that FSB stockholders vote “FOR” the adoption of the FSB merger proposal. In reaching its decision to approve and recommend the adoption of the merger agreement and the transactions contemplated by the merger agreement, the FSB board of directors evaluated the merger agreement and the mergers in consultation with FSB’s management, as well as FSB’s financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors, which are not presented in order of priority:

•	a review of FSB’s business, operations, properties, assets, financial condition, operating results and prospects, and FSB board of directors’ and senior management’s understanding of Evans’ business,

operations, properties, assets, financial condition, operating results, historical market prices and prospects, including information obtained through due diligence;

•

a review of the risks and prospects of FSB remaining independent, including the challenges of the current financial, operating, regulatory and interest rate environment, generally; the increasing costs associated with banking regulation, compliance and technology, generally; and the anticipated costs of continuing to develop and enhance FSB’s business capabilities;

•

its consideration that the transaction with Evans was more favorable to the FSB stockholders than the potential value that might result from other alternatives reasonably available to FSB, including, but not limited to, remaining independent;

•	the prospects of prudently and profitably deploying FSB’s excess capital in a reasonable period of time;

•	that 50% of the merger consideration would be in Evans common stock and the potential for FSB stockholders to participate in the future earnings and growth of the combined company;

•	the fact that the cash consideration offers FSB stockholders the opportunity to realize cash for the value of their shares with immediate certainty of value;

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the FSB board of directors’ belief that, based on the complementary nature of Evans’ business and operations, the transaction is likely to provide substantial value to FSB stockholders, including the combined company’s longstanding and strong market presence in Western New York, a more diversified loan portfolio and attractive funding base and the expected pro forma earnings growth prospects compared to on a stand-alone basis;

•

the attractiveness and strategic fit of Evans as a potential merger partner with respect to its business, financial condition, results of operations and management and its knowledge of the Western New York banking market;

•	FSB’s and Evans’ shared corporate values and commitment to serve their clients and communities, and the effects of the merger on FSB Bank’s customers;

•	Evans’ commitment to enhancing its strategic position in the Rochester, New York market area and increased customer convenience of the expanded branch network of Evans;

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the expanded possibilities, including organic growth potential and future acquisitions, that would be available to the combined company, given its larger size, asset base, diverse product offerings, capital and liquidity;

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the historical performance of Evans common stock, Evans’ greater market capitalization and the future cash dividends anticipated to be received by FSB stockholders who elect to receive Evans common stock;

•	the merger with Evans was the result of a solicitation process conducted by FSB with the assistance of Sandler O’Neill;

•	the ability of Evans to complete the merger from a business, financial and regulatory perspective;

•	its review and discussions with FSB’s management concerning the due diligence examination of the business of Evans;

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the FSB board of directors’ expectation that the combined company will have a strong capital position upon completion of the transaction, including the expectation that Evans will maintain its dividend;

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the anticipated effect of the merger on FSB’s employees including the prospects for continued employment in a larger organization and various benefits agreed to be provided to FSB’s employees (including that FSB’s employees whom Evans elects not to retain after the effective time will be entitled to severance benefits);

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the written opinion, dated December 19, 2019, of Sandler O’Neill to the FSB board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of FSB common stock of the merger consideration, as more fully described under “—Opinion of FSB’s Financial Advisor;”

•	the expected tax treatment of the merger and second merger, taken together, as a “reorganization” for United States federal income tax purposes;

•	certain structural protections included in the merger agreement, including:

•

the fact that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to FSB and that, under certain circumstances more fully described under “The Merger Agreement—Agreement Not to Solicit Other Offers,” FSB may furnish non-public information to, and enter into discussions with, such a third party regarding a qualifying acquisition proposal; and

•	both parties’ covenant to use their reasonable best efforts to obtain the required regulatory approvals for the mergers; and

•	the FSB board of directors’ review with FSB’s outside legal counsel of the terms of the merger agreement.

The board of directors of FSB also considered the potential risks related to the mergers but concluded that the anticipated benefits of the mergers were likely to substantially outweigh these risks. These potential risks included:

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating FSB’s business, operations and workforce with those of Evans;

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the regulatory and other approvals required to complete the mergers and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

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the merger agreement provisions generally requiring FSB to conduct its business in the ordinary course and the other restrictions on the conduct of FSB’s business prior to completion of the merger, which may delay or prevent FSB from undertaking business opportunities that may arise pending completion of the mergers;

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with the stock consideration based on a fixed exchange ratio, the risk that the stock consideration to be paid to FSB stockholders could be adversely affected by a decrease in the trading price of Evans common stock prior to the closing of the mergers;

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the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the mergers and the potential effect on FSB’s business and relations with customers, service providers and other stakeholders, whether or not the mergers are completed;

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the interests of certain of FSB’s directors and officers may be different from, or in addition to, the interests of other FSB stockholders as described under the heading “—Interests of FSB’s Directors and Executive Officers in the Mergers;”

•	certain provisions of the merger agreement that prohibit FSB from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	the risk of litigation arising from stockholders because of the merger agreement or the transactions contemplated thereby;

•	the fact that FSB stockholders would not be entitled to appraisal or dissenters’ rights in connection with the mergers;

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the fact that, while the mergers are expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the mergers will be satisfied or waived (if applicable), and as a result, it is possible that the mergers may not be completed, and the fact that, if the mergers are not completed, (i) FSB will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on FSB’s business and client relationships, (ii) depending on the circumstances that caused the mergers not to be completed, it is likely that the trading price of FSB common stock will decline, potentially significantly and (iii) the market’s perception of FSB’s prospects could be adversely affected;

•	the risk of a potential price adjustment for FSB stockholders depending on the ability of FSB to dispose of the credit and at a particular price;

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FSB’s obligation to pay Evans a termination fee of $1.4 million in certain circumstances, as described under “The Merger Agreement—Termination Fee,” which may deter others from proposing an alternative transaction that may be more advantageous to FSB stockholders; and

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the other risks described under “Risk Factors,” and the risks of investing in Evans common stock identified in the “Risk Factors” sections of Evans’ periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of the information and factors considered by the FSB board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the FSB board of directors. The above factors are not presented in any order of priority. In view of the wide variety of factors considered by the FSB board of directors in connection with its evaluation of the merger and the complexity of these matters, the FSB board of directors did not attempt to quantify, rank or otherwise assign relative weights to specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of the FSB board of directors may have given different weights to different factors.

The FSB board of directors evaluated the factors described above and reached the unanimous decision that the merger is advisable, fair to and in the best interests of FSB and its stockholders. The FSB board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the FSB board of directors concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the FSB board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”

On the basis of these considerations, the FSB board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that FSB stockholders vote “FOR” the approval of the merger proposal.

Opinion of FSB’s Financial Advisor

FSB retained Sandler O’Neill to act as financial advisor to the FSB board of directors in connection with FSB’s consideration of a possible business combination. FSB selected Sandler O’Neill to act as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the FSB board of directors in connection with the proposed transaction with Evans and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 19, 2019 meeting at which the FSB board of directors considered the merger and the merger agreement, Sandler O’Neill delivered to the FSB board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the merger consideration was fair to the holders of FSB common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of FSB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.

Sandler O’Neill’s opinion was directed to the FSB board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any FSB stockholder as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger and the merger agreement. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of FSB common stock and did not address the underlying business decision of FSB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for FSB or the effect of any other transaction in which FSB might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of FSB, or any class of such persons, if any, relative to the compensation to be received in the transaction by any other stockholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated December 18, 2019;

•	certain publicly available financial statements and other historical financial information of FSB and its banking subsidiary that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Evans and its banking subsidiary that Sandler O’Neill deemed relevant;

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certain internal financial projections for FSB for the years ending December 31, 2019 and December 31, 2020, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of FSB;

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publicly available median analyst earnings per share estimates for Evans for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as estimated long-term annual balance sheet and earnings per share growth rates for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2020 through December 31, 2023;

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the pro forma financial impact of the merger on Evans based on certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as an estimated long-term annual balance sheet growth rate for FSB for the years ending December 31, 2020 through December 31, 2023 and estimated annual return on average assets for FSB for the years ending December 31, 2021 through December 31, 2023;

•

the publicly reported historical price and trading activity for FSB common stock and Evans common stock, including a comparison of certain stock market information for FSB common stock and Evans common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for FSB and Evans with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of FSB the business, financial condition, results of operations and prospects of FSB and held similar discussions with certain members of the senior management of Evans and its representatives regarding the business, financial condition, results of operations and prospects of Evans.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by FSB or Evans, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of FSB and Evans that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FSB or Evans or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of FSB or Evans or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of FSB or Evans, or of the combined entity after the transaction, and Sandler O’Neill did not review any individual credit files relating to FSB or Evans or any of their respective subsidiaries. Sandler O’Neill assumed, with FSB’s consent, that the respective allowances for loan losses for both FSB and Evans were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for FSB for the years ending December 31, 2019 through December 31, 2020 as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of FSB. In addition, Sandler O’Neill used publicly available median analyst earnings per share estimates for Evans for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as estimated long-term annual balance sheet and earnings per share growth rates for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2020 through December 31, 2023. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as an estimated long-term annual balance sheet growth rate for FSB for the years ending December 31, 2020 through December 31, 2023 and estimated annual return on average assets for FSB for the years ending December 31, 2021 through December 31, 2023. With respect to the foregoing information, the respective senior managements of FSB and Evans confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of FSB and Evans, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of FSB or Evans since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analyses that FSB and Evans would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with FSB’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on FSB, Evans, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with FSB’s consent, Sandler O’Neill relied upon the advice that FSB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sander O’Neill’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of FSB common stock or Evans common stock at any time or what the value of Evans common stock would be once it is actually received by the holders of FSB common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the FSB board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to FSB or Evans and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of FSB and Evans and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration to the holders of FSB common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FSB, Evans and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the FSB board of directors at its December 19, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of FSB common stock or Evans common stock or the prices at which FSB or Evans common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the FSB board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the FSB board of directors with respect to the fairness of the merger consideration.

Summary of Proposed Transaction Consideration and Implied Transaction Metrics.

Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, at the effective time of the merger, each share of FSB common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, will be converted into the right to receive (i) for each share of FSB common stock with respect to which a cash election has been effectively made and not revoked or deemed revoked pursuant to the merger agreement, an amount in cash equal to $17.80 (assuming 0% write-down of an outstanding FSB credit) or $17.63 (assuming 100% write-down of an outstanding FSB credit); or (ii) for each share of FSB common stock with respect to which a stock election has been effectively made and not revoked or deemed revoked pursuant to the merger agreement, a number of validly issued, fully paid and non-assessable shares of Evans common stock equal to 0.4394 (assuming 0% write-down of an outstanding FSB credit) or 0.4352 (assuming 100% write-down of an outstanding FSB credit). The merger agreement provides, generally, that 50% of the total number of shares of FSB common stock will be converted into the stock consideration and 50% of such shares of FSB common stock will be converted into the cash consideration in accordance with the election and allocation procedures set forth in the merger agreement. Based on the closing price per share of Evans common stock on December 18, 2019 of $40.64 and based upon 1,940,661 FSB common shares outstanding, inclusive of 172,080 options outstanding with a weighted average exercise price of $16.82, Sandler O’Neill calculated an aggregate implied transaction value of $34.8 million (assuming 0% write-down of an outstanding FSB credit) or $34.4 million (assuming 100% write-down of an outstanding FSB credit).

Based upon financial information for FSB as of or for the last twelve months, or LTM, ended September 30, 2019 and the closing price of FSB common stock on December 18, 2019, Sandler O’Neill calculated the following implied transaction metrics assuming 0% write-down of an outstanding FSB credit:

Transaction Price Per Share / FSB Book Value Per Share	108%
Transaction Price Per Share / FSB Tangible Book Value Per Share	108%
Transaction Price Per Share / LTM FSB Earnings Per Share	NM
Transaction Price Per Share / 2019 Estimated FSB Earnings Per Share¹	NM
Transaction Price Per Share / 2020 Estimated FSB Earnings Per Share¹	NM
Tangible Book Premium / FSB Core Deposits (CDs > $100,000)²	1.8%
Tangible Book Premium / FSB Core Deposits (CDs > $250,000)³	1.4%
Market Premium as of December 18, 2019	6.1%

1	As provided by FSB senior management
2	Core deposits defined as total deposits less time deposits with balances greater than $100,000
3	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Based upon financial information for FSB as of or for the LTM ended September 30, 2019 and the closing price of FSB common stock on December 18, 2019, Sandler O’Neill calculated the following implied transaction metrics assuming 100% write-down of an outstanding FSB credit:

Transaction Price Per Share / FSB Book Value Per Share	107%
Transaction Price Per Share / FSB Tangible Book Value Per Share	107%
Transaction Price Per Share / LTM FSB Earnings Per Share	NM
Transaction Price Per Share / 2019 Estimated FSB Earnings Per Share¹	NM
Transaction Price Per Share / 2020 Estimated FSB Earnings Per Share¹	NM

Tangible Book Premium / FSB Core Deposits (CDs > $100,000)²	1.6%
Tangible Book Premium / FSB Core Deposits (CDs > $250,000)³	1.2%
Market Premium as of December 18, 2019	5.0%

1	As provided by FSB senior management
2	Core deposits defined as total deposits less time deposits with balances greater than $100,000
3	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Stock Trading History.

Sandler O’Neill reviewed the publicly available historical reported trading prices of FSB common stock and Evans common stock for the one-year and three-year periods ended December 18, 2019. Sandler O’Neill then compared the relationship between the movements in the price of FSB common stock and Evans common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

FSB’s One-Year Stock Performance

	Beginning Value December 18, 2018	Ending Value December 18, 2019
FSB	100%	101.9%
FSB Peer Group	100%	104.9%
S&P 500 Index	100%	125.3%
Nasdaq Bank Index	100%	121.1%

FSB’s Three-Year Stock Performance

	Beginning Value December 16, 2016	Ending Value December 18, 2019
FSB	100%	116.7%
FSB Peer Group	100%	134.8%
S&P 500 Index	100%	141.3%
Nasdaq Bank Index	100%	105.6%

Evans’ One-Year Stock Performance

	Beginning Value December 18, 2018	Ending Value December 18, 2019
Evans	100%	124.3%
Evans Peer Group	100%	116.0%
S&P 500 Index	100%	125.3%
Nasdaq Bank Index	100%	121.1%

Evans’ Three-Year Stock Performance

	Beginning Value December 16, 2016	Ending Value December 18, 2019
Evans	100%	110.3%
Evans Peer Group	100%	126.6%
S&P 500 Index	100%	141.3%
Nasdaq Bank Index	100%	105.6%

Comparable Company Analyses.

Sandler O’Neill used publicly available information to compare selected financial information for FSB with a group of financial institutions selected by Sandler O’Neill. The FSB peer group included publicly-traded thrifts nationwide with total assets between $200 million and $600 million and with a 3 month average daily trading volume multiplied by current stock price, as of December 18, 2019, greater than $10,000, but excluded targets of announced merger transactions, or the FSB Peer Group. The FSB Peer Group consisted of the following companies:

Bancorp 34, Inc.	Mid-Southern Bancorp, Inc.
CBM Bancorp, Inc.	MSB Financial Corp.
Century Next Financial Corporation	Ottawa Bancorp, Inc.
Home Federal Bancorp, Inc. of Louisiana	Royal Financial, Inc.
HV Bancorp, Inc.	WVS Financial Corp.

The analysis compared publicly available financial information for FSB with corresponding data for the FSB Peer Group as of or for the LTM ended September 30, 2019 (unless otherwise noted) with pricing data as of December 18, 2019. The table below sets forth the data for FSB and the median, mean, low and high data for the FSB Peer Group.

FSB Comparable Company Analysis

	FSB	FSB Peer Group Median	FSB Peer Group Mean	FSB Peer Group Low	FSB Peer Group High
Total assets ($mm)	325	372	377	209	591
Loans / Deposits (%)	119.6	92.1	90.4	56.9	107.7
Non-performing assets¹ / Total assets (%)	0.32	0.85	0.93	0.00	2.24
Tangible common equity/Tangible assets (%)	9.83	10.84	14.13	9.33	27.91
Tier 1 Leverage Ratio (%)	9.13²	10.43	12.31	8.61	18.87
Total RBC Ratio (%)	16.53²	16.95	19.69	12.56	33.44
CRE / Total RBC Ratio (%)	91.8²	154.2²	191.1²	16.3²	491.6²
LTM Return on average assets (%)	0.00	0.69	0.66	0.09	1.11
LTM Return on average equity (%)	0.02	4.74	5.52	0.72	11.32
LTM Net interest margin (%)	2.64	3.65	3.42	2.07	4.38
LTM Efficiency ratio (%)	97.21	70.27	71.62	48.97	87.39
Price/Tangible book value (%)	102	109	108	85	133
Price/LTM Earnings per share (x)	NM	13.1	14.7	10.1	22.1
Current Dividend Yield (%)	0.0	0.6	0.9	0.0	2.5
Market value ($mm)	32	45	48	29	76

1	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets
2	Bank level financial data used where holding company data unavailable

Sandler O’Neill used publicly available information to perform a similar analysis for Evans by comparing selected financial information for Evans with a group of financial institutions selected by Sandler O’Neill. The Evans peer group included major exchange-traded (Nasdaq, NYSE, NYSEAM) banks and thrifts headquartered in the Mid-Atlantic region with total assets between $1.25 billion and $1.75 billion, but excluded targets of announced merger transactions, or the Evans Peer Group. The Evans Peer Group consisted of the following companies:

1st Constitution Bancorp	Malvern Bancorp, Inc.
ACNB Corporation	Parke Bancorp, Inc.
Bank of Princeton	PCSB Financial Corporation
Capital Bancorp, Inc.	Penns Woods Bancorp, Inc.
CB Financial Services, Inc.	Prudential Bancorp, Inc.
Citizens & Northern Corporation	Shore Bancshares, Inc.
First United Corporation	Unity Bancorp, Inc.
Franklin Financial Services Corporation

The analysis compared publicly available financial information for Evans with corresponding data for the Evans Peer Group as of or for the LTM ended September 30, 2019 (unless otherwise noted) with pricing data as of December 18, 2019. The table below sets forth the data for Evans and the median, mean, low and high data for the Evans Peer Group.

Evans Comparable Company Analysis

	Evans	Evans Peer Group Median	Evans Peer Group Mean	Evans Peer Group Low	Evans Peer Group High
Total assets ($mm)	1,456	1,441	1,480	1,265	1,736
Loans / Deposits (%)	96.9	94.8	94.8	79.3	106.7
Non-performing assets¹ / Total assets (%)	1.26²	0.96	0.98	0.40	1.79
Tangible common equity/Tangible assets (%)	9.16	9.75	10.58	8.28	16.65
Tier 1 Leverage Ratio (%)	10.11	10.89	10.98	8.09	13.31
Total RBC Ratio (%)	13.11	15.42	15.50	11.55	20.77
CRE / Total RBC Ratio (%)	368.3²	244.8	258.0	141.5	380.5
LTM Return on average assets (%)	1.23	1.14	1.17	0.57	1.97
LTM Return on average equity (%)	13.03	10.48	10.65	3.11	18.25
LTM Net interest margin (%)	3.79	3.69	3.62	2.19	5.64
LTM Efficiency ratio (%)	67.86	60.29	59.94	28.79	73.40
Price/Tangible book value (%)	151	149	147	118	176
Price/LTM Earnings per share (x)	11.4	13.6	13.8	9.1	20.6
Price/2020 Estimated Earnings per share (x)	11.0	14.1	15.9	10.9	34.3
Current Dividend Yield (%)	2.6	2.1	2.0	0.0	4.0
Market value ($mm)	199	219	229	161	368

1	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets
2	Bank level financial data used where holding company data unavailable

Analysis of Precedent Transactions.

Sandler O’Neill reviewed a group of historical merger and acquisition transactions. The group consisted of bank and thrift transactions involving targets headquartered in the Mid-Atlantic and Northeast regions announced between January 1, 2016 and December 18, 2019 with target total assets between $100 million and $1 billion and LTM return on average assets less than 0.10%, but excluded deals with undisclosed deal values, or the Regional Precedent Transactions.

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Orrstown Financial Services, Inc.	Hamilton Bancorp, Inc.
Hanover Bancorp Inc.	Chinatown Federal Savings Bank
ConnectOne Bancorp, Inc.	Greater Hudson Bank
Salem Five Bancorp	Sage Bank
1st Constitution Bancorp	New Jersey Community Bank
Bangor Bancorp, MHC	First Colebrook Bancorp, Inc.
Howard Bancorp, Inc.	1st Mariner Bank
Meridian Bancorp, Inc.	Meetinghouse Bancorp, Inc.
BCB Bancorp, Inc.	IA Bancorp, Inc.
Wallkill Valley Federal Savings and Loan Association	Hometown Bancorp, Inc. (MHC)
Prudential Bancorp, Inc.	Polonia Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Regional Precedent Transactions group.

		Regional Precedent Transactions
	Evans / FSB	Median	Mean	Low	High
Transaction Price / Tangible Book Value Per Share (%)	108	116	123	82	185
Tangible Book Value Premium to Core Deposits (%)	1.8 / 1.4¹	4.3	6.0	0.2	14.3
1-Day Market Premium (%)	6.1	16.7	32.5	5.6	97.4

1	1.8% when core deposits equal to total deposits less CDs > $100,000 and 1.4% when core deposits equal to total deposits less CDs > $250,000

Net Present Value Analyses.

Sandler O’Neill performed an analysis that estimated the net present value of a share of FSB common stock assuming FSB performed in accordance with certain internal financial projections for FSB for the years ending December 31, 2019 through December 31, 2020, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of FSB. To approximate the terminal value of a share of FSB common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 11.0x to 16.0x and multiples of 2023 tangible book value ranging from 100% to 125%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FSB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of FSB common stock of $1.17 to $2.06 when applying multiples of earnings and $10.22 to $15.48 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
8.0%	$1.41	$1.54	$1.67	$1.80	$1.93	$2.06
9.0%	$1.36	$1.48	$1.61	$1.73	$1.85	$1.98
10.0%	$1.31	$1.43	$1.54	$1.66	$1.78	$1.90
11.0%	$1.26	$1.37	$1.49	$1.60	$1.71	$1.83
12.0%	$1.21	$1.32	$1.43	$1.54	$1.65	$1.76
13.0%	$1.17	$1.27	$1.38	$1.48	$1.59	$1.70

Tangible Book Value Per Share Multiples

Discount Rate	100%	105%	110%	115%	120%	125%
8.0%	$12.38	$13.00	$13.62	$14.24	$14.86	$15.48
9.0%	$11.91	$12.50	$13.10	$13.69	$14.29	$14.89
10.0%	$11.45	$12.03	$12.60	$13.17	$13.75	$14.32
11.0%	$11.02	$11.57	$12.13	$12.68	$13.23	$13.78
12.0%	$10.61	$11.14	$11.67	$12.20	$12.73	$13.26
13.0%	$10.22	$10.73	$11.24	$11.75	$12.26	$12.77

Sandler O’Neill also considered and discussed with the FSB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming FSB’s earnings varied from 15.0% above projections to 15.0% below projections. This analysis resulted in the following range of per share values for FSB common stock, applying the price to 2023 earnings multiples range of 11.0x to 16.0x referred to above and a discount rate of 12.99%.

Earnings Per Share Multiples

Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(15.0%)	$0.99	$1.08	$1.17	$1.26	$1.35	$1.44
(10.0%)	$1.05	$1.14	$1.24	$1.34	$1.43	$1.53
(5.0%)	$1.11	$1.21	$1.31	$1.41	$1.51	$1.61
0.0%	$1.17	$1.27	$1.38	$1.48	$1.59	$1.70
5.0%	$1.22	$1.34	$1.45	$1.56	$1.67	$1.78
10.0%	$1.28	$1.40	$1.52	$1.63	$1.75	$1.87
15.0%	$1.34	$1.46	$1.58	$1.71	$1.83	$1.95

Sandler O’Neill also performed an analysis that estimated the net present value per share of Evans common stock, assuming Evans performed in accordance with publicly available median analyst earnings per share estimates for Evans for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as estimated long-term annual balance sheet and earnings per share growth rates for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2020 through December 31, 2023. To approximate the terminal value of a share of Evans common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 9.5x to 19.5x and multiples of 2023 tangible book value ranging from 125% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Evans common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Evans common stock of $30.60 to $72.11 when applying multiples of earnings and $33.62 to $55.33 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.5x	11.5x	13.5x	15.5x	17.5x	19.5x
8.0%	$36.83	$43.89	$50.95	$58.00	$65.06	$72.11
9.0%	$35.47	$42.25	$49.04	$55.82	$62.61	$69.39
10.0%	$34.16	$40.69	$47.22	$53.74	$60.27	$66.79
11.0%	$32.92	$39.20	$45.48	$51.76	$58.04	$64.32
12.0%	$31.73	$37.78	$43.82	$49.87	$55.91	$61.96
13.0%	$30.60	$36.42	$42.24	$48.06	$53.88	$59.70

Tangible Book Value Per Share Multiples

Discount Rate	125%	135%	145%	155%	165%	175%
8.0%	$40.49	$43.46	$46.43	$49.40	$52.37	$55.33
9.0%	$38.98	$41.84	$44.69	$47.55	$50.40	$53.26
10.0%	$37.55	$40.29	$43.04	$45.78	$48.53	$51.28
11.0%	$36.18	$38.82	$41.46	$44.10	$46.75	$49.39
12.0%	$34.87	$37.41	$39.95	$42.50	$45.04	$47.59
13.0%	$33.62	$36.07	$38.52	$40.97	$43.42	$45.86

Sandler O’Neill also considered and discussed with the FSB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Evans earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for Evans common stock, applying the price to 2023 earnings multiples range of 9.5x to 19.5x referred to above and a discount rate of 12.99%.

Earnings Per Share Multiples

Annual Estimate Variance	9.5x	11.5x	13.5x	15.5x	17.5x	19.5x
(15.0%)	$26.46	$31.41	$36.36	$41.31	$46.26	$51.21
(10.0%)	$27.84	$33.08	$38.33	$43.57	$48.81	$54.05
(5.0%)	$29.23	$34.76	$40.29	$45.82	$51.35	$56.89
0.0%	$30.61	$36.43	$42.26	$48.08	$53.90	$59.73
5.0%	$31.99	$38.11	$44.22	$50.34	$56.45	$62.56
10.0%	$33.38	$39.78	$46.19	$52.59	$59.00	$65.40
15.0%	$34.76	$41.46	$48.15	$54.85	$61.55	$68.24

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.

Sandler O’Neill analyzed certain potential pro forma effects of the transaction on Evans assuming the transaction closes at the end of the first calendar quarter of 2020. In performing this analysis, Sandler O’Neill utilized certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as an estimated long-term annual balance sheet growth rate for FSB for the years ending December 31, 2020 through December 31, 2023 and estimated annual return on average assets for FSB for the years ending December 31, 2021 through December 31, 2023. The analysis indicated that the transaction could be accretive to Evans estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2023 and dilutive to Evans estimated tangible book value per share at close and at December 31, 2020, December 31, 2021, and December 31, 2022.

In connection with this analysis, Sandler O’Neill considered and discussed with the FSB board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship.

Sandler O’Neill is acting as FSB’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.25% of the aggregate merger consideration, which advisory fee is contingent upon the closing of the merger. At the time of announcement of the merger Sandler O’Neill’s fee was approximately $435,000. Sandler O’Neill also received a $75,000 fee from FSB upon rendering Sandler O’Neill’s opinion, which opinion fee will be credited in full towards any fee which will become payable to Sandler O’Neill upon closing of the transaction. FSB has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

Sandler O’Neill did not provide any other investment banking services to FSB in the two years preceding the date of Sandler O’Neill’s opinion. Sandler O’Neill did not provide any investment banking services to Evans in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to FSB, Evans and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of FSB, Evans and their respective affiliates for Sandler O’Neill’s account and for the accounts of Sandler O’Neill’s customers.

Additional Information Relating to Sandler O’Neill

On January 3, 2020, pursuant to the Agreement and Plans of Merger, dated as of July 9, 2019, by and among Piper Sandler Companies (formerly known as Piper Jaffray Companies), SOP Holdings, LLC and certain of its subsidiaries, including Sandler O’Neill, and the other parties thereto, Piper Sandler Companies completed its acquisition of one hundred percent of the outstanding ownership interests of Sandler O’Neill, or the Sandler Transaction. Effective as of the closing of the Sandler Transaction, Piper Sandler Companies’ wholly owned broker-dealer subsidiary Piper Jaffray & Co. changed its name to “Piper Sandler & Co.” References herein to “Sandler O’Neill” will include its successor “Piper Sandler & Co.” as the context requires.

Certain Unaudited Financial Projections Provided by FSB

FSB does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates, the risk that they will prove incorrect and the inherent difficulty of accurately predicting financial performance for future periods. However, FSB is including in this proxy statement/prospectus certain non-public unaudited prospective financial information that was made available by FSB in connection with the mergers as described below and that were considered by Sandler O’Neill in preparing its fairness opinion to the FSB board of directors, as described in this proxy statement/prospectus under the heading “The Merger Agreement—Opinion of FSB’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that any of FSB, Evans or Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. The FSB unaudited prospective financial information was prepared solely by FSB management and was not prepared or approved by Evans management or the Evans board of directors and Evans management and the Evans board of directors assume no responsibility for the unaudited prospective financial information.

This non-public unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in FSB’s or Evans’ historical GAAP financial statements. Neither Evans’ nor FSB’s independent public accountants nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports included in this proxy statement/prospectus relate to historical financial information of each of FSB and Evans. They do not extend to the unaudited prospective financial information and should not be read to do so.

This information was prepared solely by FSB management for internal use and is subjective in many respects. Although presented with numeric specificity, the unaudited prospective financial information reflect numerous estimates and assumptions of FSB’s management made at the time they were prepared, and assume execution of various strategic initiatives that FSB is no longer pursuing in light of the mergers. These and the other estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which FSB and Evans operate, and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of FSB and Evans and will be beyond the control of the combined company. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the unaudited prospective financial information, whether or not the merger is completed. Further, these assumptions and the unaudited prospective financial information may otherwise be affected by FSB’s ability to achieve its strategic goals, objectives and targets over the applicable periods and do not include all potential actions that management could or might have taken during these time periods.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of FSB. No independent registered public accounting firm, including for the avoidance of doubt FSB’s and Evans’ independent registered public accounting firm, has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect to such information or its achievability and no independent registered public accounting firm assumes any responsibility for the financial forecasts.

Furthermore, the financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

In light of the foregoing, and taking into account that the FSB special meeting will be held several months after the unaudited financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, FSB stockholders are strongly cautioned not to place unwarranted reliance on such information, and FSB and Evans urge all FSB stockholders to review FSB’s and Evans’ financial statements and other information contained elsewhere in this proxy statement/prospectus for a description of FSB’s and Evans’ respective business and reported results. See the section entitled “Where You Can Find More Information.” Please see the full text of Sandler O’Neill’s opinion, which is attached as Annex C hereto, respectively, for more details about the information that Sandler O’Neill relied on in rendering its opinion.

The following tables present select unaudited prospective financial information of FSB on a stand-alone basis, that were prepared solely by FSB’s management, and provided to Sandler O’Neill:

	At or For the Year Ended December 31,
	2019	2020
	(In thousands)
Total assets	$333,382	$368,325
Gross Loans	288,889	323,169
Total deposits	240,968	266,598
Net income (loss)	(97)	258

Assumed Long-Term Growth Rates
Balance Sheet (%)	8%
Net Income (%)	10%

The following table shows the pro forma financial impact of the merger on Evans used by Sandler O’Neill:

	For the Year Ended December 31,
	2020	2021	2022	2023
Long-term annual balance sheet growth rate for FSB	8%	8%	8%	8%
Return on average assets for FSB	N/A	0.20%	0.20%	0.20%

The following shows the estimated long-term annual balance sheet and earnings per share growth rates for Evans used by Sandler O’Neill:

Assumed Long-Term Growth Rates
Balance Sheet (%)	10%
Net Income (%)	10%

The estimated dividends per share for Evans for the years ending December 31, 2020 through December 31, 2023 used by Sandler O’Neill was $1.04.

You are strongly cautioned not to place undue reliance on the unaudited prospective financial information set forth above. The inclusion in this proxy statement/prospectus of the non-public unaudited prospective financial information above should not be regarded as an indication that FSB, Evans or their respective affiliates, advisors or representatives considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The unaudited prospective financial information is not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. The unaudited prospective financial information do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either FSB or Evans, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the merger.

No assurances can be given that these unaudited prospective financial information and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Evans would operate the combined company business after the merger. FSB, Evans, Sandler O’Neill and their respective affiliates, advisors and representatives do not intend to, and each disclaims any obligation to, update or otherwise reconcile or revise the unaudited prospective financial information to reflect circumstances occurring since their preparation or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Further, the unaudited prospective financial information do not take into account the effect on FSB or Evans of any possible failure of the merger to occur. None of FSB, Evans or their respective affiliates, advisors or representatives has made, makes, or is authorized in the future to make any representation to any stockholder of FSB, or other person regarding the unaudited prospective financial information. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Evans or FSB that they are viewed as material information of FSB particularly in light of the inherent risks and uncertainties associated with such projections. The unaudited prospective financial information are not being included in this proxy statement/prospectus to influence any stockholder’s decision regarding how to vote on any given proposal to be voted on at the FSB special meeting, but because the financial forecasts were provided to FSB’s financial advisor for purposes of its financial analysis as referred to under the heading “The Merger Agreement—Opinion of FSB’s Financial Advisor.”

Evans’ Reasons for the Mergers

In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the Evans board of directors evaluated the merger agreement and the mergers in consultation with Evans’ management, as well as Evans’ financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors, which are not presented in order of priority:

•	each of Evans’, FSB’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•

the fact that FSB’s business and operations complement those of Evans and that the mergers would result in a combined company with broader deposit gathering and enhanced consumer and commercial lending;

•	its existing knowledge of FSB’s business and its review and discussions with Evans’ management concerning the additional due diligence examination of FSB conducted in connection with the mergers;

•	the perceived complementary nature of the cultures of the two companies, which Evans’ management believes should facilitate integration and implementation of the mergers;

•	FSB’s customers and deposit funding;

•	FSB’s market position within the Western New York banking market and strength in mortgage banking and retail presence;

•

its understanding of the current and prospective environment in which Evans and FSB operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Evans both with and without the mergers;

•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•

the terms of the merger agreement, including the merger consideration, expected tax treatment, deal protection and termination fee provisions, which the Evans board of directors reviewed with Evans’ management and Evans’ financial and legal advisors;

•	its belief that the mergers are likely to provide substantial value to Evans shareholders;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating FSB’s business, operations and workforce with those of Evans;

•	the potential risk of diverting management attention and resources from the operation of Evans’ business and towards the completion of the mergers;

•	certain anticipated merger-related costs;

•

the regulatory and other approvals required in connection with the mergers and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions, including a burdensome condition;

•	the ability of Evans to layer its commercial business model on top of FSB’s market presence accelerating Evans entry into the market;

•	the potential risk of losing other acquisition opportunities while Evans remains focused on completing the mergers; and

•	the nature and amount of payments and other benefits to be received by FSB management in connection with the mergers.

The foregoing discussion of the information and factors considered by the Evans board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Evans board of directors. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the Evans board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Evans board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination to approve and adopt the merger agreement and the transactions contemplated thereby, including the mergers.

This explanation of the Evans board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Management and Board of Directors of Evans After the Mergers

Pursuant to the merger agreement, at the effective time, Kevin Maroney will join the boards of directors of Evans and Evans Bank, and as a result such boards will consist of 14 members. Kevin Maroney is the current President and Chief Executive Officer of FSB and a member of the current FSB board of directors. Information about the current members of the Evans board of directors can be found in the documents listed under the section entitled “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

Interests of FSB’s Directors and Executive Officers in the Mergers

In considering the recommendation of the FSB board of directors with respect to the merger, FSB stockholders should be aware that the executive officers and directors of FSB and FSB Bank have certain interests in the merger that may be different from, or in addition to, the interests of FSB stockholders generally.

These interests are described below. The FSB board of directors was aware of these interests and considered them, among other matters, in making its recommendation that FSB stockholders vote “FOR” the merger proposal.

Treatment of FSB Stock Options

Certain directors and executive officers hold outstanding FSB stock options. The FSB Equity Plan, including the number of shares of FSB common stock reserved thereunder, has been previously approved by stockholders of FSB.

The merger agreement provides that, at the effective time of the merger, each outstanding FSB stock option granted under the FSB Equity Plan, whether vested or unvested, will be canceled and will entitle the holder to a cash payment equal to the difference, if positive, between the per share cash amount, an agreed to cash amount pursuant to the merger agreement and the exercise price per option multiplied by the number of FSB stock options held, less applicable taxes required to be withheld. Any outstanding FSB stock option granted under the FSB Equity Plan with an exercise price that equals or exceeds the per share cash amount will be canceled with no consideration being paid.

The following table reflects the number of FSB stock options held by each executive officer and director of FSB and FSB Bank as of December 19, 2019, the date that the merger agreement was executed, without regard to any subsequent exercise of FSB stock options pursuant to the terms of the awards, prior to the effective date of the merger. The estimated value of the FSB stock options is based on (1) $17.80, net the applicable weighted-average exercise price for the FSB stock options, multiplied by (2) the total number of shares subject to each FSB stock option award. As of the date of the merger agreement, December 19, 2019, all but 95,248 FSB stock options held by executive officers and directors were vested.

Name	FSB Stock Options (#)	Weighted-Average Exercise Price ($)	Cash-Out Value ($)
Kevin Maroney	48,540	$16.72	$52,423
Angela Krezmer	5,000	17.52	1,400
Michael Giancursio	6,000	16.69	6,660
Dana Gavenda	48,540	16.72	52,423
Dawn DePerrior	7,000	16.72	7,560
Stephen Meyer	7,000	16.72	7,560
Lowell Patric	7,000	16.72	7,560
Alicia Pender	7,000	16.72	7,560
James Smith	7,000	16.72	7,560
Thomas Weldgen	7,000	16.72	7,560

Treatment of FSB Restricted Stock

Certain directors and executive officers hold shares of FSB restricted stock granted under the FSB Equity Plan. Under the merger agreement, at the effective time of the merger, each outstanding FSB restricted stock award will fully vest and will be exchanged for the merger consideration. The following table sets forth the number of shares of restricted stock held by each executive officer and director of FSB and FSB Bank as of December 19, 2019, the date the merger agreement was executed, and is expected to remain unvested as of the assumed merger closing date of May 1, 2020.

The estimated value of the restricted stock is based on (1) a price per share of FSB common stock of $17.21, the average closing price per share over the first five business days following the announcement of the merger agreement, multiplied by (2) the total number of shares subject to each restricted stock award.

Name	Unvested FSB Restricted Stock Awards (#)	Aggregate Restricted Stock Award Value ($)
Kevin Maroney	11,646	$200,428
Angela Krezmer	1,200	20,652
Michael Giancursio	1,500	25,815
Dana Gavenda	11,646	200,428
Dawn DePerrior	1,500	25,815
Stephen Meyer	1,500	25,815
Lowell Patric	1,500	25,815
Alicia Pender	1,500	25,815
James Smith	1,500	25,815
Thomas Weldgen	1,500	25,815

Employment Agreement with Chief Executive Officer

FSB Bank is a party to an employment agreement with Kevin Maroney, President and Chief Executive Officer of FSB and FSB Bank. Pursuant to the merger agreement, Evans has agreed to honor in accordance with the terms all benefits payable under the employment agreement, which provides certain benefits in the event Mr. Maroney’s employment is terminated under specified circumstances following a change in control, such as the merger. The employment agreement provides in the event of a change in control of FSB or FSB Bank, the term will automatically be extended to expire no less than three years beyond the effective date of the change in control, such as the merger.

If, during the term of the employment agreement, Mr. Maroney’s employment is terminated without “cause” or he resigns for “good reason” (as each term is defined in the employment agreement) on or after the effective time of a change in control, Mr. Maroney would be entitled to the following payments and benefits under his employment agreement:

•

a lump sum cash severance payment equal to three times the sum of Mr. Maroney’s: (1) highest rate of base salary, and (2) the highest annual cash bonus paid to, or earned by, Mr. Maroney during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control, payable within 30 days following his date of termination; and

•

the continuation, at the bank’s expense, of life insurance and non-taxable medical and dental coverage until the earlier of: (1) the date which is three years from Mr. Maroney’s date of termination or (2) the date on which Mr. Maroney becomes a full-time employee of another employer, provided Mr. Maroney is entitled to the benefits that are substantially similar to the health and welfare benefits provided by FSB Bank.

The non-competition and non-solicitation covenants contained in the employment agreement do not apply in the event of termination of employment after a change in control, such as the merger.

For an estimate of the amounts payable to Mr. Maroney under the employment agreement in connection with his qualifying termination event following the merger, see the section entitled “ —Merger-Related Executive Compensation for FSB’s Named Executive Officers.”

Change in Control Agreements with Certain Executive Officers

FSB Bank is a party to individual change in control agreements with Angela Krezmer, Senior Vice President and Chief Financial Officer of FSB and FSB Bank, and Michael Giancursio, Executive Vice President and Chief Lending Officer of FSB and FSB Bank. Pursuant to the merger agreement, Evans has agreed to honor the terms all benefits payable under these change in control agreements, which provide certain benefits in the event the executive officer’s employment is terminated under specified circumstances following a change in control, such as the merger. The change in control agreements each have an initial two-year term that renews for an additional year on each anniversary of the effective date of the agreement, unless notice of non-renewal has been delivered subject to the FSB board of directors’ comprehensive performance evaluation and review of the executive officer for purposes of determining whether to take action regarding non-renewal.

If during the term of the change in control agreement, the executive officer’s employment is terminated without “cause” or he or she resigns for “good reason” (as each term is defined in the change in control agreement) on or after the effective time of a change in control, the executive officer would be entitled to the following payments and benefits under his or her change in control agreement:

•

a lump sum cash severance payment equal to two times the sum of the executive officer’s: (1) highest annual rate of base salary and (2) the highest annual cash bonus paid to, or earned by, the executive officer during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control, payable within ten business days following his or her date of termination; and

•

the continuation of substantially similar life, medical and dental insurance coverage on substantially the same terms and conditions maintained by FSB Bank for the executive officer immediately prior to the executive officer’s date of termination until the earlier of (1) the date which is 18 months following the executive officer’s date of termination, or (2) the date on which the executive officer becomes a full-time employee of another employer, provided the executive officer is entitled to health and welfare benefits that are substantially similar.

Each change in control agreement provides that the payments thereunder would be reduced by the minimum amount necessary to avoid penalties with respect to Sections 280G and 4999 of the Code. For an estimate of the amounts payable to Ms. Krezmer and Mr. Giancursio under their change in control agreements in connection with their qualifying termination event following the merger, see the section entitled “ —Merger-Related Executive Compensation for FSB’s Named Executive Officers.”

Supplemental Executive Retirement Plan

FSB Bank provides supplemental retirement benefits to Mr. Maroney under the Supplemental Executive Retirement Agreement between FSB Bank and Kevin Maroney, which we refer to as the “SERP”, which is designed to provide Mr. Maroney with an annual benefit equal to $40,000 payable in equal monthly installments for 15 years, commencing on the first day of the month following Mr. Maroney’s date of termination after attaining the normal retirement age of 65. The SERP provides that in the event of Mr. Maroney’s separation from service within 24 months following a change in control, such as the merger, Mr. Maroney is entitled to a cash lump sum payment of $600,000, payable on the first day of the month following Mr. Maroney’s date of termination, provided, that if Mr. Maroney is a specified employee as defined under Section 409A of the Code, such payment would be made on the first day of the seventh month following his date of termination if necessary to comply with Section 409A of the Code.

The SERP provides that prior to the effective time of a change in control (such as the merger), FSB Bank must make an irrevocable contribution to a grantor trust in an amount that is sufficient to pay the benefits under the SERP.

FSB Bank Employee Stock Ownership Plan

The ESOP is a tax-qualified plan that covers substantially all of the employees of FSB Bank who have attained age 21 and completed 1,000 hours of service during a consecutive 12-month period. The ESOP received a loan from FSB, the proceeds of which were used to acquire shares of FSB common stock for the benefit of the ESOP participants. The ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, using contributions received from FSB Bank. Prior to the effective time of the merger, the outstanding ESOP loan will be repaid by the ESOP by delivering a sufficient number of unallocated shares of FSB common stock to FSB. Any unallocated shares remaining in the ESOP suspense account (after the repayment of the outstanding loan) will be allocated to the active plan participants’ pro-rata as earnings. As of the effective time of the merger, the ESOP will be terminated, and all allocated shares of common stock held by the ESOP will be converted into the merger consideration.

As a result of the foregoing, FSB’s executive officers, as well as other employees who participate in the ESOP, will receive a benefit in connection with the ESOP’s termination to the extent that the stock price of FSB common stock multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares.

For an estimate of the additional benefits that FSB’s named executive officers would receive upon the effective time of the merger, see the section entitled “—Merger-Related Executive Compensation for FSB’s Named Executive Officers.” Based on account levels as of December 31, 2019, and a price per share of FSB common stock of $17.21, the average closing price per share over the first five business days following the announcement of the merger agreement, the estimated value of the additional benefits that the executive officers would receive, as a group, is $24,254.

Non-Competition Agreement with Kevin Maroney

Evans and Kevin Maroney have entered into a non-competition agreement. Under this agreement, for a period of two years following Mr. Maroney’s termination of employment, Mr. Maroney agrees not to compete within 25 miles of any location where Evans has business operations or solicit customers or employees of Evans. In addition to any injunctive relief available to Evans, Mr. Maroney will be liable to Evans for a repayment obligation of $480,000 if he breaches the restrictive covenants set forth in the non-competition agreement.

Critical Work Agreement with Angela Krezmer

Evans and Angela Krezmer have entered into a critical work agreement. Under this agreement, Ms. Krezmer will provide services to Evans for a period of thirty-two days following the closing date in order to assist with the integration of the FSB and Evans systems.

New Arrangements with FSB Executive Officers

Prior to and from time to time following the execution of the merger agreement, Evans has engaged, and it expects to continue to engage, in discussions with certain executive officers of FSB about potential roles with the combined company after the consummation of the merger. There is at this time no assurance that those discussions will result in any additional agreements with Evans or, if so, what the terms and conditions of any such agreements would be with the exception of the expected non-competition agreement by and between Evans and Mr. Maroney as described above.

Indemnification

Pursuant to the merger agreement, Evans has agreed that, following the effective time of the merger, it will indemnify, defend and hold harmless the present and former directors or officers or employees of FSB and its subsidiaries against all liabilities incurred in connection with any litigation arising out of or pertaining to, the fact that such person is or was a director or officer or employee of FSB, or its subsidiaries or, at FSB’s request, of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by therein), whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under the FSB charter and under the FSB bylaws (subject to applicable law), including provisions relating to advances of expenses incurred in the defense of any litigation; provided, that the indemnified party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

Directors’ and Officers’ Insurance

Evans has further agreed, for a period of six years after the effective time of the merger, to maintain the directors’ and officers’ liability insurance policies of FSB (provided, that Evans may substitute policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured) with respect to claims arising from facts or events which occurred prior to the effective time of the merger. Evans is not obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy), which exceed, for the portion related to FSB’s directors and officers, 200% of annual premium payments paid on FSB’s current policy in effect as of the date of the merger agreement. Evans will use reasonable best efforts to maintain the most advantageous insurance policies obtainable for such amount.

Merger-Related Executive Compensation for FSB’s Named Executive Officers

The following table sets forth the amount of payments and benefits that each of FSB’s named executive officers would receive as a result of the merger, assuming the following assumptions (except as otherwise provided in the footnotes to the following table): (1) the effective time of the merger is May 1, 2020; and (2) each named executive officer experiences a qualifying termination of employment on May 1, 2020. The table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control. Amounts below are based on certain assumptions that may or may not actually occur. As a result, the actual amounts to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Other(5)	Total
Kevin Maroney	$740,982	$231,858	$600,000	$43,889	$11,488	$1,628,216
Angela Krezmer	207,135	21,490	—	8,277	5,173	242,075
Michael Giancursio	366,029	29,808	—	9,985	7,593	413,415

(1)

As described above, the cash payments payable to each of the FSB named executive officers consist of a lump sum payment equal to two times (and in the case of Mr. Maroney, three times) the sum of (i) the highest rate of base salary and (ii) the highest annual bonus paid in the preceding two years, payable pursuant to their employment or change in control agreements. The payments are “double trigger” payments because the payments may be triggered due to the named executive officer’s involuntary termination without cause or voluntary resignation for good reason following the merger. The change in control agreements for Ms. Krezmer and Mr. Giancursio require that payments be reduced to an amount necessary to avoid any excise taxes under the Code Sections 280G and 4999. The amount in this column for Ms. Krezmer was reduced by $58,784 to reflect this estimated reduction. No reduction of Mr. Giancursio’s payments is expected to be necessary to avoid excise taxes under Code Sections 280G and 4999.

(2)

All unvested restricted stock and unvested stock options awarded to the named effective officers will become fully vested and paid upon the closing of the merger (i.e., single trigger vesting). The amounts reported in this column for the stock options were calculated based on the difference between $17.80 and the applicable weighted-average exercise price, if any, of the stock options. The amounts reported in this column for the restricted stock were calculated based on a price per share of FSB common stock of $17.21, the average closing price per share over the first five business days following the announcement of the merger agreement. The following table quantifies the number and value of stock options to be settled and the unvested restricted stock held by the named executive officers that would accelerate upon a change in control in connection with the merger based on the assumptions described herein. Depending on when the effective time of the merger occurs, certain equity-based awards shown in the table may vest or become forfeited in accordance with their terms. For purposes below, it is assumed that the merger closed on May 1, 2020.

Name	Restricted Stock	Stock Options
Kevin Maroney	$200,404	$31,454
Angela Krezmer	20,650	840
Michael Giancursio	25,812	3,996

(3)

The amount in this column represents the change in control benefit under Mr. Maroney’s SERP which will become payable in a cash lump sum payment on the first day of the month following Mr. Maroney’s termination of employment either without cause or for good reason within 24 months following a change in control, or the double trigger; provided, however, that if Mr. Maroney is a specified employee as defined under Section 409A of the Code, such payment would be made on the first day of the seventh month following his date of termination if necessary to comply with Section 409A of the Code.

(4)

The amounts in this column represent the present value of the cash equivalent of the cost of providing continued coverage under the health insurance plans and other welfare arrangements, as specified in the employment and change in control agreements described above, currently sponsored by FSB Bank for Mr. Maroney for a period of up to three years pursuant to his employment agreement and for Ms. Krezmer and Mr. Giancursio for a period of up to eighteen months pursuant to their change in control agreements. The present value was calculated using a discount rate equal to 120% of the applicable federal rate (compounded semi-annually) for March 2020, as published by the IRS. The continued health and welfare coverage benefits are “double trigger” benefits for Mr. Maroney, Ms. Krezmer and Mr. Giancursio.

(5)

As described above, each named executive officer is entitled to certain payments pursuant to the ESOP upon its termination immediately prior to the closing of the merger. Assuming a price per share of FSB common stock of $17.21, the average closing price per share over the first five business days following the announcement of the merger agreement, and account balances as of December 31, 2019, the named executive officers are entitled to the amounts listed in this column as a result of the termination of the ESOP and the resulting allocation of shares in the unallocated suspense account within the ESOP. This additional benefit under the ESOP is a “single-trigger” benefit.

Regulatory Approvals Required for the Mergers

The completion of the mergers is subject to prior receipt of certain approvals, waivers and consents required to be obtained from applicable governmental and regulatory authorities. These approvals or waivers include approval from, among others, the Federal Reserve, the OCC and the NYDFS.

Subject to the terms of the merger agreement, both Evans and FSB have agreed to cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions and filings, and to obtain all permits and consents of all regulatory authorities and third parties that are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the mergers. Evans and FSB is in the process of filing applications and notifications to obtain the required regulatory approvals, consents and waivers.

The merger of Merger Sub with and into FSB requires the approval (or waivers of such approvals) of the Federal Reserve under the BHC Act and the NYDFS under the NYBL. The merger of FSB with and into Evans requires the approval of the NYDFS under the NYBL. The merger of FSB Bank with and into Evans Bank requires the approval of the OCC under the Bank Merger Act.

Although neither Evans nor FSB knows of any reason why the parties cannot obtain regulatory approvals required to consummate the mergers in a timely manner, Evans and FSB cannot be certain of when or if such approvals will be obtained.

The U.S. Department of Justice, or the DOJ, has between 15 and 30 days following approval of the mergers or the bank merger by the Federal Reserve and OCC to challenge the approval on antitrust grounds. While Evans and FSB do not know of any basis on which the DOJ would challenge regulatory approval by the Federal Reserve and OCC and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the mergers from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approval does not constitute an endorsement or recommendation of the mergers.

Evans and FSB are not aware of any material regulatory approvals or actions that are required prior to the completion of the mergers other than those described in this proxy statement/prospectus. If any additional regulatory approvals or actions are required other than those described in this proxy statement/prospectus, Evans and FSB presently intend to seek those approvals or actions. However, Evans and FSB cannot assure you that any of these additional approvals or actions will be obtained.

Accounting Treatment

The mergers will be accounted for as an acquisition by Evans using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” The result of this is that (1) the recorded assets and liabilities of Evans will be carried forward at their recorded amounts, (2) Evans historical operating results will be unchanged for the prior periods being reported on, and (3) the assets and liabilities of FSB will be adjusted to fair value at the effective date. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of the cash and the shares of Evans common stock to be issued to former FSB stockholders, exceeds the fair value of the net assets including identifiable intangibles of FSB at the effective date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of FSB being included in the operating results of Evans from the closing date going forward.

Public Trading Market

Evans common stock is listed on NYSE under the symbol “EVBN.” FSB common stock is listed on the Nasdaq under the symbol “FSBC.” Upon completion of the merger, FSB common stock will be delisted from the Nasdaq and thereafter will be deregistered under the Exchange Act. The Evans common stock issuable in the merger will be listed on NYSE.

Appraisal and Dissenters’ Rights

Under Maryland law and the FSB charter, FSB stockholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the mergers.

THE MERGER AGREEMENT

The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers.

Structure of the Mergers

The Evans and FSB boards have adopted and approved the merger agreement. The merger agreement provides for (i) the merger of Merger Sub with and into FSB, with FSB continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of Evans, (ii) immediately following the completion of the merger, the merger of FSB with and into Evans, with Evans continuing as the surviving corporation in the second merger and (iii) immediately following the completion of the holdco mergers, the merger of FSB Bank with and into Evans Bank with Evans Bank continuing as the surviving bank in the bank merger.

The Merger Consideration

Subject to the terms and conditions of the merger agreement, upon the consummation of the merger, FSB stockholders will have the right to receive, for each share of FSB common stock, at the election of such holder, either (i) 0.4394 shares of Evans common stock, or (ii) $17.80 in cash. All such elections are subject to adjustment on a pro rata basis, so that approximately 50% of the aggregate consideration paid to FSB stockholders will be cash and approximately 50% will be Evans common stock. See the section entitled “—Adjustment and Allocation Procedures” for further information on the allocation procedures.

Fractional Shares

Evans will not issue any fractional shares of Evans common stock in the merger. Instead, a FSB common stockholder who would otherwise be entitled to receive a fraction of a share of Evans common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of Evans common stock that such holder would otherwise be entitled to receive by (ii) the average closing price.

Treatment of the FSB Equity Awards

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each FSB stock option to purchase shares of FSB common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time, will be cancelled and converted automatically into the right to receive a cash payment equal to the difference, if positive, between $17.80 and the exercise price per share of the FSB common stock subject to such FSB stock option. Any FSB stock option with an exercise price that equals or exceeds $17.80 will be cancelled without consideration. The consideration payable in respect of FSB stock options will be issued net of applicable tax withholdings.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each FSB restricted stock award that is outstanding immediately prior to the effective time (whether vested or unvested), will be cancelled and converted automatically into the right to receive the merger consideration.

Treatment of the ESOP and FSB Savings Plan

The ESOP, and any related agreement, will be terminated prior to, and contingent upon, the closing date of the merger, subject to the preparation of a termination amendment setting forth the terms of termination and allocation and distribution of the ESOP assets. All shares held by the ESOP will be converted into the right to receive the merger consideration. Any outstanding ESOP indebtedness will be repaid from unallocated FSB common stock held in the ESOP’s suspense account. All remaining shares of FSB common stock will be converted into the right to receive the merger consideration.

At the effective time of the merger, each share of FSB common stock held in the FSB Savings Plan that is outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration.

Surviving Corporation Governing Documents

Upon the effective time, the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time will be the articles of incorporation and bylaws of FSB after completion of the Merger. Upon the effective time of the second merger, the certificate of incorporation and bylaws of Evans in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving corporation in the second merger, until thereafter amended in accordance with applicable law and the terms of such documents.

Governance Matters

On or prior to the effective time, Evans and Evans Bank has agreed to (i) increase the size of the Evans board of directors and the Evans Bank board by one member and (ii) appoint Kevin Maroney to the Evans board of directors and the Evans Bank board of directors. Evans’ and Evans Bank’s obligation to appoint Kevin Maroney is subject to Kevin Maroney’s compliance with Evans’ governance and ethics policies in place from time to time, as reasonably determined by Evans’ Corporate Governance and Nominating Committee.

Closing and Effective Time

The mergers will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). See the section entitled “—Conditions to Consummation of the Mergers.”

The merger will become effective as of the date and time specified in the articles of merger as duly filed with Maryland State Department of Assessments and Taxation. The second merger will become effective as of the date and time specified in (i) the certificate of merger to be filed with the Department of State of the State of New York and (ii) the articles of merger to be filed with Maryland State Department of Assessments and Taxation.

Under the merger agreement, the closing of the mergers will take place at 10:00 a.m., Eastern Time, no later than the third business day following satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in the merger agreement. Evans and FSB currently expect to complete the mergers in the second quarter of 2020, subject to the receipt of the requisite approval of the FSB stockholders, the receipt of the required regulatory approvals and the satisfaction (or, where legally permissible, waiver) of other customary closing conditions set forth in the merger agreement, but neither FSB nor Evans can guarantee when, or if, the mergers will be completed.

As described below, if the merger is not completed by October 31, 2020, either Evans or FSB may choose to terminate the merger agreement at any time after such date if the failure of the effective time to occur on or before such date is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement.

Conversion of Shares; Exchange Procedures

The conversion of FSB common stock into the right to receive the merger consideration will occur automatically at the effective time.

At the effective time, Evans will deposit with its transfer agent, which we refer to as the exchange agent, (1) certificates or evidence of Evans common stock in book-entry form equal to the aggregate stock consideration, and (2) immediately available funds equal to (A) the aggregate cash consideration and (B) the cash payable in lieu of fractional shares and (C) after the effective time, if applicable, any dividends or distributions which the FSB common stockholders have the right to receive under the merger agreement.

As soon as reasonably practicable after the effective time, and in any event not later than five business days following the effective time, the exchange agent will mail to holders of record of FSB common stock immediately prior to the effective time, transmittal materials, which such stockholder may complete in accordance with the instructions thereto and deliver together with the proper surrender of a certificate to the exchange agent in exchange for the per share merger consideration, any cash in lieu of fractional shares of FSB common stock, and any dividends or distributions such stockholder is entitled to receive under the merger agreement.

Withholding

Evans, the surviving corporation or the exchange agent, as applicable, will be entitled to deduct and withhold from the per share merger consideration and any other amounts or property otherwise payable or distributable to any person pursuant to the merger agreement, such amounts or property (or portions thereof) as it is required to deduct and withhold under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable tax law. Any amounts so deducted, withheld or remitted will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Dividends and Distributions

No dividends or other distributions declared with respect to Evans common stock with a record date after the effective time will be paid to the holder of any unsurrendered shares of FSB common stock until the holder surrenders such certificate in accordance with the terms of the merger agreement.

After the surrender of a certificate in accordance with the terms of the merger agreement, the record holder of the whole shares of Evans common stock, if any, issued in exchange of the certificate, will be paid, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Evans common stock with a record date after the effective time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Evans common stock.

Election Procedures

Election Form

Each record holder of FSB will receive an election form and other appropriate materials in a separate mailing. The election form will allow you to specify: (i) the number of shares of FSB common stock that you own that will be subject to a stock election, (ii) the number of shares of FSB common stock that you own that will be subject to a cash election, or (iii) the number of shares of FSB common stock that you own that will be subject to no election. Computershare Trust Company, N.A., the exchange agent, will mail the form of election and instructions to each stockholder of record no more than 40 business days and no less than 20 business days prior to the anticipated closing date or on such other date as Evans and FSB mutually agree on.

Stockholder Election

If you wish to elect the type of merger consideration you will receive in the merger, you must make a valid election prior to the election deadline with respect to your shares of FSB common stock. Accordingly, you should carefully review and follow the instructions to the election form and other appropriate materials.

An election form will be deemed properly completed only if (1) in the case of shares in certificated form, the election form is accompanied by stock certificates (or an appropriate guarantee of delivery of stock certificates as set forth in the notice of guaranteed delivery included with the election form/letter of transmittal) representing all shares of FSB common stock covered by the election form (or, if such certificates have been lost, stolen or destroyed, an affidavit as to the ownership of that certificate by the claimant and to its loss, theft or destruction along with customary indemnification and indemnity against any claim that may be made against it with respect to such certificate) and (2) in the case of book-entry shares representing FSB common stock, the election form is accompanied by any additional documents specified in the procedures set forth in the election form.

Any election will have been made properly if the exchange agent has received, by the election deadline, a form of election and related transmittal materials properly completed and validly executed. The election deadline will be 5:00 p.m., Eastern Time, on the date that is five business days prior to the anticipated closing date. Evans will issue a press release announcing the date of the election deadline not more than 15 business days before, and at least five business days prior to, the election deadline.

You may revoke an election at any time prior to the election deadline, and you may either resubmit a new election or simply withdraw your prior election. If you wish to change an election, you may resubmit the election form in accordance with the election procedures, so long as the resubmitted election form is received by the election deadline. If you wish to withdraw an election, you must provide written notice of withdrawal to the exchange agent by the election deadline. In the event of a withdrawal of an election, the exchange agent will, upon receiving a written request from you, return the certificates of FSB common stock (or guarantee of delivery, if applicable) submitted by you, and you will be deemed not to have made an election and your shares of FSB common stock will be treated as non-election shares unless you resubmit another election form in accordance with the election procedures. The exchange agent will have reasonable discretion to determine whether any election request has been properly made.

Representative Shares

Record holders who hold shares of FSB common stock as nominees, trustees or in other representative capacities may submit a form of election for each beneficial owner, provided, that each such form of election covers all the shares of FSB common stock held by each such representative for a particular beneficial owner.

Adjustment and Allocation Procedures

The aggregate amount of cash and Evans common stock that will be paid is subject to the allocation procedures described in detail below so that approximately 50% of the aggregate consideration paid to FSB stockholders will be cash and approximately 50% will be Evans common stock.

If the number of cash election shares multiplied by $17.80 is less than the cash value, then:

•	All cash election shares will be converted into the right to receive cash;

•

A sufficient number of shares will be converted into cash election shares, first from among the holders of no election shares and then, if necessary, from among the holders of stock election shares on a pro rata basis, so that the total number of cash election shares times $17.80 equals the cash value; and

•	The stock election shares that are not reallocated as cash election shares will be converted into the right to receive Evans common stock.

If the number of cash election shares is greater than the cash value, then:

•	All stock election shares and all no election shares will be converted into the right to receive Evans common stock;

•	A sufficient number of cash election shares will be converted into stock election shares on a pro rata basis, so that the total number of cash election shares times $17.80 equals the cash value; and

•	The cash election shares that are not reallocated as stock election shares will be converted into the right to receive cash.

If the number of cash election shares times $17.80 is equal to the cash value, then:

•	All cash election shares will be converted into the right to receive cash and all no election shares and all stock election shares will be converted into the right to receive Evans common stock.

If the exchange agent is required to reallocate stock election shares to the right to receive cash on a pro rata basis, the pro ration will be based on the percentage of the total number of stock election shares held by such holder. If the exchange agent is required to reallocate cash election shares to the right to receive Evans common stock on a pro rata basis, the pro ration will be based on the percentage of the total number of cash election shares held by such holder.

For further information concerning the risks and other factors affecting the acquisition and Evans’ business, see the section entitled “Risk Factors.” You are urged to obtain current market prices for Evans common stock and FSB common stock in connection with voting your shares pursuant to the merger agreement at the FSB special meeting and making your election decision.

Representations and Warranties

The merger agreement contains representations and warranties made, on the one hand, by FSB to Evans and, on the other hand, by Evans and Merger Sub to FSB, which were made only for purposes of the merger agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Evans, Merger Sub, FSB or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Evans’ or FSB’s public disclosures. The representations and warranties contained in the merger agreement do not survive the effective time. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of Evans, Merger Sub or FSB or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus and the other information contained in the reports, statements and filings that Evans or FSB publicly files with the SEC. For more information regarding these documents, please see the section entitled “Where You Can Find More Information.”

In the merger agreement, FSB has made customary representations and warranties to Evans with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of FSB and FSB Bank;

•

FSB’s authority to enter into the merger agreement and to complete the transactions contemplated thereby (subject to the FSB stockholder approval and receipt of requisite regulatory approvals) and the enforceability of the merger agreement against FSB in accordance with its terms;

•

the absence of conflicts with or breaches of FSB’s or its subsidiaries’ governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	the capitalization of FSB and FSB Bank, including in particular the number of shares of FSB common stock issued and outstanding;

•	ownership of subsidiaries;

•	reports filed with regulatory authorities and filings made with the SEC;

•	financial matters;

•	books and records;

•

the absence of liabilities other than those liabilities incurred in the ordinary course since December 31, 2018 in connection with the merger agreement and the transactions contemplated thereby, or accrued or reserved against the consolidated balance sheet of FSB as of September 30, 2019;

•

the absence since December 31, 2018 of an event that has had a material adverse effect on FSB, and FSB and its subsidiaries having carried out their respective businesses in all material respects only in the ordinary course since December 31, 2018;

•	tax matters;

•	the assets of FSB and its subsidiaries;

•	intellectual property and privacy matters;

•	environmental matters;

•	compliance with laws, consents, orders and permits;

•	performance under the Community Reinvestment Act;

•	labor relations;

•	matters relating to employee benefit plans and ERISA;

•	matters with respect to certain of FSB’s contracts;

•	agreements with regulatory authorities;

•	investment securities;

•	derivative transactions entered into for the account of FSB and its subsidiaries or for the account of a customer;

•	legal proceedings;

•	the accuracy of the information supplied by FSB in this proxy statement/prospectus;

•	the inapplicability of state anti-takeover statutes;

•	receipt by the FSB board of directors of the opinion from FSB’s financial advisor;

•

the lack of action by FSB that is reasonably likely to prevent the merger and the second merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;

•	loan matters;

•	allowance for loan and lease losses;

•	insurance matters;

•	the absence of sanctions imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

•	the absence of undisclosed brokers’ fees and expenses;

•	transactions with affiliates and insiders; and

•	neither FSB nor any subsidiary being required to register with the SEC as an investment advisor or broker-dealer, or conducting insurance operations.

In the merger agreement, Evans and Merger Sub made customary representations and warranties to FSB with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of Evans, Evans Bank and Merger Sub;

•

Evans’ and Merger Sub’s authority to enter into the merger agreement and to complete the transactions contemplated thereby and the enforceability of the merger agreement against Evans and Merger Sub in accordance with its terms;

•

the absence of conflicts with or breaches of Evans’, Merger Sub’s or Evans’ subsidiaries’ governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	the capitalization of Evans, including in particular the number of shares of Evans common stock issued and outstanding;

•	ownership of subsidiaries;

•	reports filed with regulatory authorities and filings made with the SEC;

•	financial matters;

•

the absence of liabilities other than those liabilities incurred in the ordinary course of business since December 31, 2018, in connection with the merger agreement and the transactions contemplated thereby, or accrued or reserved against the consolidated balance sheet of Evans as of September 30, 2019;

•	the absence since December 31, 2018 of an event that has had a material adverse effect on Evans;

•	tax matters;

•	compliance with laws, orders and permits;

•	performance under the Community Reinvestment Act;

•	matters relating to employee benefit plans and ERISA;

•	agreements with regulatory authorities;

•	derivative transactions entered into for the account of Evans and its subsidiaries or for the account of a customer;

•	legal proceedings;

•	the accuracy of the information supplied by Evans in this proxy statement/prospectus;

•	the inapplicability of state anti-takeover statutes;

•

the lack of action by Evans that is reasonably likely to prevent the merger and the second merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;

•	the absence of undisclosed brokers’ fees and expenses;

•	Evans Bank being well capitalized (as that term is defined in 12 C.F.R. Section 6.4(c)(1)) following the consummation of the transactions contemplated by the merger agreement; and

•	Evans having sufficient cash to pay the aggregate cash consideration immediately prior to the effective time.

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “—Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including, but not limited to, those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.

Many of the representations and warranties in the merger agreement made by FSB, Evans and Merger Sub are qualified by a materiality or material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).

Under the merger agreement, a “material adverse effect” is defined, with respect to a party and its subsidiaries, as any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operation, assets, liabilities or business of such party and its subsidiaries taken as a whole or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement; provided, that in the case of the foregoing clause (i), a material adverse effect will not be deemed to include effects to the extent resulting from the following (except, in certain instances, to the extent that the effect of such change disproportionately affects such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate):

•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements;

•	changes after the date of the merger agreement in laws of general applicability to companies in the financial services industry;

•

changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of FSB, Evans and Merger Sub, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry;

•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets;

•

failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder;

•	the public disclosure of the merger agreement and the impact thereof on relationships with customers or employees;

•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or

•	actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement.

Covenants and Agreements

Conduct of Business Prior to the Effective Time

FSB has agreed that prior to the effective time or the termination of the merger agreement, unless the prior written consent of Evans has been obtained and except for certain exceptions and as otherwise expressly contemplated by the merger agreement, it will, and will cause each of its subsidiaries to, (1) operate its business only in the ordinary course, (2) use its reasonable best efforts to preserve intact its business (including its organization, assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (3) take no action that is intended to or which would reasonably be expected to adversely affect or materially delay the receipt of any approvals of any regulatory authority or specified third party, the consummation of the transactions contemplated by the merger agreement or performance of its covenants and agreements in the merger agreement.

Additionally, FSB has agreed that until the earlier of the effective time or the termination of the merger agreement, unless the prior written consent of Evans has been obtained and except for certain exceptions and as otherwise expressly contemplated in the merger agreement, FSB will not do or agree or commit to do, or cause or permit any of its subsidiaries to do or agree or commit to do, any of the following:

•	amend the FSB charter, the FSB bylaws or other governing instruments of FSB or any of its subsidiaries;

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incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the ordinary course);

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repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of FSB or any of its subsidiaries (except for the acceptance of shares of FSB common stock as payment for the exercise of FSB stock options or for withholding taxes incurred in connection with the exercise of FSB stock options) or the vesting or settlement of FSB equity rights and dividend equivalents thereon, in each case in the ordinary course and in accordance with the terms of the applicable award agreements in effect as of the date of the merger agreement), or (2) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of FSB’s capital stock or other equity interests of FSB;

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except for the issuance of shares of FSB common stock as payment for the exercise of FSB stock options or settlement of FSB restricted stock awards, issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of FSB common stock or any other capital stock or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity right;

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directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of FSB or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FSB common stock, or sell, transfer, lease, mortgage, permit any lien on, or otherwise dispose of, discontinue or otherwise encumber, (1) any shares of capital stock or other equity interests of FSB or any of its subsidiaries (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to FSB or any of its subsidiaries) or (2) any asset other than pursuant to contracts in force at the date of the merger agreement or sales of investment securities in the ordinary course;

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(1) purchase any securities or make any acquisition of or investment in (except in the ordinary course), either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course), any person other than any wholly owned subsidiary of FSB, or otherwise acquire direct or indirect control over any person, or (2) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of FSB), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

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(1) grant any increase in compensation or benefits to the employees or officers of FSB or any of its subsidiaries, except (A) for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date of the merger agreement, or (B) as required by law, (2) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a FSB benefit plan in effect as of the date of the merger agreement and in the case of clause (x) subject to receipt of an effective release of claims from the employee, unless FSB or any of its subsidiaries is obligated pursuant to an arrangement in existence on the date of the merger agreement to pay such severance without an effective release of claims, and in the case of clause (y) to the extent required under the terms of the FSB benefit plan without the exercise of any upward discretion, (3) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of FSB or any of its subsidiaries, (4) fund any rabbi trust or similar arrangement, unless otherwise required by the terms of the FSB benefit plan and disclosed to Evans, (5) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $40,000, other than for cause, (6) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $40,000, or (7) implement or announce any employee layoff that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988;

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enter into, amend or renew any employment or independent contractor contract between FSB or any of its subsidiaries and any person requiring payments thereunder in excess of $40,000 in any 12-month period (unless such amendment is required by law) that FSB or any of its subsidiaries does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time;

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except as required by law, or with respect to a FSB benefit plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (1) adopt or establish any new plan, policy, program or arrangement that would be considered a FSB benefit plan if such plan, policy, program or arrangement were in effect as of the date of the merger agreement, or amend in any material respect any existing FSB benefit plan or terminate or withdraw from, or amend, any FSB benefit plan, (2) make any distributions from such employee benefit plans, except as required by the terms of such plans, or (3) fund or in any other way secure the payment of compensation or benefits under any FSB benefit plan, except as required by the terms of such plans;

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make any change in any tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in tax laws, regulatory accounting requirements or GAAP;

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commence any litigation other than in the ordinary course, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (1) involving any liability of FSB or any of its subsidiaries for money damages in excess of $75,000 or that would impose any restriction on the operations, business or assets of FSB or any of its subsidiaries, or the surviving corporation or (2) arising out of or relating to the transactions contemplated by the merger agreement;

•	enter into, renew, extend, modify, amend or terminate specified contracts, or waive, release, compromise or assign any material rights or claims under specified contracts;

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(1) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies or (2) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans except as required by law or by rules or policies imposed by a regulatory authority;

•	make, or commit to make, any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

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except as required by law or applicable regulatory authorities, make any material changes in its policies and practices with respect to insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

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materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios;

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make, change or revoke any material tax election, change any material method of tax accounting, adopt or change any taxable year or period, file any amended material tax returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes, settle or compromise any tax liability of FSB or any of its subsidiaries, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund;

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take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger and second merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by FSB), except (1) new loans in amounts not to exceed (A) $750,000 if such loan is secured by residential real estate or (B) $1.5 million if such loan is a commercial and industrial loan, construction loans or is secured by commercial or multi-family real estate or (2) loans or commitments for loans that have previously been approved by FSB prior to the date of the merger agreement not in excess of $1.5 million, provided, that Evans will be required to respond to any request for consent to make such loan in writing within three business days after receipt of all information which would be necessary for Evans to make a determination in the ordinary course to underwrite the loan requested by FSB and, which consent will be deemed to have been given if Evans has not objected to a proposed action by FSB within three business days after such information is received by Evans;

•	take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by the merger agreement;

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take any action that is reasonably likely to result in any of the conditions to closing not being satisfied, or materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby, except as required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of the FSB board of directors in support of, any of the above prohibited actions.

Evans has also agreed that until the earlier of the effective time or the termination of the merger agreement, unless the prior written consent of FSB has been obtained, and except for certain exceptions and as otherwise expressly contemplated in the merger agreement, Evans will not, and will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do any of the following actions:

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amend the Evans charter, the Evans bylaws or other governing instruments of Evans or any significant subsidiaries (as defined in Regulation S-X promulgated by the SEC) of Evans in a manner that would adversely affect FSB or the holders of FSB common stock adversely relative to other holders of Evans common stock;

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take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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(1) adjust, split, combine or reclassify any capital stock of Evans, or (2) make, declare or pay any dividend, or make any other distribution on, any shares of Evans common stock (except regular semi-annual cash dividends by Evans at a rate not in excess of $0.57 per share of Evans common stock);

•	take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by the merger agreement;

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take any action that is reasonably likely to result in any of the conditions to closing not being satisfied, or materially impair Evans’ ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, except as required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Evans board of directors in support of, any of the above prohibited actions.

Regulatory Matters

Evans and FSB have agreed to cooperate with each other and use their reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions and filings, and to obtain all permits and consents of all regulatory authorities and third parties that are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the merger, and to comply with the terms and conditions of all such permits and consents. Each of Evans and FSB have agreed to use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to the merger agreement or the transactions contemplated thereby by any regulatory authority or under any applicable law or order.

Notwithstanding the foregoing, in no event is Evans or any of its subsidiaries required, and FSB and its subsidiaries are not permitted (without Evans’ prior written consent in its sole discretion), to take any action, or to commit to take any action, or to accept any restriction or condition, involving Evans or its subsidiaries or FSB or its subsidiaries, which is materially and unreasonably burdensome on Evans’ business or on the business of FSB or FSB Bank, in each case following the closing or which would reduce the economic benefits of the transactions contemplated by the merger agreement to Evans to such a degree that Evans would not have entered into the merger agreement had such condition or restriction been known to it at the date of the merger agreement, which condition or restriction we refer to as a burdensome condition.

For a more complete discussion of the regulatory approvals required to complete the merger and the terms of the merger agreement related to regulatory approvals, see the section entitled “The Mergers—Regulatory Approvals Required for the Mergers.”

Tax Matters

Evans and FSB have agreed to use their respective reasonable best efforts to cause the merger and the second merger, taken together, and to take no action which would cause the merger and the second merger, taken together, not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Employee Matters

For one year after the effective time, Evans will provide to employees of FSB or its subsidiaries who after the effective time become employees of Evans or its subsidiaries, which we refer to as covered employees, employee benefits under Evans’ benefit plans that are, in the aggregate, substantially comparable to those provided by Evans and its subsidiaries to their similarly situated employees of Evans and its subsidiaries; provided, that in no event will any covered employee be eligible to participate in any closed or frozen plan of Evans and its subsidiaries.

Covered employees will generally receive credit for prior service with FSB and its subsidiaries for purposes of eligibility and participation under Evans benefit plans, subject to certain specified exceptions.

Evans will use commercially reasonable efforts to cause Evans welfare benefit plans to, with respect to the covered employees: (i) waive any pre-existing condition limitations (ii) provide credit for any deductible, co-payment or out-of-pocket expenses incurred by the covered employees (and their beneficiaries) under analogous plans of FSB and its subsidiaries prior to the effective time during the portion of the applicable plan year prior to participation; and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such covered employees (and their beneficiaries) on or after the effective time to the extent such employee (or beneficiary) had satisfied any similar limitation or requirement under an analogous plan prior to the effective time.

Any covered employee (other than a covered employee who is party to an individual agreement or letter that entitle such covered employee to different severance or termination benefits) who is terminated by Evans or its subsidiaries within the twelve months following the effective time as a result of a position elimination will be eligible for severance benefits.

FSB and its subsidiaries will take all necessary action to terminate, contingent on the closing and effective as of no later than the day before the closing date, any FSB benefit plan that is intended to constitute a tax-qualified defined contribution plan under the Code Section 401(k). If requested by Evans prior to the closing, FSB and its subsidiaries will cooperate in good faith with Evans to amend, freeze, terminate or modify any other FSB benefit plan to the extent requested and as consistent with applicable law.

FSB will cooperate with Evans in good faith prior to closing to effect reasonable measures to minimize any payments or benefits characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

D&O Indemnification and Insurance

The merger agreement provides that, following the effective time of the merger, Evans will indemnify, defend and hold harmless each of the present and former directors or officers of FSB and its subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services as director or officers of FSB, or at FSB’s request, of another corporation, partnership, joint venture, trust or other enterprise, occurring at or prior to the effective time to the fullest extent permitted under the FSB charter and the FSB bylaws in effect on the date of the merger agreement (subject to applicable law), including provisions relating to the advancement of expenses incurred in the defense of any litigation; provided, that in the case of advancement of expenses, any indemnified party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

The merger agreement also provides that the surviving corporation will use its reasonable best efforts to maintain in effect for a period of six years after the effective time FSB’s existing directors’ and officers’ liability insurance policy or a comparable policy, with respect to claims arising from facts or events that occurred prior to the effective time and covering persons who are currently covered by such insurance, capped at 200% of the annual premium payments currently paid on FSB’s current policy. In lieu of the insurance described in the preceding sentence, prior to the effective time, Evans, or FSB, in consultation with Evans, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, but not limited to, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, potential stockholder litigation, the declaration of dividends, takeover laws, the listing of the shares of Evans common stock to be issued in the merger and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

FSB has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal;

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engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any information or data with respect to or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal (except to notify a person that has made an acquisition proposal of the existence of the acquisition proposal provisions of the merger agreement);

•	adopt, approve, agree to, accept, endorse or recommend any acquisition proposal; or

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approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any acquisition transaction.

FSB and its subsidiaries have agreed to, and cause its representatives to, (1) immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (2) request the prompt return or destruction of all confidential information previously furnished to any person (other than Evans and its representatives) that has made or indicated an intention to make an acquisition proposal, and (3) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or to which it is a beneficiary and to strictly enforce any such provisions.

If FSB or any of its subsidiaries or their respective representatives receives an acquisition proposal or any request for nonpublic information or any inquiry that could reasonably could be expected to lead to any acquisition proposal, FSB has agreed to, promptly (but in no event more than 24 hours), advise Evans in writing of the receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including, in each case, the identity of the person making any such acquisition proposal, request or inquiry), and FSB will as promptly as practicable provide to Evans (1) a copy of such acquisition proposal, request or inquiry, if in writing, or (2) a written summary of the material terms of such acquisition proposal, request or inquiry, if oral. FSB has agreed to provide Evans, as promptly as practicable (but in no event more than 24 hours), with notice setting forth all such information as is necessary to keep Evans informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such acquisition proposal, request, or inquiry.

For purposes of the merger agreement:

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an “acquisition agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding);

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an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to FSB or publicly announced to the FSB stockholders and whether binding or non-binding) by any person (other than Evans or its subsidiaries) for an acquisition transaction; and

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an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (i) any acquisition or purchase, direct or indirect, by any person (other than Evans or its subsidiaries) of 25% or more in interest of the total outstanding voting securities of FSB or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of FSB, or any tender offer or exchange offer that if consummated would result in any person (other than Evans or its subsidiaries) beneficially owning 25% or more in interest of the total outstanding voting securities of FSB or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of FSB, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving FSB or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of FSB; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated assets of FSB or its subsidiaries, taken as a whole.

FSB Special Meeting and Recommendation of the FSB Board of Directors

FSB has agreed to hold a meeting of its stockholders as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC for the purpose of obtaining the FSB stockholder approval. FSB has agreed that its obligation to hold such meeting of its stockholders will not be affected by any acquisition proposal or change in recommendation, as described below. FSB has agreed to use its reasonable best efforts to cause the ESOP trustees and the FSB Savings Plan trustees to (i) conduct a vote of the FSB common stock held in the ESOP and the FSB Savings Plan, as applicable, in accordance with the requirements of Section 409(e) of the Code and all other applicable laws, the terms of the ESOP or the FSB Savings Plan, as applicable, and their fiduciary duties, and (ii) to deliver a certificate to Evans, dated on or about the date of the FSB special meeting, stating that the shares held in the ESOP or the FSB Savings Plan, as applicable, had been voted in accordance with the terms of the ESOP or the FSB Savings Plan, as applicable.

The FSB board of directors has agreed to recommend to the FSB stockholders the approval of the merger proposal, to include such recommendation in this proxy statement/prospectus and to use its reasonable best efforts to obtain the FSB stockholder approval. FSB has agreed that neither the FSB board of directors nor any committee thereof will (a) withhold, withdraw, qualify or modify such recommendation in any manner adverse to Evans, (b) fail to make such recommendation or otherwise submit the merger proposal to the FSB stockholders without such recommendation, (c) adopt, approve, agree to, accept, recommend or endorse an acquisition proposal, (d) fail to publicly and without qualification (i) recommend against any acquisition proposal or (ii) reaffirm the recommendation of the merger proposal within ten business days (or such fewer number of days remaining prior to the FSB special meeting) after an acquisition proposal is made public or any request by Evans to do so, (e) take any action or make any public statement, filing or release inconsistent with such recommendation, or (f) publicly propose to do any of the foregoing, which, collectively and individually, we refer to as a change in recommendation.

However, at any time prior to the FSB special meeting, the FSB board of directors may submit the merger agreement without recommendation or may change its recommendation, if FSB has received a superior proposal, as defined below (after giving effect to any revised offer from Evans), and the FSB board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable law to make or continue to make the recommendation to approve the merger proposal, in which event, the board of directors of FSB may communicate the basis for its lack of such recommendation; provided, that the FSB board of directors may not take such actions unless:

•	FSB has complied in all material respects with its non-solicit obligations described above;

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FSB gives Evans at least three business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;

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during such three business day period, FSB has, and has caused its financial advisors and outside legal counsel to, consider and negotiate with Evans in good faith (to the extent Evans desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by Evans; and

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the FSB board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by Evans that such superior proposal remains a superior proposal and that it would nevertheless be a violation of the directors’ fiduciary duties under applicable law to make or continue to make the recommendation to approve the merger proposal.

Any material amendment to any acquisition proposal will require a new determination and notice period.

Under the terms of the merger agreement, FSB has agreed to adjourn or postpone the FSB special meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of FSB common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, FSB has not received proxies representing a sufficient number of shares of FSB common stock necessary to obtain the requisite FSB stockholder approval for the merger proposal. However, if a superior proposal has been received by FSB, has been publicly disclosed and FSB makes change in recommendation that is permitted in accordance with the merger agreement, then FSB will not be required to adjourn or postpone the FSB special meeting pursuant to the covenant described above more than two times following the receipt and public disclosure of such superior proposal.

For purposes of the merger agreement, a “superior proposal” means an unsolicited bona fide written acquisition proposal with respect to which the FSB board of directors determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction move favorable, from a financial point of view, to the FSB stockholders than the merger and the other transactions contemplated by the merger agreement (as it may be proposed to be amended by Evans), taking into account all relevant factors (including the acquisition proposal and the merger agreement (including any proposed changes to the merger agreement that may be proposed by Evans in response to such acquisition proposal)); provided, that for purposes of the definition of superior proposal, the references to “25%” in the definition of acquisition transaction will be deemed to be references to “50%.”

Conditions to Consummation of the Mergers

The respective obligations of each party to consummate the mergers and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the approval of the merger proposal by the FSB stockholders;

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the receipt of all required regulatory permits or consents from the Federal Reserve, the OCC, NYDFS, the FDIC and any other regulatory authority, and any other regulatory permits or consents contemplated by the merger agreement the failure of which to obtain would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Evans and FSB (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement;

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the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the mergers);

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the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act, and there being no stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement initiated and continuing; and

•	the approval of the listing on NYSE of the Evans common stock to be issued pursuant to the merger, subject to official notice of issuance.

Each party’s obligation to consummate the mergers is also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

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the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the closing date, subject to the materiality standards provided in the merger agreement;

•	the performance by the other party in all material respects of all obligations of such party required to be performed by it under the merger agreement at or prior to the effective time;

•	the receipt of a certificate from the other party to the effect that the two conditions described above have been satisfied;

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the receipt of certified copies of resolutions duly adopted by the other party’s board of directors, evidencing taking of all corporate actions necessary to authorize the execution, delivery and performance of the merger agreement.

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the receipt by each party of a written opinion of its counsel to the effect that the merger and the second merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

•	in the case of Evans, the receipt of requisite regulatory approvals without the imposition of a burdensome condition.

The parties cannot be certain of when, or if, the conditions to the mergers will be satisfied or waived, or that the merger will be completed in the second quarter of 2020 or at all. As of the date of this proxy statement/prospectus, the parties have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time (notwithstanding the approval of the merger agreement by FSB stockholders) by mutual written agreement, or by either party in the following circumstances:

•	any regulatory authority denies a requisite regulatory approval, or any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement becomes final and nonappealable, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and remove such law or order;

•	the FSB stockholders fail to vote their approval of the merger proposal, which we refer to as a no-vote termination;

•

the merger has not been consummated by October 31, 2020, which we refer to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement on or before such date is not caused by the terminating party’s breach of the merger agreement, which we refer to as an outside date termination;

•

if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of FSB, in the case of a termination by Evans, or Evans, in the case of a termination by FSB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a Evans or FSB condition to closing, respectively, and is not cured within 45 days following written notice or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the outside date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which we refer to as a breach termination; or

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if any regulatory authority requests that Evans, Evans Bank, FSB, FSB Bank or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a requisite regulatory approval.

In addition, Evans may terminate the merger agreement if:

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the FSB board of directors fails to recommend that the FSB stockholders approve the merger proposal, effects a change in recommendation, breaches its non-solicitation obligations with respect to acquisition proposals in any respect adverse to Evans or fails to call, give notice of, convene and/or hold the FSB special meeting in accordance with the merger agreement, which, collectively, we refer to as an FSB board breach termination; or

•

if any regulatory authority grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition.

Effect of Termination

If the merger agreement is terminated or abandoned, it will become void and have no further force or effect and there will be no liability on the part of either Evans or FSB for any matters addressed in the merger agreement or other claim relating to the merger agreement and the transactions contemplated thereby, except that (1) designated provisions of the merger agreement will survive the termination, including, but not limited to, those relating to payment of fees and expenses and the confidential treatment of information and (2) both Evans and FSB will remain liable for any liability resulting from fraud or breach of the merger agreement.

Termination Fee

FSB will pay Evans a $1,400,000 termination fee if:

•

(1) either FSB or Evans effects (i) a no-vote termination or (ii) effects an outside date termination and the FSB stockholder approval has not been obtained, or (2) Evans effects a breach termination and, in each case, and prior to such termination, any person has made an acquisition proposal or has publicly announced an intention (whether or not conditional) to make an acquisition proposal, and within 12 months of such termination, FSB consummates an acquisition transaction or enters into an acquisition agreement with respect to an acquisition transaction, whether or not such acquisition transaction is subsequently consummated, whether or not relating to the same acquisition proposal that had been made or publicly announced prior to such termination; or

•	Evans effects an FSB board breach termination.

If FSB fails to pay any termination fee payable when due, then FSB must pay to Evans its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of such fee at the prime rate of Citibank, N.A. from the date such payment was due under the merger agreement until the date of payment.

Expenses and Fees

Each of Evans and FSB will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the merger agreement. The filing fees and the costs and expenses of printing this proxy statement/prospectus will be borne equally by Evans and FSB.

Amendments and Waivers

To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after the FSB stockholder approval is obtained, provided that after obtaining such approval, no amendment may be made that requires further approval by FSB stockholders.

Prior to or at the effective time, the parties, acting through their respective board of directors, chief executive officer or other authorized officer, have the right to (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement; provided, that after the FSB stockholder approval is obtained, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Voting Agreements

Each of the directors of FSB and certain executive officers, in their capacities as individuals, have separately entered into an FSB voting agreement, in which they have agreed to vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all covered shares as to which they control the sole right to vote, (1) in favor of the adoption and approval of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (2) against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of FSB under the merger agreement, (3) against any acquisition proposal and (4) against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for vote or written consent of the FSB stockholders that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, disable, frustrate the purposes of or adversely affect the mergers or the other transactions contemplated by the merger agreement or the FSB voting agreement or the performance by FSB of its obligations under the merger agreement or by such person of his or her obligations under the FSB voting agreement.

In addition, the FSB voting agreements provide that such stockholders will not sell or transfer any of their shares of FSB common stock of which they are a record owner, subject to certain exceptions, until the earlier of the receipt of the FSB stockholder approval or the date on which the merger agreement is terminated in accordance with its terms.

The FSB voting agreements remain in effect until the earlier to occur of the receipt of the FSB stockholder approval or the date on which the merger agreement is terminated in accordance with its terms; provided that certain non-solicitation provisions will remain in effect until the earlier to occur of the closing and the date of termination of the merger agreement in accordance with its terms.

As of the FSB record date, shares constituting approximately 6.38% of the FSB common stock entitled to vote at the FSB special meeting are subject to FSB voting agreements.

The foregoing description of the FSB voting agreements is subject to, and qualified in its entirety by reference to, the FSB voting agreements, a form of which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGERS

The following is a general discussion of the material U.S. federal income tax consequences relating to the mergers to a U.S. holder (as defined below) that receives Evans common stock and the cash consideration pursuant to the mergers.

For purposes of this discussion, a “U.S. holder” means any beneficial owner of FSB common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds FSB common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds FSB common stock, and any partners in such partnership, are strongly urged to consult their tax advisors about the tax consequences of the mergers to them.

Determining the actual tax consequences of the mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your tax advisor as to the specific tax consequences of the mergers in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Mergers Generally

Evans and FSB intend for the merger and the second merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of each of Evans and FSB to complete the merger that Evans will receive a legal opinion from Covington, and FSB will receive a legal opinion from Luse Gorman, in a form reasonably satisfactory to Evans and FSB, each to the effect that the merger and the second merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Evans nor FSB currently intends to waive this opinion condition to its obligation to consummate the mergers. In the event that Evans or FSB waives these conditions after this registration statement is declared effective by the SEC, and if the tax consequences of the mergers to FSB shareholders have materially changed, FSB will recirculate appropriate soliciting materials and seek new approval of the mergers from the shareholders of FSB.

The opinions of Covington and Luse Gorman will be based on customary assumptions and representations from Evans and FSB, as well as certain covenants and undertakings by Evans and FSB. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the mergers could differ materially from those described in this proxy statement/prospectus.

The opinions of counsel represents each counsel’s legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Evans nor FSB intends to obtain a ruling from the IRS with respect to the tax consequences of the mergers. If the IRS were to successfully challenge the “reorganization” status of the merger and the second merger, taken together, the tax consequences would be different from those set forth in this proxy statement/prospectus.

The following discussion assumes that the merger and the second merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences of the Mergers to Evans and FSB

Neither Evans nor FSB will recognize any taxable gain or loss as a result of the mergers and each will be a party to a reorganization with the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders

For U.S. federal income tax purposes,

•

a U.S. holder of FSB common stock receiving solely Evans common stock (except for cash received in lieu of fractional shares of Evans common stock) in exchange for such FSB common stock generally will not recognize any gain or loss upon receiving Evans common stock;

•

a U.S. holder of FSB common stock receiving solely cash in exchange for such FSB common stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis in the shares of FSB common stock surrendered; and

•

a U.S. holder of FSB common stock receiving a combination of Evans common stock and cash in exchange for such FSB common stock generally will (1) not recognize any loss upon surrendering its FSB common stock and (2) recognize gain upon surrendering its FSB common stock equal to the excess, if any, of (a) the sum of the amount of cash consideration received plus the fair market value (determined as of the effective time) of the Evans common stock received over (b) such U.S. holder’s aggregate tax basis in the shares of FSB common stock surrendered, but only to the extent of the amount of cash consideration received.

U.S. holders of FSB common stock receiving cash in lieu of fractional shares of Evans common stock will generally recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of Evans common stock. Further, a U.S. holder will have the same aggregate tax basis and holding period in the Evans common stock received in the mergers (including any fractional shares of Evans common stock deemed received and exchanged for cash as described below) equal to such U.S. holder’s tax basis and holding period in the FSB common stock surrendered in exchange therefor.

A U.S. holder that acquired different blocks of FSB common stock at different times or different prices should consult its tax advisor regarding the manner in which the basis and holding period should be allocated among the U.S. holder’s FSB common stock in the U.S. holder’s particular circumstance.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of Evans common stock, the U.S. holder will be treated as having received such fractional share of Evans common stock pursuant to the mergers and then as having received cash in exchange for such fractional share of Evans common stock. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s basis in the fractional share of Evans common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of FSB common stock surrendered therefor) exceeds one year.

Certain Reporting Requirements

If a U.S. holder receives Evans common stock pursuant to the mergers and is considered a “significant holder,” it will be required (1) to file a statement its U.S. federal income tax return providing certain facts pertinent to the mergers, including its tax basis in, and the fair market value of, the FSB common stock that it surrendered, and (2) to retain permanent records of these facts relating to the mergers. A holder of FSB common stock is considered a “significant holder” if, immediately before the mergers, such holder (a) owned at least 5% (by vote or value) of the outstanding stock of FSB or (b) owned FSB securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of FSB common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the mergers are completed, FSB stockholders may elect to receive shares of Evans common stock for their shares of FSB common stock. FSB is organized under the laws of Maryland, and Evans is organized under the laws of New York. Evans and FSB believe that the following summary describes the material differences between (1) the rights of FSB stockholders as of the date of this proxy statement/prospectus under the Maryland General Corporation Law, or the MGCL, the FSB charter and the FSB bylaws, and (2) the rights of holders of Evans common stock as of the date of this proxy statement/prospectus under the New York Business Corporations Law, or the NYBCL, and the Evans charter and the Evans bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the MGCL, the NYBCL, and FSB’s and Evans’ governing documents, which we urge FSB stockholders to read. Copies of Evans’ and FSB’s governing documents have been filed with the SEC and copies of each company’s governing documents can be found at its respective principal office. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”

	FSB	Evans
Capitalization:	Under the FSB charter, FSB is authorized to issue 50,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of serial preferred stock, par value $0.01 per share.	The Evans charter authorizes it to issue 10,000,000 shares of common stock, par value $0.50 per share.

Voting Rights:	Each share of FSB common stock carries one vote and has unrestricted voting rights, except no beneficial owner of more than 10% of the then outstanding shares of FSB common stock will be permitted to vote any shares in excess of such 10% threshold.	Each share of Evans common stock carries one vote and has unrestricted voting rights.

Preferred Stock:	The FSB board of directors may fix the preferences, limitations, and relative voting and other rights of the shares of any series of preferred stock that it designates. Under the MGCL and the FSB charter, the board of directors may increase or decrease the number of authorized shares without stockholder approval. In addition, the board of directors may, without stockholder approval, establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rights and liquidation preferences. The ability of FSB to issue shares of preferred stock could have an anti-takeover effect. Under the MGCL, unless the articles of incorporation provide otherwise, stockholders have no preemptive rights.	The Evans charter does not authorize the Evans board to issue preferred stock.

	FSB	Evans

Dividend Rights:

Holders of FSB common stock are entitled, when declared by the FSB board, to receive dividends, subject to the rights of holders of preferred stock. Under Maryland law, no dividends, redemptions, stock repurchases or other distributions may be declared or paid if, after giving effect to the dividend, redemption, stock repurchase or other distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s article of incorporation provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

In addition, a Maryland corporation that would be prohibited from making a distribution because its assets would be less than the sum of its total liabilities and preferences of outstanding preferred stock may also make a distribution from the net earnings of the corporation for the fiscal year in which the distribution is made, the net earnings of the corporation for the preceding fiscal year, or the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

Evans shareholders are entitled to receive dividends as and when declared by the Evans board of directors. The Evans charter permits the Evans board of directors to issue preferred stock with terms set by the Evans board, which terms may include the right to receive dividends ahead of the holders of common stock.

Under Section 510 of the NYBCL, the Evans board of directors may issue dividends to its shareholders subject to the restrictions in its charter; provided that no distribution will be made if Evans is currently insolvent or would thereby be made insolvent.

Number of Outstanding Shares Before the Merger:	As of the FSB record date, there were issued and outstanding 1,940,661 shares of FSB common stock and no shares of serial preferred stock issued or outstanding.	As of the FSB record date there were approximately 4,942,802 shares of Evans common stock outstanding.

Number of Outstanding Shares After the Merger:	Immediately after the merger, FSB will have no shares of FSB common stock or preferred stock outstanding.	Immediately after the merger, Evans will have approximately 5,365,219 shares of Evans common stock outstanding.

Estimated Voting Percentage After the Merger:	Upon conclusion of the merger, it is expected that existing holders of FSB common stock will own approximately 7.87% of Evans common stock.	Upon conclusion of the merger, it is expected that existing Evans shareholders will own approximately 92.13% of Evans common stock.

Rights of Holders of Stock Subject to Future Issuance of Capital Stock:	The rights of holders of FSB common stock may be affected by the future issuance of Evans common stock.	The rights of holders of Evans common stock may be affected by the future issuance of Evans common stock.

	FSB	Evans

Pre-Emptive Rights:	The FSB charter allows the board of directors to grant preemptive rights. However, the FSB board of directors has not approved any such preemptive rights.	The Evans charter provides that no holders of any class of shares of Evans have a pre-emptive right to purchase, subscribe for or take any part of any stock issued, optioned, or sold by Evans.

Quorum:	The MGCL provides that, unless a corporation’s articles of incorporation or the MGCL provides otherwise, a majority of the votes entitled to be cast on the matter, in person or by proxy, by the voting group constitutes a quorum of that voting group for action on that matter. The FSB charter does not modify this requirement for a quorum.	Under the Evans bylaws, a majority of the number of the shares of Evans issued and outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.

Notice of Shareholder Meetings:	The FSB bylaws provide that written notice stating the place and time of any special meeting of the shareholders, and the purpose of the meeting, will be given to each shareholder of record entitled to vote at the meeting not less than ten nor more than 90 days previous thereto (except as otherwise required or permitted by law). Notice is given to a stockholder when it is personally delivered to the stockholder, left at the stockholder’s residence or usual place of business, mailed to the stockholder at his or her address as it appears on the records of FSB, or transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions.	The Evans bylaws provide that written notice stating the date, time, place and the purpose or purposes for which the meeting is called, and in the case of a special meeting, an indication that the notice is being issued by or at the direction of the person or persons calling the special meeting, must be delivered electronically, personally or by first class mail, not less than 10 nor more than 60 days before the date fixed for the meeting.

Election, Size and Classification of Board of Directors:	The FSB bylaws provide that the number of directors is fixed, from time to time, by the FSB board of directors in accordance with the MGCL. The FSB charter requires the board of directors to be divided into three classes and that the members of each class will be elected for a term of three years or for such shorter period of time as the FSB board of directors may determine, and until their successors are elected and qualified, with one class being elected annually.	The Evans bylaws provide that the board of directors will consist of not less than five nor more than 25 directors, the exact number to be determined by the vote of the majority of directors or by resolution of the shareholders. Increases in the board of directors between annual meetings of shareholders will be limited to not more than two members per year. The board of directors is divided into three classes – Class 1, consisting of not more than eight directors; Class 2, consisting of not more than eight directors; and Class 3, not consisting of more than nine directors.

	FSB	Evans

Directors are elected at an annual shareholders’ meeting. Each director holds office for three years. Directors are elected by a plurality of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon. FSB stockholders are not entitled to cumulative voting in the election of directors.

Presently, the FSB board of directors consists of eight members, apportioned as evenly as possible, and serving staggered three-year terms.

Directors are elected at an annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Each director holds office for three years. Directors are elected by a plurality of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon. Evans shareholders are not entitled to cumulative voting in the election of directors.
Presently, the Evans board of directors consists of 13 members.

Board Vacancies:	Under Maryland law and the FSB bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.	Any vacancy on the Evans board of directors, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. Section 705 of the NYBCL provides that the board of directors may fill a vacancy on the board of directors unless the vacancy is created by the removal of a director without cause, in which case the shareholders must fill such vacancy on the board of directors, unless otherwise provided by the charter.

Removal of Directors:	Under Maryland law, if a board of directors has been divided into classes, a director may not be removed without cause. The FSB charter provides that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of FSB’s then-outstanding common stock entitled to vote.	The Evans charter and bylaws do not address the removal of directors. Section 706 of the NYBCL provides that any director may be removed for cause by vote of the shareholders except in the case of any director elected by cumulative voting, or by the holders of the shares of any class or series, or holders of bonds, voting as a class, when so entitled by the provisions of the certificate of incorporation. If cumulative voting is permitted, no director may be removed when the votes cast against his removal would be sufficient to elect him if voted cumulatively at an election at which the same total number of votes were cast and the entire board, or the entire class of directors of which he is a member, were then being elected. If the certificate of

	FSB	Evans
incorporation provides that the holders of the shares of any class or series, or holders of bonds, voting as a class, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series, or the holders of such bonds, voting as a class.

Votes on Extraordinary Corporate Transactions:

The MGCL provides that, except for the election of directors, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, unless the articles of incorporation or the MGCL provide otherwise. The MGCL also provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter.

Under the MGCL, certain corporate actions requiring a more than two-thirds vote include adopting a plan of merger.

The MGCL provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

The FSB charter provides that the actions set out above must be approved by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon.

The Evans bylaws provides that a majority of the votes cast will be sufficient to take any corporate action, except as otherwise provided by law or regulation. Under Section 902 and 903 of the NYBCL, a plan of merger may be approved if the board of directors recommends the merger to the shareholders and shareholders entitled to vote approve the plan.

Under Section 909 of the NYBCL, a sale of all or substantially all of the corporation’s assets other than in the regular course of business must be authorized by the board of directors and the corporation’s shareholders must approve the proposed transaction.

Consideration of Other Constituencies:	The FSB charter provides that its board of directors, when evaluating a transaction that would or may involve a change in control of FSB (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best	The Evans charter and bylaws do not address the need to consider other constituencies, except in the case of opposing tender offers, in which case the board of directors may consider (i) the social and economic effects of the offer or transaction on the employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which Evans operates or is

	FSB	Evans
	interests of FSB and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, (i) the economic effect, both immediate and long-term, upon FSB stockholders, including stockholders, if any, who do not participate in the transaction; (ii) the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, FSB and its subsidiaries and on the communities in which FSB and its subsidiaries operate or are located; (iii) whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of FSB; (iv) whether a more favorable price could be obtained for FSB’s stock or other securities in the future; (v) the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of FSB and its subsidiaries; (vi) the future value of the stock or any other securities of FSB or the other entity to be involved in the proposed transaction; (vii) any antitrust or other legal and regulatory issues that are raised by the proposal; (viii) the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and (ix) the ability of FSB to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.	located and (ii) the business and financial condition and earnings prospects of the offer or, including the possible effect of such conditions on the other elements of the communities in which Evans operates or is located.

Charter Amendment:	The FSB charter may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of	The Evans charter provides that the preemptive rights provision, opposition of tender offers provision, business combination provision, director liability

FSB	Evans
the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions: (i) the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock; (ii) the division of the board of directors into three staggered classes; (iii) the ability of the board of directors to fill vacancies on the board; (iv) the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders; (v) the ability of the board of directors to amend and repeal the bylaws; (vi) the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire FSB; (vii) the authority of the board of directors to provide for the issuance of preferred stock; (viii) the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock; (ix) the number of stockholders constituting a quorum or required for stockholder consent; (x) the indemnification of current and former directors and officers, as well as employees and other agents, by FSB; (xi) the limitation of liability of officers and directors to FSB for money damages; (xii) the inability of stockholders to cumulate their votes in the election of directors; (xiii) the advance notice requirements for stockholder proposals and nominations; and (xiv) the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiii) of this list.

provision, and the amendment provision may be amended by the approval of 80% of the shares entitled to vote on such amendment, unless such amendment has been approved by an affirmative vote of 75% of the continuing directors, as defined in the Evans charter.

Under Section 803 of the NYBCL, the Evans charter may be amended so long as the amendment is authorized by a vote of the board of directors, followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of Evans shareholders. Under Section 803 of the NYBCL, the Evans board of directors may make certain amendments to the Evans charter without the authorization of the shareholders. In particular, the Evans board of directors may (a) change the location of Evans office, (b) specify or change the post office address to which the secretary of state will mail a copy of any process against the corporation served upon him, and (c) make, revoke, or change the designation of a registered agent, or specify or change the address of Evans’ registered agent.

	FSB	Evans

Amendment of Bylaws:	The FSB charter provides that the bylaws may be amended by the affirmative vote of a majority of FSB’s directors or by the stockholders by the affirmative vote of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of FSB entitled to vote generally in the election of directors. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.	The Evans bylaws provide that they may be amended or repealed, in whole or in part, at any meeting of the board of directors, by a majority vote. Section 601 of the NYBCL provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws only if authorized in the certificate of incorporation or a by-law adopted by the shareholders. A corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the board of directors.

Business Combination Involving Interested Shareholders:

Under Maryland law, as may be made applicable by the board of directors of FSB, business combinations between FSB and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is (i) any person who beneficially owns 10% or more of the voting power of FSB’s voting stock after the date on which FSB has 100 or more beneficial owners of its stock, or (ii) an affiliate or associate of FSB at any time after the date on which FSB has 100 or more beneficial owners of its stock who, within two years prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding FSB voting stock. A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person would otherwise become an interested stockholder, which approval may be subject to compliance with terms and conditions set by the board.

After the five-year period, any business combination between FSB and an interested stockholder generally must be recommended by the FSB board of directors and approved by the affirmative vote of at least (i) 80% of the outstanding

The Evans charter provides that an interested shareholder (person who owns or an affiliate or associate of Evans who has owned in the previous two-year period more than 5% of Evans common stock) may engage in a business combination with Evans (i) if approved by the affirmative vote of not less than 80% of the votes entitled to be cast by the holders or (ii) (a) if approved by 80% or more of the continuing directors and (b) the value of the transaction is equal to the higher of the highest per share price paid by the interested shareholder in acquiring Evans common stock in the preceding two years and the fair market value per share of common stock on the date on which the interested shareholder became an interested shareholder.

Under Section 912 of the NYBCL, a corporation is prohibited from engaging in any business combination with an interested shareholder for a period of five years from the date on which the shareholder first becomes an interested shareholder. There is an exception to the five-year waiting period requirement if prior to the shareholder becoming an interested shareholder, the board of directors approves the business combination in which the shareholder became an interested shareholder. In addition, there is an exception to this

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shares of voting stock, and (ii) two-thirds of the outstanding shares of voting stock other than shares held by the interested stockholder or their affiliate or associate. These super-majority vote requirements do not apply if FSB stockholders receive a minimum level of consideration, as provided for in the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Additionally, the FSB charter prohibits the record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the outstanding shares of common stock, from voting in respect of the shares held in excess of the 10% limit, unless the acquisition of shares in excess of 10% was approved by a majority of FSB’s directors who are unaffiliated with the holder in excess of 10% of the outstanding shares of common stock.

prohibition on engaging in any business combination with an interested shareholder if:

•   the business combination is approved by the board of directors before the stock acquisition or the acquisition of the stock had been approved by the board of directors before the stock acquisition;

•   the business combination is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or

•   in the business combination, the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and such business combination meets certain other requirements.

Special Meetings of Shareholders:

The FSB bylaws provide that special meetings of the stockholders may be called by the chairperson of the board, the vice chairperson of the board, the chief executive officer of FSB, by a majority of the total number of directors that FSB would have if there were no vacancies on the board, or by FSB’s Secretary at the written request of the holders of a majority of the shares outstanding entitled to vote at the meeting.

Maryland law provides that special meetings of the shareholders may be called by the president, the board of directors or the person authorized to do so by the articles of incorporation or bylaws.

The Evans bylaws provide that special meetings of shareholders may be called by the board of directors, the chairperson of the Evans board of directors, vice chairperson if the Evans board of directors, or the president, and may be called by the secretary at the request of the holders of not less than 25% of all the outstanding shares of Evans entitled to vote at a meeting.

Under Section 602 of the NYBCL, special meetings of the shareholders may be called by the board and by such person or persons as may be so authorized by the certificate of incorporation or the bylaws.

Shareholder Right to Make Proposals and to Nominate Directors:	The FSB bylaws provide that any stockholder desiring to make a nomination for the election of directors at a meeting of stockholders or to bring proposals before the annual meeting, must submit written	The Evans bylaws provide that a shareholder may nominate directors by giving notice in writing of such nomination to the Evans secretary not less 14 nor more than 50 days immediately preceding the

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notice to FSB not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice will be timely only if delivered or mailed to and received by the Secretary of FSB at the principal executive office of the corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

A stockholder’s notice for the election of directors must be in writing and set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person’s qualification to serve on the Board of Directors of FSB; (ii) an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of the FSB bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation; and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on FSB’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock of FSB which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons date of the meeting, provided that if less than 21 days’ notice of the meeting is given to shareholders, such nominations will be delivered to the secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

A shareholder’s notice to the Evans secretary must include, to the extent known, (i) name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of capital stock of Evans that will be voted for each proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of shares of capital stock of Evans owned by the notifying shareholder.

The chairperson of the Evans board of directors (or vice chairperson, in the chairperson’s absence) may establish such rules and regulations for the conduct of the meeting as he or she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting, including the bringing of proposals by Evans shareholders.

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(including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation.

A stockholder’s notice to bring proposals before the annual meeting must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on FSB’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of FSB which are owned beneficially or of record by such stockholder and any such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder or beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Shareholder Ability to Act by Written Consent:	Maryland law permits any action required or permitted to be taken at a meeting of the stockholders to be taken without a meeting, by unanimous written or electronic consent of all stockholders entitled to vote on the matter.

The Evans bylaws and charter do not address whether shareholders have the ability to act by written consent.

Under Section 615 of the NYBCL, any action that may be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent of the holders of all of the outstanding shares

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of stock entitled to vote on such action, unless the certificate of incorporation permits taking action by written consent of the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Indemnification of Directors and Officers; Insurance; Personal Liability:

The FSB charter provides that a director of FSB will not be liable to the corporation or its stockholders for monetary damages, subject to certain limitations. Under the FSB charter, directors’ and officers’ liability to the corporation or its stockholders for money damages may be expanded or limited, except that liability of a director or officer may not be limited: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services, for the amount of the improper benefit or profit; (2) to the extent that a final adjudication adverse to the person is entered based on a finding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action in the proceeding; or (3) to the extent otherwise provided under the MGCL.

Under the MGCL, a corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or in which the director or officer was adjudged liable to the corporation or on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly

The Evans charter and bylaws provide that any director or officer who is made party to an action by reason of the fact that he or she was a director or officer of Evans will be indemnified and held harmless to the fullest extent legally permissible under the NYBCL for all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the action.

Expenses incurred by a director or officer of Evans in defending a civil or criminal action, suit or proceeding by reason of the fact that person is, or was, a director or officer of Evans, must be paid by Evans in advance of the final disposition of such action or proceeding upon authorization in any manner provided by NYBCL or other applicable law.

Under the Evans charter and bylaws, the board of directors may cause Evans to purchase and maintain insurance on behalf of any director or officer of Evans against any liability, whether or not Evans would have the power to indemnify such person. The Evans charter provides, to the fullest extent permitted by the NYBCL, that a director will not be liable to Evans or its shareholders for monetary damages for a negligent breach of fiduciary duty as a director.

Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers (or a person who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against

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received, is limited to expenses. Except for a proceeding brought to enforce indemnification or where a resolution of the board of directors or an agreement approved by the board expressly provides otherwise, a corporation may not indemnify a director for a proceeding brought by the director against the corporation.

The FSB charter provides that it will indemnify (1) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (2) other employees or agents to such extent authorized by the board of directors and permitted under Maryland law. Maryland law allows FSB to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of FSB.

Under the MGCL, a corporation may not indemnify a director or officer if it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding, and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; or (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

reasonable expenses (including attorneys’ fees), judgement, fines and amounts paid in settlement actually and necessarily incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer (or a person who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against reasonable expenses (including attorneys’ fees) and amounts paid in settlement actually and necessarily incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed or (2) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses and settlement amount as the court deems proper.

The indemnification provisions of the NYBCL require indemnification of any individual who has been successful on the merits or otherwise in defense of any action or proceeding that he or she was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the

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NYBCL as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available or, if the quorum so directs or is unavailable, by (1) the board of directors upon the written opinion of independent legal counsel or (2) the shareholders.

Shareholders’ Rights of Dissent and Appraisal:

Under the MGCL, a stockholder of a Maryland corporation may be entitled to dissent from, and demand payment of the fair value of their shares in connection with, a merger, consolidation, share exchange, asset transfer or business combination that substantially adversely alters such stockholder’s rights (determined as of the date of the meeting at which such transaction is approved, without reference to any appreciation or depreciation in value resulting from such transaction or its proposal) subject to specified procedural requirements. Sections 3-201 through 3-213 of the MGCL set forth the procedures a stockholder requesting payment for his, her or its shares must follow, which generally include (i) filing with such Maryland corporation, at or before the meeting to vote on the proposed transaction, a written objection to the proposed transaction; and (ii) refraining from voting for or consenting to the proposal to approve the proposed transaction; and (iii) within a specified time period, delivering to such Maryland corporation a written demand for payment with respect to such dissenting shares stating the number and class of shares for which payment is demanded.

The MGCL does not confer appraisal rights, however, if the corporation’s stock is either (i) listed on a national securities exchange; or (ii) is not entitled to vote on the transaction; or (iii) the subject of a special provision of the charter of such Maryland corporation which provides that the holders of such stock are not entitled to appraisal rights.

Under Section 910 of the NYBCL, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of certain extraordinary corporate actions such as a plan of, merger, consolidation, share exchange, or sale of substantially all of the assets.

Sections 623 of the NYBCL provide the process of obtaining payment which consists of the shareholder delivering a written objection to the merger agreement at or before the meeting of shareholders at which the merger agreement is submitted to a vote. The objection must include a notice of election to dissent, the name and address of the dissenting shareholder, the number and classes of shares about which the shareholder dissents and a demand for payment of fair value of the shares if the merger is consummated.

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The MGCL further provides that no appraisal rights will be available for any shares of stock of the constituent corporation surviving a merger unless either (i) the merger alters the contract rights of the stock as expressly set forth in the corporation’s charter and the charter does not reserve the right to do so; or (ii) such stock will be converted into something other than either stock in the successor or cash.

Furthermore, under the FSB charter, FSB has opted out of Maryland’s appraisal rights statute.

Control Share Acquisition:	While Maryland law does provide for the Maryland Control Share Act, pursuant to the FSB bylaws, FSB has opted out of such statute.	No “control share acquisition,” “business combination moratorium,” “fair price” or other form of anti-takeover statute or regulation is applicable to Evans under New York law.

Qualifications of Directors:	The FSB bylaws provide that certain individuals are not eligible for election or appointment as a director, including an individual who (i) in the past ten years, has been subject to a cease and desist, consent or other formal order, other than a civil money penalty, from a financial or securities regulatory agency; (ii) has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; (iii) is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime; or (iv) at the time of his or her first election or appointment to the board of directors of FSB or FSB Bank, did not maintain his or her principal residence within 25 miles of an office maintained by FSB or any of its subsidiaries, for a period of at least one year prior to the date of his or her purported nomination, election or appointment to the board of directors. The bylaws also prohibit service on the board of directors where an individual: (a) is, at the same time, associated with a bank, savings institution, credit union, mortgage banking company, consumer loan company or

The Evans bylaws provides that a person will not be eligible for election or appointment as a director if the person is 70 years of age. Directors that reach the age of 70 during their term, will cease to be a director at the expiration of such director’s term and will not be eligible for re-election as a director.

Under Section 701 of the NYBCL, a director must be at least 18 years of age.

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similar organization that engages in financial services related business activities or solicits customers in the same market area as FSB or any of its subsidiaries; (b) does not agree in writing to comply with all of FSB’s policies applicable to directors including but not limited to its confidentiality policy and confirm in writing his or her qualifications under the bylaws; (c) is a party to any agreement or arrangement with a party other than FSB or a subsidiary that (1) materially limits his or her voting discretion as a member of the board of directors, or (2) materially impairs his or her ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of FSB; or (d) is the nominee or representative of a company or other entity of which any of the directors, partners, trustees or 10% stockholders would not be eligible for election or appointment to the board of directors under the bylaws (other than the residency requirement).

Additionally, the FSB bylaws provide that no person will be eligible to serve as a director past the end of the calendar year in which such director reaches 75 years of age.

SECURITY OWNERSHIP OF FSB DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF FSB

The following table shows as of March 5, 2020, the beneficial ownership of FSB common stock by persons, or groups of persons, known by FSB to beneficially own more than 5% of FSB common stock.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)	Percent of Shares of Common Stock Outstanding
Lawrence B. Seidman(2) 1000 Lanidex Plaza, 1st Floor Parsippany, New Jersey 07054	116,100	5.98%

MFP Partners, L.P.(3) 909 Third Avenue, 33rd Floor New York, New York 10022	181,713	9.36%

(1)

In accordance with Rule 13d-3 under the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares.

(2)

On a Schedule 13D filed with the SEC on November 28, 2017, Seidman and Associates, L.L.C. reported sole dispositive and voting power with respect to 20,013 shares of FSB common stock; Seidman Investment Partnership, L.P. reported sole dispositive and voting power with respect to 27,013 shares of FSB common stock; Seidman Investment Partnership II, L.P. reported sole dispositive and voting power with respect to 21,046 shares of FSB common stock; Seidman Investment Partnership III, L.P. reported sole dispositive and voting power with respect to 4,584 shares of FSB common stock; LSBK06-08, L.L.C. reported sole dispositive and voting power with respect to 10,808 shares of FSB common stock; Broad Park Investors, L.L.C. reported sole dispositive and voting power with respect to 12,724 shares of FSB common stock; Chewy Gooey Cookies, L.P. reported sole dispositive and voting power with respect to 4,050 shares of FSB common stock; CBPS, LLC reported sole dispositive and voting power with respect to 15,772 shares of FSB common stock; Veteri Place Corporation reported sole dispositive and voting power with respect to 74,729 shares of FSB common stock; JBRC I, LLC reported sole dispositive and voting power with respect to 4,584 shares of FSB common stock; and Lawrence B. Seidman reported sole dispositive and voting power with respect to 116,100 shares of FSB common stock.

(3)

On a Schedule 13G/A filed with the SEC on February 14, 2019, MFP Partners, L.P. reported shared dispositive and voting power with respect to 181,713 shares of FSB common stock; MFP Investors LLC reported shared dispositive and voting power with respect to 181,713 shares of FSB common stock; and Michael F. Price reported shared dispositive and voting power with respect to 181,713 shares of FSB common stock.

Security Ownership of Management

The following table shows as of March 5, 2020, the beneficial ownership of FSB common stock of each director, director nominee and named executive officer and of all current directors and executive officers of FSB as a group.

Name	Position(s) Held With FSB Bancorp, Inc.	Shares Beneficially Owned(1)		Percent of Class
DIRECTORS

Dana C. Gavenda	Chairman of the Board	71,505	(2)	3.6%
Thomas J. Weldgen	Director	6,050	(3)	*
Kevin D. Maroney	President, Chief Executive Officer and Director	54,282	(4)	2.7%
Stephen J. Meyer	Director	7,300	(5)	*
Alicia H. Pender	Director	7,888	(6)	*
Dawn DePerrior	Director	6,800	(7)	*
Lowell C. Patric	Director	13,844	(8)	*
James E. Smith	Director	8,138	(9)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Kathleen M. Dold	Senior Vice President, Lending	5,698	(10)	*
Michael R. Giancursio	Executive Vice President and Chief Lending Officer	4,900	(11)	*
Cheryl M. Gregory	Senior Vice President, Retail Banking	5,654	(12)	*
Angela M. Krezmer	Senior Vice President, Chief Financial Officer	4,659	(13)	*
All Directors and Executive Officers as a Group (12 persons)		196,718		9.8%

*	Less than 1%.
(1)

In accordance with Rule 13d-3 under the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares.

(2)

Includes 17,036 shares allocated to Mr. Gavenda’s ESOP account, 11,646 shares of unvested restricted stock, 9,988 shares in his FSB Savings Plan account, 54 shares held by Mr. Gavenda’s wife, and 19,416 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.

(3)	Includes 1,500 shares of unvested restricted stock, 50 shares held by Mr. Weldgen’s wife, and 2,800 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.
(4)

Includes 11,646 shares of unvested restricted stock, 7,168 shares allocated to Mr. Maroney’s ESOP account, 8,288 shares in his FSB Savings Plan account, and 19,416 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.

(5)	Includes 1,500 shares of unvested restricted stock and 2,800 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.
(6)	Includes 1,500 shares of unvested restricted stock, 1,500 shares held by Ms. Pender’s husband, and 2,800 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.
(7)	Includes 1,500 shares of unvested restricted stock and 2,800 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.
(8)	Includes 1,500 shares of unvested restricted stock and 2,800 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.
(9)	Includes 1,500 shares of unvested restricted stock and 2,800 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.
(10)	Includes 1,600 shares of unvested restricted stock, 1,698 shares allocated to Ms. Dold’s ESOP account, and 2,000 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.

(11)	Includes 1,500 shares of unvested restricted stock and 2,400 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.
(12)

Includes 1,600 shares of unvested restricted stock, 1,154 shares allocated to Ms. Gregory’s ESOP account, 500 shares held by Ms. Gregory’s husband, and 2,000 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.

(13)	Includes 1,600 shares of unvested restricted stock, 659 shares allocated to Ms. Krezmer’s ESOP account, and 2,000 shares that can be acquired pursuant to stock options within 60 days of March 5, 2020.

For purposes of these tables above, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days. All shares of common stock indicated in the above tables are subject to the sole investment and voting power of the identified person, except as otherwise set forth in the footnotes above. All data included in the footnotes above is as of March 5, 2020. The percentages of beneficial ownership in the tables above are calculated in relation to the 1,940,661 shares of FSB common stock issued and outstanding as of March 5, 2020

Unless otherwise specified, the address of each listed Evans shareholder is c/o FSB Bancorp, Inc., 45 South Main Street, Fairport, NY 14450.

LEGAL MATTERS

The validity of the Evans common stock to be issued in connection with the merger will be passed upon for Evans by Covington. Covington and Luse Gorman will deliver at the effective time their opinions to Evans and FSB, respectively, as to certain United States federal income tax consequences of the mergers. Please see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Mergers.”

EXPERTS

Evans

The consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2018, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FSB

The consolidated balance sheets of FSB Bancorp, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2018, included in FSB’s Annual Report on Form 10-K for the year ended December 31, 2018, appearing elsewhere in this proxy statement/prospectus, in reliance upon the reports of Bonadio & Co., LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the FSB board of directors do not know of any matters that will be presented for consideration at the FSB special meeting other than as described in this proxy statement/prospectus. However, if any other matter properly comes before the FSB special meeting or any adjournment or postponement thereof and is voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of FSB special meeting.

DEADLINES FOR SUBMITTING EVANS SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for possible inclusion in the Evans proxy materials in connection with the 2020 annual meeting of Evans shareholders, the proposal must comply the requirements of Rule 14a-8 under the Exchange Act and must be received by Evans on or before November 22, 2019. In addition, for a shareholder proposal to be considered for presentation at the 2020 annual meeting of Evans shareholders (other than a director nomination), although not included in the Evans proxy materials for such meeting, notice of such proposal must comply with the requirements set forth in Evans bylaws and be received by Evans on or before February 5, 2020. All shareholder proposals should be sent to the attention of Evans’ Secretary, Evans Bancorp, Inc., One Grimsby Drive, Hamburg, New York 14075.

In addition, in accordance with the Evans bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if advance notice of the nomination is provided in writing. Notice of any such shareholder nominations for the next annual election of directors must be received by Evans’ Secretary at Evans Bancorp, Inc., One Grimsby Drive, Hamburg, New York 14075, no earlier than fifty days before the Evans’ 2020 annual meeting, and no later than fourteen days before the Evans’ 2020 annual meeting.

DEADLINES FOR SUBMITTING FSB STOCKHOLDER PROPOSALS

FSB will hold a 2020 annual meeting of stockholders only if the merger is not completed. Stockholder proposals to be considered at the 2020 annual meeting of stockholders must be submitted in a timely fashion. In order to be eligible for inclusion in the FSB proxy materials for the 2020 annual meeting of FSB stockholders, any stockholder proposal to take action at such meeting must be received at FSB’s executive office, 45 South Main Street, Fairport, New York 14450, no later than December 24, 2019. Any such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act.

The FSB bylaws provide an advance notice procedure for certain business, or nominations to the FSB board of directors, to be brought before an annual meeting of FSB stockholders. In order for a FSB stockholder to properly bring business before an FSB annual meeting, or to propose a nominee to the FSB board of directors, FSB’s Secretary must receive written notice not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s FSB annual meeting; provided, however, that if the date of the FSB annual meeting is advanced more than 30 days prior to the anniversary of the prior year’s FSB annual meeting, such written notice will be timely only if delivered or mailed to and received by the Secretary of FSB at the principal executive office of FSB no earlier than the day on which public disclosure of the date of the FSB annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of the FSB annual meeting was first made.

Any stockholder proposals will be subject to the requirements of the FSB charter, the FSB bylaws and Maryland law.

WHERE YOU CAN FIND MORE INFORMATION

Evans has filed with the SEC a registration statement under the Securities Act that registers the offer and sale to FSB stockholders of the shares of Evans common stock to be issued in connection with the mergers. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Evans in addition to being a proxy statement for FSB stockholders. The registration statement, including this proxy statement/prospectus and the attached exhibits, contains additional relevant information about Evans and Evans common stock.

Evans and FSB also file reports, proxy statements and other information with the SEC under the Exchange Act.

The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as Evans, that file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Evans with the SEC are also available at Evans’ website at www.evansbank.com. The reports and other information filed by FSB with the SEC are also available at FSB’s website at www.fairportsavingsbank.com. The website addresses of the SEC, Evans and FSB are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

The SEC allows Evans to incorporate by reference information in this proxy statement/prospectus. This means that Evans can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Evans previously filed with the SEC. They contain important information about the companies and their financial condition.

Evans SEC Filings (SEC File No. 000-06253)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2018, filed with the SEC on February 28, 2019.

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2019, filed with the SEC on May 2, 2019, Quarter ended June 30, 2019, filed with the SEC on August 9, 2019 and Quarter ended, September 30, 2019, filed with the SEC on October 31, 2019.

Current Reports on Form 8-K	Filed with the SEC on April 26, 2019, December 19, December 20, 2019 and December 23, 2019 (other than those portions of the documents deemed to be furnished and not filed).

Description of Evans common stock	The description of the Evans common stock is contained in Evans’ registration statement on Form 10 (No. 000-18539) filed with the SEC on April 30, 1999, as updated and amended from time to time.

In addition, Evans also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date the offering is terminated, provided that Evans is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, information contained in this document regarding Evans has been provided by Evans and information contained in this document regarding FSB has been provided by FSB.

Documents incorporated by reference into this proxy statement/prospectus are available from Evans, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus or other relevant corporate documents referenced in this proxy statement/prospectus related to Evans by requesting them in writing or by telephone at the following address and phone number:

Evans Bancorp, Inc.

One Grimsby Drive

Hamburg, NY 14075

Attention: Jessica L. Brosius

Telephone: (716) 926-2000

You can obtain the relevant corporate documents referenced in this proxy statement/prospectus related to FSB by requesting them in writing or by telephone at the following address and phone number:

FSB Bancorp, Inc.

45 South Main Street

Fairport, NY 14450

Attention: Kevin Maroney

Telephone: (585) 223-9080

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than April 13, 2020 in order to receive them before the FSB special meeting. If you request any documents from Evans or FSB, Evans or FSB will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated March 11, 2020 and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus to FSB stockholders nor the issuance by Evans of shares of Evans common stock in connection with the mergers will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EVANS BANCORP, INC.,

MMS MERGER SUB, INC.

AND

FSB BANCORP, INC.

Dated as of December 19, 2019

As Amended on March 5, 2020

A-i

A-ii

Exhibit A - Form of Voting Agreement

Exhibit B - Subsidiary Plan of Merger

FSB’s Disclosure Memorandum

Evans’s Disclosure Memorandum

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of December 19, 2019, by and among Evans Bancorp, Inc. (“Evans”), a New York corporation, MMS Merger Sub, Inc. (“Merger Sub”), a Maryland corporation and a wholly owned subsidiary of Evans, and FSB Bancorp, Inc. (“FSB”), a Maryland corporation.

Preamble

The respective boards of directors of FSB, Merger Sub and Evans have approved and adopted this Agreement and determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective stockholders.

Upon the terms and subject to the conditions of this Agreement and in accordance with New York Business Corporation Law (the “NYBCL”) and Maryland General Corporation Law (the “MGCL”), (i) Merger Sub will merge with and into FSB (the “Merger”), with FSB as the surviving corporation in the Merger and a wholly owned subsidiary of Evans, and (ii) immediately thereafter, FSB, as the surviving corporation in the Merger, will merge with and into Evans (the “Second Merger”), with Evans as the surviving corporation in the Second Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

Immediately following the consummation of the Second Merger, Fairport Savings Bank, a New York-chartered savings bank and wholly owned subsidiary of FSB (“FSB Bank”), will merge with and into Evans Bank, N.A., a national banking association and wholly owned subsidiary of Evans (“Evans Bank”), with Evans Bank as the surviving bank (the “Bank Merger,” and together with the Merger and Second Merger, the “Mergers”).

As an inducement for Evans to enter into this Agreement, each of the directors and certain executive officers of FSB have simultaneously herewith entered into a Voting Agreement (each a “Voting Agreement”), in the form of Exhibit A.

It is the intention of the Parties that the Merger and the Second Merger, taken together, for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Internal Revenue Code.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1.	Merger.

(a)    Merger Sub shall be merged with and into FSB in accordance with the provisions of the MGCL. FSB shall be the surviving corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the MGCL. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate. The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by the respective boards of directors of FSB, Merger Sub and Evans, and become effective as of the date and time specified in the articles of merger to be filed with Maryland State Department of Assessments and Taxation (such date and time, the “Effective Time”).

(b)    Immediately following the Merger, FSB, as the surviving corporation in the Merger, shall be merged with and into Evans in accordance with the provisions of the NYBCL and the MGCL. Evans shall be the Surviving Corporation resulting from the Second Merger, and shall succeed to and assume all the rights and obligations of FSB in accordance with the NYBCL. Upon the consummation of the Second Merger, the separate corporate existence of FSB shall terminate. The Second Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by the respective boards of directors of FSB and Evans, and become effective as of the date and time specified in (i) the certificate of merger to be filed with the Department of State of the State of New York and (ii) the articles of merger to be filed with Maryland State Department of Assessments and Taxation.

1.2.	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Covington & Burling LLP, located at 850 Tenth Street, NW, Washington, DC 20001 or by electronic exchange of documents at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date”).

1.3.	Effective Time.

Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur no later than the third Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time).

1.4.	Charter.

(a)    The articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of FSB as the surviving corporation in the Merger, until duly amended or repealed in accordance with its terms and applicable Law.

(b)    The certificate of incorporation of Evans in effect immediately prior to the effective time of the Second Merger shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.5.	Bylaws.

(a)    The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of FSB, as the surviving corporation in the Merger, until duly amended or repealed in accordance with its terms and applicable Law.

(b)    The bylaws of Evans in effect immediately prior to the effective time of the Second Merger shall be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.6.	Directors and Officers.

(a)    The directors of Merger Sub in office immediately prior to the Effective Time shall serve as the directors of FSB, as the surviving corporation in the Merger, from and after the Effective Time in accordance with the bylaws of FSB, as the surviving corporation in the Merger. The officers of Merger Sub in office immediately prior to the Effective Time shall serve as the officers of FSB, as the surviving corporation in the Merger, from and after the Effective Time in accordance with the bylaws of FSB, as the surviving corporation in the Merger.

(b)    Subject to the terms herein, including Section 7.15, the directors of Evans in office immediately prior to the effective time of the Second Merger shall serve as the directors of the Surviving Corporation from and after the effective time of the Second Merger in accordance with the bylaws of the Surviving Corporation. The officers of Evans in office immediately prior to the effective time of the Second Merger shall serve as the officers of the Surviving Corporation from and after the effective time of the Second Merger in accordance with the bylaws of the Surviving Corporation.

1.7.	Bank Merger.

Immediately following the consummation of the Second Merger, FSB Bank, will merge with and into Evans Bank, with Evans Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”). Following the Bank Merger, the separate existence of FSB Bank shall terminate. The Parties agree that the Bank Merger shall become effective immediately following the effective time of the Second Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, attached as Exhibit B hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) FSB shall cause FSB Bank to approve the Subsidiary Plan of Merger, FSB, as the sole stockholder of FSB Bank, shall approve the Subsidiary Plan of Merger and FSB shall cause the Subsidiary Plan of Merger to be duly executed by FSB Bank and delivered to Evans and (ii) Evans shall cause Evans Bank to approve the Subsidiary Plan of Merger, Evans, as the sole shareholder of Evans Bank, shall approve the Subsidiary Plan of Merger and Evans shall cause the Subsidiary Plan of Merger to be duly executed by Evans Bank and delivered to FSB. Prior to the Effective Time, FSB shall cause FSB Bank, and Evans shall cause Evans Bank, to execute and file such applicable articles or certificates of merger, and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Second Merger.

ARTICLE 2

MANNER OF CONVERTING SHARES

2.1.	Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Evans, Merger Sub, FSB or the stockholders of any of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a)    Each share of capital stock of Evans issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Evans from and after the Effective Time and shall not be affected by the Merger.

(b)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of FSB Common Stock, as the surviving corporation in the Merger.

(c)    All shares of FSB Common Stock issued and outstanding immediately prior to the Effective Time that are held by FSB, any FSB Subsidiary, Evans or any Evans Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Canceled Shares”)) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(d)    Subject to Section 2.2, each share of FSB Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted, at the election of the holder thereof (the “Holder”) in accordance with the procedures set forth in ARTICLE 3, into the right to receive the following consideration from Evans (collectively, the “Merger Consideration”), in each case without interest:

(i)    for each share of FSB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to ARTICLE 3 (a “Cash Election” and such shares collectively, the “Cash Election Shares”), the right to receive from Evans an amount in cash (the “Cash Consideration”) equal to the Per Share Cash Amount;

(ii)    for each share of FSB Common Stock with respect to which an election to receive Evans Common Stock has been effectively made and not revoked or deemed revoked pursuant to ARTICLE 3 (a “Stock Election” and such shares collectively, the “Stock Election Shares”) the right to receive from Evans a number of shares of Evans Common Stock equal to the Exchange Ratio (the “Stock Consideration”); and

(iii)    for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked pursuant to ARTICLE 3 (collectively, the “Non-Election Shares”), the right to receive from Evans such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.2.

(e)    All shares of FSB Common Stock, when so converted pursuant to Section 2.1(d) shall automatically be canceled and retired and shall cease to exist, and each Holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of FSB that immediately prior to the Effective Time represented shares of FSB Common Stock shall cease to have any rights with respect to such FSB Common Stock other than the right to receive the Merger Consideration in accordance with this ARTICLE 2 and ARTICLE 3, including the right, if any, to receive the Fractional Share Payment together with the amounts, if any, payable pursuant to Section 3.2(d).

(f)    At the effective time of the Second Merger, each share of (i) Evans Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second Merger and (ii) FSB Common Stock, as the surviving corporation in the Merger, issued and outstanding immediately prior to such time shall be canceled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

2.2.	Proration.

(a)    Notwithstanding any other provision contained in this Agreement, the maximum aggregate amount of Cash Consideration that the Holders shall be entitled to receive pursuant to this ARTICLE 2, shall be equal to the Cash Value.

(b)    Within five Business Days after the Closing Date, the Exchange Agent shall effect the allocation among the Holders of rights to receive the Cash Consideration or Stock Consideration in accordance with the Election Forms and as set forth in this Section 2.2.

(c)    Maximum Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then:

(i)    all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(ii)    Non-Electing Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Amount equal to the Cash Value. If less than all of the Non-Electing Shares need to be treated as Cash Election Shares as provided in this clause (ii), then the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Non-Electing Shares to Cash Election Shares, and all remaining Non-Electing Shares to Stock Election Shares;

(iii)    if all of the Non-Electing Shares are converted to Cash Election Shares under Section 2.2(c)(ii) and the total number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(iv)    the Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(d)    Maximum Cash Consideration Oversubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is greater than the Cash Value, then:

(i)    all Stock Election Shares and all Non-Electing Shares shall be converted into the right to receive the Stock Consideration;

(ii)    the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Cash Election Shares into Stock Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration; and

(iii)    the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(e)    Maximum Cash Consideration Satisfied. If the number of Cash Election Shares times the Per Share Cash Amount is equal to the Cash Value, then subparagraphs (c) and (d) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Non-Electing Shares and all Stock Election Shares shall be converted into the right to receive the Stock Consideration.

(f)    Pro Rata Reallocations. In the event that the Exchange Agent is required pursuant to Section 2.2(c)(ii) hereof to convert some Non-Electing Shares into Cash Election Shares, each Holder of Non-Election Shares (based upon the number of Non-Election Shares held) shall be allocated a pro rata portion of the total Non-Election Shares so converted, based on the percentage of the total number of Non- Election Shares held by such Holder. In the event that the Exchange Agent is required pursuant to Section 2.2(c)(iii)hereof to convert some Stock Election Shares into Reallocated Cash Shares, each Holder of Stock Election Shares (based upon the number of Stock Election Shares held) shall be allocated a pro rata portion of the total Reallocated Cash Shares, based on the percentage of the total number of Stock Election Shares held by such Holder. In the event the Exchange Agent is required pursuant to Section 2.2(d)(ii) hereof to convert some Cash Election Shares (based upon the number of Cash Election Shares held) into Reallocated Stock Shares, each Holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares, based on the percentage of the total number of Cash Election Shares held by such Holder.

(g)    Tax Amendments. If, in the judgment of legal counsel to Evans, the application of the provisions of Section 2.2(c) or 2.2(d) may reasonably create material and adverse tax consequences to Evans, FSB, or FSB’s stockholders, then the Parties agree to mutually cooperate to amend or remove these provisions or otherwise mitigate any such material and adverse consequences, so long as such amendment, removal or mitigation is not prejudicial to the interests of the stockholders of FSB.

2.3.	Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of FSB Common Stock or securities convertible or exchangeable into or exercisable for shares of FSB Common Stock or the issued and outstanding shares of Evans Common Stock or securities convertible or exchangeable into or exercisable for shares of Evans Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, then, the Merger Consideration (including the Exchange Ratio and the Per Share Cash Amount) shall be equitably and proportionately adjusted, if necessary and without duplication, to give holders of FSB Common Stock the same economic effect as contemplated by this Agreement prior to such events.

2.4.	Treatment of FSB Equity Awards.

(a)    At the Effective Time, each option granted by FSB to purchase shares of FSB Common Stock under a FSB Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “FSB Stock Option”) shall be canceled and converted into the right to receive from Evans a cash payment equal to the difference, if positive, between the Per Share Cash Amount and the exercise price of the FSB Stock Option. Any FSB Stock Option with an exercise price that equals or exceeds the Per Share Cash Amount shall be canceled with no consideration being paid to the option holder with respect to such FSB Stock Option. Evans or FSB, as directed by Evans, shall pay or issue the consideration described in this Section 2.4(a) immediately prior, or within five Business Days following the Effective Time. Evans shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration described in this Section 2.4(a) all such amounts as it is required to deduct and withhold under the Internal Revenue Code or any provisions of federal, state, local, or foreign Tax law.

(b)    At the Effective Time, each award in respect of a share of FSB Common Stock subject to vesting, repurchase or other lapse restriction granted under a FSB Stock Plan that is either outstanding or subject to a restricted stock unit or other Equity Right (other than a FSB Stock Option) immediately prior to the Effective Time (a “FSB Restricted Stock Award”) shall fully vest and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.1(d) and treating the shares of FSB Common Stock subject to such FSB Restricted Stock Award in the same manner as all other shares of FSB Common Stock for such purposes.

(c)    At or prior to the Effective Time, FSB, the board of directors of FSB or its any committee thereof, as applicable, shall adopt any resolutions and take any actions, and cause any actions to be taken, that are necessary, or in the reasonable determination of Evans, advisable to effectuate the provisions of this Section 2.4.

2.5.	Treatment of FSB Savings Plan and ESOP.

(a)    The right to acquire shares of FSB Common Stock under the FSB Bank 401(k) Savings Plan (“FSB Savings Plan”) is not a FSB Stock Option for purposes of this Agreement. At the Effective Time, each share of Common Stock held in the FSB Savings Plan shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(d).

(b)    The right to acquire shares of FSB Common Stock under the FSB Bank Employee Stock Ownership Plan (“ESOP”) is not a FSB Stock Option for purposes of this Agreement. Without limiting Section 7.8 hereof, FSB shall, prior to the Closing and effective as of no later than the day immediately prior to, and contingent upon, the Closing (the “ESOP Termination Date”), adopt such necessary resolutions and amendments to the ESOP to (i) direct the ESOP trustee to deliver a sufficient number of unallocated shares of FSB Common Stock held in the ESOP’s suspense account to FSB to repay any outstanding exempt loan in the ESOP at the Effective Time, and after repayment of the outstanding exempt loan, such remaining unallocated shares of FSB Common Stock shall be allocated to ESOP participants’ accounts in accordance with the ESOP and shall be deemed to be earnings, (ii) provide for treatment of all remaining shares of FSB Common Stock held in the ESOP trust in accordance with Section 2.1 hereof, (iii) provide that no new participants shall be admitted to the ESOP on or after the ESOP Termination Date, (iv) the ESOP shall accept no further contributions except for contributions that have been accrued, or that are to made in the ordinary course, prior to the ESOP Termination Date on behalf of participants in the ESOP, (v) fully vest all participants whose account balances had not previously been distributed in full, (vi) that the ESOP shall be terminated as of the ESOP Termination Date, and (vii) that no benefit distributions shall be made from the ESOP before the IRS issues a favorable determination letter with respect to the tax-qualified status of the ESOP on termination, except that distributions from the ESOP may be made earlier if required by law or upon the occurrence of the ESOP participant’s retirement, death, disability or termination of employment or any other event, other than plan termination, that requires a distribution from the ESOP. The form and substance of such resolutions and amendments shall be subject to the prior reasonable review and approval of Evans, and FSB shall deliver to Evans an executed copy of such resolutions and amendments as soon as reasonably practical following their adoption and shall fully comply with such resolutions and amendments.

2.6.	Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Evans Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Evans shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Evans. Notwithstanding any other provision of this Agreement, each Holder who would otherwise have been entitled to receive a fraction of a share of Evans Common Stock pursuant to the Merger (after taking into account all Certificates or Book-Entry Shares delivered by such Holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Evans Common Stock that such Holder would otherwise have been entitled to receive pursuant to Section 2.1(d) by (ii) the Average Closing Price (the “Fractional Share Payment”).

ARTICLE 3

EXCHANGE OF SHARES

3.1.	Election Procedures.

Subject to the terms of the Exchange Agent Agreement, each Holder shall have the right, subject to the limitations set forth in this ARTICLE 3, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

(a)    Each Holder may specify in a request made in accordance with the provisions of this Section 3.1 (herein called an “Election”) (i) the number of shares of FSB Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election, (ii) the number of shares of FSB Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election, or (iii) the number of shares of FSB Common Stock owned by such Holder with respect to which such Holder makes no election.

(b)    Evans shall prepare a form reasonably acceptable to FSB (the “Form of Election”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) so as to permit those Holders to exercise their right to make an Election prior to the Election Deadline.

(c)    Prior to the Mailing Date, Evans shall appoint an exchange agent reasonably acceptable to FSB (the “Exchange Agent”), for the purpose of receiving Elections and exchanging shares of FSB Common Stock represented by Certificates or Book Entry Shares for Merger Consideration, pursuant to an exchange agent agreement entered into prior to the Mailing Date (the “Exchange Agent Agreement”). The Form of Election and instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration shall be mailed no more than 40 Business Days and no less than 20 Business Days prior to the anticipated Closing Date or on such other date as Evans and FSB shall mutually agree (the “Mailing Date”) to each Holder of record of a Certificate or Book Entry Shares. Holders who hold shares of FSB Common Stock as nominees, trustees or in other representative capacities may submit a Form of Election for each beneficial owner, provided, that each such Form of Election covers all the shares of FSB Common Stock held by each such representative for a particular beneficial owner. Subject to the terms of the Exchange Agent Agreement, any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election and related transmittal materials properly completed and validly executed. As used herein, unless otherwise agreed in advance by Evans and FSB, “Election Deadline” means 5:00 p.m., Eastern Time, on the date that is five Business Days prior to the anticipated Closing Date. Evans shall issue a press release announcing the date of the Election Deadline not more than 15 Business Days before, and at least five Business Days prior to, the Election Deadline.

(d)    Any Holder may, at any time prior to the Election Deadline, change or revoke his, her or its Election only by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his, her or its Certificates or Book Entry Shares, or of the guarantee of delivery of such Certificates or Book Entry Shares, or any documents, previously deposited with the Exchange Agent. In the event a Form of Election is revoked prior to the Election Deadline, unless a subsequent properly completed Form of Election together with the revoking Holder’s Certificates or Book Entry Shares and related transmittal materials is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of FSB Common Stock represented by such revoked Form of Election shall become Non-Electing Shares and Evans shall cause the Certificates or Book Entry Shares to be promptly returned without charge to the Holder revoking such prior Election. Subject to the terms of the Exchange Agent Agreement and this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of FSB Common Stock (neither Evans nor FSB nor the Exchange Agent being under any duty to notify any Holder of any such defect); in the event the

Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of FSB Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares. Any shares of FSB Common Stock with respect to which the Exchange Agent has not received an effective, properly completed and validly executed Form of Election, together with the Certificates or Book Entry Shares and related transmittal materials on or before the Election Deadline shall also be deemed Non-Electing Shares.

(e)    Subject to the terms of the Exchange Agent Agreement, Evans, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, (ii) the issuance and delivery of certificates or, at the option of Evans, evidence of shares in book-entry form (collectively referred to as “Evans Certificates”) representing the number of shares of Evans Common Stock into which shares of FSB Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of FSB Common Stock converted into the right to receive the Cash Consideration and Fractional Share Payment.

3.2.	Exchange Procedures.

(a)    Deposit of Merger Consideration. At the Effective Time, Evans shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Holders, for exchange in accordance with this ARTICLE 3, (i) Evans Certificates for shares of Evans Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds for (A) the aggregate Cash Consideration, (B) any Fractional Share Payment, to the extent then determinable, and (C), after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.2(d) (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Evans, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration and other amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to Evans. Evans shall instruct the Exchange Agent to timely pay the Merger Consideration and the Fractional Share Payment, dividends or distributions, if any, in accordance with this Agreement.

(b)    Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than five Business Days following the Effective Time, the Exchange Agent shall mail to each Holder who was, immediately prior to the Effective Time, a Holder of record of one or more Certificates (and Book-Entry Share, if required by the Exchange Agent or at the request of Evans) representing Non-Election Shares, a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, if applicable, shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, if applicable, and instructions for surrendering the Certificates or Book-Entry Shares, if applicable, to the Exchange Agent in exchange for the consideration for which such person may be entitled pursuant to ARTICLE 2 and this ARTICLE 3 (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). After completion of the allocation procedure set forth in Section 2.2 and upon proper surrender of a Certificate or Book-Entry Shares, if applicable, for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, which the Holder shall receive (i) the Stock Consideration in non-certificated book-entry form which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Agreement and/or (ii) a check representing the amount of (A) the Cash Consideration which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Agreement, (B) any Fractional Share Payment (if any), and (C) any dividends or distributions (if any) which the Holder thereof has the right to receive pursuant to Section 3.2(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.

(c)    Share Transfer Books. At the Effective Time, the share transfer books of FSB shall be closed, and thereafter there shall be no further registration of transfers of shares of FSB Common Stock. From and after the Effective Time, Holders who held shares of FSB Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of FSB Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration (and any Fractional Share Payment) provided in this Agreement in exchange therefor, subject, however, to the Evans’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FSB in respect of such shares of FSB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any) pursuant to Section 3.2(d) with respect to the shares of FSB Common Stock formerly represented thereby.

(d)    Dividends with Respect to Evans Common Stock. No dividends or other distributions declared with respect to Evans Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Evans Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss and other documentation required by the Exchange Agent or Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Evans Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Evans Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Evans Common Stock.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to Evans, and any former Holders who have not theretofore received any Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Evans Common Stock) to which they are entitled under this Agreement shall thereafter look only to Evans and the Surviving Corporation for payment of their claims with respect thereto.

(f)    No Liability. None of Evans, FSB, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Holders immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such Holders or their successors, assigns or personal representatives previously entitled thereto.

(g)    Withholding Rights. Each and any of Evans, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Fractional Share Payment, cash dividends or distributions payable pursuant to Section 3.2(d) or any other cash amounts otherwise payable pursuant to this Agreement to any Person such amounts or property (or portions thereof) as Evans, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by Evans, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Evans, the Surviving Corporation, or the Exchange Agent, as applicable.

(h)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any Fractional Share Payment and dividend or distributions to which the Holder thereof is entitled pursuant to this Agreement.

(i)    Change in Name on Certificate. If any Evans Certificate representing shares of Evans Common Stock is to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent or Evans in advance any transfer or other similar Taxes required by reason of the issuance of a Evans Certificate representing shares of Evans Common Stock in any name other than that of the registered Holder of the Certificates or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FSB

Except as Previously Disclosed, FSB hereby represents and warrants to Evans as follows:

4.1.	Organization, Standing, and Power.

(a)    Status of FSB. FSB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, is authorized under the Laws of the State of Maryland to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. FSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB. FSB is a bank holding company duly registered with the Federal Reserve under the BHC Act . True, complete and correct copies of the articles of incorporation of FSB and the bylaws of FSB, each as in effect as of the date of this Agreement, have been delivered or made available to Evans.

(b)    Status of FSB Bank. FSB Bank is a direct, wholly owned Subsidiary of FSB, is duly organized, and validly existing under the Laws of the State of New York, is authorized under the Laws of the State of New York to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. FSB Bank is authorized by the New York State Department of Financial Services (“NYDFS”) to engage in the business of banking as a New York-chartered savings bank. FSB Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB or FSB Bank. True, complete and correct copies of the organization certificate and bylaws of FSB Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Evans.

4.2.	Authority of FSB; No Breach By Agreement.

(a)    Authority. FSB has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of FSB entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “FSB Stockholder Approval”) and receipt of Requisite Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of FSB and FSB Bank (including, approval by, and a determination by all of the members of the boards of directors of FSB and FSB Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of FSB’s and FSB Bank’s stockholders and directing the submission of this Agreement to a vote at a meeting of stockholders), subject to the FSB Stockholder Approval and receipt of Requisite Regulatory Approvals. This Agreement has been duly executed and delivered by FSB. Subject to the FSB Stockholder Approval and receipt of Requisite Regulatory Approvals, and assuming the due authorization, execution and delivery by Evans, this Agreement represents a legal, valid, and binding obligation of FSB, enforceable against FSB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”).

(b)    No Conflicts. Subject to the receipt of the FSB Stockholder Approval and the receipt of Requisite Regulatory Approvals, neither the execution and delivery of this Agreement by FSB, nor the consummation by FSB of the transactions contemplated hereby, nor compliance by FSB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FSB’s articles of incorporation, bylaws or other governing instruments, or the organization certificate, bylaws or other governing instruments of FSB Bank and any other FSB Entity or any resolution adopted by the board of directors or the stockholders of any FSB Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) materially violate any Law applicable to any FSB Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under, or result in the creation of any Lien upon any of the respective Assets of any FSB Entity under any of the terms, conditions or provisions of any Contract or Permit of any FSB Entity or under which any of their respective Assets may be bound, except in the case of clause (y) above where such violations, conflicts, or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB.

(c)    Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, NYSE, the MGCL, the NYBCL, the New York State Banking Law, the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by FSB or FSB Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, FSB is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

(d)    FSB Debt. FSB has no debt that is secured by FSB Bank capital stock.

4.3.	Capitalization of FSB.

(a)    Ownership. The authorized capital stock of FSB consists of (i) 50,000,000 shares of FSB Common Stock, $0.01 par value per share and (ii) 25,000,000 shares of preferred stock, $0.01 par value per share. As of the close of business on December 16, 2019, (i) 1,940,661 shares of FSB Common Stock (excluding treasury shares) were issued and outstanding and (ii) no shares of FSB Common Stock were held by FSB in its treasury, (iii) 71,100 shares of FSB Common Stock were granted in respect of outstanding FSB Restricted Stock Awards granted under the FSB Stock Plans, (iv) 172,080 shares of FSB Common Stock reserved for issuance upon the exercise of outstanding FSB Stock Options granted under the FSB Stock Plans, (v) 64,262 shares of FSB Common Stock were held by the trust for the ESOP, of which 30,463 shares are unallocated and held in the suspense account and 33,799 shares are allocated and held in participant accounts, (vi) 11,990 shares of FSB Common Stock were held by the trust for the FSB Savings Plan, and (vii) no shares of FSB preferred stock were issued and outstanding or held by FSB in its treasury. As of the Effective Time, no more than (A) 2,112,741 shares of FSB Common Stock will be issued and outstanding (excluding treasury shares), (B) no shares of FSB Common Stock will be held by FSB in its treasury, and (C) no shares of FSB preferred stock will be issued and outstanding or held by its treasury.

(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock of FSB are duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of FSB has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of FSB.

(c)    Outstanding Equity Rights. Other than the Equity Rights of FSB, issued prior to the date of this Agreement and set forth in Section 4.3(a), there are no (i) existing Equity Rights with respect to the securities of FSB or FSB Bank, (ii) Contracts under which FSB or FSB Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of FSB, (iii) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which FSB is a party or of which FSB is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of FSB, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of FSB may vote.

(d)    Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of FSB may vote are issued or outstanding. There are no Contracts pursuant to which any FSB Entity is or could be required to register shares of FSB’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any FSB Entity. No FSB Subsidiary is a holder of record or beneficially owns any capital stock of FSB.

4.4.	FSB Subsidiaries.

(a)    FSB has no direct or indirect Subsidiaries nor owns any equity interests in any other Person, other than FSB Bank and the entities set forth in Section 4.4(a)(i) of FSB’s Disclosure Memorandum and indirect ownership through FSB Bank of the entities set forth in Section 4.4(a)(ii) of FSB’s Disclosure Memorandum. The authorized capital stock of FSB Bank consists of 1,000 shares of common stock, par value $1.00 per share (the “FSB Bank Common Stock”), and 1,000 shares of FSB Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of FSB Bank Common Stock are directly and beneficially owned and held by FSB. FSB or FSB Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the FSB Subsidiaries. No capital stock (or other equity interest) of a FSB Subsidiary is or may become required to be issued (other than to another FSB Entity) by reason of any Equity Rights, and there are no Contracts by which a FSB Subsidiary is bound to issue (other than to another FSB Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any FSB Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a FSB Subsidiary (other than to another FSB Entity). There are no Contracts relating to the rights of any FSB Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a FSB Subsidiary. All of the shares of capital stock (or other equity interests) of each FSB Subsidiary held by a FSB Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the FSB Entity free and clear of any Lien. Each FSB Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business as now conducted and otherwise has the corporate (or comparable) power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted.

(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock of FSB Bank and each other FSB Subsidiary are duly and validly issued and outstanding and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of FSB Bank and each other FSB Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of the FSB Bank and each other FSB Subsidiary. The deposits in FSB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”)through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of FSB, threatened.

(c)    Outstanding Equity Rights. There are no (i) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which any FSB Subsidiary is a party or of which FSB is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any FSB Entity, or (ii) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of any FSB Subsidiary may vote.

4.5.	Regulatory Reports.

(a)    FSB’s Reports. FSB has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2016. FSB is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)    FSB’s SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any FSB Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2016 (the “FSB SEC Reports”) is publicly available. No such FSB SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all FSB SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of FSB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the FSB SEC Reports.

(c)    FSB Bank’s Reports. Since December 31, 2016, FSB Bank has duly filed with the NYDFS, FDIC, and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, and statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any FSB Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any FSB Entity.

4.6.	Financial Matters.

(a)    Financial Statements. The FSB Financial Statements included or incorporated by reference in the FSB SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the FSB Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the FSB Entities as of the respective dates set forth therein and the consolidated results of operations, stockholders’ equity and cash flows of the FSB Entities for the respective periods set forth therein, subject in the case of the interim Financial Statements to year-end adjustments. The consolidated FSB Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of FSB as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of FSB for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)    Call Reports. The Call Reports of FSB Bank for the periods ended September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of FSB Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The Call Reports of FSB Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of FSB Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of FSB Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)    Systems and Processes. Each of FSB and FSB Bank has in place sufficient systems and processes that are customary for a financial institution the size of FSB and FSB Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the FSB Financial Statements and FSB Bank’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to FSB and FSB Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in FSB Financial Statements and FSB Bank’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to FSB and FSB Bank’s Assets is permitted only in accordance with management’s authorization and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2016, neither FSB nor FSB Bank nor, to FSB’s Knowledge, any Representative of any FSB Entity has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of FSB Financial Statements, the FSB Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any FSB Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any FSB Entity has engaged in questionable accounting or auditing practices. No attorney representing any FSB Entity, whether or not employed by any FSB Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by FSB or any of its officers, directors or employees to the board of directors of FSB or FSB Bank or any committee thereof or to any director or officer of FSB or FSB Bank. To FSB’s Knowledge, there has been no instance of fraud by any FSB Entity, whether or not material.

(d)    Records. The records, systems, controls, data and information of the FSB Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the FSB Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB. FSB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the FSB Financial Statements and to ensure that information relating to the FSB Entities is made known to the chief executive officer, chief financial officer or other members of executive management of FSB by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of FSB and the FSB Entities, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of its consolidated financial statements in accordance with GAAP, and that receipts and expenditures of FSB are being made only in accordance with authorizations of management and directors of FSB and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of FSB’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to FSB’s outside auditors and the audit committee of the board of directors of FSB (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect FSB’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in FSB’s internal controls over financial reporting. To the Knowledge of FSB, there is no reason to believe that FSB’s outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)    Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the FSB Financial Statements included in the FSB’s SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for FSB and the FSB Bank has not resigned or been dismissed as a result of or in connection with any disagreements with FSB or FSB Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7.	Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by FSB, FSB Bank and the other FSB Entities.

4.8.	Absence of Undisclosed Liabilities.

No FSB Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2018, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of FSB as of September 30, 2019 included in the FSB Financial Statements at and for the period ending September 30, 2019.

4.9.	Absence of Certain Changes or Events.

(a)    Since December 31, 2018, there has not been a Material Adverse Effect on FSB.

(b)    Since December 31, 2018, (i) the FSB Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any FSB Entity whether or not covered by insurance, (iii) FSB has not made, declared, paid or set aside for payment any dividend or set any record date for or declared or made any other distribution in respect of FSB’s capital stock or other equity interests; (iv) there has not been any change in any FSB Entity’s material Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, and (v) there has not been any increase in the compensation payable or that could become payable by any FSB Entity to officers or Key Employees or any amendment of any of the FSB Benefit Plans other than increases or amendments in the Ordinary Course.

4.10.	Tax Matters.

(a)    All FSB Entities have timely filed with the appropriate Taxing authorities all income and other material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed. All Tax Returns filed by or with respect to the FSB Entities are correct and complete in all material respects. None of the FSB Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the FSB Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the FSB Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any FSB Entity does not file a Tax Return that such FSB Entity may be subject to a material amount of Taxes by that jurisdiction.

(b)    None of the FSB Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any FSB Entity or the Assets of any FSB Entity. None of the FSB Entities has waived any statute of limitations in respect of any Taxes.

(c)    Each FSB Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1471, 1472, 3402 and 3406 of the Internal Revenue Code or similar provisions under foreign Law.

(d)    The unpaid Taxes of each FSB Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such FSB Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the FSB Entities in filing their Tax Returns.

(e)    None of the FSB Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the FSB Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the FSB Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FSB) or has any Tax Liability of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which FSB is parent), or as a transferee or successor.

(f)    During the two-year period ending on the date hereof, none of the FSB Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the FSB Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)    Each FSB Benefit Plan, employment agreement, or other compensation arrangement of FSB that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written and operated in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder and in compliance, in all material respects, with the terms of such plan, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code. No FSB Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code. All FSB Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each FSB Stock Option is exempt from Section 409A of the Internal Revenue Code.

(h)    None of the FSB Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the FSB Entities have participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

4.11.	Assets.

Each FSB Entity has good and marketable title to those Assets reflected in the most recent FSB Financial Statements as being owned by such FSB Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”). FSB is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent FSB Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of FSB, the lessor. There are no pending or, to the Knowledge of FSB, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by FSB. The FSB Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

4.12.	Intellectual Property; Privacy.

(a)    Each FSB Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such FSB Entity as it is currently conducted. Each FSB Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such FSB Entity in connection with its business operations, and such FSB Entity has the right to convey by sale or license any Intellectual Property so conveyed. No FSB Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of FSB threatened, which challenge the rights of any FSB Entity with respect to Intellectual Property used, sold or licensed by such FSB Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of each FSB Entity and the use of any Intellectual Property by each FSB Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to FSB in writing that any FSB Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person.

(b)    (i) The computer, information technology and data processing systems, facilities and services used by the FSB Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of the FSB Entities as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the FSB Entities as currently conducted. To FSB’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by any FSB Entity, and the FSB Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each FSB Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the FSB Entities in all material respects. Each FSB Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(c)    Each FSB Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of the personal data or information of customers or other individuals (“Personally Identifiable Information”) and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personally Identifiable Information and (ii) taken commercially reasonable measures to ensure that all Personally Identifiable Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To FSB’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by any FSB Entity or any other Person.

4.13.	Environmental Matters.

(a)    Each FSB Entity, its Participation Facilities, and its Operating Properties are, and have been since December 31, 2016, in compliance, in all material respects, with all Environmental Laws.

(b)    Except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB, there is no Litigation pending or, to the Knowledge of FSB, threatened before any court, governmental agency, or authority or other forum in which any FSB Entity or any of its Operating Properties or Participation Facilities (or FSB in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any FSB Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence. No FSB Entity is subject to any Order imposing any liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB.

4.14.	Compliance with Laws.

(a)    Each FSB Entity has, and since December 31, 2016, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would, reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB. There has occurred no Default under any such Permit and to the Knowledge of FSB no suspension or cancellation of any such Permit is threatened. None of the FSB Entities:

(i)    is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);

(ii)    is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)    since December 31, 2016, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any FSB Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or in troubled condition.

(b)    Each FSB Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(c)    Since December 31, 2016, each director, officer, stockholder, manager, and employee of the FSB Entities that has been engaged at any time in the development, use or operation of the FSB Entities and their respective Assets, and to FSB’s Knowledge, each Independent Contractor, is and has been in compliance in all material respects with all applicable Law relating to the development, use or operation of the FSB Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of FSB, threatened against any of the FSB Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Independent Contractors alleging any failure to so comply with all applicable Law.

(d)     Since December 31, 2016, FSB Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the United States Internal Revenue Service (“IRS”), and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(e)    Since December 31, 2016, each FSB Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any FSB Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB. Since December 31, 2016, no FSB Entity nor, to FSB’s Knowledge, any director, officer, or employee of any FSB Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB.

(f)    Since December 31, 2009, none of the FSB Entities, or to FSB’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of any FSB Entity has, directly or indirectly, (i) used any funds of any FSB Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any FSB Entity, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other Assets of any FSB Entity, (v) made any fraudulent entry on the Books and Records of any FSB Entity, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any FSB Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any FSB Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) in any material respect, and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any FSB Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of FSB, threatened. Each FSB Entity has been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each FSB Entity has established and maintained a system of internal controls designed to ensure compliance by the FSB Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

(g)    As of the date hereof, FSB, and FSB Bank are “well-capitalized” and “well managed” (as those terms are defined in the relevant regulation of the institution’s primary bank regulator).

(h)    All of the deposits held by FSB Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of FSB Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements.

4.15.	Community Reinvestment Act Performance.

FSB Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and FSB has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in FSB Bank having its current rating lowered such that it is no longer “satisfactory” or better.

4.16.	Labor Relations.

(a)    No FSB Entity is the subject of any pending or, to the Knowledge of FSB, threatened Litigation asserting that it or any other FSB Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other FSB Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No FSB Entity, predecessor, or Affiliate of a FSB Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to FSB’s relationship or dealings with its employees, any labor organization or any other employee representative, and no FSB Entity or Affiliate of a FSB Entity is currently negotiating any collective bargaining agreement. To the Knowledge of FSB, since December 31, 2016, there has not been any attempt by any FSB Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any FSB Entity. The employment of each employee of FSB Entity are terminable at will by the relevant FSB Entity without any penalty, liability or severance obligation incurred by any FSB Entity.

(b)    Section 4.16(b) of FSB’s Disclosure Memorandum separately sets forth all of FSB’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.17(a) of FSB’s Disclosure Memorandum), bonuses, incentives, or commissions paid in 2017, 2018 and 2019, and, as applicable visa and Green Card application status. To FSB’s Knowledge, no employee of any FSB Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. No Key Employee of any FSB Entity has provided written notice to a FSB Entity of his or her intent to terminate his or her employment with the applicable FSB Entity as of the date hereof, and, as of the date hereof, to FSB’s Knowledge, no Key Employee intends to terminate his or her employment with FSB before Closing.

(c)    Section 4.16(c) of FSB’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each individual who has provided personal services to any FSB Entity as an independent contractor, consultant, freelancer or other service provider (collectively, “Independent Contractors”) during 2018 or 2019 involving the payment of more than $25,000 per annum. A copy of each Contract relating to the services provided by any such Independent Contractor to a FSB Entity has been made available to Evans prior to the date hereof. The FSB Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Independent Contractor. The FSB Entities have properly classified, pursuant to the Internal Revenue Code, the Fair Labor Standards Act, and any other applicable Law, all Independent Contractors used by the FSB Entities at any point. The engagement of each Independent Contractor of each FSB Entity is terminable at will by the relevant FSB Entity without any penalty, liability or severance obligation incurred by any FSB Entity.

(d)    The FSB Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

(e)    Each of the FSB Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(f)    There have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any FSB Entity since December 31, 2016, nor, to FSB’s Knowledge, are there any such claims or charges currently threatened by any employee of any FSB Entity. To FSB’s Knowledge, there are no governmental investigations open with or under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g)    To the Knowledge of FSB, all of the FSB Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each FSB Entity has a Form I-9 (Employment Eligibility Verification) for each of its employees, and each such Form I-9 has since been updated as required by applicable Legal Provisions, and is correct and complete in all material respects as of the date hereof. Each individual who renders services to any FSB Entity is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under FSB Benefit Plans).

(h)    Since December 31, 2016 none of the FSB Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

4.17.	Employee Benefit Plans.

(a)    FSB has made available to Evans prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan (including all amendments thereto) and each employment agreement (excluding offer letters on FSB’s standard form that provide for employment at-will without any rights to severance or change in control compensation or benefits), that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to by any FSB Entity or FSB ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which FSB or any FSB ERISA Affiliate has or may have any obligation or Liability (each, a “FSB Benefit Plan”). For the avoidance of doubt, the term “FSB Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, Independent Contractors, or other beneficiaries of the FSB Entity or any of its affiliates are eligible to participate. Section 4.17(a) of FSB’s Disclosure Memorandum has a complete and accurate list of all FSB Benefit Plans. No FSB Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. FSB has made available to Evans prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all FSB Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation (“PBGC”) since December 31, 2016, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any FSB Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other Regulatory Authority regarding a FSB Benefit Plan since December 31, 2016, (vi) the most recent actuarial valuations of FSB Benefit Plans, and (vii) any other material agreements that insure or implement the FSB Benefit Plans, including any agreement with the ESOP Trustees or Savings Plan Trustees. Other than the FSB Savings Plan, no FSB Benefit Plan includes a Code Section 401(k) deferral feature.

(b)    Each FSB Benefit Plan is and has been maintained in compliance in all material respects with the terms of such FSB Benefit Plan, and in compliance in all material respects with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No FSB Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each FSB Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the FSB Benefit Plan and on which such FSB Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such FSB Benefit Plan. Within the past three years, no FSB Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any FSB Benefit Plan. All assets of each FSB Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities. Other than the ESOP, the FSB Stock Plans, and the FSB Savings Plan, no assets of a FSB Benefit Plan (including any rabbi trust with respect to a FSB Benefit Plan) consist of securities of a FSB Entity. Under the terms of the FSB Savings Plan, no additional shares of a FSB Entity may be purchased on or after the date hereof.

(c)    There are no pending, or to FSB’s Knowledge, threatened claims or disputes under the terms of, or in connection with, the FSB Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any FSB Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any FSB Benefit Plan.

(d)    Neither FSB nor any Affiliate of FSB has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any FSB Benefit Plan and no prohibited transaction has occurred with respect to any FSB Benefit Plan that would be reasonably expected to result in any material Liability or excise Tax under ERISA or the Internal Revenue Code. No FSB Entity or any FSB Entity committee has breached its fiduciary duty with respect to a FSB Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any FSB Benefit Plan. To FSB’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not a FSB Entity employee, has breached his or her fiduciary duty with respect to a FSB Benefit Plan, engaged in any non-exempt prohibited transaction, or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any FSB Benefit Plan. The treatment of the FSB equity awards as required under Section 2.4 of this Agreement is permitted by applicable Law and the terms of the applicable plan and award agreement. The treatment of each of the ESOP and the FSB Savings Plan as required under Section 2.4 of this Agreement is permitted by applicable Law and the terms of the applicable plan.

(e)    Neither FSB nor any FSB ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or Liability with respect to: (i) a plan subject to Title IV of ERISA; (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (iii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code); (iv) a “multiple employer welfare plan” (within the meaning of or applicable state law); (v) a self-funded health or welfare benefit plan; or (vi) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code).

(f)    Each FSB Benefit Plan that is a health or welfare plan has been amended and administered in all material respects in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. No FSB Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any FSB Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any FSB Benefit Plan and, to the Knowledge of FSB, no circumstance exists which could give rise to such Tax.

(g)    All contributions required to be made to any FSB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FSB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of FSB.

(h)    Except as disclosed in Section 4.17(h) of FSB’s Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any FSB Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (b) limitation on the right of any FSB Entity to amend, merge, terminate or receive a reversion of assets from any FSB Benefit Plan or related trust, (c) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (d) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the FSB Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.17(h) of FSB’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits (or increase in severance pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code. No FSB Benefit Plan provides for the gross-up or reimbursement of Taxes under Internal Revenue Code Section 4999 or 409A, or otherwise.

(i)    There is no loan outstanding between a FSB Benefit Plan and any other Person, other than (i) participant loans from the FSB Savings Plan in accordance with the participant loan policies of the FSB Savings Plan and (ii) the “exempt loans” (within the meaning of Section 4975(d) of the Internal Revenue Code and the regulations thereunder) to the ESOP that are listed on Section 4.17(i) of FSB’s Disclosure Memorandum (each an “ESOP Loan”). Section 4.17(i) of FSB’s Disclosure Memorandum sets forth for each ESOP Loan the balance as of the date hereof and all other principal terms.

(j)    Each of the ESOP and the employee stock ownership portion of the FSB Savings Plan have at all times been primarily invested in “employer securities” as defined in Internal Revenue Code Section 409(l), and neither the ESOP nor the FSB Savings Plan has ever acquired or held any employer security that was not a “qualifying employer security” as defined in ERISA Section 407(d)(5). Neither FSB nor any FSB ERISA Affiliate has been subject to any unpaid Tax imposed by Internal Revenue Code Sections 4978 or 4979A. Any transaction to which the ESOP or the FSB Savings Plan was at any time a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Internal Revenue Code, including ERISA Section 3(18). To FSB’s Knowledge, the ESOP Trustees and the Savings Plan Trustees have complied in all material respects with all of the responsibilities and duties imposed on the ESOP Trustees or Savings Plan Trustees, as applicable, in connection with the transactions contemplated by this Agreement, including but not limited to the foregoing’s fiduciary obligations under ERISA. The terms, provisions, use of the proceeds and repayment of any loan to the ESOP satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Internal Revenue Code and the regulations thereunder.

4.18.	Material Contracts.

Except as otherwise reflected in the FSB Financial Statements and the FSB SEC Reports, none of the FSB Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any Contract, (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and that has not been filed as an exhibit to one of the FSB SEC Reports; (b) which prohibits or materially restricts any FSB Entity (or, following consummation of the transactions contemplated by this Agreement, Evans) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (c) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any FSB Entity, taken as a whole, (d) which limits the payment of dividends by any FSB Entity; (e) that relates to the acquisition or disposition of any Person, business or Asset and under which any FSB Entity has or may have a material obligation or liability; (f) between any FSB Entity, on the one hand, and (i) any officer or director of any FSB Entity, or (ii) any (x) record or beneficial owner of five percent or more of the voting securities of any FSB Entity, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of any FSB Entity, on the other hand, except those of a type available to employees of FSB generally; (g) that provides for indemnification by any FSB Entity of any Person, except for non-material Contracts entered into in the Ordinary Course; (h) with or to a labor union or guild (including any collective bargaining agreement); (i) (i) that relates to the incurrence of indebtedness by any FSB Entity, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the Ordinary Course), or (ii) that provides for the guarantee, support, indemnification, assumption or endorsement by any FSB Entity of, or any similar commitment by any FSB Entity with respect to, the obligations, liabilities or indebtedness of any other Person, in the case of each of clauses (i) and (ii), in the principal amount of $50,000 or more; (j) that is a settlement, consent or similar Contract and contains any material continuing obligations of any FSB Entity; (k) that is a consulting Contract or data processing, software programming or licensing Contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by FSB or any of its Subsidiaries on 30 days or less notice without any required payment or other conditions, other than the condition of notice); or (m) any other Contract or amendment thereto that is material to any FSB Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 4.18, whether or not set forth in FSB’s Disclosure Memorandum together with all Contracts referred to in Sections 4.12 and 4.17(a), are referred to herein as the “FSB Contracts.” With respect to each FSB Contract: (i) the Contract is legal, valid and binding on a FSB Entity and is in full force and effect and is enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions); (ii) no FSB Entity is in Default thereunder; (iii) no FSB Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FSB, in Default or has repudiated or waived any material provision thereunder. FSB has made available to Evans true, correct and complete copies of each FSB Contract in effect as of the date hereof. All of the indebtedness of any FSB Entity for money borrowed is pre-payable at any time by such FSB Entity without penalty or premium.

4.19.	Agreements with Regulatory Authorities.

No FSB Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business, or FSB Bank’s acceptance of brokered deposits (each, whether or not set forth in FSB’s Disclosure Memorandum, a “FSB Regulatory Agreement”), nor has any FSB Entity been advised in writing or, to FSB’s Knowledge, orally, since December 31, 2016, by any Regulatory Authority that FSB Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such FSB Regulatory Agreement.

4.20.	Investment Securities.

(a)    Each FSB Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the FSB SEC Reports and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a FSB Entity. Such securities are valued on the books of FSB in accordance with GAAP.

(b)    Each FSB Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that FSB believes are prudent and reasonable in the context of their respective businesses, and each FSB Entity has, since December 31, 2016, been in compliance with such policies, practices and procedures in all material respects.

4.21.	Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any FSB Entity or for the account of a customer of any FSB Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the FSB Entity party thereto and, to the Knowledge of FSB, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions). FSB Entities and, to the Knowledge of FSB, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of FSB, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the FSB Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the FSB Entities in accordance with GAAP.

4.22.	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of FSB, threatened against any FSB Entity, or against any current or former director, officer or employee of a FSB Entity in their capacities as such or Employee Benefit Plan of any FSB Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any FSB Entity or the Assets of any FSB Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any FSB Entity. Section 4.22 of FSB’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any FSB Entity is a party. Section 4.22 of FSB’s Disclosure Memorandum sets forth a list of all Orders to which any FSB Entity is subject.

4.23.	Statements True and Correct.

(a)    None of the information supplied or to be supplied by any FSB Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Evans with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy/Prospectus

relating to FSB Entities and other portions within the reasonable control of FSB Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Statement/Prospectus is filed with the SEC and first mailed.

(b)    None of the information supplied or to be supplied by any FSB Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy/Prospectus to be mailed to FSB’s stockholders in connection with the FSB Meeting, and any other documents to be filed by a FSB Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy/Prospectus, when first mailed to the stockholders of FSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the FSB Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FSB Meeting.

4.24.	State Takeover Statutes and Takeover Provisions.

FSB has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”). No FSB Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Evans entitled to vote in the election of Evans’s directors.

4.25.	Opinion of Financial Advisor.

FSB has received the opinion of Sandler O’Neill & Partners, L.P., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the Holders of FSB Common Stock in the Merger is fair, from a financial point of view, to such Holders. Such opinion has not been amended or rescinded.

4.26.	Tax and Regulatory Matters.

No FSB Entity or, to the Knowledge of FSB, any Affiliate thereof has taken or agreed to take any action, and FSB does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27.	Loan Matters.

(a)    No FSB Entity is a party to any written or oral Loan in which any FSB Entity is a creditor which as of September 30, 2019, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of November 30, 2019, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.27(a) of FSB’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of the FSB Entities that, as of September 30, 2019 had an outstanding balance of $50,000 or more and were (i) on a non-accrual status or (ii) classified by FSB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)    Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid and enforceable Liens which have been perfected, and each such Lien is assignable and has the priority described in such note, agreement or other evidence of indebtedness, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a FSB Entity and are complete and correct in all material respects.

(c)    Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, FSB’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)    None of the Contracts pursuant to which any FSB Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)    (i) Section 4.27(e) of FSB’s Disclosure Memorandum sets forth a list of all Loans as of November 30, 2019 by FSB to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) (“Regulation O”)) of any FSB Entity, (ii) there are no employee, officer, director, principal stockholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f)    Section 4.27(f) of FSB’s Disclosure Memorandum sets forth a list of all Loans as of November 30, 2019 (i) as to which any FSB Entity has waived its right to collect interest or (ii) providing for an interest rate that is not consistent with FSB’s written policies for Loan pricing in effect as of the date of this Agreement.

(g)    No FSB Entity is now nor has it ever been since December 31, 2016, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)    Since December 31, 2016, each FSB Entity has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by a FSB Entity satisfied in all material respects (i) all applicable Laws for the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, as applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval, (ii) the responsibilities and obligations relating to such mortgage loans set forth in any agreement or understanding between a FSB Entity and any Regulatory Authority, loan investor or insurer, (iii) the applicable Laws, guidelines, procedures, handbooks and other requirements of any Regulatory Authority, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents for each such mortgage loan, in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(i)    Since December 31, 2016, no FSB Entity has engaged in, or, to the Knowledge of FSB, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by any FSB Entity has engaged in, directly or indirectly (i) any foreclosures in violation of any applicable Law, including the Servicemembers Civil Relief Act, or in breach of any binding regulatory agreement, or (ii) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(j)    All guarantees of indebtedness owed to any FSB Entity, including the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable according to its terms.

4.28.	Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the FSB Financial Statements was, as of the date of each of the FSB Financial Statements, in compliance with FSB’s existing methodology for determining the adequacy of the ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

4.29.	Insurance.

Except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB, FSB Entities are insured with reputable insurers against such risks and in such amounts as the management of FSB reasonably has determined to be prudent and consistent with industry practice. The FSB Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the FSB Entities, FSB or FSB Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To FSB’s Knowledge, no FSB Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to FSB’s Knowledge, is the termination of any such policies threatened.

4.30.	OFAC; Sanctions.

None of FSB, any FSB Entity or any director or officer or, to the Knowledge of FSB, any Representative or other Person acting on behalf of any FSB Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

4.31.	Brokers and Finders.

Except for Sandler O’Neill & Partners, L.P., neither FSB nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.32.	Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between any FSB Entity, on the one hand, and (a) any officer, director or record or beneficial owner of five percent or more of the voting securities of any FSB Entity, (b) to FSB’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of FSB or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of FSB, on the other hand, except those, in each case, of a type available to employees of FSB generally and, in the case of FSB Bank, that are in compliance with Regulation O and Regulation W of the Federal Reserve (12 C.F.R. Part 223).

4.33.	Investment Adviser Subsidiary.

No FSB Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.34.	No Broker-Dealer Subsidiary.

No FSB Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.35.	No Insurance Subsidiary.

No FSB Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

4.36.	No Other Representations and Warranties

(a)    Except for the representations and warranties in this ARTICLE 4 FSB does not make any express or implied representation or warranty with respect to the FSB Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FSB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by FSB in this ARTICLE 4, FSB does not make and has not made any representation to Evans or any of Evans’s Affiliates or Representatives with respect to any oral or written information presented to Evans or any of Evans’s Affiliates or Representatives in the course of their due diligence investigation of FSB (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Evans acknowledges and agrees that FSB has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF Evans AND MERGER SUB

Except as Previously Disclosed, Evans and Merger Sub hereby represent and warrant to FSB as follows:

5.1.	Organization, Standing, and Power.

(a)    Status of Evans and Merger Sub. Evans is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York, is authorized under the Laws of the State of New York to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, is authorized under the Laws of the State of Maryland to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Each of Evans and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans. Evans is a bank holding company duly registered with the Federal Reserve under the BHC Act and has elected to be, and qualifies as, a financial holding company under the BHC Act. True, complete and correct copies of the certificate of incorporation of Evans and the bylaws of Evans as in effect as of the date of this Agreement, have been delivered or made available to FSB.

(b)    Status of Evans Bank. Evans Bank is a direct, wholly owned Subsidiary of Evans, is duly organized, validly existing and in good standing under the Laws of the United States of America, is authorized under the Laws of the United States of America to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Evans Bank is authorized by the Office of the Comptroller of the Currency (“OCC”) to engage in the business of banking as a national banking association. Evans Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans or Evans Bank. True, complete and correct copies of the articles of association and bylaws of Evans Bank, each as in effect as of the date of this Agreement, have been delivered or made available to FSB.

5.2.	Authority of Evans and Merger Sub; No Breach By Agreement.

(a)    Authority. Each of Evans and Merger Sub has the corporate power and authority necessary to execute, deliver, and upon receipt of Requisite Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Evans and Merger Sub (including, approval by, and a determination by all of the members of the board of directors of Evans that this Agreement is advisable and in the best interests of Evans’s shareholders and approval by, and a determination by all of the members of the board of directors of Merger Sub that this Agreement is advisable and in the best interests of Merger Sub’s shareholders, and approval, by Evans as Merger Sub’s sole shareholder, of this Agreement at a duly held meeting or by unanimous written consent), subject to the receipt of Requisite Regulatory Approvals. This Agreement has been duly executed and delivered by Evans. Subject to the receipt of Requisite Regulatory Approvals, and assuming the due authorization, execution and delivery by FSB, this Agreement represents a legal, valid, and binding obligation of Evans and Merger Sub, enforceable against Evans and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)    No Conflicts. Subject to the receipt of Requisite Regulatory Approvals, neither the execution and delivery of this Agreement by Evans and Merger Sub, nor the consummation by Evans and Merger Sub of the transactions contemplated hereby, nor compliance by Evans and Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Evans’s certificate of incorporation, bylaws or other governing instruments, Merger Sub’s certificate of incorporation, bylaws or other governing instruments, or the articles of incorporation or association, bylaws or other governing instruments of Evans Bank and any other Evans Entity or any resolution adopted by the board of directors or the shareholders of any Evans Entity, or

(ii) subject to receipt of the Requisite Regulatory Approvals, (x) materially violate any Law applicable to any Evans Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under, or result in the creation of any Lien upon any of the respective Assets of any Evans Entity under any of the terms, conditions or provisions of any Contract or Permit of any Evans Entity or under which any of their respective Assets may be bound, except in the case of clause (y) above where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans.

(c)    Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of NYSE, Nasdaq, the NYBCL, the MGCL, the BHC Act, the New York State Banking Law, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Evans, Merger Sub or Evans Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, Evans is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

5.3.	Capitalization of Evans.

(a)    Ownership. The authorized capital stock of Evans consists of 10,000,000 shares of Evans Common Stock, $0.50 par value per share. As of the close of business on December 16, 2019, (i) 4,923,754 shares of Evans Common Stock (excluding treasury shares) were issued and outstanding, (ii) 310 shares of Evans Common Stock were held by Evans in its treasury, (iii) 39,811 shares of Evans Common Stock were granted in respect of outstanding Evans Restricted Stock Awards and (iv) 141,001 shares of Evans Common Stock reserved for issuance upon the exercise of outstanding Evans Stock Options. As of the Effective Time, no more than (A) 4,940,000 shares of Evans Common Stock will be issued and outstanding (excluding treasury shares) and (B) an insignificant number of shares of Evans Common Stock will be held by Evans in its treasury.

(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Evans and Merger Sub are duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Evans has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Evans.

(c)    Outstanding Equity Rights. Other than the Equity Rights of Evans, issued prior to the date of this Agreement and set forth in Sections 5.3(a), as of the date hereof there are no (i) existing Equity Rights with respect to the securities of Evans, Merger Sub or Evans Bank, (ii) Contracts under which Evans, Merger Sub or Evans Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Evans, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Evans, Merger Sub is a party or of which Evans is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Evans, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Evans may vote.

(d)    Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Evans or Merger Sub may vote are issued or outstanding. There are no Contracts pursuant to which Evans or any Evans Entity is or could be required to register shares of Evans’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any Evans Entity. No Evans Subsidiary is a holder of record or beneficially owns any capital stock of Evans.

5.4.	Evans Subsidiaries.

Evans or Evans Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Evans Subsidiaries. The deposits in Evans Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Evans, threatened. Each Evans Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business as now conducted and otherwise has the corporate (or comparable) power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted.

5.5.	Regulatory Reports.

(a)    Evans’s Reports. Evans has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2016. Evans is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(b)    Evans’s SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Evans Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2016 (the “Evans SEC Reports”) is publicly available. No such Evans SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Evans SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Evans has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Evans SEC Reports.

(c)    Evans Bank’s Reports. Since December 31, 2016, Evans Bank has duly filed with the OCC, and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, and statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Evans Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Evans Entity.

5.6.	Financial Matters.

(a)    Financial Statements. The Evans Financial Statements included or incorporated by reference in the Evans SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the Evans Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Evans Entities as of the respective dates set forth therein and the consolidated results of operations, shareholders’ equity and cash flows of the Evans Entities for the respective periods set forth therein, subject in the case of the interim Financial Statements to year-end adjustments. The consolidated Evans Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of Evans as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Evans for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)    Call Reports. The Call Reports of Evans Bank for the periods ended September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Evans Bank, as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The Call Reports of Evans Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Evans Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Evans Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)    Systems and Processes. Each of Evans and Evans Bank have in place sufficient systems and processes that are customary for a financial institution of the size of Evans and Evans Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Evans Financial Statements and Evans Bank’s financial statements, including the Call Report, (ii) in a timely manner accumulate and communicate to Evans and Evans Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Evans Financial Statements and Evans Bank’s financial statements, including the Call Report, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to Evans and Evans Bank’s Assets is permitted only in accordance with management’s authorization and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2016, neither Evans nor Evans Bank nor, to Evans’s Knowledge, any Representative of any Evans Entity has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Evans Financial Statements, the Evans Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Evans Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Evans Entity has engaged in questionable accounting or auditing practices. No attorney representing any Evans Entity, whether or not employed by any Evans Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Evans or any of its officers, directors or employees to the board of directors of Evans or Evans Bank or any committee thereof or to any director or officer of Evans or Evans Bank. To Evans’s Knowledge, there has been no instance of fraud by any Evans Entity, whether or not material.

(d)    Records. The records, systems, controls, data and information of the Evans Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Evans Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans. Evans (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the Evans Financial Statements and to ensure that information relating to the Evans Entities is made known to the chief executive officer, chief financial officer or other members of executive management of Evans by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Evans and the Evans Entities, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of its consolidated financial statements in accordance with GAAP, and that receipts and expenditures of Evans are being made only in accordance with authorizations of management and directors of Evans and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Evans’s Assets that could have a material effect on its consolidated financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Evans’s outside auditors and the audit committee of the board of directors of Evans (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Evans’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Evans’s internal controls over financial reporting. To the Knowledge of Evans, there is no reason to believe that Evans’s outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)    Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Evans Financial Statements included in the Evans’s SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Evans and the Evans Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Evans or Evans Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.7.	Absence of Undisclosed Liabilities.

No Evans Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2018, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Evans as of September 30, 2019 included in the Evans Financial Statements at and for the period ending September 30, 2019.

5.8.	Absence of Certain Changes or Events.

Since December 31, 2018, there has not been a Material Adverse Effect on Evans.

5.9.	Tax Matters.

(a)    All Evans Entities have timely filed with the appropriate Taxing authorities all income and other material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed. All Tax Returns filed by or with respect to the Evans Entities are correct and complete in all material respects. None of the Evans Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the Evans Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Evans Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Evans Entity does not file a Tax Return that such Evans Entity may be subject to a material amount of Taxes by that jurisdiction.

(b)    None of the Evans Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Evans Entity or the Assets of any Evans Entity. None of the Evans Entities has waived any statute of limitations in respect of any Taxes.

(c)    Each Evans Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1471, 1472, 3402 and 3406 of the Internal Revenue Code or similar provisions under foreign Law.

(d)    The unpaid Taxes of each Evans Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Evans Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Evans Entities in filing their Tax Returns.

(e)    None of the Evans Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Evans Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Evans Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Evans) or has any Tax Liability of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Evans is parent), or as a transferee or successor.

(f)    During the two-year period ending on the date hereof, none of the Evans Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Evans Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)    Each Evans Benefit Plan, employment agreement, or other compensation arrangement of Evans that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written and operated compliance with Section 409A of the Internal Revenue Code and the regulations thereunder and in compliance, in all material respects, with the terms of such plan, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code. No Evans Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code. All Evans Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each Evans Stock Option is exempt from Section 409A of the Internal Revenue Code.

(h)    None of the Evans Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Evans Entities have participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

5.10.	Compliance with Laws.

(a)    Each Evans Entity has, and since December 31, 2016, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans. There has occurred no Default under any such Permit and to the Knowledge of Evans no suspension or cancellation of any such Permit is threatened. None of the Evans Entities:

(i)    is in Default under any of the provisions of its articles of incorporation or association or bylaws (or other governing instruments);

(ii)    is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)    since December 31, 2016, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Evans Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or troubled condition.

(b)    Each Evans Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(c)    Evans Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(d)    Since December 31, 2016, each Evans Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any Evans Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans. Since December 31, 2016, no Evans Entity nor, to Evans’s Knowledge, any director, officer, or employee of any Evans Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans.

(e)    Since December 31, 2016, none of the Evans Entities, or to Evans’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of any Evans Entity has, directly or indirectly, violated or is in violation of the Money Laundering Laws in any material respect, and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any FSB Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Evans, threatened. Each Evans Entity has been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Evans Entity has established and maintained a system of internal controls designed to ensure compliance by the Evans Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

5.11.	Community Reinvestment Act Performance.

Evans Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and Evans has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Evans Bank having its current rating lowered such that it is no longer “satisfactory” or better.

5.12.	Employee Benefit Plans.

(a)    Each Evans Benefit Plan is and has been maintained in compliance in all material respects with the terms of such Evans Benefit Plan, and in compliance in all material respects with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Evans Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Evans Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Evans Benefit Plan and on which such Evans Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such Evans Benefit Plan. Within the past three years, no Evans Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Evans Benefit Plan. All assets of each Evans Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(b)    There are no pending, or to Evans’s Knowledge, threatened, claims or disputes under the terms of, or in connection with, the Evans Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any Evans Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any Evans Benefit Plan.

(c)    Neither Evans nor any Affiliate of Evans has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Evans Benefit Plan and no prohibited transaction has occurred with respect to any Evans Benefit Plan that would be reasonably expected to result in any material Liability or excise Tax under ERISA or the Internal Revenue Code. No Evans Entity has breached its fiduciary duty with respect to a Evans Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Evans Benefit Plan. To Evans’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Evans or any Evans Entity employee, has breached his or her fiduciary duty with respect to a Evans Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Evans Benefit Plan that would reasonably be expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Evans or any Affiliate of Evans.

(d)    All contributions required to be made to any Evans Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Evans Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Evans.

5.13.	Agreements with Regulatory Authorities.

No Evans Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business, or Evans Bank’s acceptance of brokered deposits (each, whether or not set forth in Evans’s Disclosure Memorandum, a “Evans Regulatory Agreement”), nor has any Evans Entity been advised in writing or, to Evans’s Knowledge, orally, since December 31, 2016, by any Regulatory Authority that Evans Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Evans Regulatory Agreement.

5.14.	Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Evans Entity or for the account of a customer of any Evans Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Evans Entity party thereto and, to the Knowledge of Evans, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions). Evans Entities and, to the Knowledge of Evans, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Evans, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Evans Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Evans Entities in accordance with GAAP.

5.15.	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Evans, threatened against any Evans Entity, or against any current or former director, officer or employee of a Evans Entity in their capacities as such or Employee Benefit Plan of any Evans Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Evans Entity or the Assets of any Evans Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Evans Entity. Section 5.15 of Evans’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Evans Entity is a party. Section 5.15 of Evans’s Disclosure Memorandum sets forth a list of all Orders to which any Evans Entity is subject.

5.16.	Statements True and Correct.

(a)    None of the information supplied or to be supplied by any Evans Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Evans with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy/Prospectus relating to Evans Entities and other portions within the reasonable control of Evans Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy/Prospectus is filed with the SEC and first mailed.

(b)    None of the information supplied or to be supplied by any Evans Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy/Prospectus to be mailed to FSB’s stockholders in connection with the FSB Meeting, and any other documents to be filed by a Evans Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy/Prospectus, when first mailed to the stockholders of FSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the FSB Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FSB Meeting.

5.17.	State Takeover Statutes and Takeover Provisions.

Evans has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Statutes. No Evans Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of FSB entitled to vote in the election of FSB’s directors.

5.18.	Tax and Regulatory Matters.

No Evans Entity or, to the Knowledge of Evans, any Affiliate thereof has taken or agreed to take any action, and Evans does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.19.	Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., neither Evans nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.20.	Well Capitalized.

Evans Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 6.4(c)(1)) and Evans Bank will be “well capitalized” (as that term is defined in 12 C.F.R. Section 6.4(c)(1)) following the consummation of the transactions contemplated by this Agreement.

5.21.	Available Funds.

Immediately prior to the Effective Time, Evans will have sufficient cash to pay the aggregate Cash Consideration, as required by Article 2.

5.22.	No Other Representations and Warranties

(a)    Except for the representations and warranties in this ARTICLE 5, Evans and Merger Sub do not make any express or implied representation or warranty with respect to the Evans Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Evans and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Evans and Merger Sub in this ARTICLE 5, Evans and Merger Sub do not make and has not made any representation to FSB or any of FSB’s Affiliates or Representatives with respect to any oral or written information presented to FSB or any of FSB’s Affiliates or Representatives in the course of their due diligence investigation of Evans and Merger Sub (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    FSB acknowledges and agrees that Evans and Merger Sub have not made and are not making any express or implied representation or warranty other than those contained in ARTICLE 5.

ARTICLE 6

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.	Affirmative Covenants of FSB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Evans shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of FSB’s Disclosure Memorandum, FSB shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the Ordinary Course, (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees, and (c) take no action that is intended to or which would reasonably be expected to adversely affect or materially delay (i) the receipt of any approvals of any Regulatory Authority or third party referenced in Section 7.4(a), (ii) the consummation of the transactions contemplated by this Agreement, or (iii) performance of its covenants and agreements in this Agreement.

6.2.	Negative Covenants of FSB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Evans shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of FSB’s Disclosure Memorandum, FSB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)    amend the articles of incorporation or association, bylaws or other governing instruments of any FSB Entity;

(b)    incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the Ordinary Course);

(c)    (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any FSB Entity (except for the acceptance of shares of FSB Common Stock as payment for the exercise of FSB Stock Options or for withholding taxes incurred in connection with the exercise of FSB Stock Options) or the vesting or settlement of FSB Equity Rights and dividend equivalents thereon, in each case in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof), (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of FSB’s capital stock or other equity interests;

(d)    except for the issuance of shares of FSB Common Stock as payment for the exercise of FSB Stock Options or settlement of FSB Restricted Stock Awards, in accordance with the terms of the applicable FSB Stock Option or FSB Restricted Stock Award, issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of FSB Common Stock or any other capital stock of any FSB Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e)    directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any FSB Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FSB Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any FSB Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the FSB Entities) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities and Loans in the Ordinary Course;

(f)    (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than a wholly owned Subsidiary of FSB, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned FSB Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)    (i) grant any increase in compensation or benefits to the employees or officers of any FSB Entity, except (A) for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the Ordinary Course that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, or (B) as required by Law, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a FSB Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, unless the FSB Entity is obligated pursuant to arrangement in existence on the date hereof to pay such severance without an effective release of claims, and in the case of clause (y) to the extent required under the terms of the FSB Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any FSB Entity, (iv) fund any rabbi trust or similar arrangement, unless otherwise required by the terms of the FSB Benefit Plan and disclosed on Section 6.2(g) of FSB’s Disclosure Memorandum; provided, however, that Evans will have a reasonable opportunity to review and comment in advance on any such new arrangement and FSB will consider such comments in good faith, (v) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $40,000, other than for cause, (vi) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $40,000, or (vii) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

(h)    enter into, amend or renew any employment or Independent Contractor Contract between any FSB Entity and any Person requiring payments thereunder in excess of $40,000 in any 12-month period (unless such amendment is required by Law) that the FSB Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)    except as required by Law or, with respect to a FSB Benefit Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a FSB Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing FSB Benefit Plan, terminate or withdraw from, or amend, any FSB Benefit Plan, (ii) make any distributions from such FSB Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any FSB Benefit Plan, except as required by the terms of such plans;

provided, however, that Evans will have a reasonable opportunity to review and comment in advance on any new rabbi trust or similar arrangement and FSB will consider such comments in good faith;

(j)    make any change in any Tax or accounting principles, practices or methods or systems of internal accounting controls or disclosure controls, except as may be required to conform to changes in Tax Laws, regulatory accounting requirements or GAAP;

(k)    commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any FSB Entity for money damages in excess of $75,000 in the aggregate or that would impose any restriction on the operations, business or Assets of any FSB Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l)    (i) enter into, renew, extend, modify, amend or terminate any FSB Contract or any Contract which would be a FSB Contract if it were in existence on the date hereof, or (ii) waive, release, compromise or assign any material rights or claims under any Contract described in the foregoing clause (i);

(m)    (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by Law or by rules or policies imposed by a Regulatory Authority;

(n)    make, or commit to make, any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(o)    except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(p)    materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios;

(q)    make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any Tax liability of any FSB Entity, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(r)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger and Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(s)    make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by FSB), except (i) new Loans in amounts not to exceed (A) $750,000 if such Loan is secured by residential real estate or (B) $1.5 million if such Loan is a commercial and industrial loan, construction loans or is secured by commercial or multi-family real estate or (ii) Loans or commitments for Loans that have previously been approved by FSB prior to the date of this Agreement not in excess of $1.5 million, provided, that Evans shall be required to respond to any request for consent to make such Loan in writing within three Business Days after receipt of all information which would be necessary for Evans to make a determination in the Ordinary Course to underwrite the Loan requested by FSB and, which consent shall be deemed to have been given if Evans has not objected to a proposed action by FSB within three Business Days after such information is received by Evans;

(t)    take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement;

(u)    notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(v)    agree to take, make any commitment to take, or adopt any resolutions of FSB’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.	Covenants of Evans.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FSB shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.3 of Evans’s Disclosure Memorandum, Evans covenants and agrees that it shall operate its business only in the Ordinary Course and it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)    amend the articles of incorporation, bylaws or other governing instruments of Evans or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect FSB or the holders of FSB Common Stock adversely relative to other holders of Evans Common Stock;

(b)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c)    (i) adjust, split, combine or reclassify any capital stock of Evans, or (ii) make, declare or pay any dividend, or make any other distribution on, any shares of Evans Common Stock (except regular semi-annual cash dividends by Evans at a rate not in excess of $0.57 per share of Evans Common Stock);

(d)    take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement;

(e)    notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(f)    agree to take, make any commitment to take, or adopt any resolutions of Evans’s board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1.	Registration Statement; Proxy/Prospectus; Stockholder Approval.

(a)    Evans and FSB shall promptly prepare and file with the SEC, the Proxy/Prospectus and Evans shall prepare and file with the SEC the Registration Statement (including the proxy statement and prospectus (the “Proxy/Prospectus”)) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. Evans and FSB agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy/Prospectus. Each of Evans and FSB agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and FSB shall thereafter mail or deliver the Proxy/Prospectus (including the Registration Statement) to its stockholders promptly following the effectiveness of the Registration Statement. Evans also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FSB shall furnish all information concerning FSB and the holders of FSB Common Stock as may be reasonably requested in connection with any such action.

(b)    FSB shall duly call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (the “FSB Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the FSB Stockholder Approval and, if so desired and mutually agreed, such other matters of the type customarily brought before an annual or special meeting of stockholders.

(c)    Subject to Section 7.2, the board of directors of FSB shall (i) recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby (the “FSB Recommendation”), (ii) include such FSB Recommendation in the Proxy/Prospectus, and (iii) use its reasonable best efforts to obtain the FSB Stockholder Approval. FSB may retain, or. if requested by Evans, FSB shall retain, a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Evans in connection with obtaining the FSB Stockholder Approval.

(d)    Subject to Section 7.2, neither the board of directors of FSB nor any committee thereof shall (A) withhold, withdraw, qualify or modify in a manner adverse to Evans, the FSB Recommendation, (B) fail to make the FSB Recommendation or otherwise submit this Agreement to FSB’s stockholders without such recommendation, (C) adopt, approve, agree to, accept, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the FSB Recommendation within ten Business Days (or such fewer number of days as remains prior to FSB Meeting) after an Acquisition Proposal is made public or any request by Evans to do so, (E) take any action, or make any public statement, filing or release inconsistent with the FSB Recommendation, or (F) publicly propose to do any of the foregoing (any of the foregoing being a “Change in the FSB Recommendation”).

(e)     FSB shall adjourn or postpone the FSB Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of FSB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or if, as of the time for which such meeting is scheduled, FSB has not recorded proxies representing a sufficient number of shares necessary to obtain the FSB Stockholder Approval; provided that, from and after the time, if any, that a Superior Proposal has been received by FSB and has been publicly disclosed and, as a result, FSB makes a Change in the FSB Recommendation pursuant to Section 7.2(d), FSB thereafter shall not be so required to adjourn or postpone the FSB Meeting more than two times following such time. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the FSB Meeting shall be convened and this

Agreement shall be submitted to the stockholders of FSB at the FSB Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve FSB of such obligation.

(f)    FSB shall use its reasonable best efforts to cause the ESOP Trustees and the Savings Plan Trustees to (i) conduct a vote of the FSB Common Stock held in the ESOP and the FSB Savings Plan, as applicable, in accordance with the requirements of Section 409(e) of the Internal Revenue Code and all other applicable laws, the terms of the ESOP or the FSB Savings Plan, as applicable, and their fiduciary duties, and (ii) to deliver a certificate to Evans, dated on or about the date of the FSB Meeting, stating that the shares held in the ESOP or the FSB Savings Plan, as applicable, had been voted in accordance with the terms of the ESOP or the FSB Savings Plan, as applicable.

7.2.	Acquisition Proposals.

(a)    No FSB Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (except to notify a Person that has made an Acquisition Proposal of the existence of the provisions of this Section 7.2), (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of FSB shall constitute a breach of this Section 7.2 by FSB. In addition to the foregoing, FSB shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b)    Notwithstanding anything to the contrary in Section 7.2(a), if FSB or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person at any time prior to FSB Stockholder Approval that did not result from or arise in connection with a breach of Section 7.2(a), FSB and its Representatives may, prior to (but not after) the FSB Meeting, take the following actions if the board of directors of FSB (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with FSB’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person an executed confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms of the Confidentiality Agreement is in each provision with respect to Evans (and such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with FSB): (A) furnish information to (but only if FSB shall have provided such information to Evans prior to furnishing it to any such Person), and (B) enter into discussions and negotiations with, such Person with respect to such unsolicited, bona fide written Acquisition Proposal.

(c)    Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, FSB shall advise Evans in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and FSB shall as promptly as practicable provide to Evans (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. FSB shall provide Evans as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Evans informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(d)    Notwithstanding anything in this Agreement to the contrary, at any time prior to the FSB Meeting, the board of directors of FSB may submit this Agreement to FSB’s stockholders without recommendation or may change its recommendation (although the resolution approving this Agreement as of the date hereof may not be rescinded or amended) in which event such board of directors of FSB may communicate the basis for its lack of a recommendation or its change of recommendation to its stockholders in the Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law, if (i) FSB has received a Superior Proposal (after giving effect to the terms of any revised offer by Evans pursuant to this Section 7.2(d)), and (ii) the board of directors of FSB has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the FSB Recommendation; provided, that the board of directors of FSB may not take the actions set forth in this Section 7.2(d) unless:

(i)    FSB has complied in all material respects with this Section 7.2;

(ii)    FSB has provided Evans at least three Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

(iii)    during such three Business Day period, FSB has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Evans in good faith (to the extent Evans desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Evans; and

(iv)    the board of directors of FSB has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to this Agreement by Evans, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless be a violation of the director’s fiduciary duties under applicable Law to make or continue to make the FSB Recommendation.

Any material amendment to any Acquisition Proposal, will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

(e)    FSB and FSB Subsidiaries shall, and FSB shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Evans and its Representatives) that has made or indicated an intention to make an Acquisition Proposal, (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(f)    Nothing contained in this Agreement shall prevent FSB or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the stockholders of FSB; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.3.	Exchange Listing.

Evans shall use its reasonable best efforts to list, prior to the Effective Time, on NYSE, subject to official notice of issuance, the shares of Evans Common Stock to be issued to the holders of FSB Common Stock pursuant to this Agreement, and Evans shall give all notices and make all filings with NYSE required in connection with the transactions contemplated herein.

7.4.	Consents of Regulatory Authorities.

(a)    Evans and FSB and their respective Subsidiaries shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings and to obtain all Permits and Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such Permits and Consents. Each of Evans and FSB shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order. Notwithstanding the foregoing, in no event shall any Evans Entities be required, and the FSB Entities shall not be permitted (without Evans’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction or condition, involving the Evans Entities or the FSB Entities, which is materially and unreasonably burdensome on Evans’s business or on the business of FSB or FSB Bank, in each case following the Closing or which would reduce the economic benefits of the transactions contemplated by this Agreement to Evans to such a degree that Evans would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”).

(b)    Each of Evans and FSB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that FSB shall not have the right to review portions of material filed by Evans with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information. In exercising the foregoing rights, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Mergers and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of such Requisite Regulatory Approval may be materially delayed. Each Party shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)    Each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, Proxy/Prospectus or any other statement, filing, notice or application made by or on behalf of Evans, FSB or any of their respective Subsidiaries to any third party and/or Regulatory Authority in connection with the transactions contemplated by this Agreement.

7.5.	Access to Information; Confidentiality and Notification of Certain Matters.

(a)    FSB and Evans shall each promptly advise the other of any fact, change, event, effect, condition, occurrence, development or circumstance (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(a) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to Evans and FSB.

(b)    Prior to the Effective Time, each of Evans and FSB shall permit the Representatives of the other Party to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests and furnish to the other Party promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as the other Party may reasonably request, provided that such investigation or requests shall not interfere unnecessarily with normal operations of the Party. No investigation by either Party shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements in this Agreement, or the conditions of such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Evans nor FSB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Evans’ or FSB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)    Each Party shall, and shall cause its Subsidiaries and Representatives to, hold any information obtained in connection with this Agreement in accordance with the terms of the Confidentiality Agreement, dated October 6, 2019, between Evans and FSB (the “Confidentiality Agreement”).

7.6.	Press Releases.

FSB and Evans shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure as may upon the advice of the outside counsel be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.	Tax Treatment.

(a)    Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger and the Second Merger, taken together, and to take no action that would cause the Merger and the Second Merger, taken together, not, in each case qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for United States federal income Tax purposes. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Internal Revenue Code.

(b)    Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP and Luse Gorman, PC, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Proxy/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger and the Second Merger.

(c)    Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Evans and FSB shall report the Merger and the Second Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.	Employee Benefits and Contracts.

(a)    For a period of one year following the Effective Time, except as contemplated by this Agreement, Evans shall, or shall cause the Surviving Corporation to, provide to employees who are actively employed by a FSB Entity on the Closing Date (“Covered Employees”) while employed by a Evans Entity following the Closing Date employee benefits under Evans Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by Evans Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Evans Entity. Until such time as Evans shall cause the Covered Employees to participate in the applicable Evans Benefit Plans, the continued participation of the Covered Employees in the FSB Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Evans Benefit Plans may commence at different times with respect to each of Evans Benefit Plans). For purposes of determining eligibility to participate and vesting under Evans Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Evans’s paid time off program, the service of the Covered Employees with a FSB Entity prior to the Effective Time shall be treated as service with a Evans Entity participating in such Evans Benefit Plans, to the same extent that such service was recognized by the FSB Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Evans Entities do not receive credit for prior service, or (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan. For the avoidance of doubt, Evans’s obligations under this Section 7.8(a) with respect to any particular Covered Employee shall end upon the Covered Employee’s termination of employment for any reason.

(b)    From and after the Effective Time, without limiting the generality of Section 7.8(a), with respect to each Covered Employee (and their beneficiaries) Evans shall use commercially reasonable efforts to cause each life, disability, medical, dental or health plan of Evans or its Subsidiaries in which each such Covered Employee becomes eligible to participate (to the extent permitted by the applicable carrier) to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or health plans of the FSB Entities, (ii) provide credit under medical, dental and health plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Covered Employees (and their beneficiaries) under analogous plans of the FSB Entities prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time. Unless a Covered Employee terminates coverage (or causes coverage to terminate) under a FSB health plan prior to the time such Covered Employee becomes eligible to participate in a health plan of Evans or its Subsidiaries or an event occurs that results in termination under the terms of the FSB health plan, Evans will not terminate the coverage of any of the Covered Employees or their dependents under any of the FSB health plans prior to the time such Covered Employees and their dependents become eligible to participate in a Evans health plan.

(c)    Any Covered Employee (other than a Covered Employee who is party to an individual agreement or letter that entitle such Covered Employee to different severance or termination benefits) who is terminated by a Evans Entity within the twelve months following the Effective Time as a result of a position elimination shall be eligible for severance benefits described in Section 7.8(c) of Evans’s Disclosure Memorandum in exchange for customary non-affiliation agreements and releases.

(d)    The FSB Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, contingent on the Closing and effective as of no later than the day before the Closing Date, any FSB Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”) and any other FSB Benefit Plan listed on Section 7.8(d) of FSB’s Disclosure Memorandum, unless Evans provides written notice to FSB no later than three Business Days prior to the Closing Date that any such plans described in this sentence shall not be terminated. FSB shall provide Evans with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of such FSB Benefit Plans in advance and give Evans a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, FSB shall provide Evans with the final documentation evidencing that the applicable plans have been terminated. In the event that the FSB Savings Plan is terminated pursuant to this Section 7.8(d), Evans shall use commercially reasonable efforts to accept rollovers of participant accounts from the FSB Savings Plan, subject to the terms of the 401(k) Plan(s) sponsored by the Evans Entities; provided, that in no event shall the 401(k) Plan(s) sponsored by the Evans Entities be required to accept shares of Evans stock, after tax employee amounts, Roth amounts or participant loans. Evans shall adopt any resolutions and amendments reasonably necessary to ensure that for the purposes of determining eligibility and vesting under the Evans 401(k) Plan, the service of the Covered Employees with a FSB Entity prior to the Effective Time shall be treated as service with a Evans Entity.

(e)    If requested by Evans in a writing delivered to FSB following the date hereof and prior to the Closing Date, the FSB Entities shall cooperate in good faith with Evans prior to the Closing Date to amend, freeze, terminate or modify any other FSB Benefit Plan to the extent and in the manner determined by Evans effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. FSB shall provide Evans with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(e), as applicable, and give FSB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, FSB shall provide Evans with the final documentation evidencing that the actions contemplated herein have been effectuated.

(f)    To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby (either alone or in combination with any other event), could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code, FSB shall, prior to the Closing Date, cooperate in good faith with Evans to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

(g)    Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of FSB or any of its Subsidiaries or affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any FSB Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Evans, FSB or any of their respective Affiliates; (ii) alter or limit the ability of Surviving Corporation, Evans or any of their Subsidiaries or affiliates to amend, modify or terminate any FSB Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date in accordance with the terms of such FSB Benefit Plan; or (iii) confer upon any current or former employee, officer, director or consultant of FSB or any of its Subsidiaries or affiliates, any right to employment or continued employment or continued service with Evans or any Evans Subsidiaries, the Surviving Corporation or the FSB Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, FSB, Evans or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of FSB or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

(h)    On the Closing Date, FSB shall provide Evans with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity and facility location.

7.9.	Indemnification.

(a)    From and after the Effective Time, each of Evans and the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors or officers or employees of the FSB Entities (each, an “Indemnified Party”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such person is or was a director or officer or employee of the FSB Entities or, at FSB’s request, of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under FSB’s articles of incorporation and under FSB’s bylaws as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)    The Surviving Corporation shall maintain in effect for a period of six years after the Effective Time FSB’s existing directors’ and officers’ liability insurance policy (provided that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of FSB given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Corporation shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to FSB’s directors and officers, 200% of the annual premium payments currently paid on FSB’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Evans, or FSB in consultation with Evans, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Evans or FSB in consultation with Evans may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Evans and the Surviving Corporation shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c)    If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9 and such obligations shall not be terminated or modified in a manner so as to adversely affect any Indemnified Party or any other person entitled to a benefit of this Section 7.9 without the prior written consent of the affected Indemnified Party or affected person.

(d)    The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

7.10.	Operating Functions.

FSB and FSB Bank shall use its best efforts to cooperate with Evans and Evans Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Evans may decide. Each Party shall use its best efforts to cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party). Prior to Effective Time, each Party shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.11.	Stockholder Litigation.

Each of FSB and Evans shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of FSB or Evans, as applicable, threatened against FSB, Evans or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by FSB, Evans or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. FSB shall give Evans prompt notice of any stockholder litigation against FSB or its directors or officers relating to the transactions contemplated by this Agreement and shall give Evans every opportunity to participate in the defense or settlement of such litigation, provided that no such settlement shall be agreed to by any FSB Entity without Evans’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

7.12.	Legal Conditions to Merger; Additional Agreements.

Subject to Sections 7.1 and 7.4 of this Agreement, each of FSB and Evans shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by, any Regulatory Authority and any other third party that is required to be obtained by FSB or Evans or any of their respective Subsidiaries in connection with, or to effect, the Mergers and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Evans, on the one hand, and a Subsidiary of FSB, on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all Assets, rights, Consents, Permits, immunities and franchises of any of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Evans.

7.13.	Dividends.

After the date of this Agreement, each of Evans and FSB shall coordinate with the other regarding the declaration of any dividends in respect of Evans Common Stock and FSB Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of FSB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of FSB Common Stock and any shares of Evans Common Stock any such holder receives in exchange therefor in the Merger.

7.14.	Change of Method.

Evans may at any time prior to the Effective Time change the method or structure of effecting the combination of the FSB and Evans if and to the extent requested by Evans, and FSB agrees to enter into such amendments to this Agreement as Evans may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Mergers with respect to FSB’s stockholders, or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.15.	Corporate Governance.

On or prior to the Effective Time, the board of directors of Evans and Evans Bank shall cause the number of directors that will comprise the full board of directors of each of the Surviving Corporation and the Surviving Bank at the Effective Time to be increased by one member, and as of the Effective Time shall appoint Kevin Maroney to the board of directors of each of the Surviving Corporation and the Surviving Bank (the “FSB Director”). The FSB Director shall be appointed to a class of the board of directors of the Surviving Corporation as mutually agreed by FSB and Evans. Notwithstanding the foregoing, Evans’s and Evans Bank’s obligation to appoint the FSB Director is subject to the FSB Director’s compliance with Evans’s governance and ethics policies in place from time to time, as reasonably determined by Evans’s Corporate Governance and Nominating Committee.

7.16.	Takeover Statutes.

None of Evans, Merger Sub or FSB or their respective board of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Evans, Merger Sub and FSB and the members of their respective board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.17.	Exemption from Liability Under Section 16(b).

FSB and Evans agree that, in order to most effectively compensate and retain those officers and directors of FSB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “FSB Insiders”), both prior to and after the Effective Time, it is desirable that FSB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of FSB Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 7.17. The boards of directors of Evans and of FSB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of FSB Common Stock and (ii) any acquisitions of Evans Common Stock pursuant to the transactions contemplated by this Agreement and by any FSB Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.	Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)    Stockholder Approval. The FSB Stockholder Approval shall have been obtained.

(b)    Regulatory Approvals. (i) All required regulatory Permits or Consents from the Federal Reserve, the OCC, NYDFS, the FDIC, and any other Regulatory Authority and (ii) any other regulatory Permits or Consents contemplated by Section 7.4 the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans and FSB (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c)    Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including the Mergers).

(d)    Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)    Exchange Listing. The shares of Evans Common Stock issuable pursuant to the Merger shall have been approved for listing on NYSE, subject to official notice of issuance.

8.2.	Conditions to Obligations of Evans.

The obligations of Evans to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Evans pursuant to Section 10.6:

(a)    Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of FSB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.3(a) (except for inaccuracies which are de minimis in amount), 4.3(c), 4.4(a) (second and third sentences only), 4.9(a), and 4.31 shall be true and correct. The representations and warranties set forth in Sections 4.1, 4.2, 4.3(b), 4.3(d), 4.4(a) (other than the second and third sentences), 4.4(b) and 4.4(c) shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 4 shall be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)    Performance of Agreements and Covenants. FSB shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Certificates. FSB shall have delivered to Evans (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to FSB and in Sections 8.2(a) and 8.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by FSB’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Evans and its counsel shall request.

(d)    Tax Matters. Evans shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to Evans (the “Evans Tax Opinion”), to the effect that the Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Evans Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FSB and Evans reasonably satisfactory in form and substance to such counsel.

(e)    Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

8.3.	Conditions to Obligations of FSB.

The obligations of FSB to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by FSB pursuant to Section 10.6:

(a)    Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Evans set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Evans set forth in Sections 5.3(a) (except for inaccuracies which are de minimis in amount), 5.3(c), 5.8 and 5.19 shall be true and correct. The representations and warranties of Evans set forth in Sections 5.1, 5.2, 5.3(b), 5.3(d), 5.4 and 5.19 shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 5 shall, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)    Performance of Agreements and Covenants. Evans shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Certificates. Evans shall have delivered to FSB (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Evans and in Sections 8.3(a) and 8.3(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Evans’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FSB and its counsel shall request.

(d)    Tax Matters. FSB shall have received a written opinion of Luse Gorman, PC, in form reasonably satisfactory to FSB (the “FSB Tax Opinion”), to the effect that the Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such FSB Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FSB and Evans reasonably satisfactory in form and substance to such counsel.

ARTICLE 9

TERMINATION

9.1.	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FSB, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)    by mutual written agreement of Evans and FSB;

(b)    by either Party, by written notice to the other Party, in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final or has advised either Party that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, (ii) the stockholders of FSB fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the FSB Meeting where such matters were presented to such stockholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement), or (iii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order;

(c)    by either Party, by written notice to the other Party, in the event that the Mergers shall not have been consummated by October 31, 2020, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)    by Evans, by written notice to FSB, in the event that the board of directors of FSB has (i) failed to make the FSB Recommendation or otherwise effected a Change in the FSB Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to Evans, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the FSB Meeting in accordance with Section 7.1;

(e)    by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of FSB, in the case of a termination by Evans, or Evans, in the case of a termination by FSB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Evans, or Section 8.3, in the case of a termination by FSB, and which is not cured within 45 days following written notice to FSB, in the case of a termination by Evans, or Evans, in the case of a termination by FSB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c));

(f)    by Evans, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition; or

(g)    by either Party if any Regulatory Authority shall have requested that Evans, Evans Bank, FSB, FSB Bank or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval.

9.2.	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement.

9.3.	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, ARTICLE 10 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE 10

MISCELLANEOUS

10.1.	Definitions.

(a)    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding).

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to FSB or publicly announced to FSB’s stockholders and whether binding or non-binding) by any Person (other than a Evans Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person (other than a Evans Entity) of 25% or more in interest of the total outstanding voting securities of any FSB Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the FSB, or any tender offer or exchange offer that if consummated would result in any Person (other than a Evans Entity) beneficially owning 25% or more in interest of the total outstanding voting securities of any FSB Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the FSB, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any FSB Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the FSB; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated Assets of the FSB Entities, taken as a whole.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, including, in the case of any Person that is not a natural person, and “control” means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of Evans Common Stock for the ten consecutive full trading days on which such shares are actually traded on NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, notes, memoranda, invoices, accounts, accounting records and books, financial statements and financial working papers and all other books and records relating to the business of the FSB Entities, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of FSB Bank or Evans Bank.

“Cash Value” means the amount equal to the product obtained by multiplying (i) the Per Share Cash Amount by (ii) the FSB Shares Outstanding by (iii) 0.50.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delinquent Loans” means (i) all Loans with principal or interest that are 30-89 days past due, (ii) all Loans with principal or interest that are at least 90 days past due and still accruing, (iii) all Loans with principal or interest that are nonaccruing, and (iv) net charge-offs.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” shall mean the fifth day prior to the Closing Date, provided that if shares of the Evans Common Stock are not actually traded on NYSE on such day, the Determination Date shall be the immediately preceding day to the fifth day prior to the Closing Date on which shares of Evans Common Stock actually trade on NYSE.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP Trustees” means Principal Trust Company and, to the extent applicable, the independent Trustee engaged with respect to the transactions contemplated by this Agreement.

“Evans Benefit Plan” means each Employee Benefit Plan currently adopted (including all amendments thereto), maintained by, sponsored in whole or in part by, or contributed to by any Evans Entity or Evans ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Evans or any Evans ERISA Affiliate has or may have any obligation or Liability.

“Evans Common Stock” means the $0.50 par value common stock of Evans.

“Evans Entities” means, collectively, Evans and all Evans Subsidiaries.

“Evans ERISA Affiliate” means any entity which together with a Evans Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Evans Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Evans as of September 30, 2019, and as of December 31, 2017 and 2018, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2019, and for each of the three fiscal years ended December 31, 2016, 2017 and 2018, as filed by Evans in SEC Documents and (ii) the consolidated statements of condition of Evans (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Evans Restricted Stock Award” means each award of shares of Evans Common Stock or other Equity Right to shares of Evans Common Stock subject to vesting, repurchase or other lapse restriction granted under a Evans Stock Plan.

“Evans Stock Options” means each option or other Equity Right to purchase shares of Evans Common Stock pursuant to stock options or stock appreciation rights.

“Evans Stock Plans” means the existing stock option and other stock-based compensation plans of Evans designated as follows: Evans Bancorp, Inc.’s 2019 Long-Term Equity Incentive Plan, 2009 Long-Term Equity Incentive Plan and 1999 Employee Stock Option and Long-Term Incentive Plan.

“Evans Subsidiaries” means the Subsidiaries of Evans, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Evans after the date hereof and held as a Subsidiary by Evans at the Effective Time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 0.4394.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“FSB Common Stock” means the $0.01 par value common stock of FSB.

“FSB Entities” means, collectively, FSB and all FSB Subsidiaries.

“FSB ERISA Affiliate” means any entity which together with a FSB Entity would be treated as a single employer under Internal Revenue Code Section 414.

“FSB Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of FSB as of September 30, 2019, and as of December 31, 2017 and 2018, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2019, and for each of the three fiscal years ended December 31, 2016, 2017 and 2018, as filed by FSB in the FSB SEC Documents and (ii) the consolidated statements of condition of FSB (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) including in the FSB SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“FSB Shares Outstanding” means the total number of shares of FSB Common Stock outstanding immediately prior to the Effective Time.

“FSB Subsidiary” means the Subsidiaries of FSB, which shall include FSB Bank, the entities set forth on Schedule 4.4(a) and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of FSB after the date hereof and held as a Subsidiary by FSB at the Effective Time.

“FSB Stock Plans” means the existing stock option and other stock-based compensation plans of FSB designated as follows: FSB Bancorp, Inc. 2017 Equity Incentive Plan.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Key Employee” means an employee of any FSB Entity having the position of Senior Vice President or above.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained from a reasonable investigation (whether or not such investigation was conducted).

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which FSB or FSB Bank are party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special, punitive and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of FSB, Evans and Merger Sub, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D), and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“Nasdaq” means the Nasdaq Capital Market.

“NYSE” means the New York Stock Exchange American.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of FSB and FSB Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with FSB and FSB Bank’s practices and procedures prior to and as of such date.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of FSB, Evans or Merger Sub, and “Parties” means FSB, Evans and Merger Sub.

“Per Share Cash Amount” means $17.80.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, non-objection, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed after December 31, 2016, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature); provided, that information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Evans under the Securities Act with respect to the shares of Evans Common Stock to be issued to the stockholders of FSB pursuant to this Agreement.

“Regulatory Authority” means, collectively, the SEC, Nasdaq, NYSE, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, NYDFS, the OCC, the Bureau of Consumer Financial Protection, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“Savings Plan Trustees” means Principal Trust Company and, to the extent applicable, the independent Trustee engaged with respect to the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by any Evans Entities with the SEC on or after December 31, 2016, or by any FSB Entities with the SEC on or after December 31, 2016, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of FSB determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to FSB’s stockholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Evans), taking into account all relevant factors

(including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Evans in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties, or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, or other document supplied to, or required to be supplied to, a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment, or schedule thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

10.2.	Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	55
Agreement	1
ALLL	32
Bank Merger	1
Bankruptcy and Equity Exceptions	13
Book-Entry Share	4
Burdensome Condition	52
Canceled Shares	4
Cash Consideration	4
Cash Election	4
Cash Election Shares	4
Certificate	4
Change in the FSB Recommendation	49
Chosen Courts	78
Claim	56
Closing	2
Closing Date	2
Confidentiality Agreement	53
Covered Employees	54
Credit	71
DOL	24
Effective Time	2
Election	8
ESOP Loan	27

Evans	1
Evans Bank	1
Evans Certificates	9
Evans Regulatory Agreement	42
Evans SEC Reports	36
Evans Tax Opinion	61
Exchange Agent	8
Exchange Agent Agreement	8
Exchange Fund	9
FDIA	23
FDIC	15
Form of Election	8
Fractional Share Payment	8
FSB	1
FSB Bank	1
FSB Bank Common Stock	14
FSB Benefit Plan	25
FSB Contracts	28
FSB Director	58
FSB Insiders	59
FSB Meeting	49
FSB Recommendation	49
FSB Regulatory Agreement	28
FSB Restricted Stock Award	7
FSB Savings Plan	7
FSB SEC Reports	15
FSB Stock Option	7
FSB Stockholder Approval	12
FSB Tax Opinion	61
Indemnified Party	56
Independent Contractors	24
IRS	22
Mailing Date	8
Maximum Amount	57
Merger	1
Merger Consideration	4
Merger Sub	1
Mergers	1
MGCL	1
Money Laundering Laws	22
Non-Election Shares	4
NYBCL	1
NYDFS	12
OCC	34
PBGC	25
Permitted Liens	19
Personally Identifiable Information	20
Proxy/Prospectus	49
Reallocated Cash Shares	5
Reallocated Stock Shares	6
Regulation O	31
Requisite Regulatory Approvals	60

Sanctioned Countries	32
Sanctions	32
Sarbanes-Oxley Act	15
Second Merger	1
Stock Consideration	4
Stock Election	4
Stock Election Shares	4
Subsidiary Plan of Merger	3
Surviving Bank	3
Surviving Corporation	1
Systems	20
Takeover Statutes	30
Termination Fee	76
Voting Agreement	1

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means ‘any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Mergers. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.	Expenses.

(a)    Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy/Prospectus.

(b)    Notwithstanding Section 10.3(a), if

(i)    (A) either FSB or Evans terminates this Agreement pursuant to (1) Sections 9.1(b)(ii) or (2) Section 9.1(c) and the FSB Stockholder Approval has not been obtained, or (B) Evans terminates pursuant to Section 9.1(e), and prior to such termination, any Person has made an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination FSB shall either (x) consummate an Acquisition Transaction or (y) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Acquisition Proposal that had been made or publicly announced prior to such termination; or

(ii)    Evans shall terminate this Agreement pursuant to Section 9.1(d),

then FSB shall pay to Evans an amount equal to $1,400,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c)    The payment of the Termination Fee by FSB pursuant to Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Evans in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(c), 9.1(d), or 9.1(e). The Parties acknowledge that the agreements contained in Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if FSB fails to pay any fee payable by it pursuant to this Section 10.3 when due, then FSB shall pay to Evans its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4.	Entire Agreement; No Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of FSB and Evans, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement, the Subsidiary Plan of Merger and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the FSB Stockholder Approval has been obtained; provided, that after obtaining the FSB Stockholder Approval, there shall be made no amendment that requires further approval by such stockholders.

10.6.	Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the FSB Stockholder Approval has been obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

10.7.	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8.	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Evans or Merger Sub:	Evans Bancorp, Inc.
Evans Bank, N.A.
One Grimsby Drive
Hamburg, NY 14075
Facsimile Number: 716-926-2005
Attention: David J. Nasca
Email: dnasca@evansbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com;
Attention: Christopher J. DeCresce
Email: cdecresce@cov.com

FSB:	FSB Bancorp, Inc.
Fairport Savings Bank
45 South Main Street
Fairport, New York 14450
Facsimile Number: 585-381-9243
Attention: Kevin D. Maroney
Email: kmaroney@fairportsavingsbank.com

Copy to Counsel:	Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Ste. 780
Washington, D.C. 20015
Facsimile Number: 202-362-2902
Attention: Eric Luse
Email: eluse@luselaw.com
Attention: Benjamin M. Azoff
Email: bazoff@luselaw.com

10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial

(a)    The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of New York without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of FSB shall be subject to the Laws of the State of Maryland).

(b)    Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of New York (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.	Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12.	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13.	Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14.	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15.	Disclosure.

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement, in any schedule or exhibit attached hereto or in any Disclosure Memorandum shall apply only to, or only qualify, the indicated Section of this Agreement, except to the extent that (a) any other Section of this Agreement specifically referenced or cross-referenced in such disclosure or (b) the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

EVANS BANCORP, INC.

By:	/s/ David J. Nasca
Name: David J. Nasca
Title: President and Chief Executive Officer

MMS MERGER SUB, INC.

By:	/s/ David J. Nasca
Name: David J. Nasca
Title: President

FSB BANCORP, INC.

By:	/s/ Kevin D. Maroney
Name: Kevin D. Maroney
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of December 19, 2019 (this “Agreement”), by and among Evans Bancorp, Inc. (“Evans”), a New York corporation, FSB Bancorp, Inc. (“FSB”), a Maryland corporation, and the undersigned stockholder of FSB (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Evans, MMS Merger Sub, Inc., a Maryland corporation (“Merger Sub”), and FSB are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub will merge with and into FSB (the “Merger”), with FSB as the surviving corporation in the Merger and a wholly owned Subsidiary of Evans and (ii) immediately thereafter, FSB, as the surviving corporation in the Merger, will merge with and into Evans (the “Second Merger” and, together with the Merger, the “Holdco Mergers”), with Evans as the surviving corporation;

WHEREAS, immediately following the Second Merger, Fairport Savings Bank, a New York-chartered savings bank and wholly owned subsidiary of FSB, will merge with and into Evans Bank, a national banking association and wholly owned subsidiary of Evans (“Evans Bank”), with Evans Bank as the surviving bank (the “Bank Merger” and, together with the Holdco Mergers, the “Mergers”);

WHEREAS, as of the date hereof, the Stockholder is a [director][executive officer] of FSB and has Beneficial Ownership of (as defined below), in the aggregate, those shares of common stock, $0.01 par value per share of FSB (“FSB Common Stock”) specified on Schedule 1 attached hereto, which, by virtue of the Merger, will be converted, at the election of the Stockholder pursuant to the Merger Agreement, into the right to receive the Merger Consideration, and therefore the Mergers are expected to be of substantial benefit to the Stockholder; and

WHEREAS, as a material inducement to Evans entering into the Merger Agreement, Evans has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1.    Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of the other Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

“Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of FSB Common Stock or other capital stock of FSB and any securities convertible into or exercisable or exchangeable for shares of FSB Common Stock or other capital stock of FSB, in each case that the Stockholder acquires Beneficial Ownership of on or after the date hereof. Covered Shares shall not include those shares of FSB Common Stock that Stockholders may exercise voting or investment power as a fiduciary.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under Securities Laws.

“Existing Shares” means, with respect to the Stockholder, all shares of FSB Common Stock Beneficially Owned by the Stockholder as specified on Schedule 1 hereto.

“Permitted Transfer” means a Transfer (i) as the result of the death of the Stockholder by the Stockholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Stockholder, (ii) Transfers in connection with estate and tax planning purposes, (iii) to FSB in connection with the vesting, settlement or exercise of FSB equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Purchaser equity awards, the exercise price thereon, (iv) as is otherwise permitted by Evans in its sole discretion, (v) Transfers by will or operation of Law, or (vi) Transfers to any other stockholder of FSB who has executed a copy of this Agreement on the date hereof; provided, that in the case of the foregoing clauses (i), (ii) and (v), prior to the effectiveness of such Transfer, such transferee executes and delivers to Evans and FSB an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to Evans, to assume all of

Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as the Stockholder shall have made hereunder.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, bequeath, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or Beneficial Ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing (other than a proxy for the purpose of voting the Stockholder’s Covered Shares in accordance with Section 2.1 hereof).

ARTICLE II

COVENANTS OF STOCKHOLDER

2.1.    Agreement to Vote. The Stockholder hereby irrevocably and unconditionally agrees that during the Support Period, at the FSB Meeting or at any other meeting of the stockholders of FSB, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of FSB, the Stockholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(a)    appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholder controls the right to vote:

(i)    in favor of the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers, and any actions required in furtherance thereof;

(ii)    against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of FSB under the Merger Agreement;

(iii)    against any Acquisition Proposal; and

(iv)    against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the stockholders of FSB that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by FSB of its obligations under the Merger Agreement or by the Stockholder of his or her obligations under this Agreement.

2.2.    No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney with respect to the Covered Shares except any proxy, Consent or power of attorney to carry out the intent of this Agreement, (c) will not commit any act, except for Permitted Transfers, that could restrict or affect his or her legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by the Stockholder or otherwise prevent, delay or disable the Stockholder from performing any of his or her obligations under this Agreement, and (d) has not taken and shall not take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, postponing, discouraging, interfering with, disabling or adversely affecting the Stockholder’s performance of any of his or her obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to FSB and Evans as follows:

(a)    Organization; Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite power, capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him or her in accordance with its terms, (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)    Ownership. As of the date hereof, except for the Covered Shares, the Stockholder is not the Beneficial owner or registered owner of any other shares of FSB Common Stock or rights to acquire FSB Common Stock. The Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through the Support Period will be, Beneficially Owned and owned of record by the Stockholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. From the date hereof through the Support Period, the Stockholder has and will have good and marketable title to the Covered Shares, free and clear of any Encumbrances other than those imposed by applicable Securities Laws. The Stockholder has and will have at all times through the Support Period sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in ARTICLE II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Support Period. The Stockholder has possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held at the Depository Trust Company and/or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(c)    No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations under this Agreement will not, (i) conflict with or violate, or require any Consent pursuant to, any Law or Order applicable to the Stockholder or by which any of his or her Assets is bound, or (ii) conflict with, result in any breach of or constitute a Default, require any Consent pursuant to, or result in the creation of any Encumbrance on the Assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of his or her Assets or Covered Shares are bound.

(d)    Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any Consent. No Consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform her or her obligations under this Agreement.

(e)    Legal Proceedings. There is no Litigation pending or, to the Knowledge of the Stockholder, threatened against or affecting the Stockholder or any of his or her Affiliates that could reasonably be expected to impair the ability of the Stockholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)    Reliance by Evans. The Stockholder understands and acknowledges that Evans is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

ARTICLE IV

OTHER COVENANTS

4.1.    Prohibition on Transfers; Other Actions.

(a)    During the Support Period, the Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; (iii) except as otherwise permitted by this Agreement or by Order, take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement; or (iv) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. Following the date hereof, FSB shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares.

(b)    The Stockholder understands and agrees that if the Stockholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, FSB shall not, and the Stockholder hereby unconditionally and irrevocably instructs FSB to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Stockholder shall have complied with the terms of this Agreement.

(c)    The Stockholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of FSB should not support the Merger.

4.2.    Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership of the Covered Shares shall pass, whether by operation of Law or otherwise, including the Stockholders’ successors or assigns. In the event of a stock split, stock dividend, merger (other than the Mergers), exchange, reorganization, recapitalization or distribution, or any change in the capital structure of FSB affecting the FSB Common Stock, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such additional securities of FSB and any securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

4.3.    Notice of Acquisitions, etc. The Stockholder hereby agrees to notify FSB and Evans as promptly as practicable (and in any event within two Business Days after receipt) in writing of (i) the number of any additional shares of FSB Common Stock or other securities of FSB of which the Stockholder acquires Beneficial Ownership on or after the date hereof and (ii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.

4.4.    Non-Solicit. In his or her capacity as a stockholder of FSB, and not in his or her capacity as a director or officer of FSB, as applicable, the Stockholder shall not, and shall cause his or her Affiliates and each of their respective Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a stockholders’ vote or action by consent of FSB’s stockholders with respect to an Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of FSB that takes any action in support of an Acquisition Proposal, or (g) approve, endorse, recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.

4.5.    Further Assurances. From time to time, at the request of Evans or FSB and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

4.6.    Disclosure. The Stockholder hereby authorizes Evans and FSB to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement, including the Proxy/Prospectus, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligation under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1.    Termination. This Agreement shall remain in effect until the earlier to occur of (a) the receipt of the FSB Stockholder Approval or (b) the date of termination of the Merger Agreement in accordance with its terms (the “Support Period”); provided, that (i) the provisions of Section 4.4 shall survive until the earlier to occur of (x) the Closing or (y) the termination of the Merger Agreement in accordance with its terms, and (ii) the provisions of ARTICLE V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.

5.2.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Evans or FSB any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Evans or FSB shall not have any authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Evans:	Evans Bancorp, Inc.
Evans Bank, N.A.
One Grimsby Drive
Hamburg, NY 14075
Facsimile Number: 716-926-2005
Attention: David J. Nasca
Email: dnasca@evansbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com;
Attention: Christopher J. DeCresce
Email: cdecresce@cov.com

FSB:	FSB Bancorp, Inc.
Fairport Savings Bank
45 South Main Street
Fairport, New York 14450
Facsimile Number: 585-381-9243
Attention: Kevin D. Maroney
Email: kmaroney@fairportsavingsbank.com

Copy to Counsel:	Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Ste. 780
Washington, D.C. 20015
Facsimile Number: 202-362-2902
Attention: Eric Luse
Email: eluse@luselaw.com
Attention: Benjamin M. Azoff
Email: bazoff@luselaw.com

Stockholder:	To those persons indicated on Schedule 1.

5.4.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

5.5.    Counterparts; Delivery by Facsimile or Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

5.6.    Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.

5.7.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    The parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of New York without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of New York (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8.    Amendments; Waivers. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties upon the approval of each of the parties.

5.9.    Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties waives any defense in any action for specific performance that a remedy at law would be adequate.

5.10.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.11.    Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.12.    Third Party Beneficiaries. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

5.13.    Stockholder Capacity. Notwithstanding any other provision contained in this Agreement, this Agreement applies solely to the Stockholder in his or her capacity as a stockholder and, Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of FSB (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict the Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to FSB or its stockholders.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

EVANS BANCORP, INC.

By:
Name:
Title:

FSB BANCORP, INC.

By:
Name:
Title:

STOCKHOLDER

Name:

[Signature Page to Voting Agreement]

Schedule 1

INFORMATION

Name	Existing Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

ANNEX C

December 19, 2019

Board of Directors

FSB Bancorp, Inc.

45 South Main Street

Fairport, NY 14450

Ladies and Gentlemen:

FSB Bancorp, Inc. (“Company”), Evans Bancorp, Inc. (“Parent”) and MMS Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which Merger Sub will, subject to the terms and conditions set forth in the Agreement, merge with and into Company (the “Merger”) with Company as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, excluding certain shares of Company Common Stock as specified in the Agreement, will be converted, in accordance with and subject to the election, allocation and proration procedures set forth in the Agreement, into the right to receive the following, without interest: (i) for each share of Company Common Stock with respect to which a Cash Election has been effectively made and not revoked or deemed revoked pursuant to the Agreement, the right to receive from Parent an amount in cash (the “Cash Consideration”) equal to the Per Share Cash Amount; or (ii) for each share of Company Common Stock with respect to which a Stock Election has been effectively made and not revoked or deemed revoked pursuant to the Agreement, the right to receive a number of shares of Parent common stock, par value $0.50 per share (“Parent Common Stock”) equal to the Exchange Ratio (the “Stock Consideration”). The Agreement provides, generally, that fifty percent (50%) of the total number of shares of Company Common Stock shall be converted into the Stock Consideration and fifty percent (50%) of such shares of Company Common Stock shall be converted into the Cash Consideration in accordance with the election, allocation and proration procedures set forth in the Agreement. As defined more fully in the Agreement, the “Per Share Cash Amount” means $17.80 minus the Per Share Adjustment, and the “Exchange Ratio” means the amount equal to the product obtained by multiplying (i) 0.4394, and (ii) the Exchange Ratio Adjustment. The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with

SANDLER O’ NEILL + PARTNERS, L.P

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7800 / (800) 635-6851

www.sandleroneill.com

mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 18, 2019; (ii) certain publicly available financial statements and other historical financial information of Company and its banking subsidiary that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent and its banking subsidiary that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2019 and December 31, 2020 as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Company; (v) publicly available median analyst earnings per share estimates for Parent for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as estimated long-term annual balance sheet and earnings per share growth rates for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Parent and its representatives; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as an estimated long-term annual balance sheet growth rate for Company for the years ending December 31, 2020 through December 31, 2023 and estimated annual return on average assets for Company for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Parent and its representatives; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock market information for Company Common Stock and Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent, or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We further have relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company, Parent, any of their respective subsidiaries, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company, Parent or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for Company, Parent and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Company for the years ending December 31, 2019 and December 31, 2020 as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Company. In addition, Sandler O’Neill used publicly available median analyst earnings per share estimates for Parent for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as estimated long-term annual balance sheet and earnings per share growth rates for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Parent and its representatives. Sandler O’Neill also received and used in its pro forma analysis certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as an estimated long-term annual balance sheet growth rate for Company for the years ending December 31, 2020 through December 31, 2023 and estimated annual return on average assets for Company for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Parent and its representatives. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Company and Parent, respectively, and the other matters covered thereby. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Parent since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee becoming payable to Sandler O’Neill upon closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Company in the two years preceding the date hereof. Sandler O’Neill did not provide any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

ANNEX D

FINANCIAL AND OTHER ADDITIONAL INFORMATION ABOUT FSB

FSB Bancorp, Inc.’s Business

FSB Bancorp, Inc. (“FSB”) is a Maryland corporation. FSB owns all of the outstanding shares of common stock of Fairport Savings Bank (“FSB Bank”), its banking subsidiary. At September 30, 2019, FSB had consolidated assets of $324.8 million, total deposits of $232.9 million, and stockholders’ equity of $31.9 million. FSB’s common stock is traded on the Nasdaq Capital Market under the symbol “FSBC.” FSB is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

On July 13, 2016, FSB completed its second step conversion from the mutual holding company structure to the stock holding company structure, including a related public offering of common stock, and is now fully publicly owned. FSB sold 1,034,649 shares of common stock at $10.00 per share and raised gross proceeds of approximately $10.3 million in its stock offering. Additionally, in connection with the conversion, FSB Bank revoked its election for its holding company to be regulated as a savings and loan holding company pursuant to Section 10(l) of the Home Owners Loan Act. Consequently, FSB is regulated as a bank holding company under the Bank Holding Company Act of 1956.

Concurrent with the completion of the conversion and reorganization, shares of common stock of FSB’s predecessor, FSB Community Bankshares, Inc. (“FSB Community”) owned by public stockholders were exchanged for shares of FSB’s common stock, so that the former public stockholders of FSB Community owned approximately the same percentage of FSB’s common stock as they owned of FSB Community’s common stock immediately prior to the conversion. Stockholders of FSB Community received 1.0884 shares of FSB common stock for each share of FSB Community’s stock they owned immediately prior to completion of the transaction.

FSB’s principal office is located at 45 South Main Street, Fairport, New York, 14450. Its website address is www.fairportsavingsbank.com. FSB’s Annual Report on Form 10-K is available on FSB’s website under the “About Us” and “Investor Relations” tabs.

FSB Bank’s Business

FSB Bank is a New York-chartered savings bank established in 1888 and headquartered in Fairport, New York. FSB Bank conducts business from its main office in Fairport and through four branch offices located in Penfield, Irondequoit, Webster and Perinton, New York, all of which are located in the greater Rochester metropolitan area. FSB Bank also operates loan origination offices in Pittsford and Greece, New York, in the Rochester metropolitan area, as well as in Buffalo and Watertown, New York. FSB Bank is subject to regulation and supervision by the New York State Department of Financial Services and the Federal Deposit Insurance Corporation.

FSB Bank’s principal business consists of originating one- to four-family residential real estate mortgage loans and home equity lines of credit, and to a lesser but increasing extent, commercial real estate, multi-family and construction loans. FSB Bank also offers commercial and industrial loans and other consumer loans. In 2017, FSB Bank hired a Chief Lending Officer to manage and oversee the growth of FSB Bank’s loan portfolio and supervise credit administration to continue to maintain FSB Bank’s high asset quality. FSB Bank’s principal source of funds are the retail deposit products it offers to the general public in the areas surrounding FSB Bank’s branch offices. FSB Bank also utilizes borrowings as a source of funds. FSB Bank’s revenues are derived primarily from interest on loans and, to a lesser extent, interest on investment and municipal securities and mortgage-backed securities. FSB Bank also generates revenues from other income, including realized gains on sales of loans associated with loan production generated from FSB Bank’s loan origination offices, deposit fees and service charges, realized gains on sales of securities, earnings on bank owned life insurance and loan fees. Additionally, FSB Bank derives a portion of its other income through Fairport Wealth Management, its subsidiary that offers non-deposit investments such as annuities, insurance products and mutual funds as well as asset management.

Market Area

FSB Bank’s market area primarily consists of Monroe County, New York, and to a lesser extent, the surrounding counties in Western New York. Monroe County is a suburban market dominated by the city of Rochester, the third largest city in the State of New York. In 2017, Monroe County had a population of 748,000. The Monroe County economy is largely dependent on several large manufacturing companies, as well as sizeable higher education and health care facilities centered in Rochester. The University of Rochester and Strong Memorial Hospital were two of the largest employers in the Rochester area in 2018. Rochester is also home to a number of international businesses, including Bausch & Lomb. Additionally, Xerox, while no longer headquartered in Rochester, has its principal offices and manufacturing facilities in Monroe County. As of September 2019, the unemployment rate for Monroe County was 4.0%, as compared to a 3.9% rate for the State of New York and the national average of 3.5%.

Competition

FSB Bank faces intense competition in its market area both in making loans and attracting deposits. FSB Bank’s market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. FSB Bank faces additional competition for deposits from money market funds, brokerage firms, mutual funds and insurance companies. Most of its competitors are significantly larger institutions with greater financial and managerial resources and higher lending limits. Additionally, some of its competitors offer products and services that FSB Bank currently does not offer, such as trust services and private banking. FSB Bank’s primary strategy for increasing and retaining its customer base is to offer competitive deposit and loan rates and product features, delivered with superior customer service.

The majority of FSB Bank’s depositors live or work in Monroe County, New York. At June 30, 2019, the latest date for which information is available through the Federal Deposit Insurance Corporation, FSB Bank held approximately 1.63% of the bank deposits in Monroe County.

Lending Activities

FSB Bank’s principal lending activity is the origination of one- to four-family residential real estate mortgages, home equity lines of credit and to a lesser extent, originations of commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans (consisting of passbook, overdraft protection and unsecured loans). More recently, FSB Bank has sought to increase its commercial real estate and commercial and industrial lending. At September 30, 2019, one- to four-family residential real estate mortgage loans totaled $215.4 million, or 77.3% of FSB Bank’s loan portfolio, home equity lines of credit totaled $17.1 million, or 6.1% of FSB Bank’s loan portfolio, commercial real estate and multi-family loans totaled $32.9 million, or 11.8%, of FSB Bank’s loan portfolio, construction loans totaled $5.7 million, or 2.1%, of FSB Bank’s loan portfolio, commercial and industrial loans totaled $7.3 million, or 2.6%, of FSB Bank’s loan portfolio, and all other loans totaled $47,000, or 0.1% of FSB Bank’s loan portfolio.

FSB Bank’s strategic plan continues to focus on residential real estate lending in addition to a greater emphasis being placed on increasing its commercial lending. FSB Bank generally retains in its portfolio adjustable-rate or shorter-term fixed-rate residential real estate mortgage loans. Loans that it sells into the secondary market consist of long-term (a term 15 years or longer), conforming fixed-rate residential real estate mortgage loans and correspondent FHA, VA, and USDA mortgage loans. These loans are sold without recourse. FSB Bank retains the servicing rights on all conforming fixed-rate residential mortgage loans that it sells to

Freddie Mac. However, FSB Bank also sells conforming fixed-rate residential mortgage loans servicing released to other secondary market investors. Correspondent FHA, VA, and USDA mortgage loans are sold in the secondary market on a servicing-released basis. During the nine months ended September 30, 2019, FSB Bank sold $27.0 million in long-term, fixed-rate one- to four family real estate loans in the secondary market. At September 30, 2019, FSB Bank was servicing $115.7 million of loans sold to others. For the nine months ended September 30, 2019, FSB Bank realized a gain of $620,000 on the sale of loans, and FSB Bank received servicing fees of $225,000.

As a community bank, FSB Bank is increasing its focus on commercial lending efforts to the small to medium sized business market targeting borrowers with desired loan balances of between $250,000 and $1.0 million. FSB Bank’s loan products include commercial real estate, multi-family, commercial construction and commercial and industrial loans. FSB Bank is an approved Small Business Administration (“SBA”) lender. As part of the commercial loan strategy, FSB Bank will seek to use its commercial relationships to grow its commercial transactional deposit accounts.

Loan Portfolio Composition. The following table sets forth the composition of FSB Bank’s loan portfolio, by type of loan at the dates indicated, excluding loans held for sale.

	At September 30, 2019		At December 31,
			2018		2017		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$215,400	77.35%	$221,602	78.21%	$206,894	78.38%	$188,573	83.04%	$177,037	87.47%	$169,323	89.50%
Home equity lines of credit	17,101	6.14	16,766	5.92	17,127	6.49	16,797	7.40	14,523	7.18	13,378	7.07
Multi-family residential	10,973	3.94	10,241	3.61	10,650	4.03	5,103	2.25	5,146	2.54	3,819	2.02
Construction (2)	5,706	2.05	4,898	1.73	10,750	4.07	6,134	2.70	1,251	0.62	1,106	0.58
Commercial	21,961	7.88	22,492	7.94	14,803	5.61	8,440	3.72	3,522	1.74	1,427	0.75
Commercial and industrial loans	7,296	2.62	7,290	2.57	3,679	1.39	1,947	0.86	853	0.42	100	0.05
Other loans	47	.02	50	0.02	70	0.03	75	0.03	61	0.03	65	0.03

Total loans receivable	278,484	100.00%	283,339	100.00%	263,973	100.00%	227,069	100.00%	202,393	100.00%	189,218	100.00%

Deferred loan origination (fees) costs	(37)		(37)		(1)		113		248		265
Allowance for loan losses	(1,736)		(1,561)		(1,261)		(990)		(811)		(653)

Total loans receivable, net	$276,711		$281,741		$262,711		$226,192		$201,830		$188,830

(1)

Includes $2.7 million, $2.7 million, $1.6 million, $1.5 million, $1.8 million, and $2.0 million of closed-end home equity loans at September 30, 2019 and December 31, 2018, 2017, 2016, 2015, and 2014, respectively.

(2)

Represents amounts disbursed at September 30, 2019 and December 31, 2018, 2017, 2016, 2015, and 2014. The undrawn amounts of the construction loans totaled $5.2 million, $4.4 million, $5.9 million, $5.0 million, $1.3 million, and $1.1 million at September 30, 2019 and December 31, 2018, 2017, 2016, 2015, and 2014, respectively.

Loan Portfolio Maturities. The following table summarizes the scheduled repayments of FSB Bank’s loan portfolio at December 31, 2018. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in the year ending December 31, 2019. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

	One- to Four-Family Residential Real Estate Loans	Home Equity Lines of Credit	Multi- Family Residential Real Estate Loans	Construction Loans	Commercial Real Estate Loans	Commercial & Industrial Loans	Other Loans	Total
	(Dollars in thousands)
Due During the Years Ending December 31,
2019	$161	$1,023	$—	$1,258	$—	$1,959	$1	$4,402
2020	191	—	—	—	275	211	3	680
2021	472	46	—	—	—	272	15	805
2022 to 2023	2,622	126	—	—	—	3,584	7	6,339
2024 to 2028	24,243	165	7,712	—	16,815	1,264	—	50,199
2029 to 2033	23,765	719	1,682	282	709	—	4	27,161
2034 and beyond	170,148	14,687	847	3,358	4,693	—	20	193,753

Total	$221,602	$16,766	$10,241	$4,898	$22,492	$7,290	$50	$283,339

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2018 that are contractually due after December 31, 2019.

	Due After December 31, 2019
	Fixed	Adjustable	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$218,250	$3,191	$221,441
Home equity lines of credit	—	15,743	15,743
Multi-family residential	2,529	7,712	10,241
Construction	3,204	436	3,640
Commercial	2,373	20,119	22,492
Commercial and industrial loans	2,726	2,605	5,331
Other loans	49	—	49

Total	$229,131	$49,806	$278,937

One- to Four-Family Residential Real Estate Mortgage Loans. FSB Bank’s primary lending activity is the origination of one- to four-family residential real estate mortgage loans. At September 30, 2019, $215.4 million, or 77.3% of FSB Bank’s total loan portfolio, consisted of one- to four-family residential real estate mortgage loans. FSB Bank offers conforming and non-conforming, fixed-rate and adjustable-rate residential real estate mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $1.5 million. FSB Bank’s adjustable-rate mortgage loans provide an initial fixed interest rate for three, five, seven, or ten years and then adjust annually thereafter and amortize over a period of up to 30 years. FSB Bank originates fixed-rate mortgage loans with terms of less than 15 years, but at interest rates applicable to its 15-year loans.

One- to four-family residential real estate mortgage loans are generally underwritten according to Freddie Mac guidelines, referring to loans that conform to such guidelines as “conforming loans.” FSB Bank generally originates both fixed-rate and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which at September 30, 2019 was $484,350 for single-family homes in FSB Bank’s market area. FSB Bank also originates loans above the lending limit for conforming loans, commonly referred to as “jumbo loans.” At September 30, 2019, FSB Bank had $27.1 million in jumbo loans. FSB Bank generally underwrites jumbo loans, which are not uncommon in its market area, in a manner similar to conforming loans. For first mortgage loans with loan-to-value ratios in excess of 80% FSB Bank requires private mortgage insurance. FSB Bank does not have any loans in its loan portfolio that are considered sub-prime or Alt-A.

FSB Bank currently offers several adjustable-rate mortgage loans secured by residential properties with interest rates that are fixed for an initial period ranging from one year to ten years. After the initial fixed period, the interest rate on adjustable-rate mortgage loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board, subject to periodic and lifetime limitations on interest rate changes. All of FSB Bank’s traditional adjustable-rate mortgage loans with initial fixed-rate periods of one, three, five, seven, and ten years have initial and periodic caps of two percentage points on interest rate changes, with a cap of six percentage points for the life of the loan. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate mortgage loans. FSB Bank does not offer “Option ARM” loans, where borrowers can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. At September 30, 2019, FSB Bank had $23.4 million in adjustable-rate one- to four-family residential real estate mortgage loans. Adjustable-rate mortgage loans generally present different credit risks than fixed-rate mortgage loans primarily because the underlying debt service payments of the borrowers increase as interest rates increase, thereby increasing the potential for default.

FSB Bank requires title insurance on all of its one- to four-family residential real estate mortgage loans, and it also requires that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. For fixed-rate mortgage loans with terms of 15 years or less, FSB Bank will accept an attorney’s letter in lieu of title insurance. A majority of FSB Bank’s residential real estate mortgage loans have a mortgage escrow account from which disbursements are made for real estate taxes and flood insurance. FSB Bank does not conduct environmental testing on residential real estate mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan. If FSB Bank identifies an environmental problem on land that will secure a loan, the environmental hazard must be remediated before the closing of the loan.

Home Equity Lines of Credit. FSB Bank offers home equity lines of credit, which are primarily secured by a second mortgage on single family residences. At September 30, 2019, home equity lines of credit totaled $17.1 million, or 6.1% of total loans receivable. At that date FSB Bank had an additional $18.0 million of undisbursed home equity lines of credit. FSB Bank offers an “interest only” period, where the borrower pays interest for an initial period (ten years), after which the loan converts to a fully amortizing loan with a term of 15 years.

The underwriting standards for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined loan-to-value ratio (first and second mortgage liens) for home equity lines of credit is generally limited to 85%, or 90% if FSB Bank holds the first mortgage. FSB Bank originates its home equity lines of credit without application fees or borrower-paid closing costs. FSB Bank’s home equity lines of credit are offered with adjustable-rates of interest indexed to the Prime Rate, as reported in The Wall Street Journal.

Multi-Family Residential and Commercial Real Estate Loans. Loans secured by multi-family real estate totaled $11.0 million, or 3.9%, of the total loan portfolio at September 30, 2019. Multi-family residential loans generally are secured by rental properties. All multi-family residential loans are secured by properties located within FSB Bank’s lending area. At September 30, 2019, FSB Bank had 29 multi-family loans with an average principal balance of $378,000, and the largest multi-family real estate loan had a principal balance of $1.5 million. At September 30, 2019, all of FSB Bank’s loans secured by multi-family real estate were performing in accordance with their terms. Multi-family real estate loans are offered with fixed or adjustable interest rates. Adjustable-rate multi-family real estate loans are tied to the average yield on U.S. Treasury securities, subject to periodic and lifetime limitations on interest rate changes.

At September 30, 2019, $22.0 million, or 7.9% of FSB Bank’s total loan portfolio, consisted of commercial real estate loans. Commercial real estate loans are secured by office, mixed use, retail, and other commercial properties. FSB Bank generally originates adjustable-rate commercial real estate loans with maximum terms of up to 10 years. Adjustable-rate commercial real estate loans are tied to the five-year Federal Home Loan Bank advance rate plus a margin, subject to periodic and lifetime limitations on interest rate changes. The maximum loan-to-value ratio of commercial real estate loans is 80%. At September 30, 2019, FSB Bank had 42 commercial real estate loans with an average principal balance of $523,000. At September 30, 2019, FSB Bank’s largest loan secured by commercial real estate consisted of a $3.7 million loan secured by non-owner-occupied office buildings. At September 30, 2019, all of FSB Bank’s loans secured by commercial real estate were performing in accordance with their terms with the exception of three loans totaling $1.9 million.

FSB Bank considers a number of factors in originating multi-family real estate and commercial real estate loans. FSB Bank evaluates the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, FSB Bank considers the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors FSB Bank considers include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 120% of the monthly debt service and the ratio of the loan amount to the appraised value of the mortgaged property. Multi-family real estate loans and commercial real estate loans are originated in amounts up to 80% of the appraised value of the mortgaged property securing the loan. All multi-family and commercial real estate loans are appraised by outside independent appraisers approved by the Board of Directors. Personal guarantees are generally obtained from commercial real estate borrowers.

Loans secured by multi-family real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loans. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

Construction Loans. FSB Bank originates construction loans for the purchase of developed lots and for the construction of single-family residences. Construction loans are offered to individuals for the construction of their personal residences by a qualified builder which will convert to a residential mortgage loan following construction (construction/permanent loans). At September 30, 2019, construction loans totaled $5.7 million, or 2.1% of total loans receivable. At September 30, 2019, the additional unadvanced portion of these construction loans totaled $5.2 million. FSB Bank also originates commercial construction loans on a limited basis. Before making a commitment to fund a construction loan, FSB Bank requires an appraisal of the property by an independent licensed appraiser. FSB Bank generally also reviews and inspects each property before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, FSB Bank may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the loan.

Commercial and Industrial Loans. At September 30, 2019, FSB Bank had $7.3 million in commercial and industrial loans, which amounted to 2.6% of total loans. FSB Bank makes commercial and industrial loans primarily in its market area to a variety of sole proprietorships, partnerships, and corporations. Commercial lending products include term loans, revolving and demand lines of credit. Commercial term loans and revolving lines of credit are generally used for longer-term working capital purposes such as purchasing equipment, vehicles, or furniture. Demand lines of credit are generally used for shorter-term working capital purposes. Commercial and industrial loans are made with either adjustable, variable, or fixed rates of interest. Variable rates are based on the prime rate, as published in The Wall Street Journal, plus a margin. Fixed-rate commercial and industrial loans are set at a margin above the comparable Federal Home Loan Bank advance rate.

When making commercial and industrial loans, FSB Bank considers the financial statements of the borrower, its lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, and the value of the collateral. Commercial and industrial loans are generally secured by a variety of collateral, primarily accounts receivable, inventory and equipment, and in addition are supported by unlimited personal guarantees. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts of up to 80% of the value of the collateral securing the loan. FSB Bank generally does not make unsecured commercial and industrial loans.

Commercial and industrial loans generally have greater credit risk than residential real estate loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value. FSB Bank seeks to minimize these risks through its underwriting standards. At September 30, 2019, FSB Bank’s largest commercial and industrial loan was a $744,000 loan secured by equipment. This loan was performing according to its original terms at September 30, 2019.

Other Loans. FSB Bank offers a variety of loans secured by property other than real estate. These loans include passbook, overdraft protection and unsecured loans. At September 30, 2019, these other loans totaled $47,000, or 0.1% of the total loan portfolio.

Loan Originations, Sales, and Servicing. Lending activities are conducted by FSB Bank’s loan personnel operating at its main and branch office locations and through its mortgage division’s five origination offices. FSB Bank also obtains referrals from existing or past customers and from local builders, real estate brokers and attorneys. All loans that FSB Bank originates are underwritten pursuant to its policies and procedures, which incorporate Freddie Mac underwriting guidelines to the extent applicable. FSB Bank originates both adjustable-rate and fixed-rate loans. FSB Bank’s ability to originate fixed or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates.

Loans that FSB Bank sells are sold without recourse. For the nine months ended September 30, 2019, FSB Bank realized a gain of $620,000 on the sale of loans, and FSB Bank received servicing fees of $225,000. As of

September 30, 2019, the principal balance of loans serviced for others totaled $115.7 million. Historically, FSB Bank has retained the servicing rights on all residential real estate mortgage loans that it has sold. However, FSB Bank has begun to sell some loans servicing released. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. FSB Bank retains a portion of the interest paid by the borrower on the loans it services as consideration for its servicing activities. The value of FSB Bank’s servicing rights was $722,000 at September 30, 2019. FSB Bank has not engaged in whole loan purchases. FSB Bank has purchased two loan participations secured by office buildings for $4.6 million as of September 30, 2019.

The following table shows FSB Bank’s loan originations, sales and repayment activities for the periods indicated.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
			(In thousands)
Total loans at beginning of year	$283,339	$263,973	$263,973	$227,069	$202,393	$189,218	$177,210

Loan originations:
Real estate loans:
One- to four-family residential	37,067	62,956	80,956	91,167	116,331	82,368	68,977
Home equity lines of credit	6,269	4,738	6,574	6,778	5,562	5,064	5,031
Multi-family residential	1,222	400	400	5,769	318	1,602	888
Construction	7,473	9,609	12,924	20,582	14,202	5,151	4,986
Commercial	815	5,913	6,992	7,560	10,065	3,924	—
Commercial and industrial loans	2,686	2,405	4,659	1,631	2,612	866	100
Other loans	121	134	172	210	101	18	26

Total loans originated	55,653	86,155	112,677	133,697	149,191	98,993	80,008

Sales and loan principal repayments:
Principal repayments	33,519	25,187	33,441	26,690	50,547	30,508	19,750

Loan sales	26,989	44,369	59,870	70,103	73,968	55,310	48,250

Net loan activity	$(4,855)	$16,599	19,366	36,904	24,676	13,175	12,008

Total loans at end of year	$278,484	$280,572	$283,339	$263,973	$227,069	$202,393	$189,218

Loan Approval Policy and Authority. FSB Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination policies approved by FSB Bank’s Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the property that will secure the loan. To assess the borrower’s ability to repay, FSB Bank reviews the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

Residential mortgage loans up to $484,350, home equity lines of credit up to $250,000, lines of credit, personal loans, and unsecured property improvement loans up to $10,000 may be approved by any Loan Underwriter. Residential mortgage loans between $484,351 and $750,000 may be approved by any two Loan Underwriters. Residential mortgage loans between $750,001 and $1.0 million may be approved by any two Senior Loan Committee members. Residential mortgage loans exceeding $1.0 million must be approved by any two Senior Loan Committee members and the Board of Directors. Commercial loans (including commercial real estate, multi-family and commercial and industrial loans) up to $1.0 million may be approved by any two members of the Senior Loan Committee with Board approval required for commercial loans exceeding $1.0 million.

FSB Bank generally requires independent third-party appraisals of real property securing loans. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the Board of Directors annually.

Loans to One Borrower. A New York savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned equal to 10% of unimpaired capital and surplus if the loan is secured by readily marketable collateral, which generally does not include real estate. FSB Bank’s loans to one borrower limit under this regulation is $4.7 million (excluding the additional amount). At September 30, 2019, FSB Bank had no loans exceeding this amount. FSB Bank’s policy provides that residential loans to one borrower (or related borrowers) should generally not exceed $1.5 million. At September 30, 2019, FSB Bank had no loans exceeding this amount.

Non-Performing Assets and Delinquent Loans

System-generated late notices are mailed to borrowers after the late payment “grace period,” which is 15 days in the case of all loans secured by real estate and 10 days in the case of other loans. A second notice will be mailed to borrowers if the loan remains past due after 30 days. In addition, consistent and vigilant attempts are made by FSB Bank’s Loan Servicing Department to contact the borrower. After the 45th day, if FSB Bank has not successfully contacted the borrower, a letter indicating the serious nature of their loan default is sent. If the loan reaches more than 60 days past due and there is still no repayment plan, a 90 day demand letter is issued by FSB Bank. This letter provides information on homeownership counseling services the borrower may contact for further assistance in developing a repayment plan. During this period, FSB Bank continues proactive efforts to contact the borrower. After the end of the 90 day period and without a repayment in place, notification is provided to the borrower that the loan has been referred to FSB Bank’s attorney to initiate foreclosure action. A report of all loans 30 days or more past due is provided to the Board of Directors on a monthly basis.

Loans are generally placed on non-accrual status when payment of principal or interest is more than 90 days delinquent, unless the loans are well-secured and in the process of collection. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt or if the loan has been restructured. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent and a satisfactory payment history has been established. Loans not secured by real estate will be charged-off if they become 120 days past due. At September 30, 2019, FSB Bank had one non-accrual residential mortgage loan for $55,000, two non-accrual commercial real estate loans for $944,000, and one non-accrual commercial and industrial loan for $45,000.

Non-Performing Assets. The table below sets forth the amounts and categories of FSB Bank’s non-performing assets at the dates indicated. FSB Bank had no troubled debt restructurings at any of the dates presented below.

	At September 30, 2019	At December 31,
		2018	2017	2016	2015	2014
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$55	$55	$153	$—	$63	$56
Home equity lines of credit	—	—	—	—	18	18
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	944	—	—	—	—	—
Commercial and industrial loans	45	45	—	—	—	—
Other loans	—	—	—	—	1	—

Total	1,044	100	153	—	82	74

	At September 30, 2019	At December 31,
		2018	2017	2016	2015	2014
	(Dollars in thousands)
Accruing loans 90 days or more past due:
Real estate loans:
One- to four-family residential	$—	$—	$—	$—	$—	$—
Home equity lines of credit	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—
Other loans	—	—	—	—	—	—

Total loans 90 days or more past due	—	—	—	—	—	—

Total non-performing loans	1,044	100	153	—	82	74

Real estate owned	—	—	—	—	—	—
Other non-performing assets	—	—	—	—	—	—

Total non-performing assets	$1,044	$100	$153	$—	$82	$74

Ratios:
Total non-performing loans to total loans	0.37%	0.04%	0.06%	—%	0.04%	0.04%
Total non-performing loans to total assets	0.32%	0.03%	0.05%	—%	0.03%	0.03%
Total non-performing assets to total assets	0.32%	0.03%	0.05%	—%	0.03%	0.03%

Delinquent Loans. The following table sets forth FSB Bank’s loan delinquencies by type, by number and amount at the dates indicated.

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At September 30, 2019
Real estate loans:
One- to four-family residential	2	$819	2	$55	4	$874
Home equity lines of credit	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	2	1,653	1	248	3	1,901
Commercial and industrial loans	—	—	1	45	1	45
Other loans	—	—	—	—	—	—

Total	4	$2,472	4	$348	8	$2,820

At December 31, 2018
Real estate loans:
One- to four-family residential	2	$349	1	$55	3	$404
Home equity lines of credit	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial and industrial loans	—	—	1	45	1	45
Other loans	—	—	—	—	—	—

Total	2	$349	2	$100	4	$449

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2017
Real estate loans:
One- to four-family residential	—	$—	2	$153	2	$153
Home equity lines of credit	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—
Other loans	—	—	—	—	—	—

Total	—	$—	2	$153	2	$153

At December 31, 2016
Real estate loans:
One- to four-family residential	1	$89	—	$—	1	$89
Home equity lines of credit	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial and industrial loans	1	47	—	—	1	47
Other loans	—	—	—	—	—	—

Total	2	$136	—	$—	2	$136

At December 31, 2015
Real estate loans:
One- to four-family residential	—	$—	1	$63	1	$63
Home equity lines of credit	—	—	1	18	1	18
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—
Other loans	—	—	1	1	1	1

Total	—	$—	3	$82	3	$82

At December 31, 2014
Real estate loans:
One- to four-family residential	1	$93	1	$56	2	$149
Home equity lines of credit	—	—	1	18	1	18
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—
Other loans	—	—	—	—	—	—

Total	1	$93	2	$74	3	$167

Foreclosed Real Estate. Real estate acquired by FSB Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate until sold. When property is acquired it is recorded at the estimated fair market value less cost to sell at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At September 30, 2019, FSB Bank had no foreclosed real estate.

Classification of Assets. FSB’s policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that FSB Bank will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose FSB Bank to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve FSB’s close attention, are required to be designated as special mention.

When FSB Bank classifies assets as either special mention, substandard, doubtful, or loss FSB Bank allocates a portion of the related general loss allowances to such assets as FSB Bank deems prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. FSB Bank’s determination as to the classification of its assets and the amount of its loss allowances are subject to review by FSB Bank’s regulators, the New York State Department of Financial Services and the Federal Deposit Insurance Corporation, which can require that FSB Bank establish additional loss allowances. FSB Bank regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of FSB Bank’s review of its assets, at September 30, 2019 classified assets consisted of three special mention loans totaling $214,000, 20 substandard loans totaling $3.9 million and no assets classified as doubtful or loss. At September 30, 2019, FSB Bank had three loans for a total of $989,000 which were deemed to be impaired.

Allowance for Loan Losses

FSB Bank provides for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in FSB Bank’s judgment, deserve current recognition in estimating probable losses. FSB Bank regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that FSB Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management considers the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, FSB Bank does not separately identify individual consumer and residential loans for impairment disclosures.

FSB Bank periodically evaluates the carrying value of loans and the allowance is adjusted accordingly. While FSB Bank uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the New York State Department of Financial Services and the Federal Deposit Insurance Corporation periodically review the allowance for loan losses. These regulators may require FSB Bank to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in FSB Bank’s allowance for loan losses for the periods indicated.

	For the Nine Months Ended September 30, 2019		At or For the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands)
Balance at beginning of year	$1,561	$1,261	$1,261	$990	$811	$653	$526
Charge-offs:
Real estate loans:
One- to four-family residential	—	—	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—	—
Other loans	—	—	—	—	(1)	—	—

Total charge-offs	—	—	—	—	(1)	—	—

	For the Nine Months Ended September 30, 2019		At or For the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands)
Recoveries:
Real estate loans:
One- to four-family residential	$—	$—	$—	$—	$—	$—	$—
Home equity lines of credit	—	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—	—
Other loans	—	—	—	—	—	—	—

Total recoveries	—	—	—	—	—	—	—

Net charge-offs	—	—	—	—	(1)	—	—
Provision for loan losses	175	225	300	271	180	158	127

Balance at end of year	$1,736	$1,486	$1,561	$1,261	$990	$811	$653

Ratios:
Net charge-offs to average loans outstanding	—	—	—	—	—	—	—
Allowance for loan losses to non-performing loans at end of year	166.16%	1,489.31%	1,564.55%	825.59%	N/A	994.92%	883.71%
Allowance for loan losses to total loans at end of year	0.62%	0.53%	0.55%	0.48%	0.44%	0.40%	0.34%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At September 30, 2019			At December 31,
				2018			2017
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
				(Dollars in thousands)
Real estate loans:
One- to four-family residential	$825	47.52%	77.35%	$866	55.48%	78.21%	$816	64.71%	78.38%
Home equity lines of credit	102	5.88	6.14	103	6.60	5.92	107	8.49	6.49
Multi-family residential	82	4.72	3.94	77	4.93	3.61	80	6.34	4.03
Construction	29	1.67	2.05	24	1.54	1.73	54	4.28	4.07
Commercial	480	27.65	7.88	284	18.19	7.94	148	11.74	5.61
Commercial and industrial loans	124	7.14	2.62	97	6.21	2.57	47	3.73	1.39
Other loans	1	0.06	0.02	1	0.07	0.02	1	0.08	0.03

Total allocated allowance	1,643		100.00	1,452	93.02	100.00	1,253	99.37	100.00
Unallocated allowance	93	5.36	—	109	6.98	—	8	0.63	—

Total allowance for loan losses	$1,736	100.00%	100.00%	$1,561	100.00%	100.00%	$1,261	100.00%	100.00%

	At December 31,
	2016			2015			2014
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$584	58.99%	83.04%	$524	64.61%	87.47%	$448	68.62%	89.50%
Home equity lines of credit	112	11.31	7.40	101	12.45	7.18	87	13.32	7.07
Multi-family residential	38	3.84	2.25	39	4.81	2.54	29	4.44	2.02
Construction	31	3.13	2.70	6	0.74	0.62	6	0.92	0.58
Commercial	84	8.49	3.72	35	4.32	1.74	14	2.14	0.75
Commercial and industrial loans	28	2.83	0.86	11	1.36	0.42	1	0.15	0.05
Other loans	1	0.10	0.03	1	0.12	0.03	1	0.15	0.03

Total allocated allowance	878	88.69	100.00	717	88.41	100.00	586	89.74	100.00
Unallocated allowance	112	11.31	—	94	11.59	—	67	10.26	—

Total allowance for loan losses	$990	100.00%	100.00%	$811	100.00%	100.00%	$653	100.00%	100.00%

Investments

FSB Bank’s Board of Directors is responsible for approving and overseeing its investment policy. The investment policy is reviewed at least annually by management and any changes to the policy are recommended to the Board of Directors and are subject to its approval. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, and consistency with FSB Bank’s interest rate risk management strategy. FSB Bank’s asset/liability management committee, which consists of FSB Bank’s chief executive officer, chief financial officer and other members of management, oversees FSB Bank’s investing activities and strategies. All transactions are formally reviewed by the Board of Directors at least quarterly. Any investment which, subsequent to its purchase, fails to meet the guidelines of the policy is reported to the asset/liability management committee, which decides whether to hold or sell the investment.

FSB Bank’s current investment policy permits FSB Bank to invest in debt securities issued by the U.S. Government, agencies of the U.S. Government or U.S. Government-sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. FSB Bank also may hold investments in New York State municipal obligations. The investment policy also permits investments in asset-backed securities, pooled trust securities, bankers’ acceptances, money market funds, term federal funds, repurchase agreements and reverse repurchase agreements.

FSB Bank’s current investment policy prohibits hedging through the use of such instruments as financial futures, interest rate options and swaps.

Debt and equity securities investment accounting guidance requires that, at the time of purchase, FSB Bank designates a security as held to maturity, available for sale, or trading, depending on FSB Bank’s ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. FSB Bank does not have a trading portfolio.

U.S. Government and Agency Obligations. U.S. Government and agency securities are utilized as shorter-term investment vehicles. Investment in U.S. Government and agency securities provide lower yields than loans, however, they provide greater liquidity on a short-term basis.

Mortgage-Backed Securities. FSB Bank purchases both fixed-rate and adjustable-rate mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. FSB Bank invests in mortgage-backed securities to achieve interest income and monthly cash flow with minimal administrative expense, and to lower FSB Bank’s credit risk as a result of the guarantees provided by Freddie Mac, Federal Farm Credit, Fannie Mae or Ginnie Mae.

Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although FSB Bank invests only in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities (generally Ginnie Mae, a U.S. Government agency, and U.S. government sponsored enterprises, such as Fannie Mae, Federal Farm Credit, and Freddie Mac) pool and resell the participation interests in the form of securities to investors such as FSB Bank, and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize FSB Bank’s specific liabilities and obligations. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on FSB Bank’s securities. FSB Bank periodically reviews current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments. FSB Bank’s mortgage-backed securities portfolio contains no sub-prime mortgage loans and has no exposure to sub-prime investment activity.

State and Municipal Securities. FSB Bank purchases state and municipal securities consisting of general obligation bonds backed by the full faith and credit of local municipalities located only in Monroe County, New York, and Ontario County, New York, such as townships and school districts.

The following table sets forth the amortized cost and fair value of FSB’s securities portfolio (excluding Federal Home Loan Bank of New York and Atlantic Community Bankers Bank common stock) at the dates indicated.

	At September 30, 2019		At December 31,
			2018		2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
U.S. Government and agency obligations	$13,610	$13,597	$12,610	$12,455	$10,612	$10,470	$8,106	$7,999
Mortgage-backed securities	4,416	4,403	5,953	5,876	7,909	7,843	9,769	9,748

Total securities available for sale	$18,026	$18,000	$18,563	$18,331	$18,521	$18,313	$17,875	$17,747

Securities held to maturity:
State and municipal securities	5,577	5,696	5,594	5,567	5,938	5,942	6,675	6,626
Mortgage-backed securities	434	441	458	463	637	646	745	758

Total securities held to maturity	$6,011	$6,137	$6,052	$6,030	$6,575	$6,588	$7,420	$7,384

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at September 30, 2019 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. The state and municipal securities have not been adjusted to a tax-equivalent basis.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. Government and agency obligations	$—	0%	$10,610	1.97%	$3,000	2.42%
Mortgage-backed securities	—	0%	—	0%	—	0%
Total securities available for sale	$—	0%	$10,610	1.97%	$3,000	2.42%

Securities held to maturity:
State and municipal securities	$1,563	1.66%	$2,418	1.60%	$1,596	2.52%
Mortgage-backed securities	—	0%	—	0%	—	0%
Total securities held to maturity	$1,563	1.66%	$2,418	1.60%	$1,596	2.52%

	More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. Government and agency obligations	$—	0%	$13,610	$13,597	2.07%
Mortgage-backed securities	4,416	1.93%	4,416	4,403	1.93%
Total securities available for sale	$4,416	1.93%	$18,026	$18,000	2.03%

Securities held to maturity:
State and municipal securities	$—	0%	$5,577	$5,696	1.88%
Mortgage-backed securities	434	4.42%	434	441	4.42%
Total securities held to maturity	$434	0%	$6,011	$6,137	2.07%

Sources of Funds

General. Deposits traditionally have been FSB Bank’s primary source of funds for its lending and investment activities. FSB Bank also borrows, primarily from the Federal Home Loan Bank of New York, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage its cost of funds. FSB Bank’s additional sources of funds are scheduled loan payments, loan prepayments, maturing investments, mortgage-backed securities amortizations and prepayments, proceeds of loan sales, and retained earnings.

Deposits. FSB Bank generates deposits primarily from the areas in which its branch offices are located. FSB Bank relies on its competitive pricing, convenient locations and customer service to attract and retain deposits. FSB Bank offers a variety of deposit accounts with a range of interest rates and terms. FSB Bank’s deposit accounts consist of savings accounts, NOW accounts, money market accounts, certificates of deposit and individual retirement accounts and non-interest-bearing demand deposits. FSB Bank currently does not accept brokered deposits.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, interest rates paid by competitors and FSB Bank’s deposit growth goals.

At September 30, 2019, FSB Bank’s deposits totaled $232.9 million. At September 30, 2019, NOW accounts totaled $30.0 million, savings accounts totaled $24.5 million, money market accounts totaled

$30.9 million and non-interest-bearing checking accounts totaled $11.4 million. At September 30, 2019, certificates of deposit, including individual retirement accounts (all of which were certificate of deposit accounts), totaled $136.1 million, of which $94.1 million had remaining maturities of one year or less. Based on historical experience and FSB Bank’s current pricing strategy, FSB Bank believes it will retain a large portion of these accounts upon maturity.

The following table sets forth the distribution of FSB Bank’s average total deposit accounts, by account type, for the periods indicated.

	For the Nine Months Ended September 30, 2019			For the Years Ended December 31,
				2018
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
NOW	$29,243	12.81%	0.30%	$30,018	13.74%	0.31%
Savings	26,298	11.52	0.63	27,533	12.61	0.53
Money market	30,308	13.27	1.08	34,593	15.84	1.00
Individual retirement accounts	6,727	2.94	1.67	6,792	3.11	1.25
Certificates of deposit	124,613	54.57	2.19	110,033	50.37	1.75
Non-interest-bearing demand deposits	11,155	4.89	—	9,467	4.33	—

Total deposits	$228,344	100.00%	0.77%	$218,436	100.00%	1.19%

	For the Years Ended December 31,
	2017			2016
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
NOW	$29,659	15.04%	0.30%	$28,437	15.27%	0.26%
Savings	26,488	13.43	0.39	27,410	14.71	0.37
Money market	34,330	17.41	0.83	24,643	13.23	0.41
Individual retirement accounts	7,081	3.59	1.05	7,442	4.00	0.86
Certificates of deposit	91,103	46.20	1.38	87,806	47.14	1.25
Non-interest-bearing demand deposits	8,526	4.33	—	10,534	5.65	—

Total deposits	$197,187	100.00%	0.92%	$186,272	100.00%	0.77%

As of September 30, 2019, the aggregate amount of FSB Bank’s outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $77.4 million. The following table sets forth the maturity of those certificates as of September 30, 2019.

At September 30, 2019
(In thousands)
Three months or less	$16,551
Over three months through six months	13,117
Over six months through one year	24,327
Over one year to three years	23,078
Over three years	281

Total	$77,354

Borrowings. FSB Bank’s long-term borrowings consist primarily of advances from the Federal Home Loan Bank of New York. At September 30, 2019, FSB Bank had the ability to borrow approximately $166.8 million under its credit facilities with the Federal Home Loan Bank of New York, of which $56.3 million was advanced. Borrowings from the Federal Home Loan Bank of New York are secured by FSB Bank’s investment in the common stock of the Federal Home Loan Bank of New York as well as by a blanket pledge of its mortgage portfolio not otherwise pledged.

The following table sets forth information concerning balances and interest rates on FSB Bank’s Federal Home Loan Bank advances at and for the periods shown:

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2019	2018	2018	2017	2016
			(Dollars in thousands)
Balance at end of year	$56,262	$73,796	$71,826	$64,447	$56,813
Average balance during year	$62,527	$64,200	$66,294	$60,457	$46,990
Maximum outstanding at any month end	$73,417	$73,796	$73,796	$69,524	$56,813
Weighted average interest rate at end of year	2.42%	1.99%	2.34%	1.73%	1.49%
Weighted average interest rate during year	2.42%	2.01%	2.09%	1.60%	1.53%

FSB Bank also has a repurchase agreement with Raymond James Financial providing an additional $10.0 million in liquidity collateralized by its U.S. Government obligations. There were no advances outstanding under the repurchase agreement at September 30, 2019. In addition, FSB Bank also has an unsecured line of credit through Atlantic Community Bankers Bank providing an additional $5.0 million in liquidity. There were no draws or outstanding balances from the line of credit at September 30, 2019.

Other Services. Over the past several years FSB Bank has focused on developing its electronic service offerings to stay relevant with the younger generation of banking consumers. Two of the major services that have demonstrated a high level of growth are mobile banking and online bill pay. While online bill pay has become a standard service that most banks offer, FSB Bank’s online bill paying service has additional functionality that allows customers to send person-to-person payments using just an email address or phone number. From the mobile banking application, a customer can pay their bills as well as send person-to-person payments. In early 2016, FSB Bank implemented online account opening. FSB Bank intends to continue to expand its internet and mobile banking services as it grows.

Subsidiary Activities

Fairport Wealth Management, FSB Bank’s wholly owned subsidiary, provides investment advisory services to its customers including brokerage, insurance, and asset management in partnership with Monarch Wealth Management. For the nine months ended September 30, 2019, FSB Bank derived $14,000 of fee income from Fairport Wealth Management.

Personnel

As of September 30, 2019, FSB Bank had 66 full-time employees and eight part-time employees. FSB Bank’s employees are not represented by any collective bargaining group. Management believes that FSB Bank’s relationship with its employees is good.

Regulation and Supervision

General

FSB Bank is a stock savings bank organized under the laws of the State of New York. The lending, investment, and other business operations of FSB Bank are governed by New York law and regulations, as well as applicable federal law and regulations, and FSB Bank is prohibited from engaging in any operations not authorized by such laws and regulations. FSB Bank is subject to extensive regulation, supervision and examination by the New York State Department of Financial Services and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors, and not for the protection of security holders. FSB Bank also is a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as FSB Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, FSB Bank must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect its business activities, including its ability to acquire other financial institutions or expand its branch network.

As a bank holding company, FSB is required to comply with the rules and regulations of the Federal Reserve Board. FSB is required to file certain reports with the Federal Reserve Board and is subject to examination by and the enforcement authority of the Federal Reserve Board. FSB is also subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the New York State Department of Financial Services, the Federal Deposit Insurance Corporation, the Federal Reserve Board or Congress, could have a material adverse impact on the operations and financial performance of FSB and FSB Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to FSB Bank and FSB. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on FSB Bank and FSB.

Dodd-Frank Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) was enacted in 2010. The Dodd-Frank Act has significantly changed the bank regulatory structure and is affecting the lending, investment, trading and operating activities of depository institutions and their holding companies.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with expansive powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets, such as FSB Bank, will continue to be examined for compliance with these laws by their applicable federal bank regulators. The legislation gave state attorneys general the ability to enforce applicable federal consumer protection laws and weakened federal preemption of state laws as to federal saving banks in certain respects.

The Dodd-Frank Act also broadened the base for Federal Deposit Insurance Corporation assessments for deposit insurance, permanently increased the maximum amount of deposit insurance to $250,000 per depositor. The Dodd-Frank Act also provided for originators of certain securitized loans to retain a percentage of the risk for transferred credits, directed the Federal Reserve Board to regulate pricing of certain debit card interchange fees, repealed restrictions on paying interest on checking accounts and contained a number of reforms related to mortgage origination. The Dodd-Frank Act increased stockholder influence over Boards of Directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments.

The Dodd-Frank Act also required the Consumer Financial Protection Bureau to issue regulations requiring lenders to make a reasonable, good faith determination as to the ability of a prospective borrower to repay a residential mortgage loan. The “Ability to Repay” final rule, effective January 1, 2014, established a “qualified mortgage” safe harbor from liability for loans which have terms and features which are deemed to make the loan less risky.

The Economic Growth, Regulatory Relief and Consumer Protection Act of 2018

On May 24, 2018, The Economic Growth, Regulatory Relief and Consumer Protection Act of 2018 (the “EGRRCPA”) was enacted, which repeals or modifies certain provisions of the Dodd-Frank Act and eases regulations on all but the largest banks. The EGRRCPA’s provisions include, among other things: (i) exempting banks with less than $10 billion in assets from the ability-to-repay requirements for certain qualified residential mortgage loans held in portfolio; (ii) not requiring appraisals for certain transactions valued at less than $400,000 in rural areas; (iii) exempting banks that originate fewer than 500 open-end and 500 closed-end mortgages from HMDA’s expanded data disclosures; (iv) clarifying that, subject to various conditions, reciprocal deposits of another depository institution obtained using a deposit broker through a deposit placement network for purposes of obtaining maximum deposit insurance would not be considered brokered deposits subject to the FDIC’s brokered-deposit regulations; (v) raising eligibility for the 18-month exam cycle from $1 billion to banks with $3 billion in assets; and (vi) simplifying capital calculations by requiring regulators to establish for institutions under $10 billion in assets a community bank leverage ratio at a percentage not less than 8% and not greater than 10% that such institutions may elect to replace the general applicable risk-based capital requirements for determining well-capitalized status. In addition, the law required the Federal Reserve Board to raise the asset threshold under its Small Bank Holding Company Policy Statement from $1 billion to $3 billion for bank or savings and loan holding companies that are exempt from consolidated capital requirements, provided that such companies meet certain other conditions such as not engaging in significant nonbanking activities.

New York Bank Regulation

FSB Bank derives its lending, investment, branching and other authority primarily from the applicable provisions of New York State Banking Law and the regulations of the New York State Department of Financial Services, as limited by federal laws and regulations. Under these laws and regulations, savings banks, including FSB Bank, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies, certain types of corporate equity securities and certain other assets. Under the statutory authority for investing in equity securities, a savings bank may invest up to 7.5% of its assets in corporate stock. Investment in the stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the savings bank’s assets, except as set forth below. Such equity securities must meet certain earnings ratios and other tests of financial performance. A savings bank’s lending powers are not subject to percentage of assets limitations, although there are limits applicable to single borrowers. A savings bank may also, pursuant to the “leeway” power, make investments not otherwise permitted under the New York State Banking Law. This power permits investments in otherwise impermissible investments of up to 1% of assets in any single investment, subject to certain restrictions and to an aggregate limit for all such investments of up to 5% of assets. Additionally, in lieu of investing in such securities in accordance with and reliance upon the specific investment authority set forth in the New York State Banking Law, savings banks are authorized to elect to invest under a “prudent person” standard in a wider range of investment securities as compared to the types of investments permissible under such specific investment authority. However, in the event a savings bank elects to utilize the “prudent person” standard, it will be unable to avail itself of the other provisions of the New York State Banking Law and regulations, which set forth specific investment authority. FSB Bank has not elected to conduct its investment activities under the “prudent person” standard. A savings bank may also exercise trust powers upon approval of the New York State Department of Financial Services. FSB Bank does not presently have trust powers.

New York State chartered savings banks may also invest in subsidiaries under their service corporation investment authority. A savings bank may use this power to invest in corporations that engage in various activities authorized for savings banks, plus any additional activities that may be authorized by the New York State Department of Financial Services. Investment by a savings bank in the stock, capital notes and debentures of its service corporations is limited to 3% of the bank’s assets, and such investments, together with the bank’s loans to its service corporations, may not exceed 10% of the savings bank’s assets.

Under the New York State Banking Law, the Superintendent may issue an order to a New York State chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the New York State Department of Financial Services that any director, trustee or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Superintendent to discontinue such practices, such director, trustee or officer may be removed from office after notice and an opportunity to be heard. FSB Bank does not know of any past or current practice, condition or violation that may lead to any proceeding by the Superintendent or the New York State Department of Financial Services against FSB Bank or any of its directors or officers.

New York State Community Reinvestment Regulation

FSB Bank is also subject to provisions of the New York State Banking Law, which imposes continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its local community (“NYCRA”) which are substantially similar to those imposed by the Community Reinvestment Act. Pursuant to the NYCRA, a bank must file an annual NYCRA report and copies of all federal CRA reports with the New York State Department of Financial Services. The NYCRA requires the New York State Department of Financial Services to make a biennial written assessment of a bank’s compliance with the NYCRA, utilizing a four-tiered rating system and make such assessment available to the public. The NYCRA also requires the Superintendent to consider a bank’s NYCRA rating when reviewing a bank’s application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. FSB Bank underwent an examination in 2014 and in 2017 received the report for which a satisfactory NYCRA rating was issued from the New York State Department of Financial Services.

Federal Bank Regulation

Capital Requirements. Federal regulations require state banks to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%; a Tier 1 capital to risk-based assets ratio of 6.0%; a total capital to risk-based assets ratio of 8%; and a 4% Tier 1 capital to total assets leverage ratio. These capital requirements were effective January 1, 2015 and are the result of regulations implementing recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

As noted, the risk-based capital standards for state banks require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets ratios of at least 4.5%, 6% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor (from 0.0% to 200.0%) assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the Federal Reserve takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increased each year until fully implemented at 2.5% on January 1, 2019.

Notwithstanding the foregoing, pursuant to the EGRRCPA, the FDIC finalized a rule that established a community bank leverage ratio (tier 1 capital to average consolidated assets) at 9% for institutions under $10 billion in assets that such institutions may elect to utilize in lieu of the general applicable risk-based capital requirements under Basel III. Such institutions that meet the community bank leverage ratio and certain other qualifying criteria will automatically be deemed to be well-capitalized. The new rule takes effect on January 1, 2020.

The Federal Deposit Insurance Corporation Improvement Act required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The Federal Deposit Insurance Corporation, along with the other federal banking agencies, adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The Federal Deposit Insurance Corporation also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investment Activities. All Federal Deposit Insurance Corporation insured banks, including savings banks, are generally limited in their equity investment activities to equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. In addition, a state bank may engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined by the Federal Deposit Insurance Corporation that such activities or investments do not pose a significant risk to the Deposit Insurance Fund.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, recent amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. The regulations were amended to incorporate the previously mentioned increased regulatory capital standards that were effective January 1, 2015. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0%, or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment.

An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Transactions with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by federal law. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and with all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from, and issuance of a guarantee to an affiliate, and other similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.

Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders, i.e., executive officers, directors and principal stockholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% stockholder of a financial institution, and certain affiliated interests of these persons, together with all other outstanding loans to such person and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior Board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over insured state savings banks, including FSB Bank. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices.

Federal Insurance of Deposit Accounts. FSB Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts in FSB Bank are insured up to a maximum of $250,000 for each separately insured depositor.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation was required to seek to achieve the 1.35% ratio by September 30, 2020. The FDIC indicated that the 1.35% ratio was exceeded in November 2018. Insured institutions of less than $10 billion of assets will receive credits for the portion of their assessments that contributed to the reserve ratio between 1.15% and 1.35%. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation, which has exercised that discretion by establishing a long range fund ratio of 2%.

The Federal Deposit Insurance Corporation imposes an assessment for deposit insurance on all depository institutions. Assessments for most institutions are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure within three years. In conjunction with the Deposit Insurance Fund reserve ratio achieving 1.5%, the assessment range (inclusive of possible adjustments) was reduced for most banks and savings associations to 1.5 basis points to 30 basis points.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of FSB Bank. Future insurance assessment rates cannot be predicted.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule order or regulatory condition imposed in writing. FSB Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO matured in September 2019.

Privacy Regulations. Federal regulations generally require that FSB Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, FSB Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. FSB Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Community Reinvestment Act. Under the Community Reinvestment Act, or CRA, as implemented by federal regulations, a state member bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the Federal Deposit Insurance Corporation, in connection with its examination of a state savings bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. FSB Bank’s latest federal CRA rating was “Satisfactory.”

USA Patriot Act. FSB Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Other Regulations

Interest and other charges collected or contracted for by FSB Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of FSB Bank also are subject to, among others, the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Reserve System

The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts in 2019 as follows: for that portion of transaction accounts aggregating $124.2 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0%, and for amounts greater than $124.2 million the reserve requirement is 10.0% (which may be adjusted annually by the Federal Reserve Board to between 8.0% and 14.0%). The first $16.3 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. FSB Bank is in compliance with these requirements.

Federal Home Loan Bank System

FSB Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. FSB Bank was in compliance with this requirement at September 30, 2019. Based on redemption provisions of the Federal Home Loan Bank of New York, the stock has no quoted market value and is carried at cost. FSB Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of New York stock. As of September 30, 2019, no impairment has been recognized.

Holding Company Regulation

In connection with its second step conversion in 2016, FSB Bank revoked its Section 10(l) election, changing the status of its holding company from that of a savings and loan holding company to that of a bank holding company. By so doing, the previously applicable requirement that FSB Bank comply with the “Qualified Thrift Lender Test,” which limited commercial lending, was eliminated. Consequently, FSB is subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as administered by the Federal Reserve Board. FSB is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for FSB to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company.

A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing securities brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property under certain conditions; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association.

The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including that its depository institution subsidiaries that are “well capitalized” and “well managed,” to opt to become a “financial holding company.” A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. FSB has elected “financial holding company” status, which became effective following completion of the conversion and reorganization.

FSB is not subject to the Federal Reserve Board’s consolidated capital adequacy guidelines for bank holding companies. Legislation was enacted in December 2014 requiring the Federal Reserve Board to generally extend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to bank and savings and loan holding companies of up to $1 billion in assets. As noted above, the EGRRCPA further increased the exemption from consolidated holding company capital requirements to bank and savings and loan holding companies to $3 billion in assets. Consequently, bank holding companies with less than $3 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to that approval requirement for well-capitalized bank holding companies that meet certain other conditions. The Federal Reserve Board has issued guidance which requires consultation with the Federal Reserve Board prior to a redemption or repurchase in certain circumstances.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by using available resources to provide capital funds during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength policy. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of FSB to pay dividends or otherwise engage in capital distributions.

FSB and FSB Bank is affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of FSB or FSB Bank.

FSB’s status as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Federal Securities Laws

FSB common stock is registered with the Securities and Exchange Commission. FSB is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in FSB’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of FSB may be resold without registration. Shares purchased by an affiliate of FSB will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If FSB meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of FSB that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of FSB, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, FSB may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Emerging Growth Company Status

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” FSB qualifies as an “emerging growth company” and believe that it will continue to qualify as an “emerging growth company” for five years from the completion of the stock offering.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” FSB expects to rely on such exemptions so that it may not be required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Act, (iii) hold non-binding stockholder votes regarding annual executive compensation or executive compensation payable in connection with a merger or similar corporate transaction, (iv) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (v) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of FSB’s initial public offering or until it is no longer an “emerging growth company,” whichever is earlier. However, FSB will not be subject to the auditor attestation requirement or additional executive compensation disclosure, regardless of the exemptions, so long as FSB remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $250 million of voting and non-voting equity held by non-affiliates).

FSB could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which its annual gross revenues exceed $1.07 billion, (b) the date that FSB becomes a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of FSB’s common stock that is held by non-affiliates exceeds $700 million as of the last business day of FSB’s most recently completed second fiscal quarter, or (c) the date on which FSB has issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. FSB has policies, procedures and systems designed to comply with these regulations, and it reviews and documents such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a bank holding company such as FSB unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as is the case with FSB, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Taxation

FSB and FSB Bank are subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to FSB or FSB Bank.

Federal Taxation

Tax Cuts and Jobs Act. On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted which reduced the corporate federal income tax rate from 35% to 21% and caused a revaluation of net deferred tax assets. Generally accepted accounting principles requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Method of Accounting. For federal income tax purposes, FSB and FSB Bank currently report their income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing their federal income tax returns.

Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the “1996 Act”), FSB Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at FSB Bank’s taxable income. As a result of the 1996 Act, FSB Bank was required to use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). At September 30, 2019, FSB Bank had no reserves subject to recapture in excess of its base year reserves.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if FSB Bank failed to meet certain thrift asset FSB Bank’s definitional tests. Federal legislation has eliminated these thrift-related recapture rules. At December 31, 2018, FSB Bank’s total federal pre-1988 base year reserve was approximately $1.5 million. However, under current law, pre-1988 base year reserves remain subject to recapture if FSB Bank makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a savings bank charter.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences, which is referred to as “alternative minimum taxable income.” The AMT is payable to the extent such alternative minimum taxable income is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain AMT payments may be used as credits against regular tax liabilities in future years. Under the Tax Act, AMT is no longer imposed for taxable years after December 31, 2017.

Net Operating Loss Carryovers. For net operating losses incurred prior to January 1, 2018, a company may carry back those net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. As part of the Act, net operating losses incurred after December 31, 2017 can be carried forward indefinitely and used to offset up to 80% of taxable income. At September 30, 2019, FSB had no net operating loss carry forwards for federal income tax purposes.

Corporate Dividends-Received Deduction. FSB may exclude from its income 100% of dividends received from FSB Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 65% in the case of dividends received from a corporation in which a corporate recipient owns at least 20% of its stock, and corporations that own less than 20% of the stock of a corporation distributing a dividend may deduct only 50% of dividends received or accrued on their behalf.

State Taxation

New York State Taxation. Effective January 1, 2015, banking corporations became subject to taxation under the New York State General Business Corporation Franchise Tax provisions. The New York State tax rate on “entire net income” was reduced from 7.1% to 6.5% effective January 1, 2016, and various modifications were available to community banks (defined as banks with less than $8 billion in total assets) regarding deductions associated with interest income.

Maryland State Taxation. As a Maryland business corporation, FSB is required to file an annual report with and pay franchise taxes to the state of Maryland.

FSB’s Properties

As of September 30, 2019, the net book value of FSB’s office properties was $5.0 million. The following table sets forth information regarding those offices.

Location	Leased or Owner		Year Acquired or Leased	Net Book Value of Real Property
Main Office:
Fairport	Owner		1932	$1,492,000

Other Properties:
Penfield	Leased	[1]	2002	$1,223,000
Irondequoit	Leased	[1]	2007	$1,084,000
Webster	Leased	[1]	2009	$236,000
Perinton	Leased	[1]	2011	$898,000
Pittsford	Leased		2010	$60,000	[2]
Greece	Leased		2014	$10,000	[2]
Watertown	Leased		2010	—
Cheektowaga	Leased		2015	—
Lewiston	Leased		2017	—

[1]	Ground lease only
[2]	Leasehold improvements

Legal Proceedings

Periodically, FSB is involved in claims and lawsuits, such as claims to enforce liens, condemnation proceedings on properties in which FSB holds security interests, claims involving the making and servicing of real property loans and other issues incident to FSB’s business. At September 30, 2019, FSB was not a party to any pending legal proceedings that it believes would have a material adverse effect on FSB’s financial condition, results of operations or cash flows.

Securities Authorized for Issuance Under Equity Compensation Plans

Set forth below is information as of September 30, 2019 regarding equity compensation plans categorized by those plans that have been approved by FSB’s stockholders. There are no plans that have not been approved by FSB’s stockholders.

Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance Under Plan
Equity compensation plans approved by stockholders	172,080	$16.82	28,657

Equity compensation plans not approved by stockholders	—	—	—

Total	172,080	$16.82	28,657

Selected Financial Data

See the section entitled “Selected Historical Consolidated Financial Data of FSB” of this proxy statement/prospectus.

FSB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the Year Ended December 31, 2018

Overview

FSB’s business has traditionally focused on originating one- to four-family residential real estate mortgage loans, home equity lines of credit, and offering retail deposit accounts. In recent years, FSB has expanded its mortgage origination footprint and opened new mortgage offices in Cheektowaga and Lewiston, New York. FSB’s primary market area now consists of Monroe County and the surrounding western New York counties of Erie, Livingston, Ontario, Orleans, Jefferson, Niagara, and Wayne. Management has made the decision to deploy available funds from deposit and borrowing growth into higher-yielding assets, primarily commercial loan products and both fixed and adjustable rate one- to four-family mortgage loans in 2018. Increases in the loan portfolio average balances as well as higher average yields on the overall loan and investment portfolios resulted in higher interest income in 2018. More recently, FSB has shifted attention to expand its commercial loan department in an effort to improve its interest rate risk exposure with shorter duration commercial loan products, as well as higher yielding assets. In 2017, FSB hired a Chief Lending Officer to manage and oversee the growth of its loan portfolio and supervise credit administration to continue to maintain high asset quality.

At December 31, 2018, FSB had $328.3 million in consolidated assets, an increase of $13.9 million, or 4.4%, from $314.4 million at December 31, 2017. During 2018, FSB continued to focus on loan production, particularly with respect to residential mortgage loans as well as commercial real estate and commercial and industrial loans. The credit quality of FSB’s loan portfolio remains strong. At December 31, 2018, FSB had one non-accrual residential mortgage loan for $55,000 and one non-accrual commercial and industrial loan for $45,000 as compared to two non-accrual residential mortgage loans for $153,000 at December 31, 2017.

FSB’s results of operations depend primarily on its net interest income and, to a lesser extent, other income.    Net interest income is the difference between the interest income it earns on its interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash and cash equivalents), and the interest it pays on its interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Other income consists primarily of realized gains on sales of loans and securities, mortgage fee income, fees and service charges from deposit products, fee income from FSB’s financial services subsidiary, earnings on bank owned life insurance and miscellaneous other income. FSB’s results of operations also are affected by its provision for loan losses and other expense. Other expense consists primarily of salaries and employee benefits, occupancy, equipment, electronic banking, data processing costs, mortgage fees and taxes, advertising, directors’ fees, FDIC deposit insurance premium expense, audit and tax services, and other miscellaneous expenses. FSB’s results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities. For the year ended December 31, 2018, FSB had net income of $135,000 compared to net income of $211,000 for the year ended December 31, 2017. The year over year decrease in earnings of $76,000 was attributable to a decrease in other income along with increases in other expense and provision for loan losses, partially offset by an increase in net interest income and a decrease in income tax expense.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. FSB believes that the most critical accounting policies upon which its financial condition and results of operations depend, involve the most complex subjective decisions or assessments including FSB’s policies with respect to its allowance for loan losses, deferred tax assets, and the estimation of fair values for accounting and disclosure purposes.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. The amount of the allowance is based on significant estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions used and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial percentage of FSB’s loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance determined. Management carefully reviews the assumptions supporting such appraisals to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. FSB considers a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change based on changes in economic and real estate market conditions.

The evaluation has specific, general, and unallocated components. The specific component relates to loans that are deemed to be impaired and classified as special mention, substandard, doubtful, or loss. For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Actual loan losses may be significantly more than the allowance FSB has established which could have a material negative effect on FSB’s financial results.

Deferred Tax Assets. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Tax Cuts and Jobs Act (the “Tax Act”) was signed into law in December 2017 which reduced the corporate federal statutory tax rate from 35% to 21%. U.S. GAAP requires the impact of the Tax Act to be accounted for in the period of enactment. As such, FSB was required to write down the value of its net deferred tax assets as of December 31, 2017 to reflect the reduction in the corporate tax rate for future periods.

Estimation of Fair Values. Fair values for securities available-for-sale are obtained from an independent third-party pricing service. Where available, fair values are based on quoted prices on a nationally recognized securities exchange. If quoted prices are not available, fair values are measured using quoted market prices for similar benchmark securities. Management generally makes no adjustments to the fair value quotes provided by the pricing source. The fair values of foreclosed real estate and the underlying collateral value of impaired loans are typically determined based on evaluations by third parties, less estimated costs to sell. When necessary, appraisals are updated to reflect changes in market conditions.

Selected Consolidated Financial and Other Data

	At December 31, 2018	At December 31, 2017
	(In thousands)
Selected Financial Condition Data:

Total assets	$328,269	$314,382
Cash and cash equivalents	6,291	10,397
Securities available-for-sale	18,331	18,313
Securities held-to-maturity	6,052	6,575
Loans held for sale	2,133	2,770
Loans, net	281,741	262,711
Premises and equipment, net	2,731	3,064
Deposits	222,615	216,691
Borrowings	71,826	64,447
Stockholders’ equity	31,513	31,056

	For the Year Ended December 31,
	2018	2017
	(In thousands)
Selected Operating Data:

Interest and dividend income	$12,540	$10,732
Interest expense	3,979	2,778

Net interest income	8,561	7,954
Provision for loan losses	300	271

Net interest income after provision for loan losses	8,261	7,683
Other income	2,717	3,576
Other expense	10,811	10,641

Income before income taxes	167	618
Provision for income taxes	32	407

Net income	$135	$211

	At or For the Year Ended December 31,
	2018	2017
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.04%	0.07%
Return on average equity	0.43%	0.66%
Interest rate spread(1)	2.63%	2.71%
Net interest margin(2)	2.79%	2.85%
Efficiency ratio(3)	98.48%	94.51%
Other income to average total assets	0.85%	1.23%
Other expense to average total assets	3.40%	3.65%
Average interest-earning assets to average interest-bearing liabilities	112%	113%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.03%	0.05%
Non-performing loans as a percent of total loans	0.03%	0.06%
Allowance for loan losses as a percent of non-performing loans	1564.55%	825.59%
Allowance for loan losses as a percent of total loans	0.55%	0.48%

Capital Ratios:
Total risk-based capital (to risk-weighted assets)	15.70%	16.11%
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.07%	9.47%
Common Equity Tier 1 capital (to risk-weighted assets)	14.91%	15.44%
Tier 1 risk-based capital (to risk-weighted assets)	14.91%	15.44%
Average equity to average total assets	9.87%	10.92%

Other Data:
Number of full service offices	5	5

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents other expense divided by the sum of net interest income after provision for loan loss and other income.

Comparison of Financial Condition at December 31, 2018 and 2017

Total Assets. Total assets increased $13.9 million, or 4.4%, to $328.3 million at December 31, 2018 from $314.4 million at December 31, 2017, primarily reflecting increases in net loans receivable and investment in restricted stock, partially offset by decreases in cash and cash equivalents, loans held for sale, securities held-to-maturity, and premises and equipment.

Net loans receivable increased $19.0 million, or 7.2%, to $281.7 million at December 31, 2018 from $262.7 million at December 31, 2017. FSB Bank continues to focus on loan production as it continues to primarily grow its residential mortgage and commercial loan portfolios at a measured pace while still maintaining its strong credit quality and strict underwriting standards. Residential mortgage loans increased $14.7 million, or 7.1%, to $221.6 million at December 31, 2018 from $206.9 million at December 31, 2017. Commercial real estate loans increased $7.7 million, or 51.9%, to $22.5 million at December 31, 2018 from $14.8 million at December 31, 2017. Commercial and industrial loans increased $3.6 million, or 98.2%, to $7.3 million at December 31, 2018 from $3.7 million at December 31, 2017. FSB Bank originated $91.4 million of residential mortgage loans and sold $59.9 million in conventional mortgage loans and correspondent FHA,

VA, and USDA mortgages in the secondary market to reduce interest-rate risk in 2018. The mortgage loans serviced for others decreased by $8.7 million, or 6.5%, to $123.8 million at December 31, 2018 compared to $132.4 million at December 31, 2017 as a result of selling more loans servicing released which yields higher premiums producing higher gain on sale of loans income for FSB Bank.

Investment in restricted stock increased by $367,000, or 11.2%, to $3.6 million at December 31, 2018 from $3.3 million at December 31, 2017 due to increased borrowings from the Federal Home Loan Bank of New York.

Cash and cash equivalents decreased by $4.1 million, or 39.5%, to $6.3 million at December 31, 2018 from $10.4 million at December 31, 2017 to fund loan growth.

Mortgage loans held for sale decreased by $637,000, or 23.0%, to $2.1 million at December 31, 2018 compared to $2.8 million at December 31, 2017 due to a lower volume of loans closed and committed for sale at December 31, 2018 compared to December 31, 2017.

Securities held-to-maturity decreased $523,000, or 8.0%, to $6.1 million at December 31, 2018 from $6.6 million at December 31, 2017 due to maturities and calls of $835,000, $178,000 of principal repayments on mortgage-backed securities, and $27,000 in net amortization of premiums and accretion of discounts, partially offset by purchases of $517,000 in state and municipal securities.

Premises and equipment decreased by $333,000, or 10.9%, to $2.7 million at December 31, 2018 from $3.1 million at December 31, 2017, primarily due to disposals and depreciation of fixed assets.

Deposits and Borrowings. Total deposits increased $5.9 million, or 2.7%, to $222.6 million at December 31, 2018 from $216.7 million at December 31, 2017. The increase in FSB Bank’s deposits reflected a $10.6 million increase in certificates of deposit, including individual retirement accounts, primarily due to promotional specials offered in 2018, a $2.6 million increase in non-interest bearing checking accounts, and a $2.0 million increase in savings accounts, partially offset by a $5.9 million decrease in money market accounts and a $3.4 million decrease in interest bearing checking accounts. Total borrowings from the Federal Home Loan Bank of New York increased $7.4 million, or 11.4%, to $71.8 million at December 31, 2018 from $64.4 million at December 31, 2017. Long-term borrowings increased $6.6 million, or 12.9%, to $58.1 million at December 31, 2018 from $51.4 million at December 31, 2017 due to $25.5 million in new advances partially offset by $18.9 million in principal repayments on FSB Bank’s amortizing advances and maturities in 2018. Short-term borrowings increased by $750,000, or 5.8%, to $13.8 million at December 31, 2018 compared to $13.0 million at December 31, 2017. The increases in both deposits and FHLB borrowings were used to fund the additional growth in the loan portfolio in 2018.

Stockholders’ Equity. Total stockholders’ equity increased $457,000, or 1.5%, to $31.5 million at December 31, 2018 from $31.1 million at December 31, 2017 due to a $305,000 increase in additional paid in capital primarily related to the issuance of restricted shares of FSB stock by FSB to its directors and senior management as part of the 2017 Equity Incentive Plan (the “Plan”). In addition, stockholders’ equity increased as a result of an increase in retained earnings due to $135,000 in net income, and a $35,000 increase resulting from the release of ESOP shares, partially offset by a $18,000 increase in accumulated other comprehensive loss. FSB announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program. Under the repurchase program, FSB may repurchase up to 97,084 shares of its common stock, or approximately 5% of its then outstanding shares. In 2018, FSB repurchased 2,592 shares at an average price of $16.38 per share. As of December 31, 2018, FSB had repurchased 72,127 shares at an average price of $15.31 per share. On September 27, 2017, the Board of Directors of FSB approved restricted stock and stock option grants to senior management and directors of FSB, pursuant to the terms of the Plan. In 2018, an aggregate of 20,000 stock options and 8,400 shares of restricted stock were granted. In 2017, an aggregate of 152,080 stock options and 62,700 shares of restricted stock were granted. The main purpose of the stock repurchases was to fund these stock-based compensation plans. Generally, the grants to senior management and directors vest over a five year period.

Comparison of Operating Results for the Years Ended December 31, 2018 and 2017

General. Net income decreased $76,000, or 36.0%, to $135,000 for the year ended December 31, 2018 from $211,000 for the year ended December 31, 2017. The year over year decrease in earnings of $76,000 was attributable to an $859,000 decrease in other income along with a $170,000 increase in other expense and a $29,000 increase in provision for loan losses, partially offset by a $607,000 increase in net interest income and a $375,000 decrease in income tax expense.

Interest and Dividend Income. Total interest and dividend income increased $1.8 million, or 16.9%, to $12.5 million for the year ended December 31, 2018 from $10.7 million for the year ended December 31, 2017. The interest and dividend income increase resulted from a $26.9 million increase year over year in average interest-earning assets, primarily loans, in addition to a 24 basis points increase in the average yield on interest-earning assets from 3.84% for 2017 to 4.08% for 2018.

Interest income on loans, including fees, increased $1.7 million, or 16.4%, to $11.8 million for 2018 from $10.2 million for 2017, reflecting an increase in the average balance of loans to $277.0 million for 2018 from $247.7 million for 2017, in addition to a 17 basis points increase in average yield on loans. The increase in the average balance of loans was due to FSB Bank’s focus on increasing its portfolio of one- to four-family residential, commercial real estate, and commercial and industrial loans. The average yield on loans increased to 4.27% for 2018 from 4.10% for 2017, reflecting increases in market interest rates on most loan products, primarily commercial, adjustable rate residential mortgage, and consumer loans as a result of upward repricing for adjustable rate loans in addition to higher interest rates on new fixed-rate residential mortgage loans in a rising interest rate environment.

Interest income on taxable investment securities increased $111,000 to $415,000 in 2018, from $304,000 in 2017. The average balance of taxable investment securities increased $1.6 million, or 13.1%, to $14.2 million in 2018 from $12.6 million in 2017 in addition to an increase in the average yield of 50 basis points to 2.92% in 2018 from 2.42% in 2017. The average yield on investment securities increased due to new purchases of modestly higher-yielding investment securities replacing calls of lower-yielding investment securities. Interest income on mortgage-backed securities increased $25,000 to $141,000 in 2018, from $116,000 in 2017, reflecting an increase in the average yield on mortgage-backed securities of 65 basis points to 1.90% in 2018 from 1.25% in 2017, partially offset by a decrease in the average balance of mortgage-backed securities of $1.8 million, or 19.6%, to $7.4 million in 2018 from $9.3 million in 2017. The increase in average yield on mortgage-backed securities was primarily attributable to upward repricing on the pools of mortgage-backed securities held in portfolio. Interest income on federal funds sold increased $7,000, or 15.6%, to $52,000 in 2018, from $45,000 in 2017 as the average yield on federal funds sold increased by 62 basis points to 1.51% for 2018 from 0.89% for 2017 due to five rate increases from the Federal Reserve beginning in December 2017 which increased the fed funds rate from 1.25% to 2.50%. The average balance of federal funds sold decreased $1.7 million, or 32.7%, to $3.4 million in 2018 from $5.1 million in 2017. Interest income on tax-exempt securities decreased $5,000 to $105,000 in 2018 from $110,000 in 2017. The average balance of tax-exempt securities decreased by $524,000, or 8.2%, to $5.9 million in 2018 from $6.4 million in 2017, in addition to a decrease in the average yield of tax-exempt securities of 36 basis points to 2.26% in 2018, from 2.62% in 2017 on a tax equivalent basis as a result of the enactment of the Tax Act that took effect on January 1, 2018 which reduced the corporate federal income tax rate from 35% to 21%.

Total Interest Expense. Total interest expense increased $1.2 million, or 43.2%, to $4.0 million for the year ended December 31, 2018 from $2.8 million for the year ended December 31, 2017. The increase in total interest expense resulted from a 33 basis points increase in the average cost of interest-bearing liabilities from 1.12% for 2017 to 1.45% for 2018, as a result of higher interest rates paid on deposits, primarily promotional certificates of deposit, savings, and money market accounts along with an increase in interest rates on Federal Home Loan Bank borrowings. In addition, the average balance of interest-bearing liabilities increased $26.1 million, or 10.5%, to $275.3 million for 2018 from $249.1 million for 2017.

Interest expense on deposits increased $780,000, or 43.1%, to $2.6 million for 2018 from $1.8 million for 2017 due primarily to increases in the average cost and balances of deposits. The weighted average rate of deposits increased to 1.24% for 2018 from 0.96% for 2017 as a result of promotional certificates of deposit, savings, and money market rates to grow branch deposits. In addition, the average balance of deposits increased $20.3 million, or 10.8%, to $209.0 million for 2018 from $188.7 million for 2017 primarily due to increases in promotional certificates of deposit, savings, and money market accounts. The average balance on transaction accounts, traditionally lower costing deposit accounts, consisting of checking, savings, and money market accounts, increased by $2.6 million to $101.6 million for 2018 from $99.0 million for 2017, with an increase in the average cost of transaction accounts of nine basis points to 0.57% in 2018 from 0.48% in 2017. Additionally, the average balance of certificates of deposit (including individual retirement accounts) traditionally FSB Bank’s higher cost deposits, increased by $18.6 million to $116.8 million in 2018 from $98.2 million in 2017 with an increase in the average cost of certificates of deposit accounts of 36 basis points to 1.72% in 2018 from 1.36% in 2017.

Interest expense on Federal Home Loan Bank borrowings increased $421,000, or 43.5%, to $1.4 million for the year ended December 31, 2018 from $967,000 for the year ended December 31, 2017. The increase in interest expense on Federal Home Loan Bank borrowings was caused by an increase in FSB Bank’s average balance of Federal Home Loan Bank borrowings to $66.3 million for 2018 compared to $60.5 million for 2017 along with an increase in the average cost of these funds of 49 basis points from 1.60% in 2017 to 2.09% in 2018 due to the rising interest rate environment.

Net Interest Income. Net interest income increased $607,000, or 7.6%, to $8.6 million for the year ended December 31, 2018 from $8.0 million for the year ended December 31, 2017. The increase in net interest income despite a decrease in net interest margin was primarily due to substantially higher average balances in loans year over year and a modest increase in the average balance of taxable investment securities in addition to higher average yields on loans, federal funds sold, mortgage-backed securities, and taxable investment securities when comparing 2018 to 2017. Net interest-earning assets increased to $32.7 million for 2018 from $31.9 million for 2017. The growth of FSB Bank continues to focus on loan production, particularly with respect to residential mortgage, commercial real estate, and commercial and industrial loans. Net interest margin for the year ended December 31, 2018 decreased six basis points to 2.79% from 2.85% for the year ended December 31, 2017. The average cost of interest-bearing liabilities was negatively impacted by an increase in the average cost of interest-bearing deposit accounts due to promotional certificates of deposit, savings, and money market accounts as well as an increase in the average cost of Federal Home Loan Bank borrowings.

Provision for Loan Losses. FSB Bank establishes provisions for loan losses which are charged to operations in order to maintain the allowance for loan losses at a level FSB Bank considers necessary to absorb credit losses inherent in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. In determining the level of the allowance for loan losses, FSB Bank considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. FSB Bank assesses the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on the evaluation of the above factors, FSB Bank recorded a $300,000 provision for loan losses for the year ended December 31, 2018 compared to a $271,000 provision for loan losses for the year ended December 31, 2017. The rationale for the increase in 2018 was primarily due to a $1.3 million increase in loans rated special mention from $116,000 at December 31, 2017 to $1.4 million at December 31, 2018 in addition to adding reserves to support the growth in residential mortgages, commercial real estate, and commercial and industrial loan portfolios. The allowance for loan losses was $1.6 million or 0.55% of net loans outstanding, at December 31, 2018 compared to $1.3 million, or 0.48% of net loans outstanding, at December 31, 2017. FSB Bank had no net-charge-offs in 2018 or 2017.

Other Income. Other income decreased by $859,000, or 24.0%, to $2.7 million for 2018 from $3.6 million for 2017. The decrease resulted primarily from decreases in realized gains on the sales of loans, mortgage fees, and fee income. A substantial portion of the year over year decrease was in realized gains on the sale of loans which decreased $709,000, or 33.0%, to $1.4 million in 2018 from $2.1 million in 2017 due to lower volume of mortgage loans sold in 2018. Mortgage fee income decreased by $102,000, or 12.1%, to $743,000 in 2018 from $845,000 in 2017 due to lower volume of residential mortgage loans originated in 2018 compared to 2017, partially offset by an increase in commercial loan fees. Fee income from Fairport Wealth Management decreased $43,000, or 24.7%, to $131,000 in 2018 compared to $174,000 in 2017 due to a decrease in non-deposit investment product sales.

Other Expense. Other expense increased $170,000, or 1.6%, to $10.8 million in 2018 from $10.6 million in 2017. The increase was primarily the result of increases in mortgage fees and taxes of $158,000, data processing costs of $78,000, other miscellaneous expense of $55,000, and audit and tax services of $31,000, partially offset by decreases in salaries and employee benefits of $112,000 and directors’ fees of $56,000. Mortgage fees and taxes increased $158,000, or 59.9%, to $422,000 in 2018 from $264,000 in 2017 due to revisions to estimates. Data processing costs increased $78,000, or 22.4%, to $426,000 in 2018 from $348,000 in 2017 primarily due to the end of first year promotional pricing associated with the conversion of FSB Bank’s core processing system from in-house hosting to data center hosting. Other miscellaneous expense increased $58,000, or 7.5%, to $828,000 in 2018 from $770,000 in 2017 as a result of an increase in legal expenses associated with FSB’s restatement of its 2017 audited consolidated financial statements and its first quarter 2018 unaudited consolidated financial statements. Audit and tax services increased $31,000, or 17.0%, to $213,000 in 2018 from $182,000 in 2017 as a result of increased expenses related to FSB’s restatement of its 2017 audited consolidated financial statements and its first quarter 2018 unaudited consolidated financial statements. Salaries and employee benefits decreased $112,000, or 1.7%, to $6.5 million in 2018 from $6.6 million in 2017. The decrease in salaries and employee benefits was primarily attributable to a decrease in commission expense due to lower volume of mortgage loan originations in 2018 compared to 2017 in addition to a reversal of excess funds from FSB’s annual discretionary 401(k) contribution paid to eligible employees. This decrease was partially offset by annual merit increases for existing staff and the expense related to the issuance of restricted stock awards and options to senior management and the Board of Directors in the fourth quarter of 2017 and the first and third quarters of 2018. Directors’ fees decreased $56,000, or 21.5%, to $205,000 in 2018 from $261,000 in 2017 due to the retirement of four directors as of December 31, 2017.

Provision for Income Taxes. Provision for income taxes was $32,000 for 2018, a decrease of $375,000 compared to a provision for income taxes of $407,000 for 2017. The effective tax rate was 19.2% in 2018 compared to 65.9% in 2017. The decrease was primarily due to lower income before income taxes in addition to the Tax Act that was enacted on December 22, 2017, which reduced the corporate federal income tax rate from 35% to 21% and caused a reevaluation of net deferred tax assets. Generally accepted accounting principles required that the impact of the provisions of the Tax Act be accounted for in the period of enactment. As such, the additional expense in 2017 was largely attributable to the reduction in carrying value of net deferred tax assets, primarily unrealized losses on available-for-sale securities, reflecting lower future tax benefits resulting from the lower corporate tax rates.

Average balances and yields. The following table sets forth average balance sheets, average yields and costs and certain other information at and for the years indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are accreted or amortized to interest income or interest expense.

	For the Years Ended December 31,
	2018			2017
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
(Dollars in thousands)
Interest-earning assets:
Loans, including fees	$277,004	$11,827	4.27%	$247,704	$10,157	4.10%
Federal funds sold	3,413	52	1.51	5,068	45	0.89
Securities-taxable	14,206	415	2.92	12,563	304	2.42
Mortgage-backed securities	7,444	141	1.90	9,264	116	1.25
Securities-tax-exempt(1)	5,853	132	2.26	6,377	167	2.62

Total interest-earning assets	307,920	12,567	4.08	280,976	10,789	3.84

Noninterest-earning assets	10,376			10,849

Total assets	$318,296			$291,825

Interest-bearing liabilities:

NOW accounts	$30,018	92	0.31	$29,659	89	0.30
Passbook savings	27,533	147	0.53	26,488	103	0.39
Money market savings Individual retirement accounts	34,593	345	1.00	34,330	284	0.83
	6,792	85	1.25	7,081	75	1.05
Certificates of deposit	110,033	1,922	1.75	91,103	1,260	1.38
Borrowings	66,294	1,388	2.09	60,457	967	1.60

Total interest-bearing liabilities	275,263	3,979	1.45%	249,118	2,778	1.12%

Noninterest-bearing liabilities:
Demand deposits	9,467			8,526
Other	2,298			2,325

Total liabilities	287,028			259,969
Stockholders’ equity	31,268			31,856

Total liabilities and stockholders’ equity	$318,296			$291,825

Net interest income		$8,588			$8,011

Interest rate spread(2)			2.63%			2.72%
Net interest-earning assets(3)	$32,657			$31,858

Net interest margin(4)			2.79%			2.85%
Average interest-earning assets to average interest-bearing liabilities			112%			113%

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 21% federal tax rate for the year ended December 31, 2018 and a 34% federal tax rate for the year ended December 31, 2017.
(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on FSB’s net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the Years Ended December 31, 2018 vs. 2017
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans, including fees	$1,237	$433	$1,670
Federal funds sold	(6)	13	7
Securities-taxable	43	68	111
Mortgage-backed securities	(15)	40	25
Securities-tax-exempt(1)	(13)	(22)	(35)

Total interest-earning assets	1,246	532	1,778

Interest-bearing liabilities:
NOW accounts	1	2	3
Passbook savings	4	40	44
Money market savings	2	59	61
Individual retirement accounts	(3)	13	10
Certificates of deposit	289	373	662
Borrowings	101	320	421

Total interest-bearing liabilities	394	807	1,201

Net change in net interest income	$852	$(275)	$577

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 21% federal tax rate for the year ended December 31, 2018 and a 34% federal tax rate for the year ended December 31, 2017.

Management of Market Risk

General. The majority of FSB’s assets and liabilities are monetary in nature. Consequently, FSB’s most significant form of market risk is interest rate risk. FSB’s assets, consisting primarily of mortgage loans, have longer maturities than its liabilities, consisting primarily of deposits. As a result, a principal part of FSB’s business strategy is to manage interest rate risk and limit the exposure of its net interest income to changes in market interest rates. Accordingly, FSB has an asset/liability management committee which is responsible for evaluating the interest rate risk inherent in its assets and liabilities, for determining the level of risk that is appropriate, given FSB’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

FSB intends to continue to manage its interest rate risk in order to control the exposure of its earnings and capital to changes in interest rates. As part of its ongoing asset-liability management, FSB intends to use the following strategies to manage its interest rate risk.

(i)	invest in shorter to medium-term repricing and/or maturing securities whenever the market allows;
(ii)	emphasize the marketing of its money market, savings and checking accounts and increasing the duration of its certificates of deposit;

(iii)	sell a portion of its long-term, fixed-rate one- to four-family residential real estate mortgage loans;

(iv)	increase its commercial loan portfolio with shorter term, higher yielding loan products; and

(v)	maintain a strong capital position.

In 2018, FSB Bank sold $59.9 million of mortgage loan originations including $41.5 million of conventional conforming fixed-rate residential mortgages and $18.4 million of correspondent FHA, VA, and USDA mortgage loans to improve its interest rate risk position in the event of increases in market interest rates. FSB Bank intends to continue to originate and, subject to market conditions, sell long term (terms of 15 years or greater) fixed-rate one- to four-family residential real estate loans.

Interest Rate Risk Management

FSB’s earnings and the market value of its assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. FSB manages the interest rate sensitivity of its interest-earning assets and interest-bearing liabilities in an effort to minimize the adverse effects of changes in the interest rate environment. The majority of FSB’s assets are long-term fixed-rate mortgage loans that do not reprice as quickly as its deposits, therefore FSB would experience a significant decrease in its net interest income in the event of an inversion of the yield curve. FSB has $73.9 million in certificates of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2019. If FSB retains these deposits it most likely will be at a higher cost to us than their current contractual rates.

Additionally, shortening the average maturity of FSB’s interest-earning assets by increasing investments in shorter term loans, as well as loans with variable rates of interest, helps to better match the maturities and interest rates of FSB’s assets and liabilities, thereby reducing the exposure of FSB’s net interest income to changes in market interest rates. By following these strategies, FSB believes that it is better-positioned to react to changes in market interest rates.

FSB has an Asset/Liability Management Committee to coordinate all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. FSB’s cash flows are derived from operating activities, investing activities, and financing activities as reported in FSB’s consolidated statements of cash flows included in its consolidated financial statements.

FSB strives to optimize the funding of the consolidated balance sheet, continually balancing the stability and cost factors of its various funding sources. To achieve this goal, FSB maintains a funding strategy that provides effective diversification in the sources and tenor of funding. The objective is a funding mix diversified across a full range of retail as well as secured and unsecured wholesales sources of funds. In general, funding concentrations (including specific retail products) will be avoided to prevent over-reliance on any one source, maintaining an appropriately diverse mix of existing and potential future funding sources. FSB may use this variety of funding sources to manage the funding cost or balance the interest rate risk position.

These sources will include, but not be limited to retail deposit growth, Fed Funds purchased, brokered deposits, wholesale funding, dealer repos, and other short-term alternatives. Management will ensure access to these sources is being actively managed, monitored, and tested. Alternatively, if necessary FSB may liquidate assets or take other measures consistent with its Contingency Funding Plan.

FSB’s primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York, maturities and principal repayments of securities, and loan sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. FSB’s asset/liability management committee is responsible for establishing and monitoring its liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of customers as well as unanticipated contingencies. FSB seeks to maintain a liquidity ratio of 20.0% or greater. For the year ended December 31, 2018, FSB’s liquidity ratio averaged 28.2%. FSB believes that it has enough sources of liquidity to satisfy its short and long-term liquidity needs as of December 31, 2018.

FSB regularly adjust its investments in liquid assets based upon its assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of FSB’s asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits, short and intermediate-term securities and federal funds sold. FSB’s most liquid assets are cash and cash equivalents. The levels of these assets are dependent on FSB’s operating, financing, lending, and investing activities during any given period. At December 31, 2018, cash and cash equivalents totaled $6.3 million.

At December 31, 2018, FSB Bank had $5.6 million in loan commitments outstanding and $4.4 million in additional unadvanced portion of construction loans. In addition to commitments to originate loans, FSB Bank had $18.8 million in unused lines of credit to borrowers. Certificates of deposit (including individual retirement accounts) comprised solely of certificates of deposits, due within one year of December 31, 2018 totaled $73.9 million, or 59.7% of FSB Bank’s certificates of deposit (including individual retirement accounts) and 33.2% of total deposits. If these deposits do not remain with FSB Bank, it will be required to seek other sources of funds, including loan sales, other deposit products, including certificates of deposit, and Federal Home Loan Bank advances. Depending on market conditions, FSB Bank may be required to pay higher rates on such deposits or other borrowings than it currently pays on the certificates of deposit due on or before December 31, 2019. FSB Bank believes, however, based on past experience that a significant portion of such deposits will remain with it. FSB Bank has the ability to attract and retain deposits by adjusting the interest rates offered.

Liquidity management is both a daily and long-term function of business management. If FSB requires funds beyond its ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provides an additional source of funds. Federal Home Loan Bank advances increased by $7.4 million to $71.8 million at December 31, 2018, compared to $64.4 million at December 31, 2017. At December 31, 2018, FSB had the ability to borrow approximately $165.9 million from the Federal Home Loan Bank of New York, of which $71.8 million had been advanced.

FSB also has a repurchase agreement with Raymond James providing an additional $10.0 million in liquidity. Funds obtained under the repurchase agreement are secured by FSB’s U.S. Government and agency obligations. There were no advances outstanding under the repurchase agreement at December 31, 2018 and 2017. In addition to the repurchase agreement with Raymond James, FSB also has an unsecured line of credit through Atlantic Community Bankers Bank which would provide an additional $5.0 million in liquidity. There were no draws or outstanding balances from the line of credit at December 31, 2018 and 2017.

FSB Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2018, FSB Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See Note 13 of the notes to the consolidated financial statements.

Off-Balance Sheet Arrangements

In the ordinary course of business, FSB is a party to credit-related financial instruments with off-balance sheet risk to meet the financing needs of FSB customers. These financial instruments include commitments to extend credit. FSB follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for unused lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by us, is based on FSB’s credit evaluation of the customer.

At December 31, 2018 and 2017, FSB had $5.6 million and $12.4 million, respectively, of commitments to grant loans, $4.4 million and $5.9 million, respectively, of unadvanced portion of construction loans, and $18.8 million and $17.5 million, respectively, of unfunded commitments under lines of credit.

Impact of Inflation and Changing Prices

FSB’s consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of FSB’s operations. Unlike industrial companies, FSB’s assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to the consolidated financial statements attached as Annex E to this proxy statement/prospectus.

For the Quarter and Nine Months Ended September 30, 2019

Overview

The following discussion reviews FSB’s financial condition at September 30, 2019 and at December 31, 2018 and the results of operations for the three and nine month periods ended September 30, 2019 and 2018. Operating results for the three and nine months ended September 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019 or for any other period.

FSB’s business has traditionally focused on originating one- to four-family residential real estate mortgage loans, home equity lines of credit, and offering retail deposit accounts. In recent years, FSB has expanded its mortgage origination footprint and opened new mortgage offices in Cheektowaga and Lewiston, New York. FSB’s primary market area now consists of Monroe County and the surrounding western New York counties of Erie, Livingston, Ontario, Orleans, Jefferson, Niagara, and Wayne. Management has made the decision to deploy available funds from deposit and borrowings growth into higher-yielding assets, primarily residential and commercial loan products in 2019. More recently, FSB has shifted its attention to expand its commercial loan department in an effort to improve its interest rate risk exposure with shorter duration commercial loan products, as well as higher yielding assets.

FSB’s results of operations depend primarily on its net interest income and, to a lesser extent, other income. Net interest income is the difference between the interest income FSB earns on its interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash and cash equivalents), and the interest FSB pays on its interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Other income consists primarily of realized gains on sale of loans, mortgage fee income, fees and service charges from deposit products, fee income from FSB’s financial services subsidiary, earnings on bank owned life insurance and miscellaneous other income. FSB’s results of operations also are affected by its provision for loan losses and other expenses. Other expenses consist primarily of salaries and employee benefits, occupancy, equipment, electronic banking, data processing costs, mortgage fees and taxes, advertising, directors’ fees, FDIC deposit insurance premium expense, audits and tax services, and other miscellaneous expenses. FSB’s results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. The most significant accounting policies followed by FSB are presented in FSB’s Annual Report on Form 10-K filed with the SEC on March 27, 2019. These policies, along with the disclosures presented in the other consolidated financial statement notes filed with the SEC and in this discussion, provide information on how significant assets and liabilities are valued in the consolidated financial statements and how those values are determined. FSB believes that the most critical accounting policies upon which its financial condition and results of operations depend, involve the most complex subjective decisions or assessments including the policies with respect to FSB’s allowance for loan losses, deferred tax assets and the estimation of fair values for accounting and disclosure purposes. These areas could be the most subject to revision as new information becomes available. There have been no significant changes in application of critical accounting policies during the nine months ended September 30, 2019.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. The amount of the allowance is based on significant estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions used and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial percentage of FSB’s loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance determined. Management carefully reviews the assumptions supporting such appraisals to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs an evaluation of the adequacy of the allowance for loan losses at least quarterly. FSB considers a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change based on changes in economic and real estate market conditions.

The evaluation has specific, general, and unallocated components. The specific component relates to loans that are deemed to be impaired and classified as special mention, substandard, doubtful, or loss. For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating known and inherent losses in the portfolio.

Actual loan losses may be significantly more than the allowance FSB has established which could have a material negative effect on FSB’s financial results.

Deferred Tax Assets. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Estimation of Fair Values. Fair values for securities available-for-sale are obtained from an independent third party pricing service. Where available, fair values are based on quoted prices on a nationally recognized securities exchange. If quoted prices are not available, fair values are measured using quoted market prices for similar benchmark securities. Management generally makes no adjustments to the fair value quotes provided by the pricing source. The fair values of foreclosed real estate and the underlying collateral value of impaired loans are typically determined based on evaluations by third parties, less estimated costs to sell. When necessary, appraisals are updated to reflect changes in market conditions.

Comparison of Financial Condition at September 30, 2019 and at December 31, 2018

Total Assets. Total assets decreased $3.5 million, or 1.1%, to $324.8 million at September 30, 2019 from $328.3 million at December 31, 2018, primarily due to decreases in net loans receivable, cash and cash equivalents, investment in restricted stock, and securities available-for-sale, partially offset by an increase in right of use asset.

Net loans receivable decreased $5.0 million, or 1.8%, to $276.7 million at September 30, 2019 from $281.7 million at December 31, 2018. One-to-four family real estate loans decreased $6.2 million, or 2.8%, to $215.4 million at September 30, 2019 from $221.6 million at December 31, 2018 due to amortization and maturities. FSB Bank will continue to focus its efforts on loan production as it looks to primarily grow FSB Bank’s residential mortgage and commercial loan portfolios at a measured pace while still maintaining its strong credit quality and strict underwriting standards. FSB Bank originated $43.3 million of residential mortgage loans for the nine months ended September 30, 2019 compared to $70.7 million for the nine months ended September 30, 2018. FSB Bank sold $27.0 million of mortgage loans in the secondary market during the nine months ended September 30, 2019 compared to $44.4 million during the nine months ended September 30, 2018 as a balance sheet management strategy to reduce interest-rate risk. FSB Bank sold these loans at a gain of $620,000 which was recorded in other income for the nine months ended September 30, 2019 compared to $1.1 million for the nine months ended September 30, 2018. At September 30, 2019, FSB Bank was servicing $115.7 million in residential mortgage loans sold to Freddie Mac and will realize servicing income on these loans as long as they remain outstanding. At September 30, 2019, FSB Bank had $3.7 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and USDA mortgage loans originated and closed by FSB Bank in the third quarter of 2019 that have been committed for sale in the secondary market, and will be delivered and sold in the fourth quarter of 2019. Mortgage servicing rights decreased $91,000, or 11.1%, to $722,000 at September 30, 2019 compared to $812,000 at December 31, 2018, and are included in other assets on the consolidated balance sheets due to an increased number of loan payoffs in addition to a lower volume of loans sold with servicing retained.

Cash and cash equivalents decreased by $1.1 million, or 17.1%, to $5.2 million at September 30, 2019 from $6.3 million at December 31, 2018 due to funding residential and commercial loan originations during the first nine months of 2019.

Investment in restricted stock decreased by $676,000, or 18.6%, to $3.0 million at September 30, 2019 from $3.6 million at December 31, 2018 due to decreased borrowings from the Federal Home Loan Bank of New York.

Securities available-for-sale decreased by $331,000, or 1.8%, to $18.0 million at September 30, 2019 from $18.3 million at December 31, 2018. The decrease was due to principal repayments and calls of $8.5 million and amortization of $43,000, partially offset by purchases of $8.0 million in new securities of U.S. Government and agency obligations and an increase in the fair market value of available-for-sale securities of $206,000 due to the decrease in market interest rates during the first nine months of 2019.

Operating lease right of use asset increased by $2.2 million at September 30, 2019 from $0 at December 31, 2018 due to the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) on January 1, 2019 which requires recognition of operating lease liabilities and operating lease right of use assets associated with lease agreements.

Deposits and Borrowings. Total deposits increased $10.3 million, or 4.6%, to $232.9 million at September 30, 2019 from $222.6 million at December 31, 2018. Certificates of deposit (including individual retirement accounts) increased $12.2 million, or 9.8%, to $136.1 million at September 30, 2019 from $123.9 million at December 31, 2018 due to rate promotions. Transaction accounts decreased $1.9 million, or 1.9%, to $96.8 million at September 30, 2019 from $98.7 million at December 31, 2018. Total borrowings from the Federal Home Loan Bank of New York decreased $15.6 million, or 21.7%, to $56.3 million at September 30, 2019 from $71.8 million at December 31, 2018. Long-term borrowings decreased $3.8 million, or 6.6%, to $54.3 million at September 30, 2019 from $58.1 million at December 31, 2018 due to $11.3 million in principal repayments on amortizing advances and maturities partially offset by $7.5 million in new advances. FSB decreased its short-term borrowings by $11.8 million, or 85.5%, to $2.0 million at September 30, 2019 compared to $13.8 million at December 31, 2018 due to excess cash as a result of an increase in deposits.

Stockholders’ Equity. Stockholders’ equity increased $404,000, or 1.3%, to $31.9 million at September 30, 2019 from $31.5 million at December 31, 2018. The increase was primarily due to a $228,000 increase in additional paid in capital as a result of stock based compensation, an increase of $50,000 resulting from the release of ESOP shares from the suspense account, and a decrease of $163,000 in accumulated other comprehensive loss due to an increase in the fair market value of FSB’s available-for-sale securities during the nine months ended September 30, 2019, partially offset by a $(37,000) net loss.

Comparison of Operating Results for the Three Months Ended September 30, 2019 and 2018

General. Net income increased $52,000 to $2,000 for the quarter ended September 30, 2019 from a loss of $(50,000) for the quarter ended September 30, 2018. The quarter-over-quarter increase was attributable to a decrease in other expense of $448,000, partially offset by decreases in other income of $262,000 and net interest income of $120,000, and an increase in provision for income taxes of $14,000.

Interest and Dividend Income. Total interest and dividend income increased $88,000, or 2.8%, to $3.3 million for the quarter ended September 30, 2019 from $3.2 million for the quarter ended September 30, 2018. The increase resulted from a $3.2 million increase quarter over quarter in average interest-earning assets, primarily Fed Funds sold, and a seven basis points increase in the average yield earned on interest-earning assets from 4.10% for the three months ended September 30, 2018 to 4.17% for the three months ended September 30, 2019 due to rising interest rates.

Interest income on loans increased $56,000, or 1.9%, to $3.1 million for the quarter ended September 30, 2019 from $3.0 million for the quarter ended September 30, 2018, reflecting a $137,000 increase in the average balance of loans to $281.6 million for the three months ended September 30, 2019 from $281.5 million for the three months ended September 30, 2018, in addition to a seven basis point increase in the average yield earned on loans for the three months ended September 30, 2019 as compared to the same period in 2018. The average yield on loans increased to 4.37% for the three months ended September 30, 2019 from 4.30% for the three months ended September 30, 2018, reflecting increases in market interest rates on new loan products, primarily residential mortgages, commercial mortgages, and home equity lines of credit, in addition to upward repricing for adjustable rate loans.

Interest income on taxable investment securities increased $13,000, or 12.4%, to $118,000 for the three months ended September 30, 2019 from $105,000 for the three months ended September 30, 2018. The average balance of taxable investment securities increased $2.0 million, or 14.0%, to $16.2 million for the three months ended September 30, 2019 from $14.2 million for the three months ended September 30, 2018. The average yield on taxable investment securities decreased four basis points to 2.92% during the quarter ended September 30, 2019 as compared to 2.96% for the quarter ended September 30, 2018 as new purchases of moderately lower-yielding investment securities replaced calls of higher-yielding investment securities. Interest income on mortgage-backed securities decreased $2,000, or 7.1%, to $26,000 for the three months ended September 30, 2019 from $28,000 for the three months ended September 30, 2018. The average balance of mortgage-backed securities decreased $2.0 million, or 27.7%, to $5.2 million for the three months ended September 30, 2019 from $7.1 million for the three months ended September 30, 2018. The average yield on mortgage-backed securities increased 39 basis points to 1.98% for the three months ended September 30, 2019 from 1.59% for the three months ended September 30, 2018 as a result of slower prepayment speeds on the pools of mortgage-backed securities held in portfolio during the three months ended September 30, 2019 compared to the three months ended September 30, 2018. A portion of the cash flow from these investment and mortgage-backed securities was redeployed to fund loan originations. Interest income on tax-exempt state and municipal securities increased $1,000, or 3.9%, to $27,000 for the three months ended September 30, 2019 from $26,000 for the three months ended September 30, 2018. The average tax equivalent yield on state and municipal securities increased 11 basis points to 2.39% for the three months ended September 30, 2019 from 2.28% for the three months ended September 30, 2018, as lower yielding state and municipal securities matured and were replaced by modestly higher yielding state and municipal securities. The average balance of state and municipal securities decreased by $296,000, or 5.0%, from $5.9 million for the three months ended September 30, 2018 to $5.6 million for the three months ended September 30, 2019. Interest income on Fed Funds sold increased $20,000, or 142.9%, to $34,000 for the three months ended September 30, 2019 from $14,000 for the three months ended September 30, 2018. The increase in Fed Funds sold was attributable to an increase in the average yield on Fed Funds sold of 41 basis points to 2.00% during the quarter ended September 30, 2019 as compared to 1.59% for the quarter ended September 30, 2018 due to the Federal Reserve’s increase of the Fed funds rate in addition to an increase in the average balance of Fed Funds sold of $3.3 million, or 96.0%, to $6.8 million for the three months ended September 30, 2019 from $3.5 million for the three months ended September 30, 2018.

Interest Expense. Total interest expense increased $208,000, or 19.6%, to $1.3 million for the quarter ended September 30, 2019 from $1.1 million for the quarter ended September 30, 2018. Total interest expense reflected an increase in interest expense on deposits of $235,000, partially offset by a decrease in interest expense on borrowings of $27,000 when comparing the quarters ended September 30, 2019 and 2018. The total interest expense reflected an increase in the average cost of interest-bearing liabilities of 29 basis points from 1.53% for the three months ended September 30, 2018 to 1.82% for the three months ended September 30, 2019, in addition to an increase of $567,000 in average interest-bearing liabilities.

Interest expense on deposits increased $235,000, or 34.1%, to $924,000 for the three months ended September 30, 2019 from $689,000 for the three months ended September 30, 2018. The average cost of deposits increased to 1.66% for the three months ended September 30, 2019 from 1.31% for the three months ended September 30, 2018, primarily reflecting increases in the average cost of higher rate promotional certificates of deposit and savings accounts offered during the third quarter of 2019. The average balance of deposits increased $11.1 million, or 5.3%, from $211.1 million for the three months ended September 30, 2018 to $222.2 million for the three months ended September 30, 2019 due to higher rate promotional certificates of deposit offered in the third quarter of 2019. The average cost of certificates of deposit (including individual retirement accounts) increased to 2.29% for the three months ended September 30, 2019 from 1.77% for the three months ended September 30, 2018, in addition to an increase in the average balance of these accounts by $16.9 million to $134.1 million for the three months ended September 30, 2019 from $117.2 million for the three months ended September 30, 2018. The average cost of transaction accounts, the core non-time deposit accounts, decreased by three basis points to 0.63% for the three months ended September 30, 2019 from 0.66% for the three months ended September 30, 2018 primarily due to a decrease in the average balance of transaction accounts of $4.0 million to $100.3 million for the three months ended September 30, 2019 from $104.3 million for the three months ended September 30, 2018.

At September 30, 2019, FSB Bank had $25.7 million of certificates of deposit, including individual retirement accounts, scheduled to mature throughout the remainder of 2019. Based on current market interest rates, FSB Bank expects that the cost of these deposits upon maturity will be at a slightly lower cost, if renewed, than their current contractual rates.

Interest expense on borrowings decreased $27,000, or 7.3%, from $371,000 for the quarter ended September 30, 2018 to $344,000 for the quarter ended September 30, 2019, due to a $10.5 million decrease in the average balance of borrowings with the Federal Home Loan Bank from $67.0 million for the three months ended September 30, 2018 to $56.5 million for the three months ended September 30, 2019, partially offset by an increase in the average cost of these funds from 2.22% for the three months ended September 30, 2018 to 2.44% for the three months ended September 30, 2019 as a result of an increase in market interest rates.

Net Interest Income. Net interest income decreased $120,000, or 5.6%, to $2.0 million for the quarter ended September 30, 2019 as compared to $2.1 million for the quarter ended September 30, 2018. Net interest income decreased primarily due to an increase in the average balance of FSB’s interest bearing liabilities, specifically certificates of deposit in addition to increases in the average cost of the certificates of deposit and savings accounts, partially offset by a higher average balance and average yield on the interest-earning assets when comparing the quarter ended September 30, 2019 to the same period in 2018. FSB’s net interest rate spread decreased 23 basis points to 2.35% for the quarter ended September 30, 2019 from 2.58% for the quarter ended September 30, 2018. There was a 29 basis point increase in the average cost of interest-bearing liabilities from 1.53% for the three months ended September 30, 2018 to 1.82% for the three months ended September 30, 2019, partially offset by a seven basis point increase in the average yield on interest-earning assets to 4.17% for the three months ended September 30, 2019 from 4.10% for the three months ended September 30, 2018. FSB’s net interest margin decreased 18 basis points to 2.56% during the three months ended September 30, 2019 from 2.74% during the three months ended September 30, 2018.

Provision for Loan Losses. FSB Bank establishes provisions for loan losses which are charged to operations in order to maintain the allowance for loan losses at a level it considers necessary to absorb credit losses inherent in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. In determining the level of the allowance for loan losses, FSB Bank considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. FSB Bank assesses the allowance for loan losses on at least a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on FSB Bank’s evaluation of the above factors, it recorded a $75,000 provision for loan losses for the quarters ended September 30, 2019 and 2018. The allowance for loan losses was $1.7 million, or 0.62% of net loans outstanding at September 30, 2019 compared to $1.5 million, or 0.53% of net loans outstanding, at September 30, 2018. The allowance for loan losses was $1.6 million, or 0.55% of net loans outstanding at December 31, 2018.

Other Income. Other income decreased by $262,000, or 32.1%, to $554,000 for the three months ended September 30, 2019 compared to $816,000 for the three months ended September 30, 2018. The decrease in other income was primarily attributable to decreases in realized gains on sales of loans of $183,000, mortgage fee income of $45,000, and fee income of $32,000. Realized gains on sales of loans decreased $183,000, or 39.7%, to $278,000 for the three months ended September 30, 2019 from $461,000 for the three months ended September 30, 2018. The decrease in realized gains on sales of loans was primarily due to lower volume of residential mortgage loans sold in the third quarter of 2019 compared to the third quarter of 2018. Mortgage fee income decreased by $45,000, or 20.6%, to $173,000 for the three months ended September 30, 2019 compared to $218,000 for the three months ended September 30, 2018 due to lower volume of residential mortgage loans originated in the third quarter of 2019 compared to the third quarter of 2018. Fee income from Fairport Wealth Management decreased by $32,000, or 88.9%, to $4,000 for the three months ended September 30, 2019 from $36,000 for the three months ended September 30, 2018 due to a decrease in non-deposit investment product sales in the third quarter of 2019 compared to the third quarter of 2018.

Other Expense. Other expense decreased $448,000, or 15.3%, to $2.5 million for the three months ended September 30, 2019 from $2.9 million for the three months ended September 30, 2018. The decrease in other expense was primarily due to decreases in mortgage fees and taxes of $154,000, salaries and employee benefits of $117,000, other miscellaneous expenses of $61,000, audits and taxes of $51,000, and FDIC premium expense of $33,000. Mortgage fees and taxes decreased $154,000, or 67.3%, to $75,000 for the three months ended September 30, 2019 from $229,000 for the three months ended September 30, 2018 due to a $159,000 change in accounting estimate to adjust the outstanding balance of previously recorded special additional mortgage recording tax credits in 2018. Salaries and employee benefits decreased $117,000, or 6.8%, to $1.6 million for the three months ended September 30, 2019 from $1.7 million for the three months ended September 30, 2018 as a result of a decrease in commission expense due to lower volume of residential loan originations in the third quarter of 2019 compared to the third quarter of 2018. Other miscellaneous expenses decreased $61,000, or 27.9%, to $158,000 for the three months ended September 30, 2019 from $219,000 for the three months ended September 30, 2018 as a result of an increase in legal expenses associated with FSB’s restatement of its 2017 audited consolidated financial statements and its first quarter 2018 unaudited consolidated financial statements as a result of FSB incorrectly claiming a tax credit for residential mortgages on properties located in Erie County in 2018. Audits and taxes decreased $51,000, or 72.9%, to $19,000 for the three months ended September 30, 2019 from $70,000 for the three months ended September 30, 2018 as a result of increased expenses related to the same prior year restatement. FDIC premium expense decreased $33,000, or 106.5%, to a benefit of $(2,000) for the three months ended September 30, 2019 from $31,000 for the three months ended September 30, 2018 as a result of the application of FSB Bank’s Small Bank Assessment Credits (“credits”) due to the fact that the Deposit Insurance Fund reserve ratio exceeded the 1.38 percent level which allowed the credits to be applied to FSB Bank’s payment for the second quarter assessment period of 2019 payable in the third quarter of 2019.

Income Taxes. Income tax expense increased $14,000, or 155.6%, to $5,000 for the three months ended September 30, 2019 from a benefit of $(9,000) for the three months ended September 30, 2018. The increase in income tax expense for the three months ended September 30, 2019 as compared to the same period in 2018 was due to higher income before income taxes. The effective tax rate was 71.4% for the three months ended September 30, 2019 compared to 15.3% for the three months ended September 30, 2018. The increase in effective tax rate was due to lower income for the three months ended September 30, 2019 and similar amounts of permanent tax differences compared to the three months ended September 30, 2018.

Comparison of Operating Results for the Nine Months Ended September 30, 2019 and 2018

General. Net income decreased $129,000 to a loss of $(37,000) for the nine months ended September 30, 2019 from $92,000 for the nine months ended September 30, 2018. The year-over-year nine month decrease was attributable to decreases in other income of $747,000 and net interest income of $265,000, partially offset by decreases in other expense of $806,000, provision for loan losses of $50,000, and provision for income taxes of $27,000.

Interest and Dividend Income. Total interest and dividend income increased $615,000, or 6.7%, to $9.9 million for the nine months ended September 30, 2019 from $9.2 million for the nine months ended September 30, 2018. The increase resulted from a $9.6 million year-over-year nine month increase in average interest-earning assets, primarily residential mortgage and commercial real estate loans, and a 14 basis point increase in the average yield earned on interest-earning assets from 4.05% for the nine months ended September 30, 2018 to 4.19% for the nine months ended September 30, 2019 due to rising interest rates.

Interest income on loans increased $516,000, or 5.9%, to $9.3 million for the nine months ended September 30, 2019 from $8.7 million for the nine months ended September 30, 2018, reflecting a $7.6 million increase in the average balance of loans to $282.2 million for the nine months ended September 30, 2019 from $274.6 million for the nine months ended September 30, 2018, in addition to a 13 basis point increase in the average yield earned on loans for the nine months ended September 30, 2019 as compared to the same period in 2018. The increase in the average balance of loans was due to FSB Bank’s focus on increasing its residential mortgage and commercial loan portfolios during the nine months ended September 30, 2019 as compared to the same period in 2018. The average yield on loans increased to 4.37% for the nine months ended September 30, 2019 from 4.24% for the nine months ended September 30, 2018, reflecting increases in market interest rates on new loan products, primarily residential mortgages, commercial mortgages, and home equity lines of credit, in addition to upward repricing for adjustable rate loans.

Interest income on taxable investment securities increased $70,000, or 23.7%, to $366,000 for the nine months ended September 30, 2019 from $296,000 for the nine months ended September 30, 2018. The average balance of taxable investment securities increased $2.0 million, or 14.6%, to $15.8 million for the nine months ended September 30, 2019 from $13.8 million for the nine months ended September 30, 2018. The average yield on taxable investment securities increased 23 basis points to 3.08% during the nine months ended September 30, 2019 as compared to 2.85% for the nine months ended September 30, 2018 due to new purchases of moderately higher-yielding investment securities. Interest income on mortgage-backed securities decreased $21,000, or 20.4%, to $82,000 for the nine months ended September 30, 2019, from $103,000 for the nine months ended September 30, 2018. The average balance of mortgage-backed securities decreased $2.1 million, or 26.7%, to $5.7 million for the nine months ended September 30, 2019 from $7.7 million for the nine months ended September 30, 2018. The average yield on mortgage-backed securities increased 17 basis points to 1.94% for the nine months ended September 30, 2019 from 1.77% for the nine months ended September 30, 2018 primarily due to slower prepayment speeds on the pools of mortgage-backed securities held in portfolio during the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. A portion of the cash flow from these investment and mortgage-backed securities was redeployed to fund loan growth. Interest income on tax-exempt state and municipal securities increased $1,000, or 1.3%, to $79,000 for the nine months ended September 30, 2019 from $78,000 for the nine months ended September 30, 2018. The average tax equivalent yield on state and municipal securities increased 16 basis points to 2.39% for the nine months ended September 30, 2019 from 2.23% for the nine months ended September 30, 2018, as lower yielding state and municipal securities matured and were replaced by modestly higher yielding state and municipal securities. The average balance of state and municipal securities decreased by $349,000, or 5.9%, from $5.9 million for the nine months ended September 30, 2018 to $5.6 million for the nine months ended September 30, 2019. Interest income on Fed Funds sold increased $49,000, or 140.0%, to $84,000 for the nine months ended September 30, 2019 from $35,000 for the nine months ended September 30, 2018. The increase in Fed Funds sold was attributable to an increase in the average yield on Fed Funds sold of 56 basis points to 1.99% during the nine months ended September 30, 2019 as compared to 1.43% for the nine months ended September 30, 2018 due to the Federal Reserve’s increase of the Fed funds rate in addition to an increase in the average balance of Fed Funds sold of $2.4 million, or 72.8%, to $5.6 million for the nine months ended September 30, 2019 from $3.3 million for the nine months ended September 30, 2018.

Interest Expense. Total interest expense increased $880,000, or 31.2%, to $3.7 million for the nine months ended September 30, 2019 from $2.8 million for the nine months ended September 30, 2018. Total interest expense reflected an increase in interest expense on deposits of $713,000 and an increase in interest expense on borrowings of $167,000 when comparing the nine months ended September 30, 2019 and 2018. The total interest expense reflected an increase in the average cost of interest-bearing liabilities of 39 basis points from 1.38% for the nine months ended September 30, 2018 to 1.77% for the nine months ended September 30, 2019, in addition to an increase of $6.6 million in average interest-bearing liabilities.

Interest expense on deposits increased $713,000, or 38.4%, to $2.6 million for the nine months ended September 30, 2019 from $1.9 million for the nine months ended September 30, 2018. The average cost of deposits increased to 1.58% for the nine months ended September 30, 2019 from 1.18% for the nine months ended September 30, 2018, primarily reflecting increases in the average cost of higher rate promotional certificates of deposit, savings, and money market accounts offered during the first nine months of 2019. The average balance of deposits increased $8.3 million, or 4.0%, from $208.9 million for the nine months ended September 30, 2018 to $217.2 million for the nine months ended September 30, 2019 also primarily due to higher rate promotional certificates of deposit offered in the first nine months of 2019. The average cost of certificates of deposit (including individual retirement accounts) increased to 2.16% for the nine months ended September 30, 2019 from 1.64% for the nine months ended September 30, 2018, in addition to an increase in the average balance of these accounts by $15.7 million to $131.3 million for the nine months ended September 30, 2019 from $115.7 million for the nine months ended September 30, 2018. The average cost of transaction accounts, the core non-time deposit accounts, increased four basis points to 0.60% for the nine months ended September 30, 2019 from 0.56% for the nine months ended September 30, 2018 primarily due to promotional savings and money market accounts, partially offset by a decrease in the average balance of transaction accounts by $5.4 million to $97.0 million for the nine months ended September 30, 2019 from $102.4 million for the nine months ended September 30, 2018.

Interest expense on borrowings increased $167,000, or 17.3%, from $968,000 for the nine months ended September 30, 2018 to $1.1 million for the nine months ended September 30, 2019, due to an increase in the average cost of these funds from 2.01% for the nine months ended September 30, 2018 to 2.42% for the nine months ended September 30, 2019 as a result of an increase in market interest rates, partially offset by a $1.7 million decrease in average balance of borrowings with the Federal Home Loan Bank from $64.2 million for the nine months ended September 30, 2018 to $62.5 million for the nine months ended September 30, 2019.

Net Interest Income. Net interest income decreased $265,000, or 4.1%, to $6.2 million for the nine months ended September 30, 2019 as compared to $6.4 million for the nine months ended September 30, 2018. Net interest income decreased primarily due to an increase in the average balance and average cost of FSB’s interest-bearing liabilities, primarily certificates of deposit and FHLB borrowings, partially offset by a higher average balance and average yield on interest-earning assets when comparing the nine months ended September 30, 2019 to the same period in 2018. FSB’s net interest rate spread decreased 25 basis points to 2.42% for the nine months ended September 30, 2019 from 2.67% for the nine months ended September 30, 2018. There was a 39 basis point increase in the average cost of interest-bearing liabilities from 1.38% for the nine months ended September 30, 2018 to 1.77% for the nine months ended September 30, 2019, partially offset by a 14 basis point increase in the average yield on interest-earning assets to 4.19% for the nine months ended September 30, 2019 from 4.05% for the nine months ended September 30, 2018. FSB’s net interest margin decreased 20 basis points to 2.62% during the nine months ended September 30, 2019 from 2.82% during the nine months ended September 30, 2018.

Provision for Loan Losses. FSB Bank establishes provisions for loan losses which are charged to operations in order to maintain the allowance for loan losses at a level it considers necessary to absorb credit losses inherent in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. In determining the level of the allowance for loan losses, FSB Bank considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. FSB Bank assesses the allowance for loan losses on at least a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on FSB Bank’s evaluation of the above factors, it recorded a $175,000 provision for loan losses for the nine months ended September 30, 2019 as compared to a $225,000 provision for loan losses for the nine months ended September 30, 2018. The decrease in the provision for loan losses for the nine months ended September 30, 2019 was the result of a decrease in the general provision due to lower residential and commercial loan volume when comparing the nine months ended September 30, 2019 and September 30, 2018. The provision for loan losses decreased in the nine months ended September 30, 2019 due to lower origination volume as compared to the same period in 2018 even though the average balance of loans increased modestly. The allowance for loan losses was $1.7 million, or 0.62% of net loans outstanding at September 30, 2019 compared to $1.5 million, or 0.53% of net loans outstanding, at September 30, 2018. The allowance for loan losses was $1.6 million, or 0.55% of net loans outstanding at December 31, 2018.

Other Income. Other income decreased by $747,000, or 35.6%, to $1.4 million for the nine months ended September 30, 2019 compared to $2.1 million for the nine months ended September 30, 2018. The decrease in other income was primarily attributable to decreases in realized gains on sales of loans of $478,000, mortgage fee income of $145,000, and fee income of $95,000. Realized gains on sales of loans decreased $478,000, or 43.5%, to $620,000 for the nine months ended September 30, 2019 from $1.1 million for the nine months ended September 30, 2018. The decrease in realized gains on sales of loans was primarily due to lower volume of residential mortgage loans sold during the first nine months of 2019 compared to the first nine months of 2018. Mortgage fee income decreased by $145,000, or 24.7%, to $443,000 for the nine months ended September 30, 2019 compared to $588,000 for the nine months ended September 30, 2018 due to lower volume of residential mortgage loans originated during the first nine months of 2019 compared to the first nine months of 2018. Fee income from Fairport Wealth Management decreased by $95,000, or 87.2%, to $14,000 for the nine months ended September 30, 2019 from $109,000 for the nine months ended September 30, 2018 due to a decrease in non-deposit investment product sales in the first nine months of 2019 compared to the first nine months of 2018.

Other Expense. Other expense decreased $806,000, or 9.9%, to $7.4 million for the nine months ended September 30, 2019 from $8.2 million for the nine months ended September 30, 2018. The decrease in other expense was primarily due to decreases in salaries and employee benefits of $344,000, mortgage fees and taxes of $169,000, other miscellaneous expenses of $112,000, audits and taxes of $55,000, and advertising of $53,000. Salaries and employee benefits decreased $344,000, or 7.0%, to $4.6 million for the nine months ended September 30, 2019 from $4.9 million for the nine months ended September 30, 2018 due to a decrease in commission expense due to lower volume of residential mortgage loan originations during the first nine months of 2019 compared to the first nine months of 2018. Mortgage fees and taxes decreased $169,000, or 49.1%, to $175,000 for the nine months ended September 30, 2019 from $344,000 for the nine months ended September 30, 2018 due to a $159,000 change in accounting estimate in 2018. Other miscellaneous expense decreased $112,000, or 18.1%, to $506,000 for the nine months ended September 30, 2019 from $618,000 for the nine months ended September 30, 2018 due to a $71,000 decrease in legal fees in the first nine months of 2019 compared to the first nine months of 2018. Audits and tax services decreased $55,000, or 33.3%, to $110,000 for the nine months ended September 30, 2019 from $165,000 for the nine months ended September 30, 2018 as a result of increased expenses related to FSB’s restatement of its 2017 audited consolidated financial statements and its first quarter 2018 unaudited consolidated financial statements in 2018. Advertising decreased $53,000, or 45.7%, to $63,000 for the nine months ended September 30, 2019 from $116,000 for the nine months ended September 30, 2018 due to the timing of advertising campaigns when comparing the first nine months of 2019 to the first nine months of 2018.

Income Taxes. Income tax expense decreased $27,000 to a benefit of $(3,000) for the nine months ended September 30, 2019 from $24,000 for the nine months ended September 30, 2018. The decrease in income tax expense for the nine months ended September 30, 2019 as compared to the same period in 2018 was due to lower income before income taxes. The effective tax rate was 7.5% for the nine months ended September 30, 2019 compared to 20.7% for the nine months ended September 30, 2018. The decrease in the effective tax rate was due to lower income before income taxes.

Average balances and yields. The following tables set forth average balance sheets, average yields and costs and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are accreted or amortized to interest income or interest expense.

	For the three months ended September 30,
	2019			2018
(Dollars in thousands)	Average Balance	Interest	Average Yield / Cost(5)	Average Balance	Interest	Average Yield / Cost(5)
Interest-earning assets:
Loans	$281,628	$3,079	4.37%	$281,491	$3,023	4.30%
Federal funds sold	6,812	34	2.00	3,476	14	1.59
Taxable investment securities	16,179	118	2.92	14,196	105	2.96
Mortgage-backed securities	5,163	26	1.98	7,144	28	1.59
State and municipal securities(1)	5,581	33	2.39	5,877	33	2.28

Total interest-earning assets	$315,363	$3,290	4.17%	$312,184	$3,203	4.10%

Noninterest-earning assets:
Other assets	$11,858			$10,159

Total assets	$327,221			$322,343

Interest-bearing liabilities:
NOW accounts	$29,874	$23	0.31%	$30,456	$23	0.30%
Passbook savings	26,605	51	0.77	29,850	51	0.68
Money market savings	31,575	84	1.07	33,576	98	1.17
Individual retirement accounts	6,900	31	1.82	6,684	21	1.27
Certificates of deposit	127,202	735	2.31	110,489	496	1.80
Federal Home Loan Bank advances	56,508	344	2.44	67,042	371	2.22

Total interest-bearing liabilities	$278,664	$1,268	1.82%	$278,097	$1,060	1.53%

Noninterest-bearing liabilities:
Demand deposits	$12,272			$10,413
Other liabilities	4,408			2,545

Total liabilities	$295,344			$291,055

Stockholders’ equity	$31,876			$31,288

Total liabilities & stockholders’ equity	$327,220			$322,343

Net interest income		$2,022			$2,143
Interest rate spread(2)			2.35%			2.57%
Net interest-earning assets(3)	$36,699			$34,087

Net interest margin(4)		2.56%			2.74%

Ratio of average interest-earning assets to average interest-bearing liabilities	113.17%			112.26%

(1)

Tax-exempt interest income is presented on a tax equivalent basis using a 21% federal tax rate for the quarters ended September 30, 2019 and 2018. The unadjusted average yield on tax-exempt securities was 1.89% and 1.80% for the three months ended September 30, 2019 and 2018, respectively. The unadjusted interest income on tax-exempt securities was $27,000 for the quarter ended September 30, 2019 and $26,000 for the quarter ended September 30, 2018.

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by total interest-earning assets.
(5)	Annualized

	For the nine months ended September 30,
	2019			2018
(Dollars in thousands)	Average Balance	Interest	Average Yield / Cost(5)	Average Balance	Interest	Average Yield / Cost(5)
Interest-earning assets:
Loans	$282,188	$9,252	4.37%	$274,580	$8,736	4.24%
Federal funds sold	5,623	84	1.99	3,254	35	1.43
Taxable investment securities	15,834	366	3.08	13,813	296	2.85
Mortgage-backed securities	5,670	82	1.94	7,731	103	1.77
State and municipal securities(1)	5,587	100	2.39	5,936	99	2.23

Total interest-earning assets	$314,902	$9,884	4.19%	$305,314	$9,269	4.05%

Noninterest-earning assets:
Other assets	$11,357			$10,540

Total assets	$326,259			$315,854

Interest-bearing liabilities:
NOW accounts	$29,243	$66	0.30%	$30,350	$70	0.31%
Passbook savings	26,298	125	0.63	27,780	111	0.53
Money market savings	30,308	246	1.08	35,121	248	0.94
Individual retirement accounts	6,727	84	1.67	6,858	63	1.22
Certificates of deposit	124,612	2,047	2.19	108,803	1,363	1.67
Federal Home Loan Bank advances	62,527	1,135	2.42	64,200	968	2.01

Total interest-bearing liabilities	$279,715	$3,703	1.77%	$273,112	$2,823	1.38%

Noninterest-bearing liabilities:
Demand deposits	$11,155			$9,105
Other liabilities	3,710			2,290

Total liabilities	$294,580			$284,507

Stockholders’ equity	$31,679			$31,347

Total liabilities & stockholders’ equity	$326,259			$315,854

Net interest income		$6,181			$6,446
Interest rate spread(2)			2.42%			2.67%
Net interest-earning assets(3)	$35,187			$32,202

Net interest margin(4)		2.62%			2.82%

Ratio of average interest-earning assets to average interest-bearing liabilities	112.58%			111.79%

(1)

Tax-exempt interest income is presented on a tax equivalent basis using a 21% federal tax rate for the nine months ended September 30, 2019 and 2018. The unadjusted average yield on tax-exempt securities was 1.89% and 1.76% for the nine months ended September 30, 2019 and 2018, respectively. The unadjusted interest income on tax-exempt securities was $79,000 and $78,000 for the nine months ended September 30, 2019 and 2018, respectively.

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by total interest-earning assets.
(5)	Annualized

Rate/Volume Analysis

The following tables present the effects of changing rates and volumes on FSB’s net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of these tables, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Three months ended September 30,
	2019 vs. 2018
	Increase/(Decrease) Due to
(In thousands)	Volume	Rate	Total Increase (Decrease)
Interest and dividend income:
Loans	$2	$54	$56
Federal funds sold	16	4	20
Taxable investment securities	14	(1)	13
Mortgage-backed securities	(17)	15	(2)

Total interest and dividend income	15	72	87

Interest expense:
Money market savings	(6)	(8)	(14)
Individual retirement accounts	1	9	10
Certificates of deposit	83	156	239
Federal home loan bank advances	(73)	46	(27)

Total interest expense	5	203	208

Net change in net interest income	$10	$(131)	$(121)

	Nine months ended September 30,
	2019 vs. 2018
	Increase/(Decrease) Due to
(In thousands)	Volume	Rate	Total Increase (Decrease)
Interest and dividend income:
Loans	$245	$271	$516
Federal funds sold	32	17	49
Taxable investment securities	45	25	70
Mortgage-backed securities	(33)	12	(21)
State and municipal securities	(5)	6	1

Total interest and dividend income	284	331	615

Interest expense:
NOW accounts	(2)	(2)	(4)
Passbook savings	(6)	20	14
Money market savings	23	(25)	(2)
Individual retirement accounts	(1)	22	21
Certificates of deposit	218	466	684
Federal home loan bank advances	(24)	191	167

Total interest expense	208	672	880

Net change in net interest income	$76	$(341)	$(265)

Loan and Asset Quality and Allowance for Loan Losses

The following table represents information concerning the aggregate amount of nonperforming assets at the indicated dates:

	September 30,	December 31,	September 30,
(Dollars In thousands)	2019	2018	2018
Nonaccrual loans:
Residential mortgage loans	$55	$55	$55
Commercial real estate loans	944	—	—
Commercial and industrial loans	45	45	45

Total nonaccrual loans	1,044	100	100

Total nonperforming loans	1,044	100	100

Total nonperforming assets	$1,044	$100	$100

Nonperforming loans to total loans	0.37%	0.04%	0.05%
Nonperforming assets to total assets	0.32%	0.03%	0.03%

Nonperforming assets include nonaccrual loans, non-accruing TDRs, and foreclosed real estate. FSB generally places a loan on nonaccrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory and the loan is past due 90 days or more. At September 30, 2019 there were no loans that were past due 90 days or more and still accruing interest. Loans are considered modified in a TDR when, due to a borrower’s financial difficulties, FSB makes a concession(s) to the borrower that it would not otherwise consider. These modifications may include, among others, an extension of the term of the loan, and granting a period when interest-only payments can be made, with the principal payments made over the remaining term of the loan or at maturity. At the dates indicated above, FSB had no TDRs outstanding.

As indicated in the table above, nonperforming assets at September 30, 2019 were $1.0 million, an increase of $944,000, from $100,000 at December 31, 2018. At September 30, 2019, FSB Bank had two non-performing residential mortgage loans for $55,000, two non-performing commercial real estate loans for $944,000, and one non-performing commercial and industrial loan for $45,000 and at December 31, 2018, FSB had one non-performing residential mortgage loan for $55,000 and one non-performing commercial and industrial loan for $45,000. At September 30, 2018, FSB had one non-performing residential mortgage loan for $55,000 and one non-performing commercial and industrial loan for $45,000. At the dates indicated above, FSB had no foreclosed real estate.

The allowance for loan losses represents management’s estimate of the probable losses inherent in the loan portfolio as of the date of the consolidated balance sheet. The allowance for loan losses was $1.7 million at September 30, 2019 and $1.6 million at December 31, 2018. FSB reported an increase in the ratio of the allowance for loan losses to gross loans to 0.62% at September 30, 2019 as compared to 0.55% at December 31, 2018. Management performs a quarterly evaluation of the allowance for loan losses based on quantitative and qualitative factors and has determined that the current level of the allowance for loan losses is adequate to absorb the losses in the loan portfolio as of September 30, 2019.

A loan is considered impaired when, based on current information and events, it is probable that FSB Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, FSB does not separately identify individual consumer and residential loans for impairment disclosures unless subject to a troubled debt restructuring.

At September 30, 2019, FSB had two commercial real estate loans for $944,000 and one commercial and industrial loan for $45,000 which were deemed to be impaired and at December 31, 2018, FSB did not have loans which were deemed to be impaired.

Management has identified potential credit problems which may result in the borrowers not being able to comply with the current loan repayment terms and which may result in it being included in future impaired loan reporting. Management has identified potential problem loans totaling $4.1 million as of September 30, 2019 as compared to $4.8 million at December 31, 2018. These loans have been internally classified as special mention, substandard, or doubtful, yet are not currently considered impaired. Total potential problem loans decreased between these two dates, as FSB reported a decrease of $1.2 million in loans rated special mention, partially offset by an increase of $528,000 in loans rated substandard. The decrease in loans classified as special mention was due to two commercial mortgage loans paying as agreed and one residential mortgage loan payoff, partially offset by the delinquency of one residential mortgage loan and two commercial and industrial loans newly classified as special mention during the nine months ended September 30, 2019. The increase in loans rated substandard was due to the delinquency of five additional mortgage loans and one commercial mortgage loan, partially offset by seven mortgage loans paying as agreed and the impairment of one commercial mortgage loan and one commercial and industrial loan during the nine months ended September 30, 2019. Based on current information available at September 30, 2019, these loans were re-evaluated for their range of potential losses and reclassified accordingly.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. FSB’s cash flows are derived from operating activities, investing activities and financing activities as reported in FSB’s consolidated statements of cash flows included in FSB’s consolidated financial statements.

FSB’s primary sources of funds consist of deposit inflows, loan repayments, borrowings from the Federal Home Loan Bank of New York, maturities and principal repayments of securities, and loan and securities sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. FSB’s asset/liability management committee is responsible for establishing and monitoring its liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of its customers as well as unanticipated contingencies. FSB seeks to maintain a liquidity ratio of 20.0% or greater. For the quarter ended September 30, 2019, FSB’s liquidity ratio averaged 32.4%. FSB believes that it has enough sources of liquidity to satisfy FSB’s short and long-term liquidity needs as of September 30, 2019.

FSB regularly adjusts its investments in liquid assets based upon its assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of FSB’s asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits, short and intermediate-term securities and federal funds sold. FSB’s most liquid assets are cash and cash equivalents. The levels of these assets are dependent on FSB’s operating, financing, lending and investing activities during any given period. At September 30, 2019, cash and cash equivalents totaled $5.2 million.

At September 30, 2019, FSB Bank had $19.7 million in loan commitments outstanding. In addition to commitments to originate loans, FSB Bank had $22.8 million in unused lines of credit outstanding to borrowers. Certificates of deposit (including individual retirement accounts comprised solely of certificates of deposit), due within one year of September 30, 2019 totaled $94.1 million, or 69.2% of certificates of deposit (including individual retirement accounts) and 40.4% of total deposits. If these deposits do not remain with FSB Bank, it will be required to seek other sources of funds, including loan sales, other deposit products, and Federal Home Loan Bank borrowings. Depending on market conditions, FSB Bank may be required to pay higher rates on such deposits or other borrowings than it currently pays on the existing certificates of deposit due on or before September 30, 2020. FSB Bank believes, however, based on past experience that a significant portion of such deposits will remain with it. FSB Bank has the ability to attract and retain deposits by adjusting the interest rates offered.

Liquidity management is both a daily and long-term function of business management. If FSB requires funds beyond its ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provides an additional source of funds. Federal Home Loan Bank borrowings decreased by $15.6 million, to $56.3 million at September 30, 2019, from $71.8 million at December 31, 2018. At September 30, 2019, FSB had the ability to borrow approximately $166.8 million from the Federal Home Loan Bank of New York, of which $56.3 million had been advanced.

FSB also has a repurchase agreement with Raymond James providing an additional $10.0 million in liquidity. Funds obtained under the repurchase agreement are secured by FSB’s U.S. Government and agency obligations. There were no advances outstanding under the repurchase agreement at September 30, 2019 and December 31, 2018. In addition to the repurchase agreement with Raymond James, FSB also has an unsecured line of credit through Atlantic Community Bankers Bank which would provide an additional $5.0 million in liquidity. There were no draws or outstanding balances from the line of credit at September 30, 2019 and December 31, 2018.

Capital

FSB Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2019, FSB Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. At September 30, 2019, FSB Bank exceeded all regulatory required minimum capital ratios, including the capital buffer requirements.

As a result of the recently enacted Economic Growth, Regulatory Relief, and Consumer Protection Act, the federal banking agencies have developed a “Community Bank Leverage Ratio” (the ratio of a bank’s Tier 1 capital to average total consolidated assets) for financial institutions with assets of less than $10 billion. A “qualifying community bank” that exceeds this ratio will be deemed to be in compliance with all other capital and leverage requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies may consider a financial institution’s risk profile when evaluating whether it qualifies as a community bank for purposes of the capital ratio requirement. The federal banking agencies set the new Community Bank Leverage Ratio at 9%. A financial institution can elect to be subject to this new definition. The new rule takes effect on January 1, 2020.

FSB Bank’s capital amounts and ratios as of the indicated dates are presented in the following table.

	Actual		Minimum For Capital Adequacy Purposes			Minimum To Be “Well- Capitalized” Under Prompt Corrective Provisions			Well-Capitalized With Buffer
(Dollars in thousands)	Amount	Ratio	Amount		Ratio	Amount		Ratio	Amount		Ratio
As of September 30, 2019
Total Core Capital (to Risk-Weighted Assets)	$31,427	16.53%	≥$	15,211	≥8.0%	≥$	19,014	≥10.0%	≥$	19,964	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	29,691	15.62		≥11,408	≥6.0		≥15,211	≥8.0		≥16,162	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	29,691	15.62		≥8,556	≥4.5		≥12,359	≥6.5		≥13,310	≥7.0
Tier 1 Capital (to Assets)	29,691	9.13		≥13,011	≥4.0		≥16,263	≥5.0		≥16,263	≥5.0
As of December 31, 2018:
Total Core Capital (to Risk-Weighted Assets)	$30,896	15.70%	≥	$15,745	≥8.0%	≥	$19,681	≥10.0%	≥	$20,665	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	29,335	14.91		≥11,808	≥6.0		≥15,745	≥8.0		≥16,729	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	29,335	14.91		≥8,856	≥4.5		≥12,793	≥6.5		≥13,777	≥7.0
Tier 1 Capital (to Assets)	29,335	9.07		≥12,938	≥4.0		≥16,173	≥5.0		≥16,173	≥5.0

Off-Balance Sheet Arrangements

In the ordinary course of business, FSB Bank is a party to credit-related financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit. FSB Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by us, is based on FSB Bank’s credit evaluation of the customer.

At September 30, 2019 and December 31, 2018, FSB had $14.5 million and $5.6 million, respectively, of commitments to grant loans, $5.2 million and $4.4 million, respectively, of unadvanced portions of construction loans, and $22.8 million and $18.8 million, respectively, of unfunded commitments under lines of credit. FSB had one commercial letter of credit for $16,000 at September 30, 2019 and three commercial letters of credit for $64,000 at December 31, 2018.

Impact of Inflation and Changing Prices

FSB’s consolidated financial statements and related notes have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of FSB’s operations. Unlike industrial companies, FSB’s assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Security Ownership of Certain Beneficial Owners

See the section entitled “Security Ownership of FSB Directors, Executive Officers and Beneficial Owners of FSB” of this proxy statement/prospectus.

Security Ownership of Management

See the section entitled “Security Ownership of FSB Directors, Executive Officers and Beneficial Owners of FSB” of this proxy statement/prospectus.

Summary Compensation Table

The following table shows the compensation of Kevin D. Maroney, FSB’s principal executive officer in 2019, and the two most highly compensated other executive officers who earned total compensation of $100,000 or more for services to FSB or any of its subsidiaries during the year ended December 31, 2019. FSB refers to these individuals as “Named Executive Officers.”

Name and principal position	Year	Salary ($)	Stock Awards ($)(1)	Options Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Kevin D. Maroney President and Chief Executive Officer	2019 2018	226,600 220,000	— —	— —	13,596 9,900	91,198 84,323	331,394 314,223
Michael R. Giancursio Executive Vice President and Chief Lending Officer	2019 2018	169,950 165,000	— —	— —	8,922 6,188	26,083 10,904	204,955 182,092
Angela M. Krezmer	2019	120,000	—	—	9,360	11,049	140,409
Senior Vice President and Chief Financial Officer	2018	100,000	35,040	13,100	5,400	8,601	162,141

(1)

The amounts for the years ended December 31, 2019 and 2018 represent the grant date fair value of the stock and option awards granted to the named executive officers under the 2017 Equity Incentive Plan. The grant date fair value of the stock and option awards have been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). Assumptions used in the calculations of these amounts are included in note 9 to FSB’s audited financial statements.

(2)

The compensation represented by the amounts for 2019 set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table. ESOP allocations for the year ended December 31, 2019 were 268 shares for Mr. Maroney, 186 shares for Mr. Giancursio, and 123 shares for Ms. Krezmer. The ESOP value in the table below is based on FSB’s closing stock price as of December 31, 2019 of $17.38 per share.

Other Compensation
	401(k) Plan Contributions	ESOP Contributions	SERP Contributions	Supplemental Disability Insurance Premiums	Country Club and Automobile Allowance	Total All Other Compensation
Kevin D. Maroney	$18,592	$4,658	$45,186	$1,316	$21,446	$91,198
Michael R. Giancursio	$13,282	$3,233	$—	$1,126	$8,442	$26,083
Angela M. Krezmer	$8,610	$2,138	$—	$301	$—	$11,049

Amounts included in the “Stock Awards” and “Option Awards” columns of the summary compensation table for the years ended December 31, 2019 and 2018 represent grants under FSB’s 2017 Equity Incentive Plan. Notwithstanding that (1) these awards vest ratably over a five-year period following the grant date; and (2) the annual financial statement expense that FSB is required to recognize for these grants will be expensed ratably over the vesting period and will be significantly less than the amounts included in the “Stock Awards” and “Option Awards” columns for the years ended December 31, 2019 and 2018, the Securities and Exchange Commission rules require that FSB report the full grant date fair value of restricted stock and stock option awards in the year in which the grants are made. In addition, with respect to the stock options, the actual value, if any, realized by any named executive officer from any stock options will depend on the extent to which the market value of FSB common stock exceeds the exercise price of the stock option on the date of exercise. Accordingly, there is no assurance that the value realized by a named executive officer will be at or near the value estimated above in the “Options Awards” column.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2019 for the named executive officers. All equity awards reflected in this table were granted pursuant to FSB’s 2017 Equity Incentive Plan, described below.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(7)
Kevin D. Maroney	19,416	29,124	—	$16.72	10/02/2027	11,646	$202,407
Michael R. Giancursio	2,400	3,600	—	$16.69	10/30/2027	1,500	$26,070
Angela M. Krezmer	1,000	4,000	—	$17.52	01/05/2028	1,600	$27,808

(1)	Options vest in five equal annual installments commencing on October 2, 2018.
(2)	Options vest in five equal annual installments commencing on October 30, 2018.
(3)	Options vest in five equal annual installments commencing on January 5, 2019.
(4)	Stock awards vest in five equal annual installments commencing on October 2, 2018.
(5)	Stock awards vest in five equal annual installments commencing on October 30, 2018.
(6)	Stock awards vest in five equal annual installments commencing on January 5, 2019.
(7)	Based on the $17.38 per share trading price of FSB common stock on December 31, 2019.

Benefit Plans

Employment Agreement with Kevin D. Maroney. FSB Bank entered into an employment agreement with Mr. Maroney, effective as of January 1, 2018. The employment agreement supersedes and replaces Mr. Maroney’s change in control agreement with FSB Bank dated March 28, 2012. The employment agreement has an initial term of three years and renews annually such that the remaining term will be three years, unless otherwise terminated. Notwithstanding the foregoing, in the event of a change in control of FSB or FSB Bank, the term will automatically be extended to expire no less than three years beyond the effective date of the change in control.

The employment agreement provides base salary to Mr. Maroney for his services, which beginning on March 1, 2019, was $225,000. The base salary may be increased, but not decreased. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, a monthly automobile allowance, and other reasonable business expenses incurred.

In the event of Mr. Maroney’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” he will receive a severance payment equal to the higher of the amount of base salary that would have been earned by Mr. Maroney had he remained employed with FSB Bank for the greater of: (1) 12 months; or (2) the remaining term of the agreement (the “Benefit Period”). Such payment will be payable in a lump sum within 30 days following Mr. Maroney’s date of termination. Additionally, Mr. Maroney would be entitled to the continuation, at FSB Bank’s expense, of life insurance coverage and non-taxable medical and dental insurance coverage upon the earlier of: (1) the completion of the Benefit Period; or (2) the date on which Mr. Maroney becomes a full-time employee of another employer, provided he is entitled to benefits that are substantially similar to the health and welfare benefits provided by FSB Bank. For purposes of the employment agreement, “good reason” is defined as: (1) a material reduction in Mr. Maroney’s base salary, (2) a material reduction in Mr. Maroney’s authority, duties or responsibilities from the position and attributes associated with serving as President and Chief Executive Officer, (3) a relocation of Mr. Maroney’s principal place of employment by more than 25 miles from its location at the effective date of the employment agreement or (4) a material breach of the employment agreement by FSB Bank.

In the event of a termination for any reason following a change in control of FSB Bank or FSB, Mr. Maroney (or, in the event of his death, his beneficiary) would be entitled to a severance payment equal to three times the sum of Mr. Maroney’s highest base salary during the term of the employment agreement, and the highest annual cash bonus paid to, or earned by, Mr. Maroney during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control. Such severance will be paid as a lump sum within 30 days following Mr. Maroney’s date of termination. Moreover, Mr. Maroney would be entitled to the continuation, at FSB Bank’s expense, of life insurance and non-taxable medical and dental coverage until the earlier of: (1) the date which is three years from Mr. Maroney’s date of termination or (2) the date on which Mr. Maroney becomes a full-time employee of another employer, provided Mr. Maroney is entitled to the benefits that are substantially similar to the health and welfare benefits provided by FSB Bank.

If Mr. Maroney becomes disabled during the term of the agreement, the agreement shall terminate and Mr. Maroney would have no right to receive any other compensation or benefits under the agreement. In the event Mr. Maroney dies while employed by FSB Bank, his estate or designated beneficiary will be paid Mr. Maroney’s base salary for one year and his spouse and dependents would continue to receive non-taxable medical and dental coverage comparable to the coverage currently maintained by the bank for Mr. Maroney and his family.

While employed and for a period of 12 months following his date of termination for any reason (except if such termination occurs on or after a change in control), Mr. Maroney will be subject to non-competition and non-solicitation covenants.

Executive Compensation Clawback Agreement with Kevin D. Maroney. On February 23, 2012, FSB Bank entered into an Executive Compensation Clawback Agreement with Mr. Maroney. Under the agreement, Mr. Maroney acknowledges that he will not be entitled to receive any payments due under the annual Incentive Compensation Program offered by FSB Bank (the “Incentive Plan”) and/or may be required to repay any payments previously received under the Incentive Plan in the following circumstances: (1) Mr. Maroney’s Incentive Plan payment was conditioned upon achieving certain financial results that were subsequently the subject of a substantial restatement of FSB Bank’s financial statements and Mr. Maroney engaged in misconduct that caused the need for the substantial restatement, and a lower payment would have been made to Mr. Maroney based upon the restated financial results, or (2) the board of directors of FSB Bank determines that Mr. Maroney has engaged in fraud, gross negligence or willful misconduct detrimental to FSB Bank. If FSB Bank determines that one of the circumstances described above has occurred, Mr. Maroney will be notified and will have ten days to request a reconsideration of FSB Bank’s determination. If Mr. Maroney fails to request reconsideration and/or FSB Bank elects not to reconsider its determination, he will be liable for repayment of all Incentive Plan payments paid within the preceding three years or during the period of conduct examined, whichever is longer. FSB Bank is entitled to offset any such liability against any compensation owed to him by FSB Bank and he will become ineligible to receive any further Incentive Plan payments. In the event Mr. Maroney is required to repay any amount to FSB Bank, such repayment will be due within one year from FSB Bank’s notification of the repayment obligation. In the event such repayment obligation triggers income tax penalties to FSB Bank or Mr. Maroney, Mr. Maroney will be solely responsible for the payment of such taxes.

Change in Control Agreement with Michael R. Giancursio. On October 30, 2017, FSB Bank entered into a change in control agreement with Mr. Giancursio. The agreement provides that if Mr. Giancursio either: (1) is terminated by FSB Bank (or any successor) for any reason other than for cause; or (2) voluntarily resigns for “good reason” within 24 months following a change in control of FSB Bank or FSB, Mr. Giancursio will be entitled to a payment equal to two times the sum of his highest annual base salary at any time under the agreement and the highest annual cash bonus paid to, or earned by, Mr. Giancursio during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control. Such payment shall be payable within 10 business days following his date of termination, and will be subject to applicable withholding taxes. In the event of death, the benefit will be paid to Mr. Giancursio’s surviving spouse or, if no surviving spouse, to his estate. In addition, Mr. Giancursio would be entitled, at no expense, to the continuation of substantially similar life, health and disability insurance coverage for 18 months following his date of termination.

Notwithstanding the foregoing, the payments required under the agreement will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Change in Control Agreement with Angela M. Krezmer. On January 1, 2018, FSB Bank entered into a change in control agreement with Ms. Krezmer. The agreement provides that if Ms. Krezmer either: (1) is terminated by FSB Bank (or any successor) for any reason other than for cause; or (2) voluntarily resigns for “good reason” within 24 months following a change in control of FSB Bank or FSB, Ms. Krezmer will be entitled to a payment equal to two times the sum of her highest annual base salary at any time under the agreement and the highest annual cash bonus paid to, or earned by, Ms. Krezmer during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control. Such payment shall be payable within 10 business days following her date of termination, and will be subject to applicable withholding taxes. In the event of death, the benefit will be paid to Ms. Krezmer’s surviving spouse or, if no surviving spouse, to her estate. In addition, Ms. Krezmer would be entitled, at no expense, to the continuation of substantially similar life, health and disability insurance coverage for 18 months following her date of termination.

Notwithstanding the foregoing, the payments required under the agreement will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Annual Incentive Plan. On January 1, 2012, the Annual Incentive Plan, a cash-incentive bonus plan, was adopted to align the interests of eligible employees with the overall performance of FSB and FSB Bank.

Employees selected by the Compensation Committee, which includes the Named Executive Officers, are eligible to participate in the plan. For each plan year (which is the calendar year), each participant will be granted an annual bonus award opportunity, designated as a percentage of base salary, subject to the satisfaction of certain performance objectives specified by the compensation committee for each participant. The specific performance objectives are determined annually by the Compensation Committee, and generally include objective performance targets on financial performance, growth, asset quality and risk management and subjective performance objectives, such as particular qualitative factors for the participant, based on his or her duties for FSB Bank. Each performance objective will specify level of achievements at “threshold,” “target” and “maximum” levels and will be weighted by priority as a percentage of the total annual bonus award payable to the participant. The annual bonus award earned is payable to each participant in a cash lump sum within 2.5 months following the end of each plan year, to the extent the performance objectives are determined to be satisfied by the Compensation Committee. Payment of an award is also contingent on the participant’s individual performance meeting expectations, as determined by the Compensation Committee.

For 2019, the Compensation Committee established the following range of annual cash incentive opportunities for threshold, target and maximum achievement (as a percentage of base salary):

Executive Officer	Threshold	Target	Maximum
Kevin D. Maroney	15%	20%	25%
Michael R. Giancursio	15%	20%	25%
Angela M. Krezmer	12%	15%	18%

Based on both the satisfaction of company and individual performance goals, Messrs. Maroney and Giancursio and Ms. Krezmer earned a bonus with respect to the 2019 performance period equal to $13,596, $8,922 and $9,360 respectively.

Supplemental Executive Retirement Plans. Effective August 1, 2010, FSB Bank established a Supplemental Executive Retirement Plan (“SERP”) with Mr. Maroney, which is a non-qualified defined benefit plan. Under the terms of the SERP, upon separation from service after attaining age 65, FSB Bank will pay Mr. Maroney an annual benefit of $40,000, payable in equal monthly installments for 15 years commencing on the first day of the month after his separation from service. If Mr. Maroney has a separation from service before age 65 or within 24 months after a change in control (as defined in the SERP) or if he experiences a disability (as defined in the SERP) before age 65 or if he dies, then he will be paid a lump sum equal to the accrual balance under the SERP on the first day of the month following his separation from service. However, no SERP benefits are payable if Mr. Maroney’s separation from service is for cause (as defined in the SERP).

If Mr. Maroney is a “specified employee” on the date of his separation from service for any reason (other than due to death or disability), his SERP benefit shall commence or be paid no earlier than the first day of the seventh month following his separation from service.

On December 19, 2019, FSB Bank adopted an amendment to the SERP with Mr. Maroney. The total amount payable under the SERP in the event of Mr. Maroney’s qualifying termination event following a change in control is $600,000, which is payable in a cash lump sum. All other terms of the SERP remain unchanged.

FSB Bank also established a Supplemental Executive Retirement Plan, effective May 1, 2006, for Mr. Gavenda. In connection with Mr. Gavenda’s retirement on December 31, 2017, he is entitled to an annual payment under the plan of $60,000, payable for 15 years commencing on July 1, 2018.

401(k) Plan. FSB Bank maintains the Fairport Savings Bank 401(k) Savings Plan, a tax-qualified defined contribution retirement plan (the “401(k) Plan”), for all employees who have satisfied the 401(k) plan’s eligibility requirements. Employees are eligible to participate in the 401(k) Plan upon attainment of age 19 and completion of one year of service.

A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For the 2019 calendar year, the maximum salary deferral contribution that can be made by a participant is $19,000, provided however that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan. In addition to salary deferral contributions, FSB Bank will make a matching contribution equal to 100% of the first 6% of the compensation that is deferred by the participant during the plan year. In addition, FSB Bank may make a discretionary contribution of up to 2% of each eligible employee’s annual base compensation. A participant is always 100% vested in his or her salary deferral contributions. All employer contributions vest at a rate of 20% per year, beginning after the participant’s completion of his or her first year of service, such that the participant will be fully vested upon completion of five years of credited service. Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement (age 65), early retirement (age 55 and five years of vesting service), death, disability, or termination of employment.

Each participant has an individual account under the 401(k) plan and may direct the investment of his or her account among a variety of investment options available.

Stock Benefit Plans

Employee Stock Ownership Plan and Trust. FSB Bank adopted the Fairport Savings Bank Employee Stock Ownership Plan (the “ESOP”) in connection with FSB Community Bankshares, Inc.’s 2007 initial stock offering. As part of the offering, the ESOP borrowed funds from FSB Community and used those funds to purchase 69,972 shares of the common stock.

On July 13, 2016 concurrent with the completion of the conversion of FSB Community Bankshares, MHC from the mutual holding company to stock holding company form of the organization, shares of common stock of FSB Community owned by the ESOP were exchanged for shares of FSB’s common stock pursuant to an exchange ratio. The shares of the common stock are the collateral for the loan. Employees who are at least 21 years old with at least one year of employment with FSB Bank are eligible to participate. The loan has a term of 20 years and is repaid principally from discretionary contributions by FSB Bank to the ESOP. The loan may be repaid over a shorter period, without penalty for prepayments. The interest rate is an adjustable rate equal to the prime rate, as published in the Wall Street Journal as of January 1 of each calendar year.

The shares purchased with the loan are held in a suspense account and are allocated to participants’ accounts in the employee stock ownership plan as the loan is repaid. Participants will have no interest in the shares in the suspense account and only have an interest in the shares actually allocated to their accounts as the loan is repaid. Allocations are made to each participant’s account in the ratio that his or her compensation bears to the compensation of all plan participants during the plan year. Benefits under the plan become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service, with credit given to participants for up to three years of credited service with FSB Bank prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. Pursuant to the accounting guidance governing employers’ accounting for employee stock ownership plans, FSB is required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. For the year ended December 31, 2019, this expense was $66,050.

2017 Equity Incentive Plan. On August 29, 2017, the stockholders of FSB approved the 2017 Equity Incentive Plan (the “Equity Plan”) which provides for the grant of stock-based awards to its Directors and executive officers of FSB and FSB Bank. The Equity Plan authorizes the issuance or delivery of up to 271,839 shares of FSB common stock pursuant to grants of restricted stock awards, incentive stock options, and non-qualified stock options; provided, however, that the maximum number of shares of stock that may be delivered pursuant to the exercise of stock options is 194,171 (all of which may be granted as incentive stock options) and the maximum number of shares of restricted stock that may be granted is 77,668.

The Equity Plan is administered by the members of FSB’s Compensation Committee of the Board of Directors (the “Compensation Committee”) who are “Disinterested Board Members” as defined in the Equity Plan. The Compensation Committee has the authority and discretion to select the persons who will receive the awards; establish the terms and conditions relating to each award; adopt rules and regulations relating to the Equity Plan; and interpret the Equity Plan. The Equity Plan also permits the Compensation Committee to delegate all or any portion of its responsibilities and powers.

FSB’s executive officers and outside directors are eligible to receive awards under the Equity Plan. Awards may be granted in a combination of restricted stock awards, incentive stock options, and non-qualified stock options. The exercise price of stock options granted under the Equity Plan may not be less than the fair market value on the date the stock option is granted. Stock options are subject to vesting conditions and restrictions as determined by the Compensation Committee. Stock awards under the Equity Plan will be granted only in whole shares of common stock. All restricted stock and stock option grants will be subject to conditions established by the Compensation Committee that are set forth in the award agreement.

There were no stock awards or stock options granted during year ended December 31, 2019.

Directors’ Compensation

FSB pays no fees for service on the Board of Directors or Board committees. However, each of the individuals who currently serves as one of FSB’s directors also serves as a director of FSB Bank and earns fees in that capacity.

In 2019, each non-employee director received a retainer fee of $675 for each scheduled monthly meeting and $675 for attendance at each scheduled monthly meeting, and received $650 for attendance at meetings of the Audit Committee, Compensation/Benefits/Marketing Committee, and Nominating Committee, $400 for attendance at any Special meetings, $250 for attendance at the quarterly ALCO Committee meetings, and $150 for attendance at any Commercial Loan Committee meeting. In addition to these fees in 2019, Director Gavenda received a fee of $7,000 for serving as the Chairman of the Board; Director Patric received a fee of an additional $150 per committee meeting for serving as the Chairman of the Compensation/Benefits/Marketing Committee, Director Pender received a fee of an additional $150 per committee meeting for serving as Chairman of the Audit Committee; and Director Meyer received a fee of an additional $150 per committee meeting for serving as Chairman of the Nominating Committee. FSB Bank paid cash fees totaling $179,475 to its seven non-employee board members during the year ended December 31, 2019.

As of December 31, 2019, there were no increases to any of the Board fees.

Equity Award Program. Directors are eligible to participate in the Equity Plan. The Equity Plan is discussed under “Stock Benefit Plans – 2017 Equity Incentive Plan.”

Director Compensation Table. The following table sets forth for the year ended December 31, 2019 certain information as to the total remuneration FSB paid to its directors other than Mr. Maroney. No additional compensation was paid to Mr. Maroney for his service as a director.

Name	Fees earned or paid in cash	Total
Dawn DePerrior	$24,075	$24,075
Dana C. Gavenda	30,175	30,175
Stephen J. Meyer	24,125	24,125
Lowell C. Patric	25,925	25,925
Alicia H. Pender	25,225	25,225
James E. Smith	24,475	24,475
Thomas J. Weldgen	25,475	25,475

Related Party Transactions

The Sarbanes-Oxley Act generally prohibits us from making loans to FSB’s executive officers and directors, but it contains a specific exemption from such prohibition for loans made by FSB Bank to FSB’s executive officers and directors in compliance with federal banking regulations.

The aggregate amount of FSB’s outstanding loans to its officers and directors and their related entities was approximately $469,000 at December 31, 2019. All of such loans were made in the ordinary course of business, were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to us, and did not involve more than the normal risk of collectibility or present other unfavorable features. These loans were performing according to their repayment terms at December 31, 2019, and were made in compliance with federal banking regulations.

In accordance with the listing standards of the Nasdaq Stock Market, any transactions that would be required to be reported under this section of the proxy statement/prospectus must be approved by FSB’s Audit Committee or another independent body of the board of directors. In addition, any transaction with a director is reviewed by and subject to approval of the members of the board of directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no less favorable as those that would be available to us from an unrelated party through an arms-length transaction.

Information Regarding Mr. Maroney

Pursuant to the merger agreement, at the effective time, Kevin D. Maroney will join the boards of directors of Evans and Evans Bank. Mr. Maroney is the current President and Chief Executive Officer of FSB and a member of the current FSB board of directors.

Kevin D. Maroney, 61, has served as FSB’s Chief Executive Officer since January 2018 and was named President in October 2017. Mr. Maroney first joined FSB Bank in 2004 and has served in a number of executive and senior management roles, including as its Chief Financial Officer and Chief Operating Officer, positions he held from 2004 to October 2017. Mr. Maroney has over 37 years of banking experience and has extensive finance and asset/liability experience with his primary objective to successfully execute FSB Bank’s strategic plan with a focus on long-term strategies to deliver increased stockholder value.

Director Independence

FSB Board of Directors has determined that each of its directors, with the exception of Messrs. Maroney and Gavenda, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Maroney is not independent because he is one of FSB’s executive officers. Mr. Gavenda is not independent because he served as an executive officer of FSB and FSB Bank within the last three years. There were no transactions to be disclosed that were not required to be disclosed under “Related Party Transactions.”

ANNEX E

CONSOLIDATED FINANCIAL STATEMENTS OF FSB BANCORP, INC.

FSB Bancorp, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)	September 30, 2019	December 31, 2018
ASSETS:
Cash and due from banks	$1,485	$1,581
Interest earning demand deposits	3,731	4,710

Total cash and cash equivalents	5,216	6,291

Available-for-sale securities, at fair value	18,000	18,331
Held-to-maturity securities, at amortized cost (fair value of $6,137 and $6,030, respectively)	6,011	6,052
Investment in restricted stock, at cost	2,961	3,637
Loans held for sale	3,690	2,133
Loans	278,447	283,302
Less: Allowance for loan losses	(1,736)	(1,561)

Loans receivable, net	276,711	281,741

Bank owned life insurance	3,864	3,819
Accrued interest receivable	912	876
Premises and equipment, net	2,506	2,731
Operating lease right-of-use assets	2,199	—
Other assets	2,740	2,658

Total assets	$324,810	$328,269

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits:
Non-interest bearing	$11,401	$10,947
Interest bearing	221,482	211,668

Total deposits	232,883	222,615

Short-term borrowings	2,000	13,750
Long-term borrowings	54,262	58,076
Official bank checks	268	863
Operating lease liabilities	2,401	—
Other liabilities	1,079	1,452

Total liabilities	292,893	296,756

Stockholders’ equity:
Preferred stock – par value $0.01; 25,000,000 authorized shares; no shares issued and outstanding	—	—
Common stock, par value $0.01; 50,000,000 authorized shares; 1,940,661 shares issued and outstanding	19	19
Paid-in capital	15,998	15,746
Retained earnings	16,175	16,212
Accumulated other comprehensive loss	(20)	(183)
Unearned ESOP shares, at cost	(255)	(281)

Total stockholders’ equity	31,917	31,513

Total liabilities and stockholders’ equity	$324,810	$328,269

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Income (Loss)

(Unaudited)

(In thousands, except per share data)	For the three months ended September 30, 2019	For the three months ended September 30, 2018
Interest and dividend income:
Loans, including fees	$3,079	$3,023
Securities:
Taxable	118	105
Tax-exempt	27	26
Mortgage-backed securities	26	28
Other	34	14

Total interest and dividend income	3,284	3,196

Interest expense:
Interest on deposits	924	689
Interest on short-term borrowings	8	43
Interest on long-term borrowings	336	328

Total interest expense	1,268	1,060

Net interest income	2,016	2,136
Provision for loan losses	75	75

Net interest income after provision for loan losses	1,941	2,061

Other income:
Service fees	38	38
Fee income	4	36
Increase in cash surrender value of bank owned life insurance	15	16
Realized gain on sale of loans	278	461
Mortgage fee income	173	218
Other	46	47

Total other income	554	816

Other expense:
Salaries and employee benefits	1,594	1,711
Occupancy	252	268
Data processing costs	124	119
Advertising	21	24
Equipment	132	129
Electronic banking	28	26
Directors’ fees	42	46
Mortgage fees and taxes	75	229
FDIC premium (credit) expense	(2)	31
Audits and tax services	19	70
Professional services	45	64
Other	158	219

Total other expenses	2,488	2,936

Income (loss) before income taxes	7	(59)
Provision (benefit) for income taxes	5	(9)

Net income (loss)	$2	$(50)

Earnings (loss) per common share – basic and diluted	$0.00	$(0.03)

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Income (Loss)

(Unaudited)

(In thousands, except per share data)	For the nine months ended September 30, 2019	For the nine months ended September 30, 2018
Interest and dividend income:
Loans, including fees	$9,252	$8,736
Securities:
Taxable	366	296
Tax-exempt	79	78
Mortgage-backed securities	82	103
Other	84	35

Total interest and dividend income	9,863	9,248

Interest expense:
Interest on deposits	2,568	1,855
Interest on short-term borrowings	125	127
Interest on long-term borrowings	1,010	841

Total interest expense	3,703	2,823

Net interest income	6,160	6,425
Provision for loan losses	175	225

Net interest income after provision for loan losses	5,985	6,200

Other income:
Service fees	104	107
Fee income	14	109
Increase in cash surrender value of bank owned life insurance	45	46
Realized gain on sale of loans	620	1,098
Mortgage fee income	443	588
Other	126	151

Total other income	1,352	2,099

Other expense:
Salaries and employee benefits	4,559	4,903
Occupancy	797	822
Data processing costs	336	323
Advertising	63	116
Equipment	397	412
Electronic banking	81	84
Directors’ fees	145	151
Mortgage fees and taxes	175	344
FDIC premium expense	64	81
Audits and tax services	110	165
Professional services	144	164
Other	506	618

Total other expenses	7,377	8,183

Income (loss) before income taxes	(40)	116
Provision (benefit) for income taxes	(3)	24

Net income (loss)	$(37)	$92

Earnings (loss) per common share – basic and diluted	$(0.02)	$0.05

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	For the three months ended
(In thousands)	September 30, 2019	September 30, 2018
Net Income (Loss)	$2	$(50)

Other Comprehensive Income (Loss)

Unrealized holding gains (losses) on available-for-sale securities
Unrealized holding gains (losses) arising during the period	26	(25)

Net unrealized gain (loss) on available-for-sale securities	26	(25)

Other comprehensive income (loss), before tax	26	(25)
Tax expense (benefit)	5	(5)

Other comprehensive income (loss), net of tax	21	(20)

Comprehensive income (loss)	$23	$(70)

Tax Expense (Benefit) Allocated to Each Component of Other Comprehensive Income (Loss)
Unrealized holding gains (losses) arising during the period	$5	$(5)

Income tax expense (benefit) related to other comprehensive income (loss)	$5	$(5)

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	For the nine months ended
(In thousands)	September 30, 2019	September 30, 2018
Net Income (Loss)	$(37)	$92

Other Comprehensive Income (Loss)

Unrealized holding gains (losses) on available-for-sale securities
Unrealized holding gains (losses) arising during the period	206	(148)

Net unrealized gain (loss) on available-for-sale securities	206	(148)

Other comprehensive income (loss), before tax	206	(148)
Tax expense (benefit)	43	(31)

Other comprehensive income (loss), net of tax	163	(117)

Comprehensive income (loss)	$126	$(25)

Tax Expense (Benefit) Allocated to Each Component of Other Comprehensive Income (Loss)
Unrealized holding gains (losses) arising during the period	$43	$(31)

Income tax expense (benefit) related to other comprehensive income (loss)	$43	$(31)

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

(Unaudited)

(In thousands, except share and per share data)	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Unearned ESOP	Total
Three Months Ended September 30, 2019
Balance, July 1, 2019	$19	$15,914	$16,173	$(41)	$(264)	$31,801
Net income	—	—	2	—	—	2
Other comprehensive income, net of tax	—	—	—	21	—	21
ESOP shares committed to be released	—	8	—	—	9	17
Stock-based compensation	—	76	—	—	—	76

Balance, September 30, 2019	$19	$15,998	$16,175	$(20)	$(255)	$31,917

Three Months Ended September 30, 2018
Balance, July 1, 2018	$19	$15,615	$16,219	$(262)	$(298)	$31,293
Net loss	—	—	(50)	—	—	(50)
Other comprehensive loss, net of tax	—	—	—	(20)	—	(20)
ESOP shares committed to be released	—	8	—	—	8	16
Stock-based compensation	—	79	—	—	—	79

Balance, September 30, 2018	$19	$15,702	$16,169	$(282)	$(290)	$31,318

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

(Unaudited)

(In thousands, except share and per share data)	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Unearned ESOP	Total
Nine Months Ended September 30, 2019
Balance, January 1, 2019	$19	$15,746	$16,212	$(183)	$(281)	$31,513
Net loss	—	—	(37)	—	—	(37)
Other comprehensive income, net of tax	—	—	—	163	—	163
ESOP shares committed to be released	—	24	—	—	26	50
Stock-based compensation	—	228	—	—	—	228
Balance, September 30, 2019	$19	$15,998	$16,175	$(20)	$(255)	$31,917

Nine Months Ended September 30, 2018
Balance, January 1, 2018	$19	$15,441	$16,077	$(165)	$(316)	$31,056
Net income	—	—	92	—	—	92
Other comprehensive loss, net of tax	—	—	—	(117)	—	(117)
ESOP shares committed to be released	—	30	—	—	26	56
Stock-based compensation	—	231	—	—	—	231
Balance, September 30, 2018	$19	$15,702	$16,169	$(282)	$(290)	$31,318

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(In thousands)	2019	2018
OPERATING ACTIVITIES
Net income (loss)	$(37)	$92
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Net amortization of premiums and accretion of discounts on investments	60	68
Gain on sale of loans	(620)	(1,098)
Proceeds from loans sold	27,609	46,229
Loans originated for sale	(28,546)	(47,023)
Amortization of net deferred loan origination costs	—	20
Depreciation and amortization	321	338
Provision for loan losses	175	225
Expense related to ESOP	50	56
Stock-based compensation	228	231
Deferred income tax benefit	(12)	(10)
Earnings on investment in bank owned life insurance	(45)	(46)
Increase in accrued interest receivable	(36)	(112)
Increase in other assets	(82)	(71)
(Decrease) Increase in other liabilities	(203)	154

Net cash flows from operating activities	(1,138)	(947)

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(8,000)	(500)
Proceeds from maturities and calls of securities available-for-sale	6,999	—
Proceeds from principal paydowns on securities available-for-sale	1,495	1,591
Purchases of securities held-to-maturity	—	(415)
Proceeds from maturities and calls of securities held-to-maturity	—	460
Proceeds from principal paydowns on securities held-to-maturity	24	173
Net decrease (increase) in loans	4,855	(16,599)
Purchase of restricted stock	(414)	(1,387)
Redemption of restricted stock	1,090	932
Purchase of premises and equipment	(96)	(127)

Net cash flows from investing activities	5,953	(15,872)

FINANCING ACTIVITIES
Net increase in deposits	10,268	2,693
Proceeds from borrowings	17,646	46,550
Repayments on borrowings	(33,209)	(37,201)
Net (decrease) increase in official bank checks	(595)	345

Net cash flows from financing activities	(5,890)	12,387

Change in cash and cash equivalents	(1,075)	(4,432)
Cash and cash equivalents at beginning of period	6,291	10,397

Cash and cash equivalents at end of period	$5,216	$5,965

CASH PAID DURING THE PERIOD FOR:
Interest	$3,752	$2,761
Income taxes	$—	$336

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Basis of Presentation

The accompanying unaudited consolidated financial statements of FSB Bancorp, Inc. (“FSB Bancorp”), Fairport Savings Bank (the “Bank”), and its other wholly-owned subsidiary, Fairport Wealth Management (collectively, the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, the instructions for Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes necessary for a complete presentation of consolidated financial condition, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. The results are not necessarily indicative of the results that may be expected for the year ending December 31, 2019 or for any future period.

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow practices within the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the consolidated financial statements; accordingly, as this information changes, the consolidated financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more consolidated financial statement volatility. The fair values and information used to record valuation adjustments for certain assets and liabilities are based on quoted market prices or are provided by other third-party sources, when available. When third party information is not available, valuation adjustments are estimated in good faith by management.

Note 2: New Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This new guidance supersedes the lease requirements in Topic 840, Leases and is based on the principle that a lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The accounting applied by a lessor is largely unchanged from that applied under the previous guidance. In addition, the guidance requires an entity to separate the lease components from the nonlease components in a contract. The ASU requires disclosures about the amount, timing, and judgments related to a reporting entity’s accounting for leases and related cash flows. The standard is required to be applied to all leases in existence as of the date of adoption using a modified retrospective transition approach. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted this ASU on January 1, 2019 and has recognized lease liabilities and right-of-use assets associated with these lease agreements.

The new guidance requires lessees to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months. While the guidance requires all leases to be recognized in the balance sheet, there continues to be a differentiation between finance leases and operating leases for purposes of income statement recognition and cash flow statement presentation. For finance leases, interest on the lease liability and amortization of the right-of-use asset will be recognized separately in the consolidated statement of income. Repayments of principal on those lease liabilities will be classified within financing activities and payments of interest on the lease liability will be classified within operating activities in the statement of cash flows. For operating leases, a single lease cost is recognized in the consolidated statement of income and allocated over the lease term, generally on a straight-line basis. All cash payments are presented within operating activities in the statement of cash flows. The accounting applied by lessors is largely unchanged from existing GAAP, however, the guidance eliminates the accounting model for leveraged leases for leases that commence after the effective date of the guidance.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326). This new guidance significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This ASU will replace the “incurred loss” model under existing guidance with an “expected loss” model for instruments measured at amortized cost, and require entities to record allowances for available-for-sale debt securities rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. This ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. This guidance requires adoption through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This ASU was originally effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption was permitted for all companies as of fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

In July 2019, the FASB decided to add a project to its technical agenda to propose staggered effective dates for certain accounting standards, including ASU 2016-13. The FASB has proposed an approach that ASU 2016-13 will still be effective for Public Business Entities that are SEC filers, excluding smaller reporting companies such as the Company, for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. For all other entities, including smaller reporting companies like the Company, ASU 2016-13 will now be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all entities, early adoption will continue to be permitted; that is, early adoption is allowed for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (that is, effective January 1, 2019, for calendar-year-end companies). The FASB is currently in the process of drafting a proposed ASU for this project to be voted upon by FASB members after a 30 day comment period. The Company is currently a smaller reporting company, and if this proposal is approved and becomes effective, the Company’s expected adoption date for ASU 2016-13 would change from calendar year 2020 to calendar year 2023, including interim periods within those years. The Company is currently evaluating the impact the guidance will have on the Company’s consolidated financial statements, and expects an increase in the allowance for credit losses resulting from the change to expected losses for the estimated life of the financial asset, including an allowance for debt securities. The amount of the increase in the allowance for credit losses resulting from the new guidance will be impacted by the portfolio composition and asset quality at the adoption date, as well as economic conditions and forecasts at the time of adoption. The Company is currently running a second model concurrently in 2019 and does not anticipate a material impact to the consolidated financial statements.

In March 2017, the FASB issued an Update (ASU 2017-08) to its guidance on “Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20) related to premium amortization on purchased callable debt securities. The amendments in this update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. For public companies, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. An entity should apply the amendments in this update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosure about a change in accounting principle. The adoption of this guidance did not have a material impact on our consolidated results of operations or financial position.

In August 2018, the FASB has issued Accounting Standards Update (ASU) No. 2018-15, Intangibles—Goodwill and Other—Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, a consensus of the FASB Emerging Issues Task Force, which amends the FASB ASC to provide guidance on accounting for costs of implementation activities performed in a cloud computing arrangement that is a service contract. In April 2015, the FASB issued ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which provided guidance to customers concerning whether a cloud computing arrangement (e.g., software, platform, or infrastructure offered as a service) includes a software license. Pursuant to that guidance, (1) if a cloud computing arrangement includes a software license, the software license element of the arrangement should be accounted for in a manner consistent with the acquisition of other software licenses, or (2) if the arrangement does not include a software license, then the arrangement should be accounted for as a service contract, with the fees associated with the hosting element (service) of the arrangement expensed as they are incurred.

Following the issuance of ASU No. 2015-05, constituents requested that the FASB provide additional guidance on the accounting for costs of implementation activities performed in a cloud computing arrangement that is a service contract. Accordingly, because U.S. GAAP do not contain explicit guidance on accounting for such costs, and to address the resulting diversity in practice, the FASB has issued ASU No. 2018-15 to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Note that the guidance on accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in ASU No. 2018-15. The amended guidance is effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years.

Note 3: Earnings per Common Share

Basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a similar manner to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to reflect the assumed exercise and conversion of dilutive stock options and unvested restricted stock. In periods of loss, basic earnings per common share and diluted earnings per share are the same due to the fact that the inclusion of any of the dilutive shares will result in an anti-dilutive impact, driven by the loss. Net income available to common stockholders is net income of the Company. Unallocated common shares held by the ESOP are not included in the weighted average number of common shares outstanding for purposes of calculating earnings per common share until they are committed to be released. The Company did not grant any restricted stock awards or stock options during the nine months ended September 30, 2019. An aggregate of 20,000 stock options and 8,400 shares of restricted stock were granted to senior management during the nine months ended September 30, 2018. The grants to senior management vest over a five year period in equal annual installments, with the first installment vesting on the first anniversary date of the grant and succeeding installments on each anniversary thereafter, through 2023. Vesting will automatically accelerate in the event of a participant’s death, disability, or involuntary termination following a change in control.

The following tables set forth the calculation of basic and diluted earnings per share.

	Three months ended September 30,
(In thousands, except per share data)	2019	2018
Basic and Diluted Earnings (Loss) Per Common Share
Net income (loss) available to common stockholders	$2	$(50)
Weighted average basic common shares outstanding	1,861	1,911
Weighted average diluted common shares outstanding	1,873	1,911

Earnings (loss) per common share – basic and diluted	$0.00	$(0.03)

	Nine months ended September 30,
(In thousands, except per share data)	2019	2018
Basic and Diluted Earnings (Loss) Per Common Share
Net income (loss) available to common stockholders	$(37)	$92
Weighted average basic common shares outstanding	1,859	1,909
Weighted average diluted common shares outstanding	1,859	1,909

Earnings (loss) per common share – basic and diluted	$(0.02)	$0.05

Note 4: Investment Securities

The amortized cost and estimated fair value of investment securities are summarized as follows:

	September 30, 2019
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Portfolio
U.S. Government and agency obligations	$13,610	$1	$(14)	$13,597
Mortgage-backed securities – residential	4,416	17	(30)	4,403

Total available-for-sale	$18,026	$18	$(44)	$18,000

Held-to-Maturity Portfolio
Mortgage-backed securities – residential	$434	$7	$—	$441
State and municipal securities	5,577	119	—	5,696

Total held-to-maturity	$6,011	$126	$—	$6,137

	December 31, 2018
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Portfolio
U.S. Government and agency obligations	$12,610	$7	$(162)	$12,455
Mortgage-backed securities – residential	5,953	24	(101)	5,876

Total available-for-sale	$18,563	$31	$(263)	$18,331

Held-to-Maturity Portfolio
Mortgage-backed securities – residential	$458	$6	$(1)	$463
State and municipal securities	5,594	29	(56)	5,567

Total held-to-maturity	$6,052	$35	$(57)	$6,030

The amortized cost and estimated fair value of debt investments at September 30, 2019 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

	Available-for-Sale		Held-to-Maturity
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$—	$—	$1,563	$1,565
Due after one year through five years	10,610	10,597	2,418	2,446
Due after five years through ten years	3,000	3,000	1,596	1,685

Sub-total	$13,610	$13,597	$5,577	$5,696
Mortgage-backed securities – residential	4,416	4,403	434	441

Totals	$18,026	$18,000	$6,011	$6,137

The Company’s investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	September 30, 2019
	Less than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	Number of Individual Securities	Unrealized Losses	Fair Value	Number of Individual Securities	Unrealized Losses	Fair Value	Number of Individual Securities	Unrealized Losses	Fair Value
Available-for-Sale
U.S. Government and agency obligations	1	$4	$1,000	5	$10	$6,595	6	$14	$7,595
Mortgage-backed securities – residential(1)	1	—	139	4	30	3,162	5	30	3,301

Totals	2	$4	$1,139	9	$40	$9,757	11	$44	$10,896

Held-to-Maturity
Mortgage-backed securities – residential	—	$—	$—	—	$—	$—	—	$—	$—
State and municipal securities(1)	1	—	340	—	—	—	1	—	340

Totals	1	$—	$340	—	$—	$—	1	$—	$340

	December 31, 2018
	Less than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	Number of Individual Securities	Unrealized Losses	Fair Value	Number of Individual Securities	Unrealized Losses	Fair Value	Number of Individual Securities	Unrealized Losses	Fair Value
Available-for-Sale
U.S. Government and agency obligations	—	$—	$—	8	$162	$9,445	8	$162	$9,445
Mortgage-backed securities – residential(1)	1	—	203	4	101	3,749	5	101	3,952

Totals	1	$—	$203	12	$263	$13,194	13	$263	$13,397

Held-to-Maturity
Mortgage-backed securities – residential	—	$—	$—	1	$1	$165	1	$1	$165
State and municipal securities	3	4	1,039	15	52	3,021	18	56	4,060

Totals	3	$4	$1,039	16	$53	$3,186	19	$57	$4,225

(1)	Aggregate unrealized loss position of these securities is less than $500.

The Company conducts a formal review of investment securities on a quarterly basis for the presence of other-than-temporary impairment (“OTTI”). The Company assesses whether OTTI is present when the fair value of a debt security is less than its amortized cost basis at the consolidated balance sheet date. Under these circumstances, OTTI is considered to have occurred (1) if we intend to sell the security; (2) if it is “more likely than not” we will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows is not anticipated to be sufficient to recover the entire amortized cost basis. The guidance requires that credit-related OTTI is recognized in earnings while non-credit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (“OCI”). Non-credit-related OTTI is based on other factors, including illiquidity and changes in the general interest rate environment. Presentation of OTTI is made in the consolidated statement of income on a gross basis, including both the portion recognized in earnings as well as the portion recorded in OCI. The gross OTTI would then be offset by the amount of non-credit-related OTTI, showing the net as the impact on earnings.

There were 12 securities in an unrealized loss position at September 30, 2019, of which nine have been in loss positions for a period greater than twelve months and three have been in a loss position for a period less than twelve months. This compares to 32 securities in an unrealized loss position at December 31, 2018, of which 28 had been in loss positions for a period greater than twelve months and four had been in loss positions for a period less than twelve months. These issuing entities are currently rated Aaa by Moody’s Investor Services and AA+ by Standard and Poors. Among the nine securities in loss positions for a period greater than twelve months at September 30, 2019, all were either direct issuances of, or mortgage-backed securities or collateralized mortgage obligations issued by, the following entities sponsored and guaranteed by the United States Government: GNMA, FNMA, and FHLMC. The unrealized losses reflected are primarily attributable to changes in interest rates since the securities were acquired.

Among the three securities in an unrealized loss position at September 30, 2019 for less than twelve months, two were either direct issuances of, or mortgage-backed securities or collateralized mortgage obligations issued by, the following entities sponsored and guaranteed by the United States Government: FAMCA and FHLMC. The remaining security that has been in a loss position for a period less than twelve months was issued by a local municipality. The unrealized loss reflected is primarily attributable to changes in interest rates since the securities were acquired. The Company does not intend to sell these securities, nor is it more likely than not, that the Company will be required to sell these securities prior to recovery of the amortized cost. As such, management does not believe any individual unrealized loss as of September 30, 2019 represents OTTI.

There were no realized gains or losses on sales of securities for the three or nine months ended September 30, 2019 and September 30, 2018.

As of September 30, 2019 and December 31, 2018, no securities were pledged to secure public deposits or for any other purpose required or permitted by law.

Management has reviewed its loan and mortgage-backed securities portfolios and determined that, to the best of its knowledge, little or no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of investing in, or originating, these types of investments or loans.

Note 5: Loans

Major classifications of loans at the indicated dates are as follows:

(In thousands)	September 30, 2019	December 31, 2018
Real estate loans:
Secured by one-to-four family residences	$215,400	$221,602
Secured by multi-family residences	10,973	10,241
Construction	5,706	4,898
Commercial real estate	21,961	22,492
Home equity lines of credit	17,101	16,766

Total real estate loans	271,141	275,999

Commercial and industrial loans	7,296	7,290
Other loans	47	50

Total loans	278,484	283,339

Net deferred loan origination fees	(37)	(37)
Less allowance for loan losses	(1,736)	(1,561)

Loans receivable, net	$276,711	$281,741

The Company originates residential mortgage, commercial, and consumer loans largely to customers throughout Monroe county and the surrounding western New York counties of Erie, Livingston, Ontario, Orleans, Jefferson, Niagara, and Wayne. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers’ abilities to honor their loan contracts is dependent upon the counties’ employment and economic conditions.

As of September 30, 2019 and December 31, 2018, residential mortgage loans with a carrying value of $196.2 million and $201.9 million, respectively, have been pledged by the Company to the Federal Home Loan Bank of New York under a blanket collateral agreement to secure the Company’s line of credit and term borrowings. The Company retains the servicing on conventional fixed-rate mortgage loans sold to Freddie Mac and receives a fee based on the principal balance outstanding. Loans serviced for others totaled $115.7 million and $123.8 million at September 30, 2019 and December 31, 2018, respectively. Loan servicing rights are recorded at fair value when loans are sold with servicing rights retained. The fair value of the mortgage servicing rights (“MSRs”) is determined using a method which utilizes servicing income, discount rates, and prepayment speeds relative to the Bank’s portfolio for MSRs and are amortized over the life of the loan. MSRs amounted to $722,000 and $812,000 at September 30, 2019 and December 31, 2018, respectively, and are included in other assets on the consolidated balance sheets.

Loan Origination / Risk Management

The Company’s lending policies and procedures are presented in Note 4 to the consolidated financial statements included in FSB Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2019 and have not changed.

To develop and document a systematic methodology for determining the allowance for loan losses, the Company has divided the loan portfolio into two portfolio segments, each with different risk characteristics but with similar methodologies for assessing risk. Each portfolio segment is broken down into loan classes where appropriate. Loan classes contain unique measurement attributes, risk characteristics, and methods for monitoring and assessing risk that are necessary to develop the allowance for loan losses. Unique characteristics such as borrower type, loan type, collateral type, and risk characteristics define each class.

The following table illustrates the portfolio segments and classes for the Company’s loan portfolio:

Portfolio Segment	Class
Real Estate Loans	Secured by one-to-four family residences Secured by multi-family residences Construction Commercial real estate Home equity lines of credit

Other Loans	Commercial and industrial Other loans

The following tables present the classes of the loan portfolio, not including net deferred loan fees, summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of the dates indicated:

	As of September 30, 2019
(In thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
Secured by one-to-four family residences	$212,434	$184	$2,782	$—	$215,400
Secured by multi-family residences	10,973	—	—	—	10,973
Construction	5,706	—	—	—	5,706
Commercial real estate	20,061	697	1,203	—	21,961
Home equity lines of credit	16,931	—	170	—	17,101

Total real estate loans	266,105	881	4,155	—	271,141

Commercial & industrial loans	7,221	30	45	—	7,296
Other loans	47	—	—	—	47

Total loans	$273,373	$911	$4,200	$—	$278,484

	As of December 31, 2018
(In thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Real estate loans:
Secured by one-to-four family residences	$218,222	$494	$2,886	$—	$221,602
Secured by multi-family residences	10,241	—	—	—	10,241
Construction	4,898	—	—	—	4,898
Commercial real estate	21,313	931	248	—	22,492
Home equity lines of credit	16,565	—	201	—	16,766

Total real estate loans	271,239	1,425	3,335	—	275,999

Commercial & industrial loans	7,245	—	45	—	7,290
Other loans	50	—	—	—	50

Total loans	$278,534	$1,425	$3,380	$—	$283,339

Commercial real estate loans rated special mention decreased $234,000, or 25.1%, to $697,000 at September 30, 2019 from $931,000 at December 31, 2018 due to two commercial mortgage loans paying as agreed, partially offset by one loan newly categorized as special mention as a result of delinquency during the nine months ended September 30, 2019. Real estate loans secured by one-to four family residences rated special mention decreased $310,000, or 62.8%, to $184,000 at September 30, 2019 from $494,000 at December 31, 2018 due to a mortgage loan payoff, partially offset by the addition of one new loan newly categorized as special mention as a result of delinquency during the nine months ended September 30, 2019. Commercial and industrial loans rated special mention increased $30,000 to $30,000 at September 30, 2019 from $0 at December 31, 2018 due to the addition of two loans newly categorized as special mention as a result of delinquency during the nine months ended September 30, 2019. Commercial real estate loans rated substandard increased $955,000, or 385.1%, to $1.2 million at September 30, 2019 from $248,000 at December 31, 2018 due to one loan becoming downgraded to substandard as a result of delinquency and after an annual financial statement review of the borrower was performed during the nine months ended September 30, 2019.

Management has reviewed its loan portfolio and determined that, to the best of its knowledge, no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of originating these types of loans.

Nonaccrual and Past Due Loans

Loans are placed on nonaccrual when the contractual payment of principal and interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan may be currently performing.

Loans are considered past due if the required principal and interest payments have not been received within thirty days of the payment due date. An age analysis of past due loans, segregated by portfolio segment and class of loans, as of September 30, 2019 and December 31, 2018, are detailed in the following tables:

As of September 30, 2019
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days and Over	Total Past Due	Current	Total Loans Receivable
Real estate loans:
Secured by one-to-four family residences	$332	$819	$55	$1,206	$214,194	$215,400
Secured by multi-family residences	—	—	—	—	10,973	10,973
Construction	—	—	—	—	5,706	5,706
Commercial	—	1,653	248	1,901	20,060	21,961
Home equity lines of credit	50	—	—	50	17,051	17,101

Total real estate loans	382	2,472	303	3,157	267,984	271,141

Commercial & industrial loans	30	—	45	75	7,221	7,296
Other loans	—	—	—	—	47	47

Total loans	$412	$2,472	$348	$3,232	$275,252	$278,484

As of December 31, 2018
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days and Over	Total Past Due	Current	Total Loans Receivable
Real estate loans:
Secured by one-to-four family residences	$227	$349	$55	$631	$220,971	$221,602
Secured by multi-family residences	—	—	—	—	10,241	10,241
Construction	—	—	—	—	4,898	4,898
Commercial	248	—	—	248	22,244	22,492
Home equity lines of credit	147	—	—	147	16,619	16,766

Total real estate loans	622	349	55	1,026	274,973	275,999

Commercial & industrial loans	—	—	45	45	7,245	7,290
Other loans	—	—	—	—	50	50

Total loans	$622	$349	$100	$1,071	$282,268	$283,339

Real estate loans secured by one-to four family residences 30-59 days past due increased $105,000, or 46.3%, to $332,000 at September 30, 2019 from $227,000 at December 31, 2018 due to the delinquency of three mortgage loans, partially offset by two mortgage loans paying as agreed and one mortgage loan payoff during the nine months ended September 30, 2019. Home equity lines of credit 30-59 days past due decreased $97,000, or 66.0%, to $50,000 at September 30, 2019 from $147,000 at December 31, 2018 due to the one home equity line of credit paying as agreed, partially offset by the delinquency of one home equity line of credit during the nine months ended September 30, 2019. Commercial & industrial loans 30-59 days past due increased $30,000 to $30,000 at September 30, 2019 from $0 at December 31, 2018 due to the delinquency of two commercial & industrial loans during the nine months ended September 30, 2019. Real estate loans secured by one-to four family residences 60-89 days past due increased $470,000, or 134.7%, to $819,000 at September 30, 2019 from $349,000 at December 31, 2018 due to the delinquency of two mortgage loans, partially offset by two mortgage loans paying as agreed during the nine months ended September 30, 2019. Commercial loans 60-89 days past due increased $1.7 million to $1.7 million at September 30, 2019 from $0 at December 31, 2018 due to the delinquency of two commercial loans during the nine months ended September 30, 2019. Commercial loans 90 days and over increased $248,000 to $248,000 at September 30, 2019 from $0 at December 31, 2018 due to the delinquency of one commercial loan during the nine months ended September 30, 2019. This loan was previously classified as 30-59 days delinquent at December 31, 2018.

Nonaccrual loans, segregated by class of loan, were as follows:

(In thousands)	September 30, 2019	December 31, 2018
Residential mortgage loans:
Secured by one-to-four family residences	$55	$55

	55	55

Commercial loans:
Real estate	944	—
Commercial and industrial loans	45	45

	989	45

Consumer loans:
Home equity lines of credit	—	—

	—	—

Total nonaccrual loans	$1,044	$100

There were no loans that were past due 90 days or more and still accruing interest at September 30, 2019 and December 31, 2018. At September 30, 2019 and December 31, 2018, there were no troubled debt restructurings.

The following table summarizes impaired loans information by portfolio class as of and for the nine months ended September 30, 2019 and as of and for the year ended December 31, 2018:

	As of September 30, 2019
(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With an allowance recorded:
Commercial real estate	$944	$944	$180	$950
Commercial & industrial loans	45	45	30	45

Total loans	$989	$989	$210	$995

As of December 31, 2018
(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With an allowance recorded:
Commercial real estate	$—	$—	$—	$—
Commercial & industrial loans	—	—	—	—

Total loans	$—	$—	$—	$—

Interest income recognized on impaired loans was immaterial at September 30, 2019.

Note 6: Allowance for Loan Losses and Foreclosed Real Estate

Summarized in the tables below are changes in the allowance for loan losses for the indicated periods and information pertaining to the allocation of the allowance for loan losses, balances of the allowance for loan losses, loans receivable based on individual, and collective impairment evaluation by loan portfolio class. An allocation of a portion of the allowance to a given portfolio class does not limit the Company’s ability to absorb losses in another portfolio class.

	For the three months ended September 30, 2019
(In thousands)	Secured by one-to-four family residences real estate loans	Secured by multi- family residences real estate loans	Construction real estate loans	Commercial real estate loans	Home equity lines of credit real estate loans	Commercial & industrial	Other/ Unallocated	Total
Allowance for loan losses:

Beginning Balance	$805	$74	$20	$482	$105	$125	$50	$1,661
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions (Credits)	20	8	9	(2)	(3)	(1)	44	75

Ending balance	$825	$82	$29	$480	$102	$124	$94	$1,736

Ending balance: related to loans individually evaluated for impairment	—	—	—	180	—	30	—	210

Ending balance: related to loans collectively evaluated for impairment	$825	$82	$29	$300	$102	$94	$94	$1,526

Loans receivables:

Ending balance	$215,400	$10,973	$5,706	$21,961	$17,101	$7,296	$47	$278,484

Ending balance: related to loans individually evaluated for impairment	—	—	—	944	—	45	—	989

Ending balance: related to loans collectively evaluated for impairment	$215,400	$10,973	$5,706	$21,017	$17,101	$7,251	$47	$277,495

	For the three months ended September 30, 2018
(In thousands)	Secured by one-to-four family residences real estate loans	Secured by multi- family residences real estate loans	Construction real estate loans	Commercial real estate loans	Home equity lines of credit real estate loans	Commercial & industrial	Other/ Unallocated	Total
Allowance for loan losses:

Beginning Balance	$803	$78	$33	$211	$103	$54	$129	$1,411
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions (Credits)	85	—	(2)	53	1	19	(81)	75

Ending balance	$888	$78	$31	$264	$104	$73	$48	$1,486

Ending balance: related to loans individually evaluated for impairment	—	—	—	—	—	—	—	—

Ending balance: related to loans collectively evaluated for impairment	$888	$78	$31	$264	$104	$73	$48	$1,486

Loans receivables:

Ending balance	$219,841	$10,337	$6,277	$21,650	$17,012	$5,399	$56	$280,572

Ending balance: related to loans individually evaluated for impairment	—	—	—	—	—	—	—	—

Ending balance: related to loans collectively evaluated for impairment	$219,841	$10,337	$6,277	$21,650	$17,012	$5,399	$56	$280,572

	For the nine months ended September 30, 2019
(In thousands)	Secured by one-to- four family residences real estate loans	Secured by multi- family residences real estate loans	Construction real estate loans	Commercial real estate loans	Home equity lines of credit real estate loans	Commercial & industrial	Other/ Unallocated	Total
Allowance for loan losses:

Beginning Balance	$866	$77	$24	$284	$103	$97	$110	$1,561
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions (Credits)	(41)	5	5	196	(1)	27	(16)	175

Ending balance	$825	$82	$29	$480	$102	$124	$94	$1,736

Ending balance: related to loans individually evaluated for impairment	—	—	—	180	—	30	—	210

Ending balance: related to loans collectively evaluated for impairment	$825	$82	$29	$300	$102	$94	$94	$1,526

	For the nine months ended September 30, 2019
(In thousands)	Secured by one-to-four family residences real estate loans	Secured by multi- family residences real estate loans	Construction real estate loans	Commercial real estate loans	Home equity lines of credit real estate loans	Commercial & industrial	Other/ Unallocated	Total
Loans receivables:

Ending balance	$215,400	$10,973	$5,706	$21,961	$17,101	$7,296	$47	$278,484

Ending balance: related to loans individually evaluated for impairment	—	—	—	944	—	45	—	989

Ending balance: related to loans collectively evaluated for impairment	$215,400	$10,973	$5,706	$21,017	$17,101	$7,251	$47	$277,495

	For the nine months ended September 30, 2018
(In thousands)	Secured by one-to-four family residences real estate loans	Secured by multi- family residences real estate loans	Construction real estate loans	Commercial real estate loans	Home equity lines of credit real estate loans	Commercial & industrial	Other/ Unallocated	Total
Allowance for loan losses:

Beginning Balance	$816	$80	$54	$148	$107	$47	$9	$1,261
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions (Credits)	72	(2)	(23)	116	(3)	26	39	225

Ending balance	$888	$78	$31	$264	$104	$73	$48	$1,486

Ending balance: related to loans individually evaluated for impairment	—	—	—	—	—	—	—	—

Ending balance: related to loans collectively evaluated for impairment	$888	$78	$31	$264	$104	$73	$48	$1,486

Loans receivables:

Ending balance	$219,841	$10,337	$6,277	$21,650	$17,012	$5,399	$56	$280,572

Ending balance: related to loans individually evaluated for impairment	—	—	—	—	—	—	—	—

Ending balance: related to loans individually evaluated for impairment	$219,841	$10,337	$6,277	$21,650	$17,012	$5,399	$56	$280,572

The Company had no foreclosed real estate at September 30, 2019 or December 31, 2018.

At September 30, 2019, the Company had one commercial real estate loan for $248,000 and one residential real estate loan for $55,000 in the process of foreclosure and at December 31, 2018, the Company had one residential real estate loan for $55,000 in the process of foreclosure.

Note 7: Fair Value Measurements

Accounting guidance related to fair value measurements and disclosures specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair value hierarchy:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 – Model-derived valuations in which one or more significant inputs or significant value drivers are unobservable.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs, minimize the use of unobservable inputs, to the extent possible, and considers counterparty credit risk in its assessment of fair value.

The following tables summarize assets measured at fair value on a recurring basis as of the indicated dates, segregated by the level of valuation inputs within the hierarchy utilized to measure fair value:

	September 30, 2019
(In thousands)	Level 1	Level 2	Level 3	Total Fair Value
Available-for-sale portfolio
U.S. Government and agency obligations	$—	$13,597	$—	$13,597
Mortgage-backed securities – residential	—	4,403	—	4,403

Total available-for-sale securities	$—	$18,000	$—	$18,000

	December 31, 2018
(In thousands)	Level 1	Level 2	Level 3	Total Fair Value

Available-for-sale portfolio
U.S. Government and agency obligations	$—	$12,455	$—	$12,455
Mortgage-backed securities – residential	—	5,876	—	5,876

Total available-for-sale securities	$—	$18,331	$—	$18,331

The Company had the following assets measured at fair value on a nonrecurring basis as of September 30, 2019 and December 31, 2018:

	September 30, 2019
(In thousands)	Level 1	Level 2	Level 3	Total Fair Value
Impaired loans	$—	$—	$779	$779
Loans held for sale	$—	$3,690	$—	$3,690

Total loans	$—	$3,690	$779	$4,469

	December 31, 2018
(In thousands)	Level 1	Level 2	Level 3	Total Fair Value
Impaired loans	$—	$—	$—	$—
Loans held for sale	$—	$2,133	$—	$2,133

Total loans	$—	$2,133	$—	$2,133

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs were used to determine fair value at the indicated date:

Quantitative Information about Level 3 Fair Value Measurements
At September 30, 2019	Valuation Techniques	Unobservable Input	Range (Weighted Avg.)
Impaired loans	Appraisal of collateral	Appraisal Adjustments	23.6% - 28.9% (27.3%)
	(Sales Approach)	Costs to Sell	6.1% - 50.7% (19.0%)

There have been no transfers of assets into or out of any fair value measurement level during the nine months ended September 30, 2019.

Required disclosures include fair value information of financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sale transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective period-ends, and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end. FASB ASC Topic 820 for Fair Value Measurements and Disclosures, the financial assets and liabilities were valued at a price that represents the Company’s exit price or the price at which these instruments would be sold or transferred.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The Company, in estimating its fair value disclosures for financial instruments, used the following methods and assumptions:

Cash, Due from Banks, and Interest Earning Demand Deposits

The carrying amounts of these assets approximate their fair values.

Investment Securities

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather relying on the securities’ relationship to other benchmark quoted prices and is considered to be a Level 2 measurement.

Investment in Restricted Stock

The carrying value of restricted stock, which consists of Federal Home Loan Bank and Atlantic Community Bankers Bank, approximates its fair value based on the redemption provisions of the restricted stock, resulting in a Level 2 classification.

Loans

The fair values of loans, held in portfolio are estimated using discounted cash flow analyses. The discount rate considers a market participant’s cost of funds, liquidity premiums, capital charges, servicing charges, and expectations of future rate movements (for variable rate loans), resulting in a Level 3 classification. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal, and adjusted for potential defaulted loans.

Loans held for sale in the secondary market are carried at the lower of cost or fair value, resulting in a Level 2 classification. Separate determinations of fair value for residential and commercial loans are made on an aggregate basis. Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the consolidated financial statements.

Impaired Loans

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy. The Company had no unsecured impaired loans as of September 30, 2019 and December 31, 2018.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and payable approximates fair value.

Deposits

The fair values disclosed for demand deposits (e.g., NOW accounts, non-interest checking, regular savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts), resulting in a Level 1 classification. The carrying amounts for variable-rate certificates of deposit approximate their fair values at the reporting date, resulting in a Level 1 classification. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits, resulting in a Level 2 classification.

Borrowings

The fair values of FHLB long-term borrowings are estimated using discounted cash flow analyses, based on the quoted rates for new FHLB advances with similar credit risk characteristics, terms and remaining maturity, resulting in a Level 2 classification.

The carrying amounts and fair values of the Company’s financial instruments as of the indicated dates are presented in the following table:

		September 30, 2019		December 31, 2018
(In thousands)	Fair Value Hierarchy	Carrying Amounts	Estimated Fair Values	Carrying Amounts	Estimated Fair Values
Financial assets:
Cash and due from banks	1	$1,485	$1,485	$1,581	$1,581
Interest earning demand deposits	1	3,731	3,731	4,710	4,710
Securities - available-for-sale	2	18,000	18,000	18,331	18,331
Securities - held-to-maturity	2	6,011	6,137	6,052	6,030
Investment in restricted stock	2	2,961	2,961	3,637	3,637
Loans held for sale	2	3,690	3,690	2,133	2,133
Loans, net	3	276,711	287,796	281,741	280,173
Accrued interest receivable	1	912	912	876	876

Financial liabilities:
Demand deposits, savings, NOW and MMDA	1	96,799	96,799	98,681	98,681
Time deposits	2	136,084	136,367	123,934	124,182
Borrowings	2	56,262	57,084	71,826	71,086
Accrued interest payable	1	119	119	168	168

Note 8: Accumulated Other Comprehensive Loss

Changes in the components of accumulated other comprehensive loss, net of tax, for the periods indicated are summarized in the table below.

	For the three months ended September 30, 2019
(In thousands)	Unrealized Gains (Losses) on Available-for- Sale Securities	Total
Beginning balance	$(41)	$(41)
Other comprehensive income	21	21

Ending balance	$(20)	$(20)

	For the three months ended September 30, 2018
(In thousands)	Unrealized Losses on Available-for- Sale Securities	Total
Beginning balance	$(262)	$(262)
Other comprehensive loss	(20)	(20)

Ending balance	$(282)	$(282)

	For the nine months ended September 30, 2019
(In thousands)	Unrealized Gains (Losses) on Available- for-Sale Securities	Total
Beginning balance	$(183)	$(183)
Other comprehensive income	163	163

Ending balance	$(20)	$(20)

	For the nine months ended September 30, 2018
(In thousands)	Unrealized Losses on Available- for-Sale Securities	Total
Beginning balance	$(165)	$(165)
Other comprehensive loss	(117)	(117)

Ending balance	$(282)	$(282)

Note 9: Other Income

The Company has included the following table regarding the Company’s other income for the periods presented. All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within Other Income. The following tables present the Company’s sources of Other Income for the three and nine months ended September 30, 2019 and 2018. Items outside the scope of ASC 606 are noted as such.

(In thousands)	For the three months ended September 30, 2019	For the three months ended September 30, 2018
Service fees
Deposit related fees	$18	$18
Insufficient funds fee	20	20

Total service fees	38	38
Fee income
Securities commission income	2	9
Insurance commission income	2	27

Total insurance and securities commission income	4	36
Card income
Debit card interchange fee income	38	37
ATM fees	8	9

Total card income	46	46

(In thousands)	For the three months ended September 30, 2019	For the three months ended September 30, 2018
Mortgage fee income and realized gain on sales of loans*
Residential mortgage loan origination fees	$66	$94
Commercial loan fees	33	49
Loan servicing income	74	75
Realized gain on sales of residential mortgage loans	278	461

Total mortgage fee income and realized gain on sales of loans	451	679
Bank owned life insurance	15	16
Other miscellaneous income	—	1

Total non-interest income	$554	$816

*	Outside scope of ASC 606

(In thousands)	For the nine months ended September 30, 2019	For the nine months ended September 30, 2018
Service fees
Deposit related fees	$49	$45
Insufficient funds fee	55	62

Total service fees	104	107
Fee income
Securities commission income	6	36
Insurance commission income	8	73

Total insurance and securities commission income	14	109
Card income
Debit card interchange fee income	103	108
ATM fees	23	24

Total card income	126	132
Mortgage fee income and realized gain on sales of loans*
Residential mortgage loan origination fees	156	262
Commercial loan fees	62	81
Loan servicing income	225	245
Realized gain on sales of residential mortgage loans	620	1,051
Realized gain on sale of SBA loan	—	47

Total mortgage fee income and realized gain on sales of loans	1,063	1,686
Bank owned life insurance	45	46
Other miscellaneous income	—	19

Total non-interest income	$1,352	$2,099

*	Outside scope of ASC 606

The Company recognizes revenue as it is earned. The following is a discussion of key revenues within the scope of the new revenue guidance:

•

Service fees – Revenue from fees on deposit accounts is earned through the presentation of an individual item for processing for insufficient funds fees or customer initiated activities or passage of time for deposit related fees.

•	Fee income – Fee income is earned through commissions on insurance and securities sales and earned at a point in time.

•

Card income – Card income consists of interchange fees from consumer debit card networks and other card related services. Interchange rates are set by the card networks. Interchange fees are based on purchase volumes and other factors and are recognized as transactions occur.

•

Mortgage fee income and realized gain on sales of loans – Revenue from mortgage fee income and realized gain on sales of loans is earned through the origination of residential and commercial mortgage loans and the sales of one-to-four family residential mortgage loans and government guaranteed portions of SBA loans and is recognized as transactions occur.

Note 10: Stock-Based Compensation

A summary of the Company’s stock option activity and related information for its option plans for the nine months ended September 30, 2019 and 2018 is as follows:

	For the nine months ended September 30, 2019
	Options	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	172,080	$16.82
Grants	—	—
Exercised	—	—

Outstanding at quarter end	172,080	$16.82

Exercisable at quarter end	34,416	$16.82

	For the nine months ended September 30, 2018
	Options	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	152,080	$16.72
Grants	20,000	17.58
Exercised	—	—

Outstanding at quarter end	172,080	$16.82

Exercisable at quarter end	—	$—

The grants to senior management and directors vest over a five year period in equal annual installments, with the first installment vesting on the first anniversary date of the grant and succeeding installments on each anniversary thereafter, through 2023. Vesting will automatically accelerate in the event of a participant’s death, disability, or involuntary termination following a change in control.

The compensation expense of the awards is based on the fair value of the instruments on the date of grant. The Company recorded compensation expense in the amount of $76,000 for the three months ended September 30, 2019 and $228,000 for the nine months ended September 30, 2019. The Company recorded compensation expense in the amount of $79,000 for the three months ended September 30, 2018 and $231,000 for the nine months ended September 30, 2018.

Note 11: Leases

The Company occupies certain banking and mortgage origination offices under noncancelable operating lease agreements which were not reflected on the consolidated balance sheet at December 31, 2018. Upon adoption of ASC Topic 842, Leases, on January 1, 2019, the Company recorded an asset of $2.3 million and a corresponding liability in the amount of $2.6 million on the consolidated balance sheets, as a result of recognizing operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets. The Company elected to adopt the transition relief under ASC Topic 842 using the modified retrospective transition method. All lease agreements are accounted for as operating leases. The Company has no unamortized initial direct costs related to the establishment of these lease agreements as of January 1, 2019. We have elected the available practical expedients and implemented internal controls and key system functionality to enable the preparation of financial information on adoption.

Our leases have remaining lease terms that vary from less than one year up to 12 years, some of which include options to extend the leases for various renewal periods. All options to renew are included in the current lease term when we believe it is reasonably certain that the renewal options will be exercised.

The components of the lease expense are as follows:

For the three months ended September 30,
(In thousands)	2019
Operating lease cost	$97
Short-term lease cost	17

Total	$114

For the nine months ended September 30,
(In thousands)	2019
Operating lease cost	$291
Short-term lease cost	52

Total	$343

Supplemental cash flow information related to leases was as follows:

For the nine months ended September 30,
(In thousands)	2019
Cash paid for amount included in the measurement of operating lease liabilities:
Operating cash flows from operating leases	$291

Supplemental consolidated balance sheet information related to leases was as follows:

For the nine months ended September 30,
(In thousands, except lease term and discount rate)	2019
Operating Leases
Operating lease right-of-use assets	$2,199
Operating lease liabilities	$2,401
Weighted Average Remaining Lease Term
Operating Leases	8.8 years
Weighted Average Discount Rate
Operating Leases	3.52%

Maturities of operating lease liabilities were as follows:

Year Ending December 31,
(In thousands)
2019	$79
2020	318
2021	313
2022	252
2023	194
Thereafter	1,245

Total minimum lease payments	$2,401

FSB Bancorp, Inc.

Bonadio&Co.,LLP Certified Public Accountants 432 North Franklin Street, #60 Syracuse, New York 13204 p (315) 476-4004 f(315) 254-2384 www.bonadio.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

FSB Bancorp Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of FSB Bancorp, Inc. (the Company) as of December 31, 2018 and 2017 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial stat ements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2011.

/s/ Bonadio & Co., LLP

Syracuse, New York

March 27, 2019

ALBANY • BATAVIA • BUFFALO • DALLAS • EAST AURORA • NYC • ROCHESTER • RUTLAND. VT • SYRACUSE • UTICA

FSB Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2018 and 2017

	2018	2017
	(Dollars in Thousands, except share and per share data)
Assets
Cash and due from banks	$1,581	$1,672
Interest-earning demand deposits	4,710	8,725

Total Cash and Cash Equivalents	6,291	10,397
Securities available-for-sale, at fair value	18,331	18,313
Securities held-to-maturity, at amortized cost (fair value of 2018 $6,030; 2017 $6,588)	6,052	6,575
Investment in restricted stock, at cost	3,637	3,270
Loans held for sale	2,133	2,770
Loans, net of allowance for loan losses (2018 $1,561; 2017 $1,261)	281,741	262,711
Bank owned life insurance	3,819	3,758
Accrued interest receivable	876	824
Premises and equipment, net	2,731	3,064
Other assets	2,658	2,700

Total Assets	$328,269	$314,382

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest-bearing	$10,947	$8,385
Interest-bearing	211,668	208,306

Total Deposits	222,615	216,691
Short-term borrowings	13,750	13,000
Long-term borrowings	58,076	51,447
Official bank checks	863	929
Other liabilities	1,452	1,259

Total Liabilities	296,756	283,326

Commitments and contingent liabilities – see Note 12

Stockholders’ Equity
Preferred stock, par value $0.01; 25,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock; par value $0.01; 50,000,000 shares authorized; 1,940,661 and 1,934,853 shares outstanding in 2018 and 2017, respectively	19	19
Paid-in capital	15,746	15,441
Retained earnings	16,212	16,077
Accumulated other comprehensive loss	(183)	(165)
Unearned ESOP shares, at cost	(281)	(316)

Total Stockholders’ Equity	31,513	31,056

Total Liabilities and Stockholders’ Equity	$328,269	$314,382

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2018 and 2017

	2018	2017
	(Dollars in Thousands, Except Per Share Data)
Interest and Dividend Income
Loans, including fees	$11,827	$10,157
Securities - taxable	415	304
Securities - tax exempt	105	110
Mortgage-backed securities	141	116
Other	52	45

Total Interest and Dividend Income	12,540	10,732

Interest Expense
Deposits	2,591	1,811
Short-term borrowings	215	102
Long-term borrowings	1,173	865

Total Interest Expense	3,979	2,778

Net Interest Income	8,561	7,954
Provision for loan losses	300	271

Net Interest Income after Provision for loan losses	8,261	7,683

Other Income
Service fees	149	164
Fee income	131	174
Increase in cash surrender value of bank owned life insurance	61	62
Realized gain on sale of loans	1,437	2,146
Mortgage fee income	743	845
Other	196	185

Total Other Income	2,717	3,576

Other Expense
Salaries and employee benefits	6,497	6,609
Occupancy	1,088	1,069
Data processing costs	426	348
Advertising	147	162
Equipment	542	563
Electronic banking	109	93
Directors’ fees	205	261
Mortgage fees and taxes	422	264
FDIC premium expense	120	103
Audit and tax services	213	182
Professional services	214	217
Other	828	770

Total Other Expense	10,811	10,641

Income before Income Taxes	167	618
Provision for Income Taxes	32	407

Net Income	$135	$211

Basic and diluted earnings per common share	$0.07	$0.11

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2018 and 2017

	2018	2017
	(In Thousands)
Net Income	$135	$211

Other Comprehensive Loss
Change in unrealized holding losses on securities available-for-sale	(24)	(53)
Reclassification of effect of tax rate change on other comprehensive income	—	(27)

Other Comprehensive Loss, Before Tax	(24)	(80)

Income Tax Benefit Related to Other Comprehensive Loss	6	—

Other Comprehensive Loss, Net of Tax	(18)	(80)

Comprehensive Income	$117	$131

Tax Effect Allocated to Each Component of Other Comprehensive Loss
Change in unrealized holding losses on securities available-for-sale	$6	$—

Income tax effect related to other comprehensive income	$6	$—

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2018 and 2017

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Unearned ESOP Shares	Total
	(In Thousands)
Balance - January 1, 2017	$19	$16,352	$15,839	$(85)	$(350)	$31,775

Net income	—	—	211	—	—	211
Other comprehensive loss, net	—	—	—	(53)	—	(53)
Reclassification of effect of tax rate change on other comprehensive income (1)	—	—	27	(27)	—	—
ESOP shares committed to be released	—	18	—	—	34	52
Stock based compensation	1	132	—	—	—	133
Effect of stock repurchase plan	(1)	(1,061)	—	—	—	(1,062)

Balance - December 31, 2017	19	15,441	16,077	(165)	(316)	31,056

Net income	—	—	135	—	—	135
Other comprehensive loss, net	—	—	—	(18)	—	(18)
ESOP shares committed to be released	—	37	—	—	35	72
Stock based compensation	—	310	—	—	—	310
Effect of stock repurchase plan	—	(42)	—	—	—	(42)

Balance - December 31, 2018	$19	$15,746	$16,212	$(183)	$(281)	$31,513

(1)

Reclassification adjustment from accumulated other comprehensive loss to retained earnings for stranded tax effects resulting from the newly enacted Federal corporate income tax rate of 21% in accordance with the early adoption of ASU 2018-02.

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2018 and 2017

	2018	2017
	(In Thousands)
Cash Flows from Operating Activities
Net income	$135	$211
Adjustments to reconcile net income to net cash flows from operating activities:
Net amortization of premiums and accretion of discounts on investments	83	136
Gain on sale of loans	(1,437)	(2,146)
Proceeds from loans sold	62,069	72,249
Loans originated for sale	(59,995)	(70,814)
Amortization of net deferred loan origination costs	(37)(1)
Depreciation and amortization	445	473
Provision for loan losses	300	271
Stock based compensation	310	133
Expense related to ESOP	7252
Deferred income tax (benefit) expense	(135)	166
Earnings on investment in bank owned life insurance	(61)(62)
Increase in accrued interest receivable	(52)	(172)
Decrease (increase) in other assets	42	(341)
Increase (decrease) in other liabilities	334	(632)

Net Cash Flows From Operating Activities	2,073	(477)

Cash Flows from Investing Activities
Purchases of securities available-for-sale	(1,999)	(7,533)
Proceeds from maturities and calls of securities available-for-sale	—	3,500
Proceeds from principal paydowns on securities available-for-sale	1,901	3,284
Purchases of securities held-to-maturity	(517)	(547)
Proceeds from maturities and calls of securities held-to-maturity	835	1,250
Proceeds from principal paydowns on securities held-to-maturity	178	108
Net increase in loans	(19,293)	(36,789)
Purchase of restricted stock	(1,477)	(1,999)
Redemption of restricted stock	1,110	1,615
Purchase of premises and equipment	(112)	(362)

Net Cash Flows From Investing Activities	(19,374)	(37,473)

Cash Flows from Financing Activities
Net increase in deposits	5,924	33,757
Proceeds from borrowings	67,300	81,001
Repayments on borrowings	(59,921)	(73,367)
Effect of stock repurchase plan	(42)	(1,062)
Net (decrease) increase in official bank checks	(66)	611

Net Cash Flows From Financing Activities	13,195	40,940

Change in Cash and Cash Equivalents	(4,106)	2,990

Cash and Cash Equivalents - Beginning	10,397	7,407

Cash and Cash Equivalents - Ending	$6,291	$10,397

Supplementary Cash Flows Information
Interest paid	$3,905	$2,755

Taxes paid	$38	$453

FSB Bancorp, Inc.

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

Organization and Nature of Operations

On March 2, 2016, the Boards of Directors of the FSB Community Bankshares, Inc. (“FSB Community”), FSB Community Bankshares, MHC (the “MHC”), and Fairport Savings Bank (the “Bank”) unanimously adopted a Plan of Conversion of the MHC pursuant to which the MHC undertook a “second-step” conversion and now no longer exists. The Bank reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure effective July 13, 2016, and, as a result, is now the wholly-owned subsidiary of FSB Bancorp, Inc. (the “Company”).

FSB Bancorp, Inc., the new stock holding company for the Bank, sold 1,034,649 shares of common stock at $10.00 per share, for gross offering proceeds of $10.3 million in its stock offering. Additionally, after accounting for conversion-related expenses of $1.4 million, which offset gross proceeds, the Company received $8.9 million in net proceeds.

Concurrent with the completion of the conversion and reorganization, shares of common stock of FSB Community owned by public stockholders were exchanged for shares of the Company’s common stock so that the former public stockholders of FSB Community owned approximately the same percentage of the Company’s common stock as they owned of FSB Community’s common stock immediately prior to the conversion. Stockholders of FSB Community received 1.0884 shares of the Company’s common stock for each share of FSB Community’s stock they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares was paid based on the offering price of $10.00 per share. As a result of the offering and the exchange of shares, the Company had 1,941,688 shares outstanding as of December 31, 2016.

In accordance with Board of Governors of the Federal Reserve System regulations, at the time of the reorganization, the Company substantially restricted retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion. The Bank has established a parallel liquidation account to support the Company’s liquidation account in the event the Company does not have sufficient assets to fund its obligations under its liquidation account. The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts. In the event of a complete liquidation of the Bank or the Company, each account holder will be entitled to receive a distribution in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

The Company provides a variety of financial services to individuals and corporate customers through its wholly-owned subsidiary, Fairport Savings Bank. The Bank’s operations are conducted in five branches located in Monroe County, New York. The Company and the Bank are subject to the regulations of certain regulatory authorities and undergo periodic examinations by those regulatory authorities.

The Company’s principal business consists of originating one-to-four-family residential real estate mortgages, home equity loans and lines of credit and to a lesser extent, originations of commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans. The Company has five mortgage origination offices located in Pittsford, New York; Watertown, New York; Greece, New York; Lewiston, New York; and Buffalo, New York.

FSB Bancorp, Inc.

The Bank also provides non-deposit investment services to its customers through its wholly-owned subsidiary, Fairport Wealth Management. Previous to January 15, 2016, Fairport Wealth Management was known as Oakleaf Services Corporation. The results of operations of Fairport Wealth Management are not material to the consolidated financial statements.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank and Fairport Wealth Management. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, deferred tax assets, and the estimation of fair values for accounting and disclosure purposes.

The Company is subject to the regulations of various governmental agencies. The Company also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulators’ judgments based on information available to them at the time of their examinations.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Monroe, Livingston, Ontario, Orleans, Wayne, Jefferson, Niagara, and Erie Counties, New York. Note 2 discusses the types of securities that the Company invests in. The concentration of credit by type of loan is set forth in Note 3. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is primarily dependent upon the real estate and general economic conditions in those areas.

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash, balances due from banks and interest-earning demand deposits (with an original maturity of three months or less).

Securities

The Company classifies investment securities as either available-for-sale or held-to-maturity. The Company does not hold any securities considered to be trading. Available-for-sale securities are reported at fair value, with net unrealized gains and losses reflected as a separate component of stockholders’ equity, net of the applicable income tax effect. Held-to-maturity securities are those that the Company has the ability and intent to hold until maturity and are reported at amortized cost.

Gains or losses on investment security transactions are based on the amortized cost of the specific securities sold. Premiums and discounts on securities are amortized and accreted into income using the interest method over the period to maturity.

FSB Bancorp, Inc.

When the fair value of a held-to-maturity or available-for-sale security is less than its amortized cost basis, an assessment is made at the balance sheet date as to whether other-than-temporary impairment (“OTTI”) is present.

The Company considers numerous factors when determining whether potential OTTI exists and the period over which the debt security is expected to recover. The principal factors considered are (1) the length of time and the extent to which the fair value has been less than amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.

For debt securities, OTTI is considered to have occurred if (1) the Company intends to sell the security, (2) it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis, or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis or carrying value.

For debt securities, credit-related OTTI is recognized in earnings while noncredit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss). Credit-related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis or carrying value. Noncredit-related OTTI is measured as the difference between the fair value of the security and its amortized cost, or carrying value, less any credit-related losses recognized. For securities classified as held-to-maturity, the amount of OTTI recognized in other comprehensive income (loss) is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods.

Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying consolidated financial statements.

Restricted Stock

Restricted equity securities are held as a long-term investment and value is determined based on the ultimate recoverability of the par value. Impairment of these investments is evaluated quarterly and is a matter of judgment that reflects management’s view of the issuer’s long-term performance, which includes factors such as the following: its operating performance; the severity and duration of declines in the fair value of its net assets related to its capital stock amount; its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance; and its liquidity and funding position. After evaluating these considerations, the Company concluded that the par value of these investments will be recovered and, as such, has not recognized any impairment on its holdings of restricted equity securities during the current year.

The Company holds restricted stock from Federal Home Loan Bank and Atlantic Community Bankers Bank.

No impairment charges were recorded related to the restricted stock during 2018 or 2017.

Loans Held for Sale

Mortgage loans held for sale in the secondary market are carried at the lower of amortized cost or fair value. Separate determinations of fair value for residential and commercial loans are made on an aggregate basis. Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the consolidated financial statements. Realized gains and losses on sales are computed using the specific identification method.

FSB Bancorp, Inc.

Loan Servicing Rights

The Company retains the servicing on a portion of conventional fixed-rate mortgage loans sold and receives a fee based on the principal balance outstanding.

Loans serviced for others totaled $123,755,000 and $132,427,000 at December 31, 2018 and 2017, respectively.

The Company also sells correspondent FHA, VA, and USDA mortgage loans, servicing released.

Loan servicing rights are recorded at fair value when loans are sold with servicing rights retained. The fair value of the mortgage servicing rights (“MSRs”) is determined using a method which utilizes servicing income, discount rates, and prepayment speeds relative to the Bank’s portfolio for MSRs and are amortized over the life of the loan. MSRs amounted to $812,000 and $892,000 at December 31, 2018 and 2017, respectively, and are included in other assets on the consolidated balance sheets. In 2018, $5,000 was capitalized and $85,000 was amortized. In 2017, $131,000 was capitalized with $43,000 amortized.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net deferred origination fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method over the estimated life of the loan.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses (the “Allowance”) is established as losses are estimated to have occurred in the loan portfolio. The allowance for loan losses is recorded through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan is uncollectable. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are deemed impaired and classified as either special mention, substandard, doubtful, or loss. For such loans that are also classified as impaired, an allowance is generally established when the collateral

FSB Bancorp, Inc.

value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for the following qualitative factors: effects of changes in lending policies; national and/or local economic trends and conditions; trends in volume and terms of loans; experience, ability, and depth of management; levels and trends of delinquencies, non-accruals and classified loans; quality of institutions loan review system; collateral value for collateral dependent loans; concentrations of credit; and competition, legal and regulatory requirements on level of estimated credit losses. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures unless subject to a troubled debt restructuring.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Bank Owned Life Insurance

The Company holds life insurance policies on a key executive. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Premises and Equipment

Premises and equipment are stated at cost. Depreciation and amortization are computed on the straight-line basis over the shorter of the estimated useful lives or lease terms (in the case of leasehold improvements) of the related assets. Estimated useful lives are generally 20 to 30 years for premises and 3 to 10 years for furniture and equipment.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, property held for sale is carried at

FSB Bancorp, Inc.

the lower of the new basis or fair value less any costs to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to earnings, if necessary, to reduce the carrying value of the property to the lower of its cost or fair value less cost to sell. The Company had no foreclosed real estate at December 31, 2018 and 2017. At December 31, 2018 the Company had one residential mortgage loan for $55,000 in the process of foreclosure and at December 31, 2017 the Company had one residential mortgage loan for $37,000 in the process of foreclosure.

Income Taxes

Income taxes are provided for the tax effects of certain transactions reported in the consolidated financial statements. Income taxes consist of taxes currently due plus deferred taxes related primarily to temporary differences between the financial reporting and income tax basis of the allowance for loan losses, premises and equipment, certain state tax credits, and deferred loan origination costs. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted which reduced the corporate federal income tax rate from 34% to 21% and caused a reevaluation of net deferred tax assets. Generally accepted accounting principles requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated balance sheets when they are funded.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income (loss).

FSB Bancorp, Inc.

Accumulated other comprehensive income (loss) represents the sum of these items, with the exception of net income, as of the consolidated balance sheet date and is represented in the table below.

	As of December 31,
	2018	2017
Accumulated Other Comprehensive Loss By Component:
Unrealized losses on securities available-for-sale	$(232)	$(208)
Tax effect	49	43

Net unrealized losses on securities available-for-sale	(183)	(165)

Accumulated other comprehensive loss	$(183)	$(165)

Earnings Per Common Share

Basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a similar manner to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to reflect the assumed exercise and conversion of dilutive stock options and unvested restricted stock. Net income available to common stockholders is net income of the Company. Unallocated common shares held by the ESOP are not included in the weighted average number of common shares outstanding for purposes of calculating earnings per common share until they are committed to be released.

The following table sets forth the calculation of basic and diluted earnings per share.

	Year Ended December 31,
(In thousands, except per share data)	2018	2017
Basic and Diluted Earnings Per Common Share
Net income available to common stockholders	$135	$211
Weighted average basic common shares outstanding	1,851	1,899
Weighted average diluted common shares outstanding	1,853	1,899

Earnings per common share – basic and diluted	$0.07	$0.11

Share Repurchases

The Company announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program. Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its then outstanding shares. In 2018, the Company repurchased 2,592 shares at an average price of $16.38 per share. In 2017, the Company repurchased 69,535 shares at an average price of $15.27 per share. As of December 31, 2018, the Company had repurchased 72,127 shares at an average price of $15.31 per share.

Stock-Based Compensation

On September 27, 2017, the Board of Directors of the Company approved restricted stock and stock option grants to senior management and the directors of the Company, pursuant to the terms of the 2017 Equity Incentive Plan (the “Plan”). The Plan was approved previously by the Company’s stockholders on August 29, 2017. An aggregate of 20,000 stock options and 8,400 shares of restricted stock were granted to senior management for the year ended December 31, 2018. An aggregate of 152,080 stock options and

FSB Bancorp, Inc.

62,700 shares of restricted stock were granted to senior management and directors for the year ended December 31, 2017. The grants to senior management and directors vest over a five year period in equal annual installments, with the first installment vesting on the first anniversary date of the grant and succeeding installments on each anniversary thereafter, through 2023.

Treasury Stock

Treasury stock was recorded using the cost method and accordingly was presented as a reduction of stockholders’ equity. All treasury stock shares associated with our common stock have been cancelled as a result of the stock conversion and reorganization that occurred in July 2016.

Reclassifications

Amounts in the prior year’s consolidated financial statements have been reclassified whenever necessary to conform to the current year’s presentation. Such reclassifications had no impact on stockholders’ equity or net income as previously reported.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and subsequent updates. This ASU clarifies the principles for recognizing revenue and develops a common standard for U.S. GAAP and International Financial Reporting Standards. The ASU establishes a core principle that requires an entity to identify the contract(s) with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the entity satisfies a performance obligation. The ASU provides for improved disclosure requirements that require entities to disclose sufficient financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the guidance effective January 1, 2018 using the modified retrospective method. The Company’s revenue is the sum of net interest income and non-interest income. The scope of the guidance excludes nearly all net interest income as well as many other revenues for financial assets and liabilities including loans, leases, securities, and derivatives. The Company completed its review and determined that the majority of non-interest income revenue streams are within the scope of the new standard. Non-interest income streams that are out of scope of the new standard include BOLI, sales of investment securities, mortgage banking activities, and certain items within service charges and other income. Management reviewed contracts related to service charges on deposits, investment advisory commissions and fee income, insurance commission and fee income, and certain items within other service charges and other income. The Company evaluated the impact of this ASU on the Company’s various revenue streams and, upon adoption on January 1, 2018 and going forward, does not anticipate a material impact to the consolidated financial statements. The Company has included applicable disclosures regarding revenue recognition within Note 10 of these consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities. The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments in this update require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure

FSB Bancorp, Inc.

the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this update also simplify the impairment assessment of equity investments without readily determinable fair values by requiring assessment for impairment qualitatively at each reporting period. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods with those fiscal years. The adoption had no impact on the consolidated financial statements and only impacted fair value measurement disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This new guidance supersedes the lease requirements in Topic 840, Leases and is based on the principle that a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The accounting applied by a lessor is largely unchanged from that applied under the previous guidance. In addition, the guidance requires an entity to separate the lease components from the nonlease components in a contract. The ASU requires disclosures about the amount, timing, and judgments related to a reporting entity’s accounting for leases and related cash flows. The standard is required to be applied to all leases in existence as of the date of adoption using a modified retrospective transition approach. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted for all companies in any interim or annual period. The Company occupies certain offices and uses certain equipment under non-cancelable operating lease agreements, which currently are not reflected in its consolidated statement of condition. The Company adopted this ASU on January 1, 2019 and going forward will recognize lease liabilities and right of use assets associated with these lease agreements and does not anticipate a material impact to the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326). This new guidance significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This ASU will replace the “incurred loss” model under existing guidance with an “expected loss” model for instruments measured at amortized cost, and require entities to record allowances for available-for-sale debt securities rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. This ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. This guidance requires adoption through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for all companies as of fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact the guidance will have on the Company’s consolidated financial statements, and expects an increase in the allowance for credit losses resulting from the change to expected losses for the estimated life of the financial asset, including an allowance for debt securities. The amount of the increase in the allowance for credit losses resulting from the new guidance will be impacted by the portfolio composition and asset quality at the adoption date, as well as economic conditions and forecasts at the time of adoption. The Company will run a second model concurrently in 2019 to evaluate the impact of the new guidance.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). The amendments provide guidance on the following eight specific cash flow issues: 1) debt prepayment or debt extinguishment costs; 2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) contingent consideration payments made after a business combination; 4) proceeds from the settlement of insurance claims; 5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) distributions received from equity method investees; 7) beneficial interests in securitization transactions; and 8) separately identifiable cash flows and application of the predominance principle. This ASU is effective for fiscal years beginning after December 31, 2017, including interim

FSB Bancorp, Inc.

periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company adopted the amendment in this update during the three months ended March 31, 2018 and noted no material impact to the consolidated financial statements.

In March 2017, the FASB issued an Update (ASU 2017-08) to its guidance on “Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20) related to premium amortization on purchased callable debt securities. The amendments in this Update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity should apply the amendments in this Update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosure about a change in accounting principle. The adoption of this guidance is not expected to have a material impact on our consolidated results of operations or financial position.

In May 2018, the FASB issued ASU No. 2018-06, Codification Improvements to Topic 942, Financial Services - Depository and Lending. This update superseded outdated guidance related to the Office of the Comptroller of the Currency’s Banking Circular 202, Accounting for Net Deferred Tax Charges. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This update expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based payment awards will be measured at the grant-date fair value of the equity instruments that an entity is obligated to issue when the service has been rendered, subject to the probability of satisfying performance conditions when applicable. For public entities, this update is effective for fiscal years beginning after December 15, 2018. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.

In July 2018, the FASB issued ASU No. 2018-09, Codification Improvements to address stakeholder suggestions for minor corrections and clarifications within the codification. The transition and effective date guidance is based on the facts and circumstances of each amendment. Some of the amendments in this update do not require transition guidance and will be effective upon issuance of this update. However, many of the amendments in this update do have transition guidance with effective dates for annual periods beginning after December 15, 2018, for public business entities. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.

In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842. Leases to address certain narrow aspects of the guidance issued in ASU No. 2016-02. This guidance did not change the Company’s assessment of the impact of ASU No. 2016-02 on the consolidated financial statements as described above.

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which amends FASB Accounting Standards Codification (ASC) Topic 842, Leases, to (1) add an optional transition method that would permit entities to apply the new requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption, and (2) provide a practical expedient for lessors regarding the separation of the lease and non-lease components of a contract. This guidance did not change the Company’s assessment of the impact of ASU No. 2016-02 on the consolidated financial statements as described above.

FSB Bancorp, Inc.

In August 2018, the FASB has issued Accounting Standards Update (ASU) No. 2018-15, Intangibles—Goodwill and Other—Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, a consensus of the FASB Emerging Issues Task Force, which amends the FASB ASC to provide guidance on accounting for costs of implementation activities performed in a cloud computing arrangement that is a service contract. In April 2015, the FASB issued ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which provided guidance to customers concerning whether a cloud computing arrangement (e.g., software, platform, or infrastructure offered as a service) includes a software license. Pursuant to that guidance, (1) if a cloud computing arrangement includes a software license, the software license element of the arrangement should be accounted for in a manner consistent with the acquisition of other software licenses, or (2) if the arrangement does not include a software license, then the arrangement should be accounted for as a service contract, with the fees associated with the hosting element (service) of the arrangement expensed as they are incurred.

Following the issuance of ASU No. 2015-05, constituents requested that the FASB provide additional guidance on the accounting for costs of implementation activities performed in a cloud computing arrangement that is a service contract. Accordingly, because U.S. GAAP do not contain explicit guidance on accounting for such costs, and to address the resulting diversity in practice, the FASB has issued ASU No. 2018-15 to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Note that the guidance on accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in ASU No. 2018-15. For Public Business Entities, the amended guidance is effective for fiscal years beginning after December 15, 2019 (i.e., calendar-year 2020), and for interim periods within those fiscal years.

In October 2018, the FASB issued Accounting Standards Update (ASU) No. 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes, which adds the SOFR OIS as a benchmark rate that businesses can use to designate hedges of interest rate risk. This update adds to U.S. GAAP a new interest rate from the market for U.S. Treasury repurchase contracts to the list of accepted benchmark rates for hedge accounting. The SOFR is calculated by the Fed based on the interest rates banks charge one another in the overnight market for loans they make to one another, typically called repurchase agreements. In introducing the new rate, the Fed said that because it is based on transactions in the open market, it is more reflective of market conditions than LIBOR, which relies more on judgment. Adding the SOFR OIS as an acceptable hedge accounting benchmark for U.S. GAAP is considered a critical step in helping it gain more acceptance in the market. FASB ASC 815 provides guidance on the risks associated with financial assets or liabilities that are allowed to be hedged. Among those risks is the risk of changes in fair values or cash flows of existing or forecasted issuances or purchases of fixed-rate financial assets or liabilities attributable to a designated benchmark interest rate. U.S. GAAP considers a benchmark rate as a rate that is widely recognized, commonly referenced, and quoted in an active financial market. FASB ASC 815 lists three rates as benchmarks: the rate on direct Treasury obligations of the U.S. government, the Fed Funds Effective Swap Rate (Overnight Index Swap Rate), and the LIBOR swap rate. In 2017, the FASB added a fourth rate, the Securities Industry and Financial Markets Association (SIFMA) Municipal Swap Rate when it published ASU No. 2017-12 , Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which made several other changes to simplify hedge accounting and expand its use. The FASB wants businesses and organizations to adopt the amendments in ASU No. 2018-16 at the same time they adopt the changes in ASU No. 2017-12. For public companies that have adopted ASU No. 2017-12, the new amendments are effective for fiscal years beginning after December 15 and

FSB Bancorp, Inc.

interim periods within those fiscal years. For other companies and organizations that already have adopted ASU No. 2017-12, the new amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted in any interim period as long as the company or organization already has adopted the broader 2017 hedge accounting update.

Note 2 - Securities

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31, 2018 and 2017 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2018:	(In Thousands)
Available-for-Sale:
U.S. Government and agency obligations	$12,610	$7	$(162)	$12,455
Mortgage-backed securities - residential	5,953	24	(101)	5,876

	$18,563	$31	$(263)	$18,331

Held-to-Maturity:
Mortgage-backed securities - residential	$458	$6	$(1)	$463
State and municipal securities	5,594	29	(56)	5,567

	$6,052	$35	$(57)	$6,030

December 31, 2017:
Available-for-Sale:
U.S. Government and agency obligations	$10,612	$—	$(142)	$10,470
Mortgage-backed securities - residential	7,909	19	(85)	7,843

	$18,521	$19	$(227)	$18,313

Held-to-Maturity:
Mortgage-backed securities - residential	$637	$9	$—	$646
State and municipal securities	5,938	41	(37)	5,942

	$6,575	$50	$(37)	$6,588

Mortgage-backed securities consist of securities that are issued by Fannie Mae (“FNMA”), Freddie Mac (“FHLMC”), Ginnie Mae (“GNMA”), and are collateralized by residential mortgages. U.S. Government and agency obligations include notes and bonds with both fixed and variable rates. State and municipal securities consist of government obligations and revenue bonds.

The amortized cost and estimated fair value by contractual maturity of debt securities at December 31, 2018 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In Thousands)
Due in one year or less	$—	$—	$817	$817
Due after one year through five years	11,110	10,970	3,118	3,080
Due after five years through ten years	500	500	1,659	1,670
Due after ten years	1,000	985	—	—
Mortgage-backed securities - residential	5,953	5,876	458	463

	$18,563	$18,331	$6,052	$6,030

FSB Bancorp, Inc.

There were no realized gains on sales of securities in 2018 or 2017.

No securities were pledged to secure public deposits or for any other purpose required or permitted by law at December 31, 2018 and 2017.

Management has reviewed its loan and mortgage-backed securities portfolios and determined that, to the best of its knowledge, little or no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of investing in, or originating, these types of investments or loans.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2018 and 2017:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
2018:
Available-for-Sale
U.S. Government and agency obligations	$—	$—	$9,445	$162	$9,445	$162
Mortgage-backed securities – residential(1)	203	—	3,749	101	3,952	101

	$203	$—	$13,194	$263	$13,397	$263

2018:
Held-to-Maturity
Mortgage-backed securities – residential	$—	$—	$165	$1	$165	$1
State and municipal Securities	1,039	4	3,021	52	4,060	56

	$1,039	$4	$3,186	$53	$4,225	$57

2017:
Available-for-Sale
U.S. Government and agency obligations	$4,472	$34	$5,998	$108	$10,470	$142
Mortgage-backed securities - residential	2,459	23	3,435	62	5,894	85

	$6,931	$57	$9,433	$170	$16,364	$227

2017:
Held-to-Maturity
Mortgage-backed securities – residential(1)	$—	$—	$171	$—	$171	$—
State and municipal Securities	1,574	16	1,331	21	2,905	37

	$1,574	$16	$1,502	$21	$3,076	$37

(1)	Aggregate unrealized loss position of these securities is less than $500.

FSB Bancorp, Inc.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. In 2018 and 2017, the Company did not record an other-than-temporary impairment charge.

At December 31, 2018, one residential mortgage-backed security and three state and municipal securities were in a continuous unrealized loss position for less than twelve months. At December 31, 2018, five residential mortgage-backed securities, eight U.S. Government and agency obligations, and 15 state and municipal securities were in a continuous unrealized loss position for more than twelve months. The debt securities and residential mortgage-backed securities were issued by U.S. Government sponsored agencies.

All are paying in accordance with their terms with no deferrals of interest or defaults. Because the decline in fair value is attributable to changes in interest rates, not credit quality, and because management does not intend to sell and will not be required to sell these securities prior to recovery or maturity, no declines are deemed to be other-than-temporary. The state and municipal securities are general obligation (G.O.) bonds backed by the full faith and credit of local municipalities. There has never been a default of a New York G.O. in the history of the state. Historical performance does not guarantee future performance, but it does indicate that the risk of loss on default of a G.O. municipal bond for the Company is relatively low. All are paying in accordance with their terms and with no deferrals of interest or defaults.

Note 3 – Loans and The Allowance for Loan Losses

Net loans at December 31, 2018 and 2017 consist of the following:

	2018	2017
	(In Thousands)
Real estate loans:
Secured by one- to four-family residences	$221,602	$206,894
Secured by multi-family residences	10,241	10,650
Construction	4,898	10,750
Commercial real estate	22,492	14,803
Home equity lines of credit	16,766	17,127
Commercial & industrial	7,290	3,679
Other loans	50	70

Total Loans	283,339	263,973

Net deferred loan origination fees	(37)	(1)
Allowance for loan losses	(1,561)	(1,261)

Net Loans	$281,741	$262,711

To develop and document a systematic methodology for determining the allowance for loan losses, the Company has divided the loan portfolio into two portfolio segments, each with different risk characteristics but with similar methodologies for assessing risk. Each portfolio segment is broken down into loan classes where appropriate. Loan classes contain unique measurement attributes, risk characteristics, and methods for monitoring and assessing risk that are necessary to develop the allowance for loan losses. Unique characteristics such as borrower type, loan type, collateral type, and risk characteristics define each class.

FSB Bancorp, Inc.

The following table illustrates the portfolio segments and classes for the Company’s loan portfolio:

Portfolio Segment	Class
Real Estate Loans	Secured by one- to four-family residences
Secured by multi-family residences
Construction
Commercial real estate
Home equity lines of credit
Other Loans	Commercial & industrial
Other loans

The Company’s primary lending activity is the origination of one- to four-family residential real estate mortgage loans. At December 31, 2018, $221.6 million, or 78.2%, of the total loan portfolio consisted of one- to four-family residential real estate mortgage loans compared to $206.9 million, or 78.3%, of the total loan portfolio at December 31, 2017.

The Company offers home equity lines of credit, which are primarily secured by a second mortgage on one- to four-family residences. At December 31, 2018, home equity lines of credit totaled $16.8 million, or 5.9%, of total loans receivable compared to $17.1 million, or 6.5%, of total loans receivable at December 31, 2017.

The underwriting standards for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined loan-to-value ratio (first and second mortgage liens) for home equity lines of credit is generally limited to 90%. The Company originates home equity lines of credit without application fees or borrower-paid closing costs. Home equity lines of credit are offered with adjustable-rates of interest indexed to the prime rate, as reported in The Wall Street Journal.

Multi-family residential loans generally are secured by rental properties. Multi-family real estate loans are offered with fixed and adjustable interest rates. Loans secured by multi-family real estate totaled $10.2 million, or 3.6%, of the total loan portfolio at December 31, 2018 compared to $10.7 million, or 4.0%, of the total loan portfolio at December 31, 2017. Multi-family real estate loans are originated for terms of up to 20 years. Adjustable-rate multi-family real estate loans are tied to the average yield on U.S. Treasury securities, subject to periodic and lifetime limitations on interest rate changes.

Loans secured by multi-family real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loans. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

The Company originates construction loans for the purchase of developed lots and for the construction of single-family residences. At December 31, 2018, construction loans totaled $4.9 million, or 1.7%, of total loans receivable compared to $10.8 million, or 4.1%, at December 31, 2017. At December 31, 2018, the additional unadvanced portion of these construction loans totaled $4.4 million compared to $5.9 million at December 31, 2017. Construction loans are offered to individuals for the construction of their personal residences by a qualified builder (construction/permanent loans).

Before making a commitment to fund a construction loan, the Company requires an appraisal of the property by an independent licensed appraiser. The Company generally also reviews and inspects each property before disbursement of funds during the term of the construction loan.

FSB Bancorp, Inc.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, the Company may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the loan.

Commercial real estate loans are secured by office buildings, mixed-use properties, places of worship and other commercial properties. Loans secured by commercial real estate totaled $22.5 million, or 7.9%, of the Company’s total loan portfolio at December 31, 2018 compared to $14.8 million, or 5.6%, of our total loan portfolio at December 31, 2017.

The Company generally originates adjustable-rate commercial real estate loans with maximum terms of up to 15 years. The maximum loan-to-value ratio of commercial real estate loans is 80%.

Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

The commercial and industrial product set includes loans to individuals or businesses on an installment basis secured by vehicles, equipment or other durable goods for which the loans were made, loans for and secured by machinery and/or equipment for which a legitimate resale market exists, lines of credit to businesses and individuals, and unsecured loans to businesses and individuals on a short-term basis. At December 31, 2018, these loans totaled $7.3 million, or 2.6%, of the total loan portfolio compared to $3.7 million, or 1.4%, at December 31, 2017.

These loans carry a higher risk than commercial real estate loans by the nature of the underlying collateral, which can be business assets such as equipment and accounts receivable. To reduce the risk, management also attempts to secure secondary collateral, such as real estate, and obtain personal guarantees of the borrowers. To further reduce risk and enhance liquidity, these loans generally carry variable rates of interest, repricing in five-year periods, and have a maturity of ten years or less.

The Company is an approved SBA lender. SBA acts as a loan guarantor and these loans are generally for commercial business purposes versus real estate. The Company follows the Small Business Administration lending guidelines regarding eligibility, underwriting etc. as stated in SBA’s most current version of SOP 50 10 SBA’s Lender and Development Company Loan Program.

The Company offers a variety of other loans secured by property other than real estate. At December 31, 2018, these other loans totaled $50,000, or 0.1%, of the total loan portfolio compared to other loans totaling $70,000, or 0.1%, of the total loan portfolio at December 31, 2017. These loans include automobile, passbook, overdraft protection and unsecured loans. Due to the relative immateriality of other loans, the Company’s risk associated with these loans is not considered significant.

FSB Bancorp, Inc.

The following table sets forth the allowance for loan losses allocated by loan class and the activity in the allowance for loan losses for the years ending December 31, 2018 and 2017. The allowance for loan losses allocated to each class is not necessarily indicative of future losses in any particular class and does not restrict the use of the allowance to absorb losses in other classes.

	Secured by 1-4 family residential	Secured by multi- family residential	Construction	Commercial	Home Equity Lines of Credit	Commercial & Industrial	Other/ Unallocated	Total
	(In Thousands)
At December 31, 2018
Beginning Balance	$816	$80	$54	$148	$107	$47	$9	$1,261
Charge Offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	50	(3)	(30)	136	(4)	50	101	300

Ending Balance (1)	$866	$77	$24	$284	$103	$97	$110	$1,561

At December 31, 2017
Beginning Balance	$584	$38	$31	$84	$112	$28	$113	$990
Charge Offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	232	42	23	64	(5)	19	(104)	271

Ending Balance (1)	$816	$80	$54	$148	$107	$47	$9	$1,261

(1)	All Loans are collectively evaluated for impairment.

The Company’s policies, consistent with regulatory guidelines, provide for the classification of loans that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose the Company to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

When the Company classifies assets as pass a portion of the related general loss allowances is allocated to such assets as deemed prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. The Company’s determination as to the classification of its assets and the amount of its loss allowances are subject to review by its principal state regulator, the New York State Department of Financial Services, which can require that the Company establish additional loss allowances. The Company regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

At December 31, 2018 and 2017, there were no loans considered to be impaired and no troubled debt restructurings.

FSB Bancorp, Inc.

The following table presents the risk category of loans by class at December 31, 2018 and 2017:

	Pass	Special Mention	Substandard	Doubtful	Total
2018	(In Thousands)
One- to four-family residential	$218,222	$494	$2,886	$—	$221,602
Multi-family residential	10,241	—	—	—	10,241
Construction	4,898	—	—	—	4,898
Commercial real estate	21,313	931	248	—	22,492
Home equity lines of credit	16,565	—	201	—	16,766
Commercial & industrial	7,245	—	45	—	7,290
Other loans	50	—	—	—	50

Total	$278,534	$1,425	$3,380	$—	$283,339

2017
One- to four-family residential	$203,815	$116	$2,963	$—	$206,894
Multi-family residential	10,650	—	—	—	10,650
Construction	10,750	—	—	—	10,750
Commercial real estate	14,803	—	—	—	14,803
Home equity lines of credit	16,897	—	230	—	17,127
Commercial & industrial	3,679	—	—	—	3,679
Other loans	70	—	—	—	70

Total	$260,664	$116	$3,193	$—	$263,973

At December 31, 2018, the Company had one non-accrual residential mortgage loan for $55,000 and one non-accrual commercial and industrial loan for $45,000 and at December 31, 2017, the Company had two non-accrual residential mortgage loans for $153,000. There were no loans that were past due 90 days or more and still accruing interest at December 31, 2018 and 2017. Interest on non-accrual loans that would have been earned if loans were accruing interest was immaterial for 2018 and 2017. At December 31, 2018 the Company had one residential mortgage loan for $55,000 in the process of foreclosure and at December 31, 2017 the Company had one residential mortgage loan for $37,000 in the process of foreclosure.

Delinquent Loans. Loans are considered past due if the required principal and interest payments have not been received within thirty days of the payment due date. An age analysis of past due loans, segregated by portfolio segment and class of loans, as of December 31, 2018 and December 31, 2017, are detailed in the following table:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
	(In thousands)
2018
Real estate loans:
One- to four-family residential	$227	$349	$55	$631	$220,971	$221,602
Multi-family residential	—	—	—	—	10,241	10,241
Construction	—	—	—	—	4,898	4,898
Commercial	248	—	—	248	22,244	22,492
Home equity lines of credit	147	—	—	147	16,619	16,766
Commercial & industrial	—	—	45	45	7,245	7,290
Other loans	—	—	—	—	50	50

Total	$622	$349	$100	$1,071	$282,268	$283,339

FSB Bancorp, Inc.

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
	(In thousands)
2017
Real estate loans:
One- to four-family residential	$699	$—	$153	$852	$206,042	$206,894
Multi-family residential	—	—	—	—	10,650	10,650
Construction	—	—	—	—	10,750	10,750
Commercial	—	—	—	—	14,803	14,803
Home equity lines of credit	—	—	—	—	17,127	17,127
Commercial & industrial	—	—	—	—	3,679	3,679
Other loans	—	—	—	—	70	70

Total	$699	$—	$153	$852	$263,121	$263,973

Management has reviewed its loan portfolio and determined that, to the best of its knowledge, no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of originating these types of loans.

Note 4 - Premises and Equipment

Premises and equipment at December 31, 2018 and 2017 are summarized as follows:

	2018	2017
	(In Thousands)
Premises	$5,003	$4,946
Furniture and equipment	3,357	3,356

	8,360	8,302
Accumulated depreciation and amortization	(5,629)	(5,238)

	$2,731	$3,064

At December 31, 2018, the Company was obligated under non-cancelable operating leases for existing branches in Penfield, Irondequoit, Webster, and Perinton, New York and for five mortgage-origination offices in Watertown, Pittsford, Greece, Lewiston, and Buffalo, New York. Rent expense under leases totaled $457,000 during 2018 and $448,000 during 2017. Future minimum rental payments under these leases for the next five years and thereafter are as follows (in thousands):

Years ending December 31,
2019	$451
2020	396
2021	375
2022	307
2023	241
Thereafter	1,385

Total	$3,155

FSB Bancorp, Inc.

Note 5 - Deposits

The components of deposits at December 31, 2018 and 2017 consist of the following:

	2018	2017
	(In Thousands)
Non-interest bearing	$10,947	$8,385
NOW accounts	28,376	31,807
Regular savings, tax escrow and demand clubs	27,478	25,413
Money market	31,880	37,772
Individual retirement accounts	6,477	7,069
Certificates of deposit	117,457	106,245

	$222,615	$216,691

As of December 31, 2018, individual retirement accounts and certificates of deposit have scheduled maturities as follows (in thousands):

2019	$73,943
2020	38,741
2021	8,567
2022	1,702
2023	981

$123,934

The aggregate amount of time deposits, each with a minimum denomination of $250,000 was $18,032,000 and $13,342,000 at December 31, 2018 and 2017, respectively. Listing service deposits totaled $11,225,000 and $10,000,000 at December 31, 2018 and 2017, respectively. Under the Dodd-Frank Act, deposit insurance per account owner is $250,000.

Interest expense on deposits for the years ended December 31, 2018 and 2017 is as follows:

	2018	2017
	(In Thousands)
NOW accounts	$92	$89
Regular savings and demand clubs	147	103
Money market	345	284
Individual retirement accounts	85	75
Certificates of deposit	1,922	1,260

	$2,591	$1,811

Note 6 - Borrowings

Borrowings consist of advances from the Federal Home Loan Bank of New York (FHLB).

FSB Bancorp, Inc.

The following table sets forth the contractual maturities of borrowings with the FHLB as of December 31:

Advance Date	Maturity Date	Current Rate	2018	2017
			(In Thousands)
09/05/12	09/05/19	1.13%	246	539
12/19/12	12/19/19	1.20%	321	613
01/04/13	01/04/19	1.52%	1,000	1,000
01/15/13	01/16/18	1.18%	—	1,000
01/22/13	01/22/18	1.20%	—	1,000
01/22/13	01/22/19	1.44%	1,000	1,000
02/20/13	02/20/20	1.28%	185	331
02/20/13	02/21/23	1.77%	447	547
07/02/13	07/02/18	1.35%	—	274
07/22/13	07/23/18	1.27%	—	275
09/19/13	09/19/18	1.37%	—	171
01/21/14	01/22/18	1.72%	—	1,000
01/21/14	01/22/19	1.45%	34	240
03/20/14	03/20/19	1.50%	103	411
07/21/14	07/21/21	1.94%	397	541
07/21/14	07/22/19	2.08%	500	500
07/21/14	07/23/18	1.79%	—	1,000
08/06/14	08/06/18	1.80%	—	1,000
08/21/14	08/21/19	2.12%	1,000	1,000
10/02/14	10/04/21	2.00%	867	1,153
10/15/14	10/15/21	1.69%	431	574
11/28/14	11/29/21	1.90%	890	1,175
12/31/14	12/31/19	1.63%	224	427
12/31/14	01/02/18	1.52%	—	1,000
01/14/15	01/14/20	1.73%	1,500	1,500
01/21/15	01/21/20	1.79%	500	500
01/21/15	01/21/21	1.97%	500	500
04/13/15	04/13/20	1.74%	1,000	1,000
05/20/15	05/20/20	1.52%	308	509
05/20/15	05/20/22	1.91%	517	658
06/25/15	06/25/20	1.65%	326	527
10/29/15	10/29/20	1.51%	784	1,185
10/29/15	10/29/20	1.90%	1,000	1,000
01/27/16	01/27/21	1.92%	1,000	1,000
01/27/16	01/27/23	1.87%	611	751
02/12/16	02/13/23	1.66%	621	761
02/12/16	02/13/23	2.04%	500	500
08/24/16	08/24/18	1.22%	—	1,000
10/28/16	10/28/20	1.57%	1,000	1,000
11/04/16	11/04/21	1.72%	2,000	2,000
11/17/16	11/17/21	2.13%	1,000	1,000
11/17/16	11/17/21	1.78%	611	807
11/17/16	11/17/23	2.07%	729	866
11/28/16	11/29/19	1.78%	1,500	1,500
12/21/16	12/23/19	1.91%	1,000	1,000

FSB Bancorp, Inc.

Advance Date	Maturity Date	Current Rate	2018	2017
			(In Thousands)
01/04/17	01/04/19	1.62%	1,500	1,500
01/19/17	01/21/20	1.91%	1,000	1,000
03/24/17	03/24/22	2.00%	1,017	1,309
03/24/17	03/25/24	2.28%	1,164	1,367
07/24/17	07/24/20	1.88%	1,000	1,000
07/24/17	07/26/21	2.03%	1,000	1,000
07/24/17	07/25/22	1.94%	743	936
08/31/17	08/31/18	1.55%	—	1,000
08/31/17	08/31/21	1.96%	1,000	1,000
09/11/17	09/11/20	1.80%	1,000	1,000
09/11/17	09/12/22	2.07%	1,500	1,500
09/27/17	09/27/18	1.66%	—	1,500
09/27/17	09/27/22	2.28%	1,000	1,000
10/04/17	04/04/18	1.50%	—	1,500
11/27/17	05/29/18	1.76%	—	3,500
12/04/17	03/05/18	1.59%	—	1,500
12/08/17	04/09/18	1.64%	—	1,000
12/11/17	01/11/18	1.55%	—	1,500
12/11/17	03/12/18	1.61%	—	1,500
12/29/17	01/02/18	1.53%	—	2,500
01/18/18	01/18/19	2.17%	1,500	—
01/24/18	01/24/20	2.42%	1,500	—
02/09/18	02/09/22	2.78%	2,500	—
03/21/18	03/21/23	3.13%	1,500	—
04/04/18	04/04/23	3.00%	2,000	—
05/22/18	05/23/22	3.22%	1,500	—
05/29/18	05/31/22	2.97%	2,000	—
05/29/18	05/30/23	3.01%	1,500	—
06/28/18	06/28/23	3.13%	1,000	—
06/28/18	06/28/24	3.25%	2,000	—
07/23/18	07/23/24	3.34%	1,000	—
08/20/18	08/20/20	2.93%	2,000	—
08/31/18	02/28/19	2.56%	1,500	—
09/25/18	03/25/19	2.66%	2,000	—
09/27/18	09/27/21	3.24%	1,500	—
10/18/18	04/18/19	2.76%	1,500	—
10/30/18	04/30/19	2.78%	1,500	—
11/23/18	05/23/19	2.82%	1,500	—
12/03/18	01/03/19	2.61%	3,750	—
12/20/18	06/20/19	2.81%	2,000	—

			$71,826	$64,447

Borrowings are secured by residential mortgages with a carrying amount of $201,922,000 at December 31, 2018 and the Company’s investment in FHLB stock. As of December 31, 2018, $94,106,000 was available for borrowings. At December 31, 2017, the carrying amount of borrowings secured by residential mortgages was $190,382,000 and $101,788,000 was available for new borrowings.

FSB Bancorp, Inc.

The following table sets forth the contractual maturities of all FHLB borrowings at December 31, 2018 (dollars in thousands):

	Contractual Maturity	Weighted Average Rate
2019	$23,679	2.31%
2020	13,103	2.00
2021	11,196	2.08
2022	10,776	2.56
2023	8,908	2.68
Thereafter	4,164	3.00

	$71,826	2.34%

The Company also has a repurchase agreement with Raymond James providing an additional $10.0 million in liquidity collateralized by the Company’s U.S. Government and agency obligations. There were no advances outstanding under the repurchase agreement at December 31, 2018 and 2017. Securities are not pledged until the borrowing is initiated. In addition to the repurchase agreement with Raymond James, the Company also has an unsecured line of credit through Atlantic Community Bankers Bank which would provide an additional $5.0 million in liquidity. There were no draws or outstanding balances from the line of credit at December 31, 2018 and 2017.

Note 7 - Income Taxes

The provision for (benefit from) income taxes for 2018 and 2017 consists of the following:

	2018	2017
	(In Thousands)
Current
Federal	$163	$238
State	4	4
Deferred	(135)	165

	$32	$407

During 2017, the Tax Act was signed into law. The most significant impact of the Act was the reduction in the corporate federal income tax rate from a maximum rate of 35% to 21% beginning in 2018. As a result, the Company revalued its deferred tax assets and liabilities at its new effective tax rate and recorded a net adjustment of $228,000 in 2017 to income tax expense to reduce the carrying value of the net deferred tax assets. The Company’s effective tax rate was 19% and 66% in 2018 and 2017, respectively. The effective tax rate primarily reflects the impact of non-tax interest and dividends from tax exempt securities, as well as a reduction in tax rates, as part of the Act.

FSB Bancorp, Inc.

Items that give rise to differences between income tax expense included in the consolidated statements of income and taxes computed by applying the statutory federal tax at a rate of 21% in 2018 or 34% in 2017 included the following (dollars in thousands):

	2018		2017
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income
Federal Tax at a Statutory rate	$35	21%	$211	34%
State taxes, net of Federal provision	14	9	(108)	(17)
Change in tax rate	—	—	228	37
Change in valuation allowance	(11)	(7)	106	17
Nontaxable interest and dividend income	(19)	(11)	(42)	(7)
Other items	13	7	12	2

Income tax provision	$32	19%	$407	66%

Deferred income tax assets and liabilities resulting from temporary differences are summarized as follows and are included in other assets at December 31, 2018 and at December 31, 2017 in the accompanying consolidated balance sheets:

	2018	2017
	(In Thousands)
Deferred tax assets:
Deferred loan origination fees	$94	$92
Allowance for loan losses - Federal	408	330
State tax credits	825	1,075
Supplemental Executive Retirement Plan	216	208
Unrealized loss on securities available for sale	49	44
Net operating loss	477	270
Stock compensation	32	14
Other	43	1

	2,144	2,034
Valuation allowance	(1,413)	(1,424)

Total deferred tax assets, net of valuation allowance	731	610

Deferred tax liabilities:
Depreciation	(9)	(9)
Mortgage servicing rights	(213)	(233)

Total deferred tax liabilities	(222)	(242)

Net deferred tax asset	$509	$368

The Company has recorded a valuation allowance for mortgage recording tax credits incurred before 2015 as well as state tax deductions since anticipated levels of future state taxable income makes it more likely than not that all of these tax benefits will not be used. Beginning in 2015, the New York State Special Additional Mortgage Recording Tax Credit became a refundable credit, with the exception of residential mortgage loans originated in Erie County. To the extent that the credit exceeds the Company’s New York State tax liability, any remaining credit will be refunded to the Company.

FSB Bancorp, Inc.

As a thrift institution, the Bank is subject to special provisions in the income tax laws regarding its allowable income tax bad debt deduction and related tax basis bad debt reserves. Deferred income tax liabilities are to be recognized with respect to any base-year reserves which are to become taxable (or “recaptured”) in the foreseeable future.

Under current income tax laws, the base-year reserves would be subject to recapture if the Company pays a cash dividend in excess of earnings and profits or liquidates. The Bank does not expect to take any actions in the foreseeable future that would require the recapture of any Federal reserves. As a result, a deferred tax liability has not been recognized with respect to the Federal base-year reserve of $1,518,000 at December 31, 2018 and 2017, because the Bank does not expect that this amount will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal base-year reserve was $319,000 at December 31, 2018 and 2017. It is more likely than not that this liability will never be incurred because, as noted above, the Bank does not expect to take any action in the future that would result in this liability being incurred.

The Company’s Federal and New York State tax returns, constituting the returns of the major taxing jurisdictions, are subject to examination by the taxing authorities for 2015, 2016, and 2017 as prescribed by applicable statute. No waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

Note 8 – Accumulated Other Comprehensive Loss

Changes in the components of accumulated other comprehensive loss (“AOCI”), net of tax, for the periods indicated are summarized in the table below, in thousands.

	For the year ended December 31, 2018
(In thousands)	Unrealized Losses on Available- for-Sale Securities	Total
Beginning balance	$(165)	$(165)
Other comprehensive loss	(18)	(18)

Ending balance	$(183)	$(183)

	For the year ended December 31, 2017
(In thousands)	Unrealized Losses on Available-for-Sale Securities	Total
Beginning balance	$(85)	$(85)
Other comprehensive loss	(80)	(80)

Ending balance	$(165)	$(165)

Note 9 - Employee Benefit Plans

The Bank has a 401(k) plan for all eligible employees. Employees are eligible for participation in the 401(k) Plan after one year of service and attaining age 19. The 401(k) Plan allows employees to contribute 1% to 100% of their annual salary subject to statutory limitations. Matching contributions made by the Bank are 100% of the first 6% of compensation that an employee contributes to the 401(k) Plan. In addition, the Bank may make a discretionary contribution as a percentage of each eligible employee’s annual base compensation including the value of ESOP shares allocated. Matching contributions to the 401(k) Plan amounted to $218,000 and $225,000 for the years ended December 31, 2018 and 2017, respectively. Discretionary contributions to the 401(k) Plan were $28,000 and $85,000 for the years ended December 31, 2018 and 2017, respectively.

FSB Bancorp, Inc.

The Bank sponsors an Employee Stock Ownership Plan (ESOP) for eligible employees who have attained age 21 and completed one year of employment. The cost of shares not committed to be released is presented in the accompanying consolidated balance sheets as a reduction of stockholders’ equity. Allocations to individual accounts are based on participant compensation. As shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in-capital. Any dividends on allocated shares reduce retained earnings. Any dividends on unallocated ESOP shares reduce debt and accrued interest. In connection with establishing the ESOP in 2007, the ESOP borrowed $700,000 from FSB Community to purchase 69,972 common shares of FSB Community’s stock. The loan is being repaid in twenty equal annual installments through 2026. The loan bears interest at the Prime Rate.

Shares are released to participants on a straight-line basis as the loan is repaid and totaled 3,808 shares for each of the years ended December 31, 2018 and December 31, 2017. Total expense for the ESOP was $72,000 and $52,000 for the years ended December 31, 2018 and 2017, respectively. At December 31, 2018, the Company had 30,463 unearned ESOP shares having an aggregate market value of $517,871.

The Bank has a supplemental executive retirement plan (SERP) for two participants, one current executive and one retired executive. All benefits provided under the SERP are unfunded and, as these executives retire, the Company will make payments to participants. The Company has recorded $826,000 and $797,000 at December 31, 2018 and 2017 respectively, for the SERP in other liabilities. In 2018 and 2017, the expense under the SERP totaled $59,000 and $38,000, respectively.

On September 27, 2017, the Board of Directors of the Company approved the grant of restricted stock awards to its Directors and executive officers under the 2017 Equity Incentive Plan that was approved at the special meeting of stockholders on August 29, 2017 when 77,668 shares were authorized for award. On January 5, 2018 and July 2, 2018, a total of 8,400 restricted stock awards were granted to five executive officers of the Company with the fair value of the stock at $17.52 and $17.75, respectively. On October 2, 2017 and October 30, 2017, a total of 21,380 restricted stock awards were granted to the 11 external directors of the Company and a total of 41,320 restricted stock awards were granted to three executive officers, with the fair value of the stock at $16.72 and $16.69, respectively. The awards will vest ratably over five years (20% per year for each year of the participant’s service with the Company) with the exception of four Directors whose shares vested immediately upon their retirement from the Board of Directors on December 31, 2017.

A summary of the Company’s stock award activity for the years ended December 31, 2018 and 2017 is as follows:

	2018		2017
	Stock Awards	Weighted Average Price Per Share	Stock Awards	Weighted Average Price Per Share
Outstanding at beginning of year	62,700	$16.72	—	$—
Grants	8,400	17.57	62,700	16.72

Outstanding at year end	71,100	$16.82	62,700	$16.72

Vested shares at year end	15,644	$16.72	3,880	$16.72
Unvested shares at year end	55,456	$16.85	58,820	$16.72

Total outstanding shares at year end	71,100		62,700

FSB Bancorp, Inc.

The Bank also has a stock-based compensation plan which allows the Company to issue up to 194,168 stock options. On January 5, 2018 and July 2, 2018, the Board of Directors granted a combined total of 20,000 options to buy stock under the plan at exercise prices of $17.52 and $17.75, the fair value of the stock as of January 5th and July 2nd, respectively. On October 2, 2017 and October 30, 2017, the Board of Directors granted a combined total of 152,080 options to buy stock under the plan at exercise prices of $16.72 and $16.69, the fair value of the stock as of October 2nd and October 30th, respectively. These options have a 10-year term and are vested over a five-year period.

A summary of the Company’s stock option activity and related information for its option plans for the years ended December 31, 2018 and 2017 is as follows:

	2018			2017
	Options	Exercise Price Range	Weighted Average Exercise Price Per	Options	Exercise Price Range	Weighted Average Exercise Price Per
Outstanding at beginning of year	152,080	$16.69-$16.72	$16.72	—	—	$—
Grants	20,000	$17.52-$17.75	17.58	152,080	$16.69-$16.72	16.72
Exercised	—	—	—	—	—	—

Outstanding at year end	172,080	$16.69-$17.75	$16.82	152,080	$16.69-$16.72	$16.72

Exercisable at year end	30,416	$16.69-$16.72	$16.72	—	—	$—

We use the Black-Scholes option-pricing model to estimate fair value of stock-based awards. The following weighted average assumptions were used to value options granted during the years ended December 31, 2018 and 2017:

	2018	2017
Risk-free interest rate	2.41%	1.94%
Volatility factor	10.47%	9.35%
Dividends	0.00%	0.00%
Weighted average expected life (years)	5.00	5.00
Forfeiture rate	0.00%	0.00%

We calculate expected volatility for stock options by taking an average of historical volatility over the past five years and a computation of implied volatility. The computation of expected term was determined based on the contractual terms of the stock-based awards and vesting schedules. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield in effect at the time of grant. Forfeiture rates are calculated by dividing unvested shares forfeited by beginning shares outstanding.

The grants to senior management and directors vest over a five year period in equal annual installments, with the first installment vesting on the first anniversary date of the grant and succeeding installments on each anniversary thereafter, through 2023.

The compensation expense of the awards is based on the fair value of the instruments on the date of grant. The Company recorded compensation expense in the amount of $310,000 and $132,000 for the years ended December 31, 2018 and 2017, respectively and is expected to record approximately $304,000 in 2019 through 2021, $238,000 in 2022, and $5,000 in 2023.

The grant date fair value of all options granted during 2018 and 2017 under the methods and assumptions described above was $55,000 and $362,000, respectively.

FSB Bancorp, Inc.

The Company’s unrecognized compensation cost, net of estimated forfeitures, related to the non-vested share-based compensation arrangements granted under the plan is expected to be recognized over a weighted average period of approximately 3.80 years.

The aggregate intrinsic value of options outstanding and exercisable at December 31, 2018 and 2017 were approximately $8,000 and $0, respectively.

A summary of changes in the Company’s unvested shares for the year is as follows:

Unvested Shares	Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2018	152,080	$2.24
Granted	20,000	2.73
Vested	30,416	2.24

Unvested at December 31, 2018	141,664	$2.31

Note 10: Other Income

The Company has included the following table regarding the Company’s other income for 2018 and 2017. All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within Non-Interest Income. The following table presents the Company’s sources of Non-Interest Income for the twelve months ended December 31, 2018 and 2017. Items outside the scope of ASC 606 are noted as such.

	For the year ended December 31, 2018	For the year ended December 31, 2017
(In thousands)
Service fees
Deposit related fees	66	75
Insufficient funds fee	83	89

Total service fees	149	164
Fee income
Securities commission income	43	63
Insurance commission income	88	111

Total insurance and securities commission income	131	174
Card income
Debit card interchange fee income	146	135
ATM fees	31	30

Total card income	177	165
Mortgage fee income and realized gain on sales of loans*
Residential mortgage loan origination fees	324	480
Commercial loan fees	88	51
Loan servicing income	331	314
Realized gain on sales of residential mortgage loans	1,390	2,146
Realized gain on sale of SBA loan	47	—

Total mortgage fee income and realized gain on sales of loans	2,180	2,991
Bank owned life insurance	61	62
Other miscellaneous income	19	20

Total non-interest income	$2,717	$3,576

*	Outside scope of ASC 606

FSB Bancorp, Inc.

The Company recognizes revenue as it is earned and noted no impact to its revenue recognition policies as a result of the adoption of ASU 2014-09 on January 1, 2018. The following is a discussion of key revenues within the scope of the new revenue guidance:

•

Service fees – Revenue from fees on deposit accounts is earned through the presentation of an individual item for processing for insufficient funds fees or customer initiated activities or passage of time for deposit related fees.

•	Fee income – Fee income is earned through commissions on insurance and securities sales and earned at a point in time.

•

Card income – Card income consists of interchange fees from consumer debit card networks and other card related services. Interchange rates are set by the card networks. Interchange fees are based on purchase volumes and other factors and are recognized as transactions occur.

•

Mortgage fee income and realized gain on sales of loans – Revenue from mortgage fee income and realized gain on sales of loans is earned through the origination of residential and commercial mortgage loans and the sales of one-to-four family residential mortgage loans and government guaranteed portions of SBA loans and is recognized as transactions occur.

Note 11 - Related Party Transactions

Certain employees, executive officers and directors are engaged in transactions with the Bank in the ordinary course of business. It is the Bank’s policy that all related party transactions are conducted at “arms length” and all loans and commitments included in such transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and do not involve more than the normal risk of collectibility or present other unfavorable terms.

As of December 31, 2018 and 2017, loans outstanding with related parties were $485,000 and $560,000, respectively. During 2018, there were new loans of $450,000, sales of $235,000 and repayments totaled $290,000.

Note 12 - Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments summarized as follows at December 31, 2018 and 2017:

	2018	2017
	(In Thousands)
Commitments to extend credit:
Commitments to grant loans	$5,578	$12,397
Unadvanced portion of construction loans	4,439	5,945
Unfunded commitments under lines of credit	18,774	17,523

	$28,791	$35,865

FSB Bancorp, Inc.

Commitments to grant loans at fixed-rates at December 31, 2018 totaled $3,098,000 and had interest rates that ranged from 4.50% to 6.00% as compared to commitments to grant loans at fixed-rates at December 31, 2017 which totaled $10,836,000 and had interest rates that ranged from 3.25% to 5.25%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We had three commercial letters of credit for $64,000 at December 31, 2018 and two commercial letters of credit for $414,000 at December 31, 2017.

The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

In the ordinary course of business, the Bank sells residential mortgage loans to third parties and in certain limited situations, such as in the event of an early payment default, the Bank retains credit risk exposure on those residential mortgage loans and may be required to repurchase them or to indemnify guarantors for certain losses. The Bank may also be required to repurchase residential mortgage loans when representations and warranties made by the Bank in connection with those sales are breached. When a residential mortgage loan sold to an investor fails to perform according to its contractual terms, the investor will typically review the loan file to search for errors that may have been made in the process of originating the loan. If errors were discovered and it is determined that such errors constitute a breach of a representation or warranty made to the investor in connection with the Bank’s sale of the residential mortgage loan, the Bank will be required to either repurchase the loan or indemnify the investor for losses sustained. The bank has not been required to repurchase any residential mortgage loans or indemnify any investors for any such errors.

Note 13 - Regulatory Matters

The Bank is subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 capital (as defined), and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 to adjusted total assets (as defined). Management believes that, as of December 31, 2018 and 2017, the Bank met all capital adequacy requirements to which it was subject. As of December 31, 2018, the most recent notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s status as well capitalized.

FSB Bancorp, Inc.

The Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		Minimum For Capital Adequacy Purposes				Minimum To Be “Well- Capitalized” Under Prompt Corrective Provisions				Well-Capitalized With Buffer, Fully Phased in for 2019
(Dollars in thousands)	Amount	Ratio	Amount		Ratio		Amount		Ratio		Amount		Ratio
As of December 31, 2018
Total Core Capital (to Risk-Weighted Assets)	$30,896	15.70%	≥	$15,745	≥	8.0%	≥	$19,681	≥	10.0%	≥	$20,665	≥	10.5%
Tier 1 Capital (to Risk-Weighted Assets)	29,335	14.91	≥	11,808	≥	6.0	≥	15,745	≥	8.0	≥	16,729	≥	8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	29,335	14.91	≥	8,856	≥	4.5	≥	12,793	≥	6.5	≥	13,777	≥	7.0
Tier 1 Capital (to Assets)	29,335	9.07	≥	12,938	≥	4.0	≥	16,173	≥	5.0	≥	16,173	≥	5.0

As of December 31, 2017:
Total Core Capital (to Risk-Weighted Assets)	$30,067	16.11%	≥	$14,927	≥	8.0%	≥	$18,658	≥	10.0%	≥	$19,591	≥	10.5%
Tier 1 Capital (to Risk-Weighted Assets)	28,806	15.44	≥	11,195	≥	6.0	≥	14,927	≥	8.0	≥	15,860	≥	8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	28,806	15.44	≥	8,396	≥	4.5	≥	12,128	≥	6.5	≥	13,061	≥	7.0
Tier 1 Capital (to Assets)	28,806	9.47	≥	12,173	≥	4.0	≥	15,216	≥	5.0	≥	15,216	≥	5.0

The FRB has issued a policy guidance regarding the payment of dividends by bank holding companies. In general, the FRB’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. FRB guidance provides for prior regulatory review of capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of FSB Bancorp to pay dividends or otherwise engage in capital distributions.

Note 14 - Fair Value Measurement and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s assets and liabilities; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all assets and liabilities, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of assets and liabilities subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

FSB Bancorp, Inc.

Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows at December 31:

(In Thousands)
2018	Total	Level 1	Level 2	Level 3
U.S. Government and agency obligations	$12,455	$—	$12,455	$—
Mortgage-backed securities - residential	5,876	—	5,876	—
Total Available-for-Sale Securities	$18,331	$—	$18,331	$—

2017	Total	Level 1	Level 2	Level 3
U.S. Government and agency obligations	$10,470	$—	$10,470	$—
Mortgage-backed securities - residential	7,843	—	7,843	—
Total Available-for-Sale Securities	$18,313	$—	$18,313	$—

There were no securities transferred out of level 2 securities available-for-sale during the twelve months ended December 31, 2018 or 2017. No assets or liabilities have been measured on a non-recurring basis at December 31, 2018 or 2017.

Required disclosures include fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at December 31, 2018 and 2017.

Cash, Due from Banks, and Interest-Earning Demand Deposits

The carrying amounts of these assets approximate their fair values.

FSB Bancorp, Inc.

Investment Securities

The fair value of securities available-for-sale (carried at fair value) and held-to-maturity (carried at amortized cost) are determined by matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather relying on the securities’ relationship to other benchmark quoted prices and is considered to be a Level 2 measurement.

Investment in Restricted Stock

The carrying value of restricted stock, which consists of Federal Home Loan Bank and Atlantic Community Bankers Bank, approximates its fair value based on the redemption provisions of the restricted stock, resulting in a Level 2 classification.

Loans and Loans Held for Sale

The fair values of loans held in portfolio are estimated using discounted cash flow analyses. The discount rate considers a market participant’s cost of funds, liquidity premiums, capital charges, servicing charges, and expectations of future rate movements (for variable rate loans), resulting in a Level 3 classification. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal, and adjusted for potential defaulted loans.

Mortgage loans held for sale in the secondary market are carried at the lower of cost or fair value, resulting in a Level 2 classification. Separate determinations of fair value for residential and commercial loans are made on an aggregate basis. Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the consolidated financial statements.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and payable approximates fair value.

Deposits

The fair values disclosed for demand deposits (e.g., NOW accounts, non-interest checking, regular savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts), resulting in a Level 1 classification. The carrying amounts for variable-rate certificates of deposit approximate their fair values at the reporting date, resulting in a Level 1 classification. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits, resulting in a Level 2 classification.

Borrowings

The fair values of FHLB long-term borrowings are estimated using discounted cash flow analyses, based on the quoted rates for new FHLB advances with similar credit risk characteristics, terms and remaining maturity, resulting in a Level 2 classification.

FSB Bancorp, Inc.

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2018 and 2017 are as follows:

		2018		2017
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(In Thousands)
Financial assets:
Cash and due from banks	1	$1,581	$1,581	$1,672	$1,672
Interest bearing demand deposits	1	4,710	4,710	8,725	8,725
Securities available for sale	2	18,331	18,331	18,313	18,313
Securities held to maturity	2	6,052	6,030	6,575	6,588
Investment in restricted stock	2	3,637	3,637	3,270	3,270
Loans held for sale	2	2,133	2,133	2,770	2,770
Loans, net	3	281,741	280,173	262,711	261,588
Accrued interest receivable	1	876	876	824	824

Financial liabilities:
Deposits	1/2	222,615	222,863	216,691	216,878
Borrowings	2	71,826	71,086	64,447	64,502
Accrued interest payable	1	168	168	94	94

FSB Bancorp, Inc.

Note 15 - FSB Bancorp, Inc. (Parent Company Only) Financial Information

Balance Sheets

	December 31
	2018	2017
	(In Thousands)
Assets
Cash and cash equivalents	$1,570	$1,717
Investment in banking subsidiary	29,661	29,008
ESOP loan receivable	331	365

Total Assets	$31,562	$31,090

Liabilities and Stockholders’ Equity

Total Liabilities	$49	$34

Stockholders’ Equity	31,513	31,056

Total Liabilities and Stockholders’ Equity	$31,562	$31,090

Statements of Income

	Year Ended December 31
	2018	2017
	(In Thousands)

Interest Income	$36	$29
Other Expense	(500)	(301)
Equity in undistributed earnings of banking subsidiary	599	483

Net Income	$135	$211

FSB Bancorp, Inc.

Statements of Cash Flows

	Year Ended December 31
	2018	2017
	(In Thousands)
Cash flows from operating activities
Net income	$135	$211
Adjustments to reconcile net income to net cash flows from operating activities
Equity in undistributed earnings of banking subsidiary	(599)	(483)
Stock based compensation	310	133
Net increase in other liabilities	15	4

Net cash flows from operating activities	(139)	(135)

Cash flows from investing activities
Payments received on ESOP loan	34	33

Net cash flows from investing activities	34	33

Cash flows from financing activities
Purchase of common stock	(42)	(1,062)

Net cash flows from financing activities	(42)	(1,062)

Net (decrease) increase in cash and cash equivalents	(147)	(1,164)
Cash and cash equivalents - beginning	1,717	2,881

Cash and cash equivalents - ending	$1,570	$1,717

0 2 D V Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 0377XE + + Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Special Meeting Proxy Card A Proposals — The Board of Directors recommends a vote “FOR” Proposals 1 and 2. 1. The approval of the Agreement and Plan of Reorganization, dated as of December 19, 2019, as amended on March 5, 2020, by and among Evans Bancorp, Inc., MMS Merger Sub, Inc. and FSB Bancorp, Inc., and the transactions contemplated by that agreement, pursuant to which, among other things, MMS Merger Sub, Inc. will merge with and into FSB Bancorp, Inc., as more fully described in the accompanying proxy statement/prospectus. 2. The approval of one or more adjournments of the FSB Bancorp, Inc. special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal. For Against Abstain For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK MMMMMMMMM MMMMMMMMMMMMMMM 4 5 5 8 2 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1234 5678 9012 345 You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/FSBM or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FSBM Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 1:00am, EST, on April 20, 2020. Your vote matters – here’s how to vote!

SPECIAL MEETING OF STOCKHOLDERS April 20, 2020 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints the official proxy committee, consisting of the Board of Directors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of FSB Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Special Meeting of Stockholders (“Special Meeting”) to be held at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450, on Monday, April 20, 2020 at 2:00 p.m., Eastern time and any adjournments thereof. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT SUCH SPECIAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING. Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus dated March 11, 2020. Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope. REVOCABLE PROXY — FSB BANCORP, INC. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Special Meeting. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FSBM Important notice regarding the availability of proxy materials for the special meeting of stockholders to be held on April 20, 2020 – the proxy statement is available online at www.envisionreports.com/FSBM